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As filed with the Securities and Exchange Commission on March 14, 2003

Registration No. 333-88352

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WHITE MOUNTAINS INSURANCE GROUP, LTD.
(Exact Name of Registrant as Specified in its Charter)

Bermuda	94-2708455
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

80 South Main Street
Hanover, New Hampshire 03755-2053
(603) 640-2200
(Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

J. Brian Palmer
White Mountains Insurance Group, Ltd.
28 Gates Street
White River Junction, Vermont 05001-7066
(802) 295-4500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

William J. Whelan, III, Esq. Cravath, Swaine & Moore 825 Eighth Avenue New York, New York 10019-7475 (212) 474-1000	Winthrop B. Conrad Jr., Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to public:
As soon as practicable after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section (8)(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS (Subject to Completion)

Issued March 14, 2003

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

1,000,000 Shares

WHITE MOUNTAINS INSURANCE GROUP, LTD.

COMMON SHARES

White Mountains Insurance Group, Ltd. is offering 1,000,000 common shares.

Our common shares are listed on the New York Stock Exchange under the symbol "WTM." On March 13, 2003, the reported last sale price of our common shares on the New York Stock Exchange was $321.00 per share.

Investing in our common shares involves risks. See "Risk Factors" beginning on page 11.

PRICE $    A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to White Mountains
Per Share	$	$	$
Total	$	$	$

White Mountains Insurance Group, Ltd. has granted the underwriters the right to purchase up to an additional 150,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the common shares to purchasers on              , 2003.

MORGAN STANLEY
BANC OF AMERICA SECURITIES LLC
CREDIT SUISSE FIRST BOSTON
LEHMAN BROTHERS
MERRILL LYNCH & CO.

     , 2003

PROSPECTUS SUMMARY

        This summary highlights selected information about us and this offering and may not contain all the information that may be important to you. You should read the entire prospectus, including the information under "Risk Factors" beginning on page 11, our consolidated financial statements and the related notes and other information included in or incorporated by reference in this prospectus, before making an investment decision. Unless otherwise indicated or the context otherwise requires, references in this prospectus to "White Mountains," "we," "our," "us" or the "company" refer to White Mountains Insurance Group, Ltd. and its direct and indirect subsidiaries and references to "common shares" refers to common shares of White Mountains Insurance Group, Ltd., par value $1.00 per share.

        Unless otherwise indicated, (i) the information in this prospectus assumes the underwriters have not exercised their over-allotment option and (ii) references to share ownership (a) treat as outstanding the 677,966 common shares issuable upon the conversion of convertible preference shares held by Franklin Mutual Advisers and (b) do not treat as outstanding the shares issuable upon the exercise of warrants held by Berkshire Hathaway.

WHITE MOUNTAINS

Overview

        We provide a wide range of property and casualty insurance and reinsurance products. We believe we have one of the most experienced management teams in the industry with a strong track record of creating value for our shareholders. We operate through two primary insurance groups, OneBeacon Insurance Group and Folksamerica Holding Company, Inc. OneBeacon, which has roots dating back 170 years, focuses on being a premier provider of property and casualty insurance products in the Northeast United States and of certain specialty products offered throughout the United States. OneBeacon's broad range of personal, commercial and specialty insurance products are sold primarily through select property and casualty independent agents. Folksamerica is a multi-line reinsurer that provides property, casualty and marine reinsurance through independent brokers in the United States and throughout the world. We also have other subsidiaries and affiliates engaged in property and casualty insurance and reinsurance in the United States and internationally.

        As of September 30, 2002, we had total assets of $17.1 billion and common shareholders' equity of $2.3 billion. OneBeacon and Folksamerica are rated "A" (Excellent) and "A-" (Excellent), respectively, for financial strength by A.M. Best Company and had a consolidated combined statutory surplus of $2.4 billion as of December 31, 2001.

Our Strengths

  Experienced and Incentivized Management Team with History of Creating Shareholder Value

        Our management team is led by Jack Byrne. Mr. Byrne is our Chairman and was our Chief Executive Officer during 2002 and for most of the eighteen years since we first went public. He has over 50 years of experience in the insurance industry, including serving as Chairman and Chief Executive Officer of GEICO and of Fireman's Fund, a predecessor of White Mountains. Mr. Byrne was named Insurance Leader of the Year in 2001 by The School of Risk Management, Insurance and Actuarial Science and leads a management team with broad-based operating experience at a variety of property and casualty insurance and reinsurance companies. Ray Barrette became President and Chief Executive Officer of White Mountains in January 2003. Mr. Barrette was Chairman and Chief Executive Officer of OneBeacon from June 2001 through December 2002 and the former President of White Mountains. He has over 29 years of insurance industry experience. John Gillespie was appointed Deputy Chairman of White Mountains in January 2003. Mr. Gillespie has also served as Chairman and President of White Mountains Advisors LLC, our investment and capital management arm, since March 2003. Mr. Gillespie served as Managing

Director of OneBeacon since June 2001. John Cavoores, the Managing Director, President and Chief Operating Officer of OneBeacon, joined our senior management team in 2001. Mr. Cavoores has over 20 years experience in the industry, having spent the majority of this time at Chubb Corporation. Chuck Chokel, OneBeacon's Managing Director and Chief Administrative Officer, has over 25 years of industry experience, the majority of which was spent at Progressive Insurance. Steve Fass, the President and Chief Executive Officer of Folksamerica, was a founding member of that company in 1980 and has over 32 years of insurance and reinsurance industry experience.

        Additionally, our management's interests are aligned with our financial performance. Our Chairman and executive officers currently own 14% of the common shares of White Mountains including 12% held by Mr. Byrne. Our Chairman and executive officers also currently have an additional 3% economic interest in our company through various compensation plans, payable in cash or common shares, that are linked to specific performance targets.

  Proven Track Record of Building Value

        Our underwriting and operating philosophy is to maximize value per share for our shareholders. Our management has achieved an approximate 18% annualized return, including dividends and the spin-off of White River Corporation in 1993, as measured by the growth in our sales price per share since our initial public offering in 1985. During this period, we have grown our tangible book value per share, as adjusted for the dilutive effect of outstanding options and warrants, from approximately $22 per share at the time of our initial public offering in 1985 to $249.38 per share as of September 30, 2002, representing an approximate annualized return, including dividends and the spin-off of White River Corporation, of 18%. Jack Byrne has been our Chairman at all times during this period and our Chief Executive Officer for the majority of this period. Our current President and Chief Executive Officer, Ray Barrette, has been one of our senior executives for approximately 11 years during this period.

  Significant Value Generation through Opportunistic Acquisitions, Asset Sales and Disciplined Operations

        Our approach to acquisitions and investments has been opportunistic rather than strategic. We pursue acquisition and investment opportunities where the depth of our management and operational talent can be fully utilized to create value. By leveraging our operational expertise and focusing on building long-term value, we have been able to transform the operationally and financially challenged companies we have acquired into drivers of value growth. During 2001, we acquired OneBeacon and believe that it is providing us with another opportunity to create additional significant value for our shareholders. While the acquisition contributed significantly to our net loss from continuing operations of $271.1 million in 2001, it also created a $682.0 million deferred credit that was fully recognized in income by January 2002. A deferred credit represents the excess of the fair value of net assets acquired in the purchase of a business over the purchase price. In addition, we recently played a key role in the establishment and initial public offering of Montpelier Re Holdings Ltd. and the establishment of Olympus Reinsurance Ltd., two relatively new reinsurance operations created to capitalize on improving industry fundamentals.

        We typically acquire businesses that we expect to hold for the long term, since we believe that a long-term investment horizon offers the greatest opportunity to create value through improvements in operations. However, because we have historically been successful in improving the operations of our acquired businesses, we have taken advantage of, when appropriate, opportunities to capture significant value for our shareholders through sales of those businesses.

  Commitment to Our Fundamental Operating Principles

        We manage our businesses based on the following four operating principles:

        Underwriting Comes First.    We focus our attention on minimizing our loss ratio, which represents the ratio of our loss and loss adjustment expenses to premiums earned. We strive to earn an underwriting profit on all business we write by applying the professional insurance disciplines of pricing, underwriting and claims management. We focus on profitability rather than premium volume, growth or market share. Since our acquisition of OneBeacon, we have focused on improving its loss ratio by raising prices, re-underwriting its entire book of business and exiting certain lines of business and regions.

        Maintain a Disciplined Balance Sheet.    We strive to state assets and liabilities conservatively on our balance sheet. We believe that loss reserves must be stated properly in order for us to manage our business effectively. Pricing, marketing and underwriting decisions all depend on having an informed judgment of ultimate loss costs. Coincident with our acquisition of OneBeacon, we took significant actions to strengthen its balance sheet. Our recent investment posture has been conservative as we have become more comfortable with our newly acquired reserves, have worked to improve our underwriting results and have reduced our financial leverage.

        Invest for Total Return.    We strive to invest for the best after-tax total return over time without regard to whether the value is reported in our financial statements as investment income, realized capital gains or unrealized capital gains. Our philosophy is to invest policyholder funds (funds backing our insurance liabilities) in liquid, creditworthy fixed income securities and owner funds (shareholders' equity) in a broader range of securities, which may include equities, preferred stocks, convertible securities and other types of fixed income securities. After the acquisition of OneBeacon was announced, we immediately repositioned OneBeacon's investment portfolio by liquidating its significant position in large capitalization growth stocks and tax exempt bonds and replacing them with treasury bonds of an intermediate duration and investment grade corporate bonds.

        Think Like Owners.    Our executive officers and directors, who collectively own approximately 18% of the common shares of White Mountains, think like owners and are owners. We attract and motivate our employees through long term incentive programs that tie share-based compensation to the achievement of specific performance goals over overlapping three-year periods.

OneBeacon Acquisition

        We acquired OneBeacon on June 1, 2001 for approximately $2.1 billion. At the time of the acquisition, OneBeacon was producing unsatisfactory underwriting results, and had done so for several years. In OneBeacon, we saw the opportunity to purchase an underperforming business at a discount to book value with the goal of implementing strategic and operating improvements. In addition to the $682 million deferred credit created by the acquisition, we believe that our purchase of OneBeacon will add significant additional value for our shareholders, provided we can complete the significant improvement of this business through the successful execution and completion of a series of initiatives we commenced in 2001. These initiatives included:

  •
  strengthening OneBeacon's balance sheet by requiring the purchase of reinsurance contracts for old asbestos and environmental claims and adverse development coverage on losses and selling off substantially all of OneBeacon's large portfolio of common stocks and municipal bonds prior to the acquisition and investing the proceeds in highly liquid, investment grade fixed income securities of an intermediate duration;

  •
  appointing a new management team, focused on building a culture based on our operating principles; and

  •
  implementing operating improvements including shedding non-core businesses through the Liberty Mutual transaction (described below), increasing prices, re-underwriting, eliminating unprofitable products, accounts and agents, improving the claims adjudication, settlement, administration, reporting and processing function by increasing staffing levels in certain key areas and introducing programs and tools geared toward controlling indemnity costs, establishing new performance expectations based on the introduction of long-term incentive compensation tied closely to operating performance and improving management information systems.

        Liberty Mutual Transaction.    In order to further strengthen and focus the operations of OneBeacon in the Northeast, where it historically had better operating results and stronger agency relationships, on November 1, 2001, OneBeacon transferred its regional agency business, agents, employees, infrastructure and operations in 42 states and the District of Columbia to Liberty Mutual Insurance Group pursuant to a renewal rights agreement. A renewal rights agreement permits an insurer to transfer its right to renew insurance policies that expire after a certain date to another insurer. As is typical in a renewal rights arrangement, Liberty Mutual paid no consideration other than its agreement to service the renewals of these policies and we incurred no material accounting charges or liabilities except pursuant to related reinsurance arrangements. The renewal rights transferred to Liberty Mutual related to policies that accounted for $1.5 billion in written premiums, or approximately 45% of OneBeacon's total business in 2001. Under the terms of the renewal rights agreement, Liberty Mutual has agreed to perform all underwriting and claims processing with respect to the transferred policies. In accordance with the renewal rights agreement, through October 2003, the operating results and cash flows of the renewed policies are shared between OneBeacon and Liberty Mutual. Reinsurance agreements pro-rate results so that OneBeacon assumes approximately two-thirds of the operating results from renewals in the first year (ended October 31, 2002), one-third in the second year (ending October 31, 2003) and zero thereafter. Upon review of claims information with respect to the transferred and renewed policies during the third and fourth quarters of 2002, OneBeacon's management determined that average paid claims for this business were higher than expected. As a result, management has begun a process to directly handle more of the claims related to policies written prior to the renewal rights agreement with Liberty Mutual and expects that substantially all claims will be handled directly by OneBeacon by the end of 2003.

        White Mountains Insurance Group, Ltd. was originally formed as a Delaware corporation in 1980. White Mountains became a public company in 1985 and sold its then principal operating subsidiary, Fireman's Fund Insurance Company, in 1991. In October 1999, we completed a corporate reorganization that changed our domicile from Delaware to Bermuda. Our headquarters is located at Crawford House, 23 Church Street, Hamilton HM 11, Bermuda, our principal executive office is located at 80 South Main Street, Hanover, New Hampshire 03755-2053 and our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

THE OFFERING

Common shares offered	1,000,000 common shares
Common shares to be outstanding after this offering	10,035,053 common shares
Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately $304 million after deducting underwriting discounts and commissions and estimated offering expenses we will pay. We intend to use the net proceeds from our sale of common shares for general corporate purposes, including possible acquisitions.
New York Stock Exchange symbol	"WTM"

        The number of common shares to be outstanding after this offering is based on 9,035,053 common shares outstanding as of March 13, 2003 and excludes:

  •
  56,265 common shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $126.70 per common share;

  •
  1,230,000 common shares reserved for issuance to our employees under the following plans:

—	OneBeacon Insurance Savings Plan: 500,000 common shares;
—	OneBeacon Insurance Supplemental Plan: 200,000 common shares;
—	White Mountains Long-Term Incentive Plan: 300,000 common shares;
—	Certain other non-qualified, unfunded, deferred compensation plans of White Mountains and OneBeacon: 230,000 common shares; and
  •
  1,724,200 common shares issuable upon the exercise of outstanding warrants held by Berkshire Hathaway at an exercise price of $173.99 per common share.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following table is a summary of our historical consolidated financial data for each of the three years in the period ended December 31, 2001 and for the nine months ended September 30, 2001 and 2002. The income statement data for the nine months ended September 30, 2001 and 2002 and the balance sheet data as of September 30, 2002, were derived from our unaudited consolidated financial statements that are included elsewhere in this prospectus. The financial information for each of the three years in the period ended December 31, 2001 was derived from our audited consolidated financial statements that are included elsewhere in this prospectus. The interim information was prepared on a basis consistent with that used in preparing our audited financial statements with only such recurring adjustments as are necessary, in management's opinion, for a fair statement of the results for the periods presented. This table should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. For pro forma financial data giving effect to the acquisition of OneBeacon and related transactions for the year ended December 31, 2001, we refer you to our Current Report on Form 8-K filed May 15, 2002. Our historical results are not necessarily indicative of our future results.

	Year Ended December 31,				Nine Months Ended September 30,
	1999 (a)	2000 (b)		2001 (c)	2001	2002
	(dollars in millions, except share and per share amounts)
Income Statement Data:
Revenues	$579	$848		$3,234	$2,046	$3,197
Expenses	418	493		3,656	2,232	3,125

Pretax earnings (loss)	161	355		(422)	(186)	72
Income tax benefit (provision)	(53)	(42)		174	67	(6)
Accretion and dividends on mandatorily redeemable preferred stock of subsidiaries	—	—		(23)	(13)	(30)

Net income (loss) from continuing operations before accounting changes	$108	$313		$(271)	$(132)	$36

Net income (loss) from continuing operations before accounting changes per share:
Basic	$19.25	$53.08		$(86.52)	$(70.82)	$4.38
Diluted	$17.66	$52.84		$(86.52)	$(70.82)	$3.87
Cash dividends declared and paid per share	$1.60	$1.20		$1.00	$1.00	$1.00
Balance Sheet Data (end of period):
Total investments	$1,219	$2,102		$9,006		$9,595
Total assets	2,049	3,545		16,493		17,070
Loss and loss adjustment expense reserves	851	1,556		9,528		9,133
Short-term debt	4	—		358		294
Long-term debt	203	96	(d)	767 (e)		753
Deferred credits	101	92		683 (f)		—
Minority interest—mandatorily redeemable preferred stock of subsidiaries	—	—		170		178
Common shareholders' equity (g)	614	1,046		1,445		2,342
Book value per common share (h)	103.32	177.07		160.36		249.38
Tangible book value per common share (h)(i)	120.23	187.65		225.81		249.38
Common and equivalent shares (000's) (j)	5,946	5,961		10,048		10,064

(a)
Includes gains resulting from the sale of Valley Group, Inc. to Unitrin, Inc. and the sale of substantially all the mortgage banking assets of White Mountains Services Corporation.

(b)
Includes the acquisitions of PCA Property & Casualty Insurance Company and the reinsurance operations of Risk Capital Reinsurance Company as well as the gain on the sale of White Mountains Holdings, Inc. and other assets to Dexia S.A.

(c)
Includes the acquisition of OneBeacon on June 1, 2001 and its results of operations from that date. In connection with the acquisition of OneBeacon, White Mountains issued $1,085 million in debt. White Mountains also issued preferred stock of subsidiaries, convertible preference shares and warrants to acquire common shares for total proceeds of $758 million.

(d)
Reflects a significant repayment of bank debt by Folksamerica during 2000.

(e)
Reflects the incurrence of debt in connection with the acquisition of OneBeacon (see note (c), above).

(f)
Deferred credits added during 2001 resulted from the purchase of OneBeacon.

(g)
Reflects an increase in common shareholders' equity in 2001 resulting from capital raising activities undertaken in connection with the acquisition of OneBeacon and an increase in common shareholders equity in 2002 resulting from the recognition of deferred credits on January 1, 2002.

(h)
As adjusted for the dilutive effects of outstanding options and warrants to acquire common shares. See note 1 on page F-44 and F-45.

(i)
Tangible book value per share is calculated by taking book value per common share plus unamortized deferred credits less goodwill per common share. Deferred credits are added to book value to reflect the effects of SFAS No. 141, "Business Combinations," which requires the recognition of any excess of the fair value of the net assets over the purchase price paid for acquisitions occurring subsequent to July 1, 2001 and the full recognition of existing unamortized deferred credits on January 1, 2002. See note 1 beginning on page F-39.

(j)
Includes outstanding options and warrants to acquire common shares.

OTHER DATA

        In analyzing our results at OneBeacon, we use a trade ratio, which is a modified statutory combined ratio. A statutory combined ratio is calculated by adding (i) the ratio of incurred loss and loss adjustment expenses to premiums earned (the "loss ratio") and (ii) the ratio of commissions, premium taxes and other underwriting expenses, including general and administrative expenses, to premiums written (the "expense ratio"). To calculate the trade ratio we modify the expense ratio by dividing commissions and premium taxes by premiums written but dividing other underwriting expenses, including general and administrative expenses, by premiums earned rather than premiums written (the "modified expense ratio"). We believe the trade ratio is a better measure of the underwriting performance of OneBeacon's business because it relates the cost of producing the business to premiums written and the cost of operating the business to premiums earned. Because other underwriting expenses, including general and administrative expenses, are generally a smaller proportion of expenses at Folksamerica than at OneBeacon, we do not use a trade ratio to evaluate Folksamerica's business.

	Year Ended December 31, 2001		Nine Months Ended September 30, 2002
OneBeacon
Loss ratio	88	%(a)	74%
Modified expense ratio	32%		35%

Trade ratio	120%		109%

Folksamerica
Loss ratio	91	%(a)	74%
Expense ratio	34%		29%

Statutory combined ratio	125%		103%
Adjustments to combined ratio (b)	(5)%		(4)%

Adjusted combined ratio	120%		99%

(a)
Includes the impact of the September 11 terrorist attacks of $105 million (3%) for OneBeacon and $25 million (6%) for Folksamerica.

(b)
Adjusted for Folksamerica's retroactive reinsurance that is not reflected in the statutory combined ratio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Folksamerica."

RISK FACTORS

        You should carefully consider each of the following risks and all of the other information set forth in this prospectus before deciding to invest in our common shares. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common shares could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

        Unpredictable catastrophic events could adversely affect our financial condition or results of operations.

        We write insurance and reinsurance policies that cover catastrophic events. Our policies cover unpredictable natural and other disasters, such as hurricanes, windstorms, earthquakes, floods, fires, terrorist attacks and explosions. Claims from catastrophic events, particularly those occurring in the Northeastern United States, could reduce our earnings and cause substantial volatility in our financial results for any fiscal quarter or year and adversely affect our financial condition or results of operations. For example, as of September 30, 2002, our pretax gross losses associated with the September 11 terrorist attacks were approximately $366 million, $133 million net of reinsurance. Our ability to write new insurance and reinsurance policies could also be impacted. We believe that increases in the value of insured property and the effects of inflation may increase the severity of claims from catastrophic events in the future.

        Our loss reserves may be inadequate to cover our ultimate liability for losses and as a result our financial results could be adversely affected.

        We maintain reserves to cover our estimated ultimate liabilities for loss and loss adjustment expenses. These reserves are estimates based on actuarial and statistical projections of what we believe the settlement and administration of claims will cost based on facts and circumstances then known to us. Because of the uncertainties that surround estimating loss reserves, we cannot be certain that our reserves are adequate and actual claims and claim expenses paid might exceed our reserves. If our reserves are insufficient to cover our actual loss and loss adjustment expenses, we would have to strengthen our reserves and incur charges to our earnings. These charges could be material.

        Following our acquisition of OneBeacon, we took significant actions to strengthen OneBeacon's balance sheet. An important part of those actions was to strengthen OneBeacon's loss reserves by acquiring full risk transfer coverage from National Indemnity Company for old asbestos and environmental claims, under which National Indemnity Company assumes substantially all liability for losses up to $2.5 billion (net of reinsurance). As of September 30, 2002, OneBeacon has used approximately $1.8 billion of this coverage on an incurred basis. Our reserves for asbestos and environmental losses as of September 30, 2002 represent management's best estimate of our ultimate liability based on information available as of such date. However, as case law expands, medical and clean-up costs increase and industry settlement practices change, OneBeacon may be subject to asbestos and environmental losses beyond currently estimated amounts. We cannot reasonably estimate at the present time loss reserve additions arising from any such future unfavorable developments and we cannot be sure that our allocated loss reserves, plus our remaining capacity under the National Indemnity cover, will be sufficient to cover additional liability arising from any such unfavorable developments.

        We may not be successful in achieving the intended benefits of the OneBeacon acquisition.

        The acquisition of OneBeacon significantly changed the operations of our company. Risks associated with this acquisition include the following:

  •
  We may have difficulty improving the acquired operations.  The process of improving the acquired operations may not be successful and may require significant management attention and additional resources.

  •
  We may fail to achieve our targeted returns.  We cannot be sure that our expected returns will be achieved and such failure may adversely affect our business, financial condition, results of operations and cash flows.

  •
  We are working to improve OneBeacon's information systems.  At the time of the acquisition, OneBeacon's management information systems were weak. This weakness limited the usefulness of certain important analyses and tools used to manage and operate the business. We need to further improve OneBeacon's management information systems and, until this work is satisfactorily completed, OneBeacon's ability to successfully manage its business may be limited.

  •
  OneBeacon's existing book of business is shrinking, and we may incur significant expenses associated with further business rationalization.  Substantial lines of business, accounts and agents have been eliminated at OneBeacon and we continue to evaluate remaining specific accounts and agency relationships.

  •
  The acquisition of OneBeacon required significant attention and resources of our management team.  The acquisition and integration of OneBeacon involved a significant commitment of time and resources from our senior management team. Such a commitment may be required again and this may adversely affect the ability of our senior management to focus on improving our profitability and pursuing other potential opportunities.

  •
  We have replaced OneBeacon's senior management team.  OneBeacon's future operating performance is heavily dependent on its new senior management team. The new senior managers at OneBeacon have not worked together as a group and it is possible that it will take some time for them to develop an efficient working relationship. Our overall operating and financial results will be adversely affected if they fail to develop such relationships.

        Our significant debt and debt service obligations could adversely affect our business.

        We have significant amounts of outstanding indebtedness. As of September 30, 2002, after giving effect to (i) the satisfaction of the seller note relating to our acquisition of OneBeacon on November 29, 2002, and (ii) the amendment to our principal banking facility on October 31, 2002, we had approximately $787 million of indebtedness outstanding, approximately $66 million of which is due on or before December 31, 2004.

        Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions and governmental regulation. We cannot be certain that our earnings will be sufficient to allow us to pay the principal and interest on our debt and meet our other obligations. If we do not have enough cash, we may be required to refinance all or part of our existing debt, sell assets, borrow more cash or sell equity. We cannot assure you that we will be able to accomplish any of these alternatives on terms acceptable to us, if at all. Our obligations under our primary credit facility are secured by a pledge of all of the assets of OneBeacon and Fund American Companies, Inc., including the capital stock of their direct insurance company subsidiaries and of their non-insurance company subsidiaries (other than A.W.G. Dewar).

        We and our subsidiaries will be able to incur substantial additional indebtedness in the future. To the extent new debt and other obligations are added to our and our subsidiaries' currently anticipated debt levels, the substantial risks described in this paragraph would increase.

        We are an insurance holding company with no direct operations and our insurance subsidiaries' ability to pay dividends to us is restricted by law.

        As a holding company with no direct operations and whose only significant assets are the capital stock of our subsidiaries, we rely on investment income, cash dividends and other permitted payments from our subsidiaries to pay dividends on our common shares and other expenses. Our subsidiaries may not be able to generate cash flow sufficient to pay a dividend or distribute funds to us. In addition, applicable state law that regulates the payment of dividends by our insurance subsidiaries and certain contractual restrictions, including restrictions in the debt instruments of our subsidiaries, could prohibit such dividends or distributions. Under the insurance laws of the jurisdictions in which our insurance subsidiaries are domiciled, an insurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by regulatory authorities. In a given calendar year, our insurance subsidiaries can generally dividend without prior regulatory approval up to the greater of 10% of their statutory surplus at the beginning of the year or the prior year's statutory net income, subject to the availability of unassigned funds (the statutory accounting equivalent of retained earnings). Larger dividends can be paid only upon regulatory approval. If our subsidiaries cannot pay dividends to us or to our intermediate holding companies, we may be unable to service our debt or pay dividends on our common shares or on our preferred stock held by third parties.

        We believe we have sufficient cash and expected dividends from our subsidiaries to service our debt. As of September 30, 2002 we had approximately $255 million of cash and short term investments outside of our insurance subsidiaries. Further, our insurance subsidiaries have the ability to pay dividends of approximately $260 million in 2003 without prior approval of regulatory authorities.

        We may not be able to successfully alleviate risk through reinsurance and retrocessional arrangements.

        We attempt to limit our risk of loss through reinsurance and retrocessional arrangements. Retrocessional arrangements refer to reinsurance purchased by a reinsurer to cover its own risks assumed from primary ceding companies. The availability and cost of reinsurance and retrocessional protection is subject to market conditions, which are outside of our control. As a result, we may not be able to successfully alleviate risk through these arrangements. In particular, the recent hardening of the reinsurance market has led to increased prices or less favorable terms and, in some cases, both, during the renewal of some of our existing reinsurance arrangements. In addition, we are subject to credit risk with respect to our reinsurance and retrocessions because the ceding of risk to other insurance enterprises and reinsurers does not relieve us of our liability to our policyholders or ceding companies. We also may experience difficulties in the future in recovering material reinsurance receivables under our reinsurance and retrocessional arrangements if one or more of our reinsurers suffers financial deterioration. A number of reinsurers in the industry experienced such deterioration in the aftermath of the September 11 attacks. It is possible that one or more of our reinsurers will be significantly adversely affected by future significant loss events.

        The property and casualty insurance and reinsurance industry is highly competitive and we may not be able to compete effectively in the future.

        The property and casualty insurance industry is highly competitive and has experienced severe price competition over the last several years. OneBeacon competes with numerous international and domestic insurance companies in our core regions including Travelers Insurance Group, Zurich Insurance Group, Selective Insurance Group, The Hartford Financial Services Group, Acadia Insurance Company and Liberty Mutual Insurance Group. Some of these competitors have greater financial resources than we do. As of December 31, 2001, the most recent year for which market share statistics are available, OneBeacon's market share in its core 8 states was 3% for each of its personal and commercial lines of business. During this period, OneBeacon's competitors identified above had a combined market share of 15% and 21% in personal and commercial lines of business, respectively. For the nine months ended September 30, 2002, OneBeacon's re-underwriting and pricing initiatives led to the reduction of its net written premium in its core 8 states by 26%, which reduced our market share. If we are unable to maintain our competitive position, our business may be adversely affected and we may not be able to compete effectively in the future.

        The property and casualty reinsurance industry is also highly competitive. In addition, substantial new capital and competitors have entered the market recently, and we expect to face further competition in the future. There are 20 U.S.-based broker-market reinsurance companies that report operating data to the Reinsurance Association of America. Based on statutory surplus size as of September 30, 2002, Folksamerica is the fifth largest of these companies. Additionally, there are reinsurance divisions or departments of four U.S.-based insurers that, while not separate reinsurance companies, participate in the U.S. broker reinsurance market.

        Across all lines of business, Folksamerica competes with all of the larger broker-market reinsurance companies. The companies or divisions with the largest portion of gross premiums in the nine-month period ended September 30, 2002 were: XL Reinsurance America (15%); Transatlantic Reinsurance Company (13%); and Everest Reinsurance Company (11%). Folksamerica wrote approximately 4% of gross premiums written by all broker-market reinsurance companies and reinsurance divisions of insurance companies for the nine-month period ended September 30, 2002.

        Inadequate premium rates for property and casualty insurance and reinsurance could adversely affect our results.

        Premium rates for property and casualty insurance and reinsurance are influenced by factors that are outside of our control, including market and competitive conditions, regulatory issues and claims inflation. Any significant decrease in the rates we can charge for property and casualty insurance or reinsurance would adversely affect our results. Until recently, the property and casualty insurance and reinsurance industry had experienced a prolonged period of downward pressure on prices caused by excess underwriting capacity and intense competition.

        By 1998 and 1999, competitive factors had resulted in inadequate premiums, which caused disappointing underwriting results as evidenced by combined ratios for the U.S. property and casualty industry of 106% and 108% for 1998 and 1999, respectively, and combined ratios for the U.S. reinsurance industry of 104% and 114% for 1998 and 1999, respectively, according to A.M. Best Company with respect to property and casualty and the Reinsurance Association of America with respect to reinsurance. During 2000, OneBeacon and Folksamerica were able to achieve modest rate increases although such increases, particularly with respect to OneBeacon, were not sufficient to adequately improve unsatisfactory underwriting results to any significant extent. During 2000, OneBeacon's operations in eight core states achieved aggregate rate increases of approximately 8%, 2% and 1% in its commercial, personal auto and personal homeowners lines, respectively, while Folksamerica's reinsurance operations experienced overall rate increases of approximately 8%.

        During 2001, OneBeacon's operations in eight core states achieved aggregate rate increases of approximately 16%, 4% and 7% in its commercial, personal automobile and personal homeowners lines, respectively, while Folksamerica's reinsurance operations achieved overall rate increases of approximately 15%. During the first nine months of 2002, OneBeacon's operations in eight core states achieved aggregate rate increases of approximately 21% for commercial lines and approximately 6% and 7% in its personal automobile and personal homeowners lines, respectively, and Folksamerica's reinsurance operations achieved aggregate rate increases of approximately 35%.

        Despite the fact that the premium rates we achieved during 2001 and 2002 are significantly improved over those achieved in prior years, an increase in competitive factors resulting from additional capital entering into the property and casualty insurance and reinsurance markets may cause current favorable pricing trends to reverse. Any resulting increase in competition could affect our ability to attract or retain business or to write business at premium rates sufficient to cover costs. Further, we believe that a number of large market segments are still priced below adequate rate levels and we cannot assure you that adequate rate increases can be achieved in those segments.

        We may not maintain favorable financial strength ratings which could adversely affect our ability to conduct business.

        Third party rating agencies assess and rate the claims-paying ability of insurers and reinsurers. These financial strength ratings are used by insurers and reinsurers and insurance and reinsurance intermediaries as an important means of assessing the financial strength and quality of insurers and reinsurers. In addition, the rating of a company purchasing reinsurance may be adversely affected by an unfavorable rating or the lack of a rating of its reinsurer. These ratings are based upon criteria established by the rating agencies. Some of the criteria relate to general economic conditions and other circumstances outside the rated company's control. Periodically the rating agencies evaluate us to confirm that we continue to meet the criteria of the ratings previously assigned to us. The financial strength ratings assigned by rating agencies to insurance or reinsurance companies are based upon factors relevant to policyholders and are not directed toward the protection of investors. Financial strength ratings by rating agencies are not ratings of securities or recommendations to buy, hold, or sell any security and may be withdrawn or revised at any time at the discretion of the assigning agency. OneBeacon and Folksamerica are rated "A" (Excellent) and "A-" (Excellent), respectively, for financial strength by A.M. Best Company and have not been rated lower than these levels during the past five years. A downgrade or withdrawal of either of our ratings could severely limit or prevent us from writing any new insurance or reinsurance policies.

        Our financial results may be adversely affected by Liberty Mutual's performance with respect to the transferred and renewed policies resulting from the Liberty Mutual transaction.

        The operating results and cash flows of policies renewed from November 1, 2001 through October 31, 2003 pursuant to the Liberty Mutual transaction will be shared between Liberty Mutual and OneBeacon. Reinsurance agreements pro-rate results so that OneBeacon assumes approximately two-thirds of the operating results from renewals through October 31, 2002, one-third from renewals from November 1, 2002 through October 31, 2003 and zero from renewals thereafter. Liberty Mutual will perform all re-underwriting and claims processing with respect to the transferred and renewed policies. OneBeacon has established procedures to monitor the sufficiency of these activities. Upon review of claims information with respect to the transferred and renewed policies during the third and fourth quarters of 2002, OneBeacon's management determined that average paid claims for this business were higher than expected. As a result, management has begun a process to directly handle more of the claims related to policies written prior to the renewal rights agreement with Liberty Mutual and expects that substantially all claims will be handled directly by OneBeacon by the end of 2003.

        Regulation may restrict our ability to operate.

        The insurance and reinsurance industries are subject to extensive regulation under U.S. federal, state and foreign laws. Governmental agencies have broad administrative power to regulate many aspects of the insurance business, which include premium rates, marketing practices, advertising, the ability of an insurer to freely enter or exit a market, policy forms and capital adequacy. These agencies are concerned primarily with the protection of policyholders rather than shareholders. Insurance laws and regulations impose restrictions on the amount and type of investments, prescribe solvency standards that must be met and maintained and require the maintenance of reserves. In addition, state insurance holding company statutes generally require prior approval of changes of control of an insurer or its holding company.

        Mandated market mechanisms may require us to underwrite policies with a higher risk of loss.

        Our insurance and reinsurance operations are often required to directly or indirectly participate in mandatory shared market mechanisms as a condition of their licenses to do business in certain states. These markets, which are commonly referred to as "residual" or "involuntary" markets, generally consist of risks considered to be undesirable from a standard or routine underwriting perspective. For the nine-month period ended September 30, 2002, approximately 8% of OneBeacon's net written premium related to its participation in mandatory shared market mechanisms. Underwriting results related to assigned risk plans are typically adverse and, as a result, we underwrite some policies with a higher risk of loss than we would normally accept.

        Each state dictates the levels of insurance coverage that is mandatorily assigned to participating insurers within these markets. The total amount of such business an insurer must accept in a particular state is generally based on that insurer's market share of voluntary business written within that state. For OneBeacon, participation in mandatory shared market mechanisms is principally in the states of Massachusetts, New Jersey and New York. In certain cases, such as in New York, OneBeacon is obligated to write business from shared market mechanisms at a future date based on its historical market share of all voluntary policies written within that state. As further described in "Business" beginning on page 23, the share of involuntary written premium for policies assigned by the New York Automobile Insurance Plan, a residual insurance market that obtains personal automobile insurance for those individuals who cannot otherwise obtain insurance in the voluntary insurance market, to a particular insurer in a given year is based on the proportion of the total voluntary writings in New York two years prior. OneBeacon has estimated the cost of discharging its obligation for its New York Automobile Insurance Plan assignments as of September 30, 2002 to be $108 million and has recorded this estimate as a liability in its financial statements. Our participation in assigned risk plans may result in greater liabilities than we anticipate and could materially affect our results.

        Our investment portfolio may suffer reduced returns or losses which could adversely affect our results.

        Investment returns are an important part of our overall profitability, and fluctuations in the fixed income or equity markets could impair our profitability, financial condition or cash flows. A significant period of time normally elapses between the receipt of insurance premiums and the disbursement of insurance claims. During this time, we generate investment income, consisting primarily of interest earned on fixed maturity investments and dividends earned on equity securities, by investing our capital as well as insurance premiums allocated to support unpaid loss and loss adjustment expense reserves. We also generate investment gains and losses from sales of securities from our investment portfolio. The investment income and fair market value of our investment portfolio are affected by general economic and market conditions, including fluctuations in interest rates and volatility in the stock market. These conditions are outside of our control and could adversely affect the value of our investments and our results.

        We depend on our key personnel to manage our business effectively and they may be difficult to replace.

        Our performance substantially depends on the efforts and abilities of our management team and other executive officers and key employees. Furthermore, much of our competitive advantage is based on the expertise, experience and know-how of our key management personnel, which includes Jack Byrne, Ray Barrette, John Gillespie, John Cavoores, Chuck Chokel and Steve Fass. We do not have fixed term employment agreements with any of these key employees and the loss of one or more of these key employees could have a negative effect on our business, revenues, results of operations and financial condition. Our success also depends on the ability to hire and retain additional personnel. Difficulty in hiring or retaining personnel could adversely affect our future operating performance.

        Potential U.S. federal tax law changes could increase our effective tax rate or could have other adverse effects on our business.

        Legislation has been introduced in the U.S. Congress that, if enacted, would reduce or eliminate the tax advantages of "corporate inversion" transactions, which typically involve a U.S. corporation changing its legal structure so that it becomes organized in a low-tax jurisdiction, such as Bermuda. The legislation, if enacted, could cause Bermuda-based foreign corporations to be taxed as U.S. corporations or could have other adverse tax effects intended to deter these transactions. In October 1999, we completed a corporate reorganization that changed our domicile from Delaware to Bermuda. The legislation, if enacted, could be applicable to us and could result in an increase in our effective tax rate, the imposition of U.S. withholding taxes on any dividend distribution by us to our non-U.S. shareholders or other adverse tax effects.

Risks Relating to the Offering

        Substantial sales of our common shares could cause our share price to decline.

        If we issue, or our existing shareholders sell, a large number of our common shares or the public market perceives that we may issue, or our existing shareholders might sell, common shares, the market price of our common shares could significantly decline. All of the shares offered by this prospectus will be freely tradable without restriction or further registration under the federal securities laws unless purchased by an "affiliate" as that term is defined under the Securities Act. On the date of this prospectus, approximately 3,020,118 common shares, or 36% of our outstanding common shares, will be subject to lock up agreements with the underwriters and may be sold 90 days after the date of this prospectus.

        Our share price may decline in the future, resulting in substantial losses for investors purchasing common shares in this offering. Investors may not be able to resell their shares at or above the price to the public.

        The trading price of our common shares may decline in the future. The table on page 21 of this prospectus illustrates the volatility of the trading price of our common shares. Many factors may contribute to a decline in the trading price of our common shares, including, but not limited to:

  •
  variations in our results of operations;

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  perceptions about market conditions in the property and casualty insurance and reinsurance industry;

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  a major catastrophe that affects the property and casualty insurance and reinsurance industry;

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  changes in domestic or foreign governmental regulations;

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  changes in marketing, pricing and sales strategies or development of new products by us or our competitors;

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  quarterly earnings results that are below the published expectations of financial analysts, which could result from our management's focus on growth in value per share in preference to alternative measures of financial and operating performance such as growth in revenues, quarterly earnings and market share; and

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  general economic and market conditions.

        Moreover, the possibility exists that the stock market could experience extreme price and volume fluctuations unrelated to our operating performance. Such volatility makes it difficult to ascribe a stable valuation to a shareholder's holdings of our common shares.

        Our relatively low trading volume may limit your ability to sell your shares.

        Although our common shares are listed on the New York Stock Exchange, on many days in recent months the daily trading volume for our common shares was less than 10,000 shares. As a result, you may have difficulty selling a large number of our common shares in the manner or at a price which would be attainable if our common shares were more actively traded.

        Some aspects of our corporate structure and regulatory environment may discourage third party takeovers and other transactions.

        Some provisions of our memorandum of continuance and of our bye-laws have the effect of making more difficult or discouraging unsolicited takeover bids from third parties. In particular, our bye-laws limit the voting rights of any person (subject to certain exceptions) who owns 10% or more of our common shares to 9.9%. The primary purpose of this restriction is to reduce the likelihood that we will be deemed a "controlled foreign corporation" within the meaning of the Internal Revenue Code for U.S. federal income tax purposes. However, this limit may also have the effect of deterring purchases of large blocks of common shares or proposals to acquire us, even if some or a majority of our shareholders might deem these purchases or acquisition proposals to be in their best interests.

        In addition, our bye-laws provide for:

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  a classified board of directors, the size of which is fixed and whose members may not be removed by our shareholders;

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  restrictions on the ability of shareholders to nominate persons to serve as directors, submit resolutions to a shareholder vote and requisition special general meetings;

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  a large number of authorized but unissued shares the issuance of which may be authorized by the board without further shareholder action; and

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  a 75% shareholder vote to amend, repeal or adopt any provision inconsistent with several provisions of the bye-laws.

        These bye-law provisions make it more difficult to acquire control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with our directors, which we believe would generally best serve the interests of our shareholders. However, these provisions could have the effect of discouraging a prospective acquiror from making a tender offer or otherwise attempting to obtain control of us.

        Because we are an insurance holding company, the domiciliary states of our insurance subsidiaries impose regulatory application and approval requirements on acquisitions of our common shares which may be deemed to confer control over those subsidiaries, as that concept is defined under the applicable state laws. Acquisition of as little as 10% of our common shares may be deemed to confer control under the insurance laws of some jurisdictions, and the application process for approval can be extensive and time consuming.

        To the extent these provisions discourage takeover attempts, they could deprive shareholders of opportunities to realize takeover premiums for their common shares or could depress the market price of the common shares.

        Differences in corporate law between Bermuda and the United States may afford less protection to holders of our common shares.

        Holders of our common shares may have more difficulty in protecting their interests than would shareholders of a corporation incorporated in a jurisdiction within the United States. We are a Bermuda company and, accordingly, are governed by the Companies Act 1981 of Bermuda which differs in certain material respects from laws generally applicable to U.S. corporations and shareholders, including:

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  Interested director transactions.  Our bye-laws generally allow us to enter into any transaction or arrangement in which any of our directors has an interest. Directors may also participate in a board vote approving a transaction or arrangement in which they have an interest, so long as they, prior to any such vote, have disclosed that interest. U.S. companies are generally required to obtain the approval of a majority of disinterested directors or the approval of shareholders before entering into any transaction or arrangement in which any of their directors have an interest, unless the transaction or arrangement is fair to the company at the time it is authorized by the company's board or shareholders.

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  Business combinations with interested shareholders.  U.S. companies in general may not enter into business combinations with interested shareholders, namely certain large shareholders and affiliates, unless the business combination had been approved by the board in advance or by a supermajority of shareholders or the business combination meets specified conditions. There is no similar law in Bermuda. However, our bye-laws do limit the opportunities for such business combinations.

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  Shareholder suits.  The circumstances in which a shareholder may bring a derivative action in Bermuda are significantly more limited than in the United States. In general, under Bermuda law, derivative actions are permitted only when the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of the company's memorandum of association or bye-laws. In addition, Bermuda courts would consider permitting a derivative action for acts that are alleged to constitute a fraud against the minority shareholders or, for instance, acts that require the approval of a greater percentage of the company's shareholders than those who actually approved them.

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  Limitations on directors' liability.  Our bye-laws provide that each shareholder agrees to waive any claim or right of action he or she may have, whether individually or in the right of the company, against any director, except with respect to claims or rights of action arising out of the fraud or dishonesty of a director. In general, U.S. companies may limit the personal liability of their directors as long as they acted in good faith and without knowing violation of law.

        Investors may encounter difficulties in service of process and enforcement of judgments in the United States.

        We are a Bermuda company and one of our directors is resident outside the United States. A portion of our and his assets is located outside of the United States. It may be difficult for you to effect service of process within the United States on that director or to recover against that director on judgments of U.S. courts predicated upon civil liabilities under the U.S. federal securities laws.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words "believe," "intend," "expect," "anticipate," "project," "estimate," "predict" and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to our:

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  future growth in tangible book value per share or return on equity;

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  business strategy;

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  financial and operating targets or plans;

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  the adequacy of our loss and loss adjustment expense reserves;

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  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

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  expansion and growth of our business and operations; and

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  future capital expenditures.

        These statements are based on certain assumptions and analyses made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from our expectations, including:

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  the risk factors discussed in this prospectus and in the documents we incorporate by reference;

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  the continued availability of capital and financing;

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  general economic, market or business conditions;

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  business opportunities (or lack thereof) that may be presented to and pursued by us;

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  competitive forces, including the conduct of other property and casualty insurers and reinsurers;

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  changes in domestic or foreign laws or regulations applicable to us, our competitors or our clients;

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  an economic downturn or other economic conditions adversely affecting our financial position;

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  loss reserves established by us subsequently proving to have been inadequate; and

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  other factors, most of which are beyond our control.

        Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

INFORMATION ABOUT THIS PROSPECTUS

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, common shares only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common shares.

USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately $304 million ($352 million if the over-allotment option is exercised in full), after deducting the underwriting discounts and commissions and estimated offering expenses we will pay. We intend to use the net proceeds from our sale of common shares for general corporate purposes, including possible acquisitions.

PRICE RANGE OF COMMON SHARES

        Our common shares are quoted on the New York Stock Exchange under the symbol "WTM." The following table presents, for the periods indicated, the daily high and low sale prices per common share as reported on the New York Stock Exchange.

	High	Low
2001:
First quarter	$328.50	$285.04
Second quarter	392.00	302.01
Third quarter	377.99	305.05
Fourth quarter	372.99	328.01
2002:
First quarter	$356.96	$325.01
Second quarter	379.50	316.50
Third quarter	343.00	282.00
Fourth quarter	334.50	283.50
2003:
First quarter (through March 13, 2003)	$330.00	$307.00

        On March 13, 2003, the reported last sale price of our common shares on the New York Stock Exchange was $321.00 per share. As of December 31, 2002, there were approximately 484 holders of record of our common shares.

DIVIDEND POLICY

        In 1999 and the first three quarters of 2000, we paid a dividend of $.40 per share each calendar quarter. Since 2001, in accordance with our new dividend policy, we have paid an annual dividend of $1.00 per share in the first quarter of each year. The payment of any cash dividends in the future will be at the discretion of our board of directors. The declaration and amount of any dividends will depend on a number of factors, including our financial condition, capital requirements, funds and dividends from operations, future business prospects and such other factors as our board of directors may deem relevant.

CAPITALIZATION

        The following table shows our cash and total capitalization as of September 30, 2002, (1) on an actual basis, (2) on a pro forma basis giving effect to (i) the issuance of 677,966 convertible preference shares at $295 per share to Franklin Mutual Advisers, LLC on October 24, 2002 and the assumed conversion thereof, (ii) the issuance of 84,745 common shares at $295 per share to Highfields Capital Management LP on October 24, 2002, (iii) the amendment to our principal bank facility on October 31, 2002, which included the issuance of a new $143.8 million Tranche C term loan that was used to refinance a portion of the existing $228.8 million Tranche A term loan (leaving approximately $85 million remaining outstanding under the Tranche A term loan), and (iv) the repayment in full of the Seller Note on November 29, 2002, and (3) on a pro forma as adjusted basis to give effect to our sale of 1,000,000 common shares (assuming the shares were sold at the last reported sale price on March 13, 2003 of $321.00 per share) in this offering and the application of the net proceeds.

        More information on the Seller Note, the issuance of convertible preference shares to Franklin Mutual Advisers, LLC and the amendment to the bank facility can be found in the section, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Nine Months Ended September 30, 2002 and September 30, 2001—Liquidity and Capital Resources". You should read the table in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2002
	Actual	Pro Forma	Pro Forma As Adjusted
	(dollars in millions except per share amounts)
Cash and short-term investments	$2,399.6	$2,339.1	$2,643.1

Debt (including current portion):
Revolving credit facility(1)	$125.0	$125.0	$125.0
Tranche A loans	228.8	85.0	85.0
Tranche B loans	394.0	394.0	394.0
Tranche C loans	—	143.8	143.8
Other debt	39.4	39.4	39.4
Seller Note	260.0	—	—

Total debt	1,047.2	787.2	787.2

Minority interest—mandatorily redeemable preferred stock of subsidiaries	178.0	178.0	178.0

Common shareholders' equity:
Common shares at $1.00 par value per share; 50,000,000 common shares authorized; 8,285,981 common shares issued and outstanding, actual; 9,048,692 common shares issued and outstanding, pro forma; 10,048,692 common shares issued and outstanding, pro forma as adjusted(2)	8.3	9.1	10.1
Paid-in-surplus	1,102.4	1,326.6	1,629.6
Retained earnings	1,050.0	1,050.0	1,050.0
Accumulated other comprehensive income (loss), after-tax	190.4	190.4	190.4
Unearned compensation—restricted share awards	(9.3)	(9.3)	(9.3)

Total shareholders' equity	2,341.8	2,566.8	2,870.8

Total capitalization	$3,567.0	$3,532.0	$3,836.0

Fully converted book value per common share(3)	$249.38	$252.59	$256.94

(1)
At March 10, 2003, we had $50.0 million of undrawn capacity under a $175.0 million revolving credit facility.

(2)
Treats as outstanding the 677,966 common shares issuable upon the conversion of convertible preference shares held by Franklin Mutual Advisers, LLC. The conversion of these convertible preference shares requires the approval of our shareholders to be sought at our 2003 annual meeting.

(3)
As adjusted for the dilutive effect of outstanding options and warrants. Assumes conversion of the convertible preference shares to common equity.

BUSINESS

General

        We were originally formed as a Delaware corporation in 1980. In October 1999, we completed a corporate reorganization that changed our domicile from Delaware to Bermuda (the "Redomestication"). Our principal businesses are conducted through our subsidiaries and affiliates in the business of property and casualty insurance and reinsurance. Our headquarters are located at Crawford House, 23 Church Street, Hamilton, Bermuda HM 11, our principal executive office is located at 80 South Main Street, Hanover, New Hampshire 03755-2053 and our registered office is located at Clarendon House, 2 Church Street, Hamilton, Bermuda HM DX.

        On June 1, 2001, we acquired OneBeacon Insurance Group LLC (together with its subsidiaries "OneBeacon") from London-based CGNU plc ("CGNU") for approximately $2.1 billion, of which $260.0 million consisted of a convertible note (the "Seller Note") with the balance paid in cash (the "Acquisition"). At the time of the Acquisition, OneBeacon owned several property and casualty insurance and reinsurance companies throughout the United States. These included OneBeacon Insurance Company, National Farmers Union Property and Casualty Company ("National Farmers Union") and Houston General Insurance Company ("Houston General"). In connection with the Acquisition, we contributed to OneBeacon, Folksamerica Reinsurance Company (together with Folksamerica Holding Company, Inc. and subsidiaries, "Folksamerica") and Peninsula Insurance Company ("Peninsula"). Folksamerica and Peninsula are owned by OneBeacon but are run as separate entities, with distinct operations, management and business strategies. Our 2001 consolidated results include OneBeacon's financial results for the seven month period since the Acquisition.

        On November 1, 2001, OneBeacon transferred its regional agency business, agents and operations in 42 states and the District of Columbia to Liberty Mutual Insurance Group ("Liberty Mutual") pursuant to a renewal rights agreement (the "Renewal Rights Agreement"). This transfer amounted to approximately $1.5 billion in written premiums, or approximately 45% of OneBeacon's total business. The operating results and cash flows of policies renewed through October 31, 2003 will be shared between OneBeacon and Liberty Mutual. A reinsurance agreement pro-rates results so that OneBeacon assumed approximately two-thirds of the operating results from renewals in the first year ended on October 31, 2002 and assumes approximately one-third of the operating results from renewals in the second year ending on October 31, 2003. Since entering the Renewal Rights Agreement, OneBeacon has been focused on becoming a premier provider of property and casualty insurance products in the Northeast and of certain specialty products offered on a national basis. Under the Renewal Rights Agreement, OneBeacon has a one-time option to assume a 10% quota share of Liberty Mutual's regional agency operations book of business for the years 2004-2006 on a pari passu basis with Liberty Mutual.

OneBeacon

        Headquartered in Boston, Massachusetts, OneBeacon is one of the oldest property and casualty insurers in the United States, tracing its roots to 1831 and the Potomac Fire Insurance Company. OneBeacon's legacy includes being among the first to issue automobile policies, honoring claims arising from the great San Francisco earthquake and the sinking of the Titanic and insuring several U.S. presidents. During 1998, Commercial Union plc and General Accident plc, both UK corporations, were merged to form CGU plc. The U.S. operations of these companies, General Accident Corporation of America ("General Accident") and Commercial Union Corporation ("Commercial Union" and, together with General Accident, the "legacy companies"), were merged to form CGU Corporation (the "Merger"). We agreed to purchase CGU Corporation in September of 2000, with the transaction closing on June 1, 2001. The name OneBeacon was introduced at the time of the Acquisition. OneBeacon is rated as "A" (Excellent) by A.M. Best.

        At the time of the Acquisition, OneBeacon was producing unsatisfactory underwriting results, and had done so for several recent years. In OneBeacon, we saw the opportunity to purchase an underperforming business at a discount to its net asset value with the goal of implementing strategic and operational improvements that would result in increased shareholder value. During our due diligence, it became apparent that:

  •
  OneBeacon's underwriting and pricing disciplines were poor;

  •
  while relatively the same size, the legacy companies had different underwriting and claims management practices and their integration had created ongoing operational challenges in the underwriting and claims departments;

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  certain types of business and certain agents used by OneBeacon produced unprofitable business; and

  •
  the legacy companies had products with differing risk characteristics.

        On June 1, 2001, we took significant actions to strengthen OneBeacon's balance sheet. In connection with the Acquisition, CGNU caused OneBeacon to purchase reinsurance contracts with two reinsurance companies rated "AAA" (Extremely Strong) by Standard & Poor's and "A++" (Superior) by A.M. Best; a full risk-transfer cover from National Indemnity Company ("National Indemnity") for up to $2.5 billion in old asbestos and environmental claims (the "National Indemnity Cover") and an adverse development cover from General Reinsurance Corporation ("General Reinsurance") for up to $400.0 million on losses occurring in years 2000 and prior (the "General Reinsurance Cover").

        Immediately subsequent to the Acquisition, a new management team was appointed and new performance expectations were established through ongoing communication of our operating principles and long-term incentive compensation based on results. Since the Acquisition, substantial actions have been taken to improve OneBeacon's business, including increased pricing and re-underwriting. Certain unprofitable lines of business, accounts and agents were eliminated. Management has also sought to improve the claim adjudication, settlement, administration, reporting and processing function by increasing staffing levels in certain key areas, improving management information systems and introducing programs and tools geared toward controlling indemnity costs. New performance expectations were introduced based on incentive compensation tied closely to operating performance and improving management information systems. Credit terms were changed to accelerate the receipt of cash and collection of old receivables was given a high priority. Spending on major systems initiatives was substantially scaled back to focus on delivering meaningful improvements to existing systems while eliminating the multitude of redundant systems left over from the Merger. Significant efforts continue to rebuild coherent management information that has been lacking since the Merger.

        OneBeacon conducts its primary personal and commercial business through independent agents in four regional operations—Northern New England, Southern New England, Upstate New York and the Metro New York/New Jersey area. Agents add value to their customers through personal attention, coverage expertise and an understanding of local market conditions. The regional operations target personal and commercial customers, focusing on the family account and small- to mid-sized businesses. OneBeacon's objective is to underwrite only profitable business without regard to market share, premium volume or growth. In addition to these regional operations, OneBeacon is also committed to nurturing its select specialty businesses that focus on providing custom coverages to certain niche markets, including ocean marine, agricultural, professional liability and tuition reimbursement. Each specialty business has its own operations and appointed agents that target specific customer groups.

  Property and Casualty Insurance Overview

        As a property and casualty insurance company, OneBeacon writes insurance policies in exchange for premiums paid by its customers (the insured). An insurance policy is a contract between OneBeacon and the insured where OneBeacon agrees to pay for losses suffered by the insured that are covered under the contract. Such contracts often are subject to subsequent legal interpretation by courts, legislative action and arbitration. Property insurance covers the financial consequences of accidental losses to the insured's property, such as a house and the personal property in it, or a business' building, inventory and equipment. Casualty insurance (often referred to as liability insurance) generally covers the financial consequences of a legal liability of an individual or an organization resulting from negligent acts and omissions causing bodily injury and/or property damage to a third party. Claims on property coverage generally are reported and settled in a relatively short period of time, whereas those on casualty coverage can take years, even decades, to settle.

        OneBeacon provides property and casualty insurance on a wide variety of coverages, including the following:

  •
  Automobile: consists of physical damage and liability coverage. Automobile physical damage insurance covers loss or damage to vehicles from collision, vandalism, fire, theft or other causes. Automobile liability insurance covers bodily injury of others, damage to their property and costs of legal defense resulting from a collision caused by the insured.

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  Commercial property: covers losses to a business' premises, inventory and equipment as a result of weather, fire, theft and other causes.

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  Homeowners: covers losses to an insured's home, including its contents, as a result of weather, fire, theft and other causes, and losses resulting from liability for acts of negligence by the insured or the insured's immediate family.

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  Inland marine: covers property that may be in transit or held by a bailee at a fixed location, movable goods that are often stored at different locations or property with an unusual antique or collector's value.

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  General liability: covers businesses for any liability resulting from bodily injury and property damage arising from its general business operations, accidents on its premises and its products manufactured or sold.

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  Umbrella: supplements existing insurance policies by covering losses from a broad range of insurance risks in excess of coverage provided by the primary insurance policy up to a specified limit.

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  Workers compensation: covers an employer's liability for injuries, disability or death of employees, without regard to fault, as prescribed by state workers compensation laws and other statutes.

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  Ocean marine: covers losses to an insured's vessel and/or its cargo as a result of collision, fire, piracy and other perils.

        OneBeacon derives substantially all of its revenues from premiums earned, investment income and net gains and losses from sales of investment securities. Premiums earned represent premiums received from insureds, which are recognized as revenue over the period of time during which insurance coverage is provided (i.e., ratably over the life of the policy). A significant period of time normally elapses between the receipt of insurance premiums and the payment of insurance claims. During this time, investment income is generated, consisting primarily of interest earned on fixed maturity investments and dividends earned on equity securities. Net realized investment gains and losses result from sales and writedowns of securities from OneBeacon's investment portfolio.

        OneBeacon incurs a significant amount of its total expenses from policyholder losses, which are commonly referred to as "claims". In settling policyholder losses, various loss adjustment expenses ("LAE") are incurred, such as insurance adjusters' fees and litigation expenses. In addition, OneBeacon incurs policy acquisition expenses such as commissions paid to agents and premium taxes, and other expenses related to the underwriting process, including salaries for professional and clerical staff.

        Underwriting profit or loss is determined by subtracting losses, loss adjustment expenses, policy acquisition expenses and other underwriting expenses from premiums earned. A key measure of relative underwriting performance is the combined ratio. An insurance company's statutory combined ratio is calculated by adding the ratio of incurred loss and loss adjustment expenses to premiums earned (the "loss ratio") and the ratio of commissions, premium taxes and other underwriting expenses, including general and administrative expenses, to premiums written (the "expense ratio"). For management purposes, OneBeacon uses a modified statutory combined ratio (the "trade ratio") that divides commissions and premium taxes by written premiums and other underwriting expenses, including general and administrative expenses, by premiums earned rather than premiums written. Management believes the trade ratio to be the best measure of the current profitability of OneBeacon's businesses because it relates the cost of producing the business to premiums written and the cost of operating the business to premiums earned. A trade ratio of 100% or less indicates an underwriting profit, while a ratio greater than 100% indicates an underwriting loss. When considering investment income and investment gains or losses, insurance companies operating at a combined ratio of greater than 100% can be profitable despite incurring an underwriting loss.

  Lines of Business

        OneBeacon writes three core lines of business consisting of personal and commercial lines in the Northeast and certain specialty lines. Premiums from other "non-core" lines, including business assumed from Liberty Mutual in connection with the Renewal Rights Agreement and certain non-core or runoff operations, will continue to diminish as OneBeacon's obligations under the Renewal Rights Agreement decrease and policies in run-off expire. For the nine months ended September 30, 2001, OneBeacon's net written premiums and trade ratios by line of business were as follows:

Net written premiums and trade ratio by line of business	Net Written Premiums for the Nine Months Ended September 30, 2002		Trade Ratios for the Nine Months Ended September 30, 2002
	(dollars in millions)
Personal	$877.5	43%	102%
Commercial	362.5	18	107
Specialty	214.7	10	92
Other non-core lines	583.5	29	119

Total	2,038.2	100%	109%

        OneBeacon's personal lines include automobile, homeowners and Custom-Pac products (combination policies offering home and automobile coverage with optional umbrella, boatowners and other coverages), which for the nine months ended September 30, 2002 represented 64%, 17% and 15%, respectively, of personal lines net written premium. OneBeacon's commercial lines include package (combination policies offering property and liability coverage), commercial automobile and workers compensation, which for the nine months ended September 30, 2002 represented 49%, 28% and 15%, respectively, of commercial lines net written premium. Specialty products principally include ocean marine, agricultural, professional liability and other specialty products, such as tuition reimbursement, which for the nine months ended September 30, 2002 represented 39%, 35%, 8% and 18%, respectively, of OneBeacon's specialty net written premium. For the nine months ended September 30, 2002, other non-core products included premiums generated from business assumed from Liberty Mutual in connection with the Renewal Rights Agreement ($462.2 million), premiums generated from National Farmers Union ($127.3 million), premiums generated from national programs and national accounts and certain other insurance products in run-off ($17.6 million).

  New York Automobile Insurance Plan

        OneBeacon writes voluntary automobile insurance in the State of New York. As a condition to its license to write automobile business within that state, OneBeacon is obligated by statute to accept future assignments from the New York Automobile Insurance Plan ("NY Auto Plan"), a residual insurance market that provides personal automobile insurance for those individuals who cannot otherwise obtain it in the voluntary insurance market. The share of involuntary written premium for policies assigned by the NY Auto Plan to a particular insurer in a given year is based, in general, on the proportion of the total voluntary writings in New York two years prior. Therefore, by voluntarily writing automobile policies in New York, an insurer has an obligation under New York State insurance laws to provide insurance two years later to individuals assigned to it from the NY Auto Plan. Alternatively, an insurance company can contractually transfer its NY Auto Plan obligation to another insurance company for a fee in satisfaction of its NY Auto Plan obligation. This process is called limited assigned distribution, and the companies that assume this obligation are called limited assigned distribution servicing carriers. Limited assigned distribution servicing carriers are paid fees (referred to as buy-out fees) to assume the insurance risk of NY Auto Plan obligations. The fees are typically a percentage of the total premiums the limited assigned distribution servicing carrier must write to fulfill the NY Auto Plan obligation of the transferor company. In return, the limited assigned distribution servicing carrier is contractually obligated to pay all loss and loss adjustment and other underwriting expenses related to the NY Auto Plan assigned premiums of the transferor company, with no recourse to the transferor. OneBeacon's obligation related to its future NY Auto Plan assignments as of September 30, 2002 was $108.0 million.

        AutoOne.    In the last few years, NY Auto Plan assignments and limited assigned distribution fees have both increased significantly. In order to mitigate its own exposure to the cost of future NY Auto Plan assignments and to take advantage of rapidly rising limited assigned distribution servicing fees, in October 2001, OneBeacon established a wholly- owned subsidiary, General Assurance Company, to act as a limited assigned distribution servicing carrier. This company, which does business as "AutoOne", has written 18 limited assigned distribution contracts with third parties that are expected to result in approximately $83 million of assigned written premium and approximately $123 million of total limited assigned distribution fees in 2002. AutoOne wrote approximately $68 million in premium for third parties and billed approximately $92 million of limited assigned distribution fees to third parties for the nine months ended September 30, 2002. OneBeacon believes that AutoOne's current business strategy will enable it to capitalize on continued demand for limited assigned distribution services and improve the results of OneBeacon's overall New York automobile business by reducing its cost of obtaining limited assigned distribution services. AutoOne is operated as a separate division of OneBeacon. To the extent that assigned risk rates are increased by New York, the resulting additional premium, along with the limited assigned distribution fee, provides for a significant profit opportunity.

        Limited assigned distribution servicing contracts between AutoOne and other insurers are for a period of one year. Once an assigned risk policy has been written, AutoOne is obligated to provide insurance for two more years unless the insured departs from the NY Auto Plan, regardless of whether the limited assigned distribution contract is renewed. This risk can be somewhat mitigated through (i) renewal of the limited assigned distribution contract in the subsequent year; (ii) through "disengagement" fees due to AutoOne from non-renewal of the limited assigned distribution servicing contract; and (iii) through utilization of various credits offered by New York to those insurers who voluntarily provide coverage to individuals in the NY Auto Plan, the largest of which are referred to as "take-out credits". In recent years, insurers and limited assigned distribution servicing carriers have not utilized credits to a large extent as the costs to generate these credits outweighed the benefits. Under the credit programs in effect for NY Auto Plan assignments written in 2002, an insurer generally could reduce its future NY Auto Plan assignments by one dollar for every dollar of NY Auto Plan premium voluntarily written by the insurer. These credits often could not be used to reduce NY Auto Plan assignments for up to two years.

OneBeacon Professional Partners

        In February 2002, OneBeacon announced that it was entering the directors and officers and professional liability markets under the name OneBeacon Professional Partners. Directors and officers coverage protects directors and officers against personal liability that may arise from omissions or misstatements in the course of running their business. OneBeacon's target for directors and officers coverage is mid-sized public and private companies outside of the technology sector. Professional liability insurance protects against liability that may result from negligence or misconduct related to business operations. OneBeacon's emphasis is on medical professional liability business for small and mid-size institutions and provider groups that require excess coverage and low limits.

        OneBeacon Professional Partners' liability coverages are issued on a "claims made" basis, which means insurance that covers losses reported during the time period when a liability policy is in effect, regardless of when the event causing the claim actually occurred. OneBeacon Professional Partners operates as a separate division of OneBeacon, and is staffed with a team of experienced liability insurance professionals located in Avon, CT.

  Geographic Concentration

        OneBeacon's gross written premiums are derived solely from business produced in the United States. The various specialty businesses generate premiums from risks written in markets across the country. Personal and commercial lines business from core operations was produced in the following states:

Premiums by State	Nine Months Ended September 30, 2002
New York	43%
Massachusetts	25
New Jersey	12
Maine	9
Connecticut	6
Other	5(1)

Total	100%

(1)
Consists of three states, Vermont, New Hampshire and Rhode Island, related to our core personal and commercial lines business.

  Marketing

        OneBeacon sells its personal and commercial lines products through select independent insurance agents. OneBeacon believes that independent agents provide complete assessments of their clients' needs, which results in appropriate coverages and true risk management. Additionally, this independent agent distribution channel will continue to be a significant force in overall industry premium production.

        In connection with the Renewal Rights Agreement, OneBeacon reduced the number of its branch offices from 38 to 13, and its total agents from approximately 3,970 in 50 states to approximately 1,850 agents in 8 states. OneBeacon's operations are located close to its agent partners and customers throughout the Northeast.

        OneBeacon's specialty businesses are located in separate locations, logistically appropriate to their target markets. International Marine Underwriters is headquartered in New York City and has nine branch locations located throughout the United States. Its products are distributed through a network of select agents that specialize in the ocean marine business. Agricultural insurance has centralized operations in Lenexa, Kansas and distributes its products through independent agencies that focus on the farm and ranch marketplace. For both of these specialty businesses, OneBeacon leverages its knowledge about these markets to provide products and services tailored to meet customer needs.

  Underwriting and Pricing

        OneBeacon's current management believes that there must be a realistic expectation of underwriting profit on all business written, and a demonstrated fulfillment of that expectation over time. Pricing pressures can be caused by many factors such as: (1) insurance companies selling their products at less than adequate rates, because they either underestimate ultimate claim costs or overestimate the amount of investment income they will earn on premiums before the claims are paid; (2) insurance companies utilizing direct--response marketing methods versus marketing their products through independent agents; (3) insurance companies seeking to increase revenues and market share by reducing the price of their products beneath levels acceptable to OneBeacon; and (4) mutual insurance companies and other insurance companies who are willing to accept a lower return on equity on their insurance operations than our management and shareholders. Pricing levels can also be influenced by state regulation, legislation and judicial decisions.

        Following the Merger, the integration of underwriting and claims adjudication, settlement administration, reporting and processing functions focused on expense savings brought about numerous changes in business practices and philosophy, as well as in processes and systems. The operational integration of the legacy companies presented a challenge to OneBeacon in managing its business. It was necessary to combine the underwriting, pricing and claims recording practices of two organizations that had over time adopted differing operational methods, systems and means of coding and processing information. The integration of key data needed for financial reporting and regulatory compliance was given top priority to ensure that the 1999 and subsequent financial statements were prepared in accordance with accounting principles generally accepted in the United States ("GAAP"); however, compromises were made in the integration of some additional information which limited the usefulness of certain analyses and tools used to manage and operate the business. This additional information, which included certain information relating to claim counts, insured values, exposure descriptors, risk classifications and pricing data, was often not captured fully or at all in the combined records of the legacy companies. As a result, it was difficult for OneBeacon's underwriters, claims managers and actuaries to localize sources of and causes for changes in price adequacy, underwriting quality and claims experience. As a consequence, in hindsight, management was slow to respond to external factors caused by market conditions and emerging claims trends in managing the business. However, the operational challenges described above did not affect in any material respect our ability to estimate reserves for losses and loss adjustment expenses in accordance with GAAP.

        Since the Acquisition, OneBeacon has focused significant attention on pricing and underwriting. Commercial lines pricing increased 16% in 2001. Personal lines pricing increased 5% in 2001. Price increases of 21% were achieved in commercial lines for the nine months ended September 30, 2002. Price increases of 6% and 7% were achieved in personal automobile and personal homeowners, respectively, for the same period, primarily through rate reclassification and coverage actions. In addition, OneBeacon has ceased writing policies on certain historically unprofitable product lines such as its national programs and national accounts and has reduced or eliminated writings through historically unprofitable agents. Further, as a result of the Renewal Rights Agreement, OneBeacon is focusing its efforts on improving the ongoing operations in the Northeast, where it believes historical results were closer to profit targets.

        On November 1, 2001, Liberty Mutual assumed control over the underwriting and pricing of business subject to the Renewal Rights Agreement. Through the related reinsurance agreement, OneBeacon assumed approximately two-thirds of Liberty Mutual's operating results from renewals in the first year (ended October 31, 2002) and will assume one-third of Liberty Mutual's operating results from renewals in the second year (ending October 31, 2003). Under the Renewal Rights Agreement, OneBeacon has an option to assume a 10% quota share of Liberty Mutual's regional agency operations book of business for the years 2004-2006 on a pari passu basis with Liberty Mutual. Failure of Liberty Mutual to adequately control the renewal underwriting and pricing of the transferred business could adversely impact the financial results of OneBeacon, as well as those of Liberty Mutual, during the transitional reinsurance period.

  Competition

        Property and casualty insurance is highly competitive and extensively regulated by state insurance departments. OneBeacon competes in the United States with numerous regional and national insurance companies, most notably Travelers Insurance Group, Zurich Insurance Group, Selective Insurance Group, the Hartford Financial Services Group, Acadia Insurance Company and Liberty Mutual Insurance Group. It is often difficult for insurance companies to differentiate their products to consumers. The more significant competitive factors for most insurance products offered by OneBeacon are price, product terms and claims service. OneBeacon's underwriting principles and dedication to agency distribution are unlikely to make OneBeacon the "low cost" provider in most markets. However, as a property and casualty insurer that writes predominantly through independent agents, OneBeacon believes that most property and casualty insurance customers value the counsel of a professional independent agent, and that its use of independent agents is a competitive advantage over direct-response writers. OneBeacon is able to offer independent agents broader product offerings (including both commercial and personal lines) and greater financial strength than many smaller carriers who are its primary competitors in the independent agent channel. As a sizable regional insurance company, OneBeacon expects that it can continue to provide broad product offerings yet believes that its significant use of independent agents will allow OneBeacon to provide more responsive and comprehensive service to its agents and customers. OneBeacon has nurtured close relationships with its agents thereby reinforcing doing business on a personal level. OneBeacon is able to offer its independent agents products with terms desired by the insureds and greater financial strength than many smaller Northeast regional carriers, and with more personalized service than larger national carriers.

  Claims

        Effective claims management is a critical factor in achieving satisfactory underwriting results. Additionally, claims service is the most important product differentiation that OneBeacon brings to its agents and insureds. OneBeacon's near-term staffing and systems plans will cause OneBeacon to spend more on administrative claims costs to improve the efficiency of OneBeacon's claims function and ultimately to reduce overall loss costs.

        Claims handling is located in various regional and local branch offices under the supervision of the Chief Claims Officer. OneBeacon maintains an experienced staff of appraisers, medical specialists, managers, attorneys and field adjusters strategically located throughout its operating territories. OneBeacon also maintains a special investigative unit designed to detect insurance fraud and abuse, and supports efforts by regulatory bodies and trade associations to curtail the cost of fraud.

        Pursuant to the Renewal Rights Agreement, Liberty Mutual assumed control of OneBeacon's claims offices in the regions subject to the Renewal Rights Agreement, and will service claims from OneBeacon policies written prior to November 1, 2001 in those regions. Service agreements were put in place in connection with the Renewal Rights Agreement through which Liberty Mutual has become a third party administrator for those claims. Upon review of claims information with respect to the transferred and renewed policies during the third and fourth quarters of 2002, OneBeacon's management determined that average paid claims were higher than expected. As a result, management has begun a process to directly handle more of its claims related to policies written prior to the Renewal Rights Agreement with Liberty Mutual and expects that substantially all claims will be handled directly by OneBeacon by the end of 2003.

        OneBeacon also uses third party administrators for certain other claims, especially in the national accounts and national programs now in run-off. Additionally, National Indemnity is handling the claims processing for claims ceded under the National Indemnity Cover under a third party administrator agreement. OneBeacon's claims staff performs on-site claim audits of its third party administrators to ensure the propriety of the controls and processes over claims serviced by the third party administrator on behalf of OneBeacon.

  Employees

        We have brought a new management team to OneBeacon to improve operating results in the short term and established practices for sustaining acceptable underwriting results going forward. To encourage staff to evolve toward a results-oriented culture, all OneBeacon employees were awarded two White Mountains common shares and a new performance-based compensation program was introduced for managers and key employees. Managers now see greater emphasis on incentive compensation with payouts based on corporate and individual goal achievements. OneBeacon supports continuous learning to achieve effectiveness and flexibility and encourages its staff to think like owners and take accountability to effect change. In connection with the Renewal Rights Agreement and other actions, OneBeacon reduced its workforce from approximately 7,300 to 4,200 during 2001.

  Loss and Loss Adjustment Expense Reserves

  Non-Asbestos and Environmental Reserves

        Summary

        OneBeacon establishes loss and loss adjustment expense reserves ("reserves") that are estimates of amounts needed to pay claims and related expenses in the future for insured events that have already occurred. The process of estimating reserves and related reinsurance recoverables involves a considerable degree of judgment by management and, as of any given date, is inherently uncertain.

        Reserve estimates at OneBeacon are subject to additional uncertainty as a consequence of a number of factors that occurred prior to the Acquisition. OneBeacon is the result of the Merger of the U.S. operations of General Accident and Commercial Union. While relatively the same size, the legacy companies had different underwriting and claims management practices, which produced different business and underwriting results. The operational integration of the two companies was complex and included changes in underwriting and claims operations.

        Beginning in the mid-1990s, and continuing through the Merger, the subsequent operational integration of the legacy companies and the Acquisition, OneBeacon experienced an environment of significant change, both in its business and operations, as further described under "Changes in Business & Operations—Mix of Business, the Merger and the Acquisition" below. Generally accepted actuarial techniques used to estimate reserves rely in large degree on projecting historical trends (such as patterns of claim development (i.e., reported claims and paid losses)) into the future. Accordingly, estimating reserves becomes more uncertain if business mix, case reserve adequacy, claims payment rates, coverage limits and other factors change over time. The breadth and depth of the business and operational changes that occurred at OneBeacon (1) led to a wider range in the reserve estimates produced by a variety of actuarial loss reserving techniques, especially those that rely upon consistent claim development patterns, and (2) introduced greater complexity to the judgments required to be made by management in determining the impact of the business and operational changes on the development patterns used to estimate reserves.

        OneBeacon increased net reserves for prior accident years by $818 million during the fourth quarter of 2000 (primarily for accident years 1998 and prior) and $65 million ($426 million before recoveries of approximately $361 million under the General Reinsurance Cover) during the fourth quarter of 2001 (primarily for accident years 1998 through 2000). These increases in net reserves reflected the impact of external factors, such as the emergence of construction defect losses, medical inflation, a general deterioration in market pricing, terms and conditions, adverse judicial rulings and higher-than-anticipated legal costs. These external factors were also experienced throughout the property and casualty insurance industry as evidenced by adverse loss development reported since 2000 by other property and casualty insurers. In addition, as further described below under "Changes in Business & Operations—Mix of Business, the Merger and the Acquisition", during the mid-1990s, there was a significant change in the mix of business written by General Accident and, to a lesser extent, Commercial Union. A significant portion of the reserve increases recorded in 2000 and 2001 is attributable to this business which, along with being adversely impacted by external factors, in hindsight, was poorly underwritten and priced.

        Reserves recorded in the years prior to the Acquisition reflect prior management's estimate of ultimate losses using all available information considered relevant at that time. Reserves for years prior to the Merger that are reflected in OneBeacon's ten-year loss development table (which follows under the heading "Additional Loss and Loss Adjustment Expense Information") are the sum of the reserves estimated separately by each of the legacy companies. Following the Merger, (1) accident years 1998 and prior claims data continued to be maintained separately for the two legacy companies, providing consistency in establishing and revising reserves for the separate businesses and (2) as part of the integration of the two businesses, claims data for 1999 and subsequent accident years were recorded on a combined basis.

        Beginning in 1999, post-Merger initiatives led to changes in case reserving philosophy and the speed of claim payments, especially for business written by General Accident. These changes impacted the loss development patterns of OneBeacon causing reported and paid losses to be higher than that which would have been predicted from historical experience. By affecting development patterns, these internal operational factors made it more difficult than usual for management, its actuaries and independent actuaries to estimate reserves at the end of 1999. After reviewing the then current claims data and performing additional tests to evaluate the impact of the internal operational changes, prior management concluded that the apparent increase in claim development activity (i.e., the dollar amounts of reported claims and paid losses) in 1999 was largely the result of the post-Merger operational initiatives and accordingly an increase in reserves for prior accident years was not warranted. Further, industry information available at the time, in general, did not provide strong evidence of deteriorating results. In 2000 and 2001, as more claim development information became available with respect to the emergence of external factors, changes in business mix and the impact of internal operational changes in OneBeacon's business, management increased reserves on prior accident years.

        Prior to June 1, 2001 White Mountains did not own OneBeacon and therefore did not establish OneBeacon's reserves. In addition, because there has been nearly complete turnover of senior management at OneBeacon since the Acquisition, White Mountains has primarily relied on reviews of prior actuarial studies, discussions with in-house actuaries and accountants who were with OneBeacon prior to the Acquisition and OneBeacon's independent auditors to determine the factors, described herein, that led to and caused the adverse development related to prior accident years that was recorded in 2000.

        White Mountains has taken significant actions with respect to OneBeacon since it completed the Acquisition including (1) shedding non-core businesses through the Liberty Mutual transaction (as described herein), (2) increasing prices, (3) reevaluating the risks, terms and conditions associated with renewing certain policies (and in appropriate cases declining to issue a renewal policy), (4) eliminating unprofitable products, accounts and agents, (5) improving the claims adjudication, settlement, administration and processing functions and (6) improving management information systems. Management believes that OneBeacon's reserves as of September 30, 2002 are reasonably stated; however, ultimate loss and loss adjustment expenses for past accident years may deviate, perhaps materially, from the amounts currently reflected in the reserve balance. Further adverse development, if any, would impact OneBeacon's future results of operations.

        Estimating Loss Reserves

        Reserves are typically comprised of (1) case reserves for claims reported and (2) reserves for losses that have occurred but for which claims have not yet been reported, so-called incurred but not reported reserves ("IBNR"), which include a provision for expected future development on case reserves. Case reserves are estimated based on the experience and knowledge of the claims staff regarding the nature and potential cost of each claim and are adjusted as additional information becomes known or payments are made. IBNR reserves are regarded as the most uncertain reserve segment and are derived by subtracting paid loss and loss adjustment expenses and case reserves from estimates of ultimate loss and loss adjustment expenses. Actuaries estimate ultimate loss and loss adjustment expenses using various generally accepted actuarial methods applied to known losses and other relevant information. Like case reserves, IBNR reserves are adjusted as additional information becomes known or payments are made.

        Ultimate loss and loss adjustment expenses are generally obtained by extrapolation of claim emergence and settlement patterns observed in the past that can reasonably be expected to persist into the future. In forecasting ultimate loss and loss adjustment expenses with respect to any line of business, past experience with respect to that line of business is the primary resource, but cannot be relied upon in isolation. OneBeacon's own experience, particularly claims development experience, such as trends in case reserves, payments on and closings of claims, as well as changes in business mix and coverage limits, is the most important information for estimating its reserves. When examining its claims experience, OneBeacon segments the data to the extent possible into homogeneous categories, consisting of claims likely to exhibit similar development patterns. External data, available from organizations such as statistical bureaus, consulting firms and reinsurance companies, are sometimes used to supplement or corroborate OneBeacon's own experience, and are especially useful for estimating costs of new business. For some lines of business, such as "long-tail" coverages discussed below, claims data reported in the early development of an accident year are often too limited to provide a meaningful basis for analysis due to the typical delay in reporting of claims. For this type of business, OneBeacon uses a selected loss ratio for the initial accident year or years. This is a standard and accepted actuarial reserve estimation method in these circumstances in which the loss ratio is selected based upon information used in pricing policies for that line of business, as well as any publicly available industry data, such as industry pricing, experience and trends, for that line of business.

        In determining ultimate loss and loss adjustment expenses, the cost to indemnify claimants, provide needed legal defense and other services for insureds and administer the investigation and adjustment of claims are considered. These claim costs are influenced by many factors that change over time, such as expanded coverage definitions as a result of new court decisions, inflation in costs to repair or replace damaged property, inflation in the cost of medical services and legislated changes in statutory benefits, as well as by the particular, unique facts that pertain to each claim. As a result, the rate at which claims arose in the past and the costs to settle them may not always be representative of what will occur in the future. Often the factors influencing changes in claim costs are difficult to isolate or quantify and developments in paid and incurred losses from historical trends are frequently subject to multiple and conflicting interpretations. Changes in coverage terms or claims handling practices may also cause future experience and/or development patterns to vary from past. A key objective of actuaries in developing estimates of ultimate loss and loss adjustment expenses, and resulting IBNR reserves, is to identify aberrations and systemic changes occurring within historical experience and accurately adjust for them so that the future can be projected reliably. Because of the factors previously discussed, this process requires the use of informed judgment.

        Uncertainties in estimating ultimate loss and loss adjustment expenses are magnified by the time lag between when a claim actually occurs and when it is reported and settled. This time lag is sometimes referred to as the "claim-tail". The claim-tail for most property coverages is typically short (usually a few days up to a few months). The claim-tail for liability/casualty coverages, such as automobile liability, general liability, products liability, directors' and officers' liability, multiple peril coverage, medical malpractice and workers compensation, can be especially long as claims are often reported and ultimately paid or settled years after the related loss events occur. The $818 million and $65 million ($426 million before recoveries of approximately $361 million under the General Reinsurance Cover) of development recorded in 2000 and 2001, respectively, related to long-tailed lines.

        During the long claims reporting and settlement period, additional facts regarding coverages written in prior accident years, as well as about actual claims and trends may become known and, as a result, OneBeacon may adjust its reserves. If management determines that an adjustment to a prior accident year is appropriate, the adjustment is booked in the accounting period in which such determination is made in accordance with GAAP. Accordingly, should reserves need to be increased or decreased in the future from amounts currently established, future results of operations would be negatively or positively impacted, respectively.

        Changes in Business & Operations—Mix of Business, the Merger and the Acquisition

        Beginning in the mid-1990s, and continuing through the Merger, the subsequent operational integration of the legacy companies and the Acquisition, OneBeacon experienced an environment of significant change. The timeline below identifies events that occurred during this period that were significant or have led to more uncertainty in the estimation of reserves at OneBeacon:

  •
  Mid-to-late 1990s: Changing mix of business, deterioration in underwriting/pricing and increased complexity of exposures at General Accident impacted consistency of historical claim development patterns and resulting loss ratios

  •
  1998: Merger of Commercial Union and General Accident (separate claim operations and data maintained for each company)

  •
  1999: Integration of claim operations; Changes in claim settlement practices implemented (company-wide adoption of Commercial Union case reserving philosophy and acceleration of claim payments); 1999 accident year claims data captured on a combined basis; Accident year 1998 and prior claims data continued to be maintained separately for each legacy company; Closed claim and average paid loss studies performed to determine the impact on claims development activity of changes in claim settlement practices

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  2000: OneBeacon put up for sale; White Mountains due diligence performed; Definitive sale agreement signed; Actuarial consulting firm conducted non-asbestos and environmental reserve study

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  June 1, 2001: OneBeacon purchased by White Mountains; Reserve guarantees provided by Seller through reinsurance

        Changing Mix of Business / Deterioration in Underwriting and Pricing.    Changes in the mix of business and complexity of exposures written by General Accident beginning in the mid-1990s created greater uncertainty than usual in the reserve estimation process. This period was a soft market (i.e., a highly competitive environment with inadequate pricing and poor terms and conditions) and during this period General Accident and, to a lesser extent, Commercial Union increasingly wrote business in territories and of types where they had little expertise. Of particular significance was new National Accounts and National Programs business initiated in this period by General Accident. National Accounts business primarily involved the provision of workers compensation, general liability and commercial automobile coverages to large clients with complicated risks. National Programs business primarily involved the provision of multiple peril, workers compensation and commercial automobile and some general liability coverages to trade associations and groups. Those groups included national wholesalers, regional railroads, building contractors, travel agents and tour operators, transporters, towing companies, automobile and truck auctions, automobile dealerships and New York livery (limousines).

        Prior management set initial reserves for these new programs and lines of business after considering the information used in pricing the policies and available industry pricing data, as well as assuming that, after considering potential lower and higher risks of this new business compared with those of the existing book of business, claim emergence patterns for the new business would not materially depart from historical experience. The new business subsequently proved to have higher risk characteristics than the existing book of business, with much higher loss ratios and more susceptibility to large losses than prior products written by General Accident. This new business was responsible for a significant portion of the loss reserve development taken in 2000 and 2001. White Mountains has since discontinued these new businesses.

        As further described under "Reserve Activity" below, existing lines also produced worsening results, implying deterioration in the quality of the book of business. In hindsight, pricing was inadequate and terms, conditions and underwriting selection were poorer with exposures to claims growing much faster than premiums. White Mountains has since re-underwritten and re-priced these underperforming lines.

        The Merger.    The Merger was effected December 31, 1998. Separate historical case reserve and claim payment records continued to be maintained for each legacy company. Accordingly, each company had separate case reserving philosophies and claim settlement speeds. Reserves for the year ended 1998 were estimated separately for Commercial Union and General Accident, then totaled to estimate reserves for OneBeacon as a whole.

        During 1999, as part of Merger-related claims initiatives, the merged company consolidated the formerly separate General Accident and Commercial Union into a unified operation and the 1999 accident year data for General Accident and Commercial Union were recorded on a combined basis. Separate records continued to be maintained for each company for 1998 and prior accident years.

        In 1999, senior management became increasingly aware that the two former claims organizations had different claims handling and case reserving approaches. The Commercial Union case reserving guidelines encouraged field adjusters to reserve cases to ultimate exposure (i.e., what they expected the case to ultimately settle for). On the other hand, the General Accident reserving practice was to reserve each case to the damages that were known and proven. The General Accident approach, as compared to the Commercial Union approach, had the effect of making case reserves slower to reflect the full exposure of the claims. Former General Accident management adopted this approach under the belief that lower case reserves encouraged better case management. In both cases, IBNR reserves reflected the difference between management's estimates of ultimate losses and amounts reserved for known cases. After evaluating the situation, OneBeacon claims officers decided in 1999 to adopt the Commercial Union case reserving approach for all parts of the merged companies. As a result, case reserve activity (i.e., the amounts of case reserve increases that field claims adjusters processed on hundreds of thousands of working claims) increased significantly through 1999. These actions also contributed to an acceleration of payments in 1999 across all business lines, but particularly for large losses for General Accident business.

        Although separate historical claim payments and case reserves records continued to be maintained for each legacy company for 1998 and prior accident years, management recognized that the post-Merger operational initiatives (most importantly, the adoption of the Commercial Union case reserving philosophy) introduced changes to claim development patterns for the business written by General Accident prior to the Merger. For example, the dollar amounts of reported and paid losses recorded in 1999 with respect to business written by General Accident were greater than what would have been expected based on historical claim development activity for business written by General Accident because of the previously described changes in case reserving and claims processing. While these changes did not impact the sufficiency and reliability of the underlying data available for establishing reserves, the changes required management and the actuaries to exercise judgment to determine how much of the apparent increase in claims development activity was the result of these changes and how much, if any, was the result of inadequate pricing, poorer terms and conditions and external factors that would indicate a true increase in ultimate losses. To assist in exercising this judgment, management supplemented its normal reserving analysis by conducting closed claim and average paid loss studies. These studies were used to measure the impact of changes in claim settlement practices. Based on all available information considered relevant at the time, prior management concluded that no significant reserve changes were needed for prior accident years.

        The Acquisition    In February 2000, CGNU plc, the parent company in London, announced that, as part of its merger agreement with Norwich Union, it would dispose of its U.S. property and casualty operations. White Mountains formed a team of staff and consultants to perform due diligence on OneBeacon. The due diligence took place in the April-July 2000 period. As part of White Mountains' due diligence, two actuarial consulting firms performed independent but coordinated analyses of non-asbestos and environmental reserves under the direction of experienced White Mountains staff. White Mountains' due diligence team performed extensive file reviews of large claims and paid special attention to the adequacy of case reserves based on the experience of the reviewers. The reviewers noted that claim cost pressures due to external factors, such as construction defect claims in the western United States and labor law claims in the state of New York, were having an increasing impact on OneBeacon. As a result of this file review, the actuarial reserve projections produced an unusually wide range of estimates of overall reserve adequacy. After reviewing the actuarial studies, White Mountains structured the Acquisition and its financing under the assumption that a reserve deficiency of $500 million to $700 million could emerge on non-asbestos and environmental reserves.

        During the fourth quarter of 2000, a third actuarial consulting firm that had been retained by OneBeacon's prior management completed its review of non-asbestos and environmental reserves as of June 30, 2000. The actuarial consulting firm estimated that reserves for 1999 and prior accident years were inadequate by approximately $800 million. The review by the outside actuaries, whose conclusions were studied and concurred with by OneBeacon's internal actuaries and independent auditors, revealed that: (1) the frequency and severity of claims was higher than management had expected at the time the business was underwritten and the related reserves were initially established; (2) the integration of the claims organization was producing poorer claims settlements than prior management had anticipated; and (3) recent claim payments and case reserve trends were indicating higher loss ratios than those used when the business was underwritten. Following this review, OneBeacon increased reserves in 2000 for 1999 and prior accident years by $818 million.

        Using the actuarial report commissioned by OneBeacon and its own due diligence activities, White Mountains determined that the reasonable range of estimates was a deficiency of $800 million to $1.2 billion (before consideration of the $818 million development recorded in 2000). As a result, White Mountains required the Seller to purchase a $400 million reserve guarantee, which obligation was fulfilled through the Seller's purchase of the General Reinsurance Cover immediately prior to the closing of the Acquisition.

        In 2001, based on payment projection methods and additional actuarial studies undertaken at the direction of current management to review trends in historical claim development, such as the adequacy level of case reserves, the speed of claim payments and claim closings reflected in incurred and paid claims through 2001, management increased reserves for 2000 and prior accident years by $426 million gross of the General Reinsurance Cover. After application of approximately $361 million of recoveries under the General Reinsurance Cover, this action resulted in a net reserve increase of $65 million. While the recording of $426 million of development in 2001, in addition to the $818 million recorded by prior management in 2000, exceeded management's earlier best estimate of reserves recorded in the Acquisition balance sheet by approximately $44 million, or 3.7%, this subsequent increase in reserves was generally consistent with the possible outcomes considered in securing the coverage provided by the General Reinsurance Cover.

        Reserve Activity

        OneBeacon increased reserves for prior accident years by $818 million during 2000 and $65 million during 2001 ($426 million before recoveries of approximately $361 million under the General Reinsurance Cover). The reserve increases recorded in 2000 and 2001 were for long-tail lines of business as illustrated in the following table and discussed in more detail below. The table below also includes December 31, 1999 reserve balances (net of reinsurance) which consist of reserves for accident years 1999 and prior and December 31, 2000 reserve balances (net of reinsurance) which consist of reserves for accident years 2000 and prior.

(dollars in millions)	Reserves as of December 31, 1999	Reserve Increases Recorded in 2000	Reserves as of December 31, 2000	Reserve Increases Recorded in 2001
Workers compensation	$846	$176	$998	$205
General liability	1,081	318	1,238	34
Multiple peril	1,110	152	1,287	152
Commercial automobile liability	548	111	676	59

Other lines	1,498	61	1,507	(24)

	$5,083	$818	$5,706	$426

General Reinsurance Cover recoveries	N/A	N/A	N/A	(361)

Total reserves	$5,083	$818	$5,706	$65

Less: asbestos and environmental reserves	(956)		(787)

Non-asbestos and environmental reserves	$4,127		$4,919

        Workers Compensation.    Workers compensation provides coverage for an employer's obligations for injuries, disability or death of employees. The cost of settling claims in this line is significantly influenced by the cost of providing medical and rehabilitation care to injured workers and is impacted by inflation of the costs of medical services, as well as the introduction of new, and often more expensive, medical procedures. Loss reserve projections attempt to incorporate the effects of these items, as well as the impact of cost-containment efforts, such as managed care. From a reserving standpoint, it is particularly challenging to estimate the rate at which cases may become severe and achieve life pension status. Such claims, while few in number relative to total claims, account for a significant portion of the line's ultimate cost.

        In the early- to mid-1990s, managed care, safety programs and return to work initiatives had helped the industry and OneBeacon to reduce the overall frequency and severity of claims, as well as reduce the number and cost of claims reaching litigation. These factors mitigated the cost of inflation, which was relatively modest in that period. Both the industry and OneBeacon expected these trends to continue and aggressively pursued growth. As described below, market conditions subsequently deteriorated and, in hindsight, reserve projections were too low.

        For workers compensation through 2001, the 1997 to 2000 accident years for the industry have developed adversely. The 1998 and 1999 accident years, for example, had deteriorated with industry loss ratios increasing by 6.3% and 8.6%, respectively. Both the industry and OneBeacon's recorded reserves reflected the trend toward increasing losses, but they did not initially reflect the magnitude of the worsening loss ratios that had actually occurred. In fact industry rating bureaus were filing rate decreases with state insurance departments with an average annual rate decrease of approximately 5% filed from 1994 to 1999, reflecting the industry's misperception of the actual status of this line of business.

        Stability in indemnity and medical costs through the mid-1990s contributed to consistency in workers compensation combined ratios during that period. However, as the rate of change in indemnity and medical costs began to increase, so did combined ratios. Increases in the rate of change of costs resulted from the exhaustion of the beneficial effects of substantial cost-containment efforts within the industry, such as managed care. To illustrate, the average annual change in indemnity claims costs had been relatively stable, averaging a decrease of 0.2% from 1991 to 1995. However, it then rose to an annual increase of 6.6% from 1996 to 2001, with increases of 9.9% and 6.0% in 2000 and 2001, respectively. The average annual increase in medical costs increased from 3.2% for 1991 to 1995 to 7.5% for 1996 to 2001, with increases of 8.1% and 11% in 2000 and 2001, respectively. In the late 1990s, prior management expected increases in medical costs to continue to be relatively modest, and consistent with general inflation, due to continuing cost-containment efforts, such as managed care. However, as described above, in the late 1990s, the beneficial effects of cost-containment efforts had been exhausted and the increase in medical costs greatly exceeded management's expectations.

        OneBeacon's legal costs are substantial for its workers compensation line, as well as other long-tailed lines, which in many cases do not limit defense costs. As a consequence, defense costs can sometimes substantially exceed the indemnity exposure. Industry studies indicate that the increasingly litigious legal environment has inflated the severity of workers compensation claims in recent years.

        In addition, as previously discussed, company-specific business and operational changes impacted the claims development patterns and made it more difficult than usual for management, its actuaries and independent actuaries to estimate reserves. The impact of the operational changes is described under "Changes in Business & Operations—Mix of Business, the Merger and the Acquisition". The impact of the business changes, specifically General Accident's expansion into National Accounts and National Programs business is described below for each of the lines of business in this Section.

        In the mid-1990s, OneBeacon actively expanded into National Accounts and National Programs, including workers compensation. Prior management set initial reserves for these programs using a selected loss ratio after considering the information used in the pricing of the policies and available industry data. As discussed above in "Estimating Loss Reserves", the pricing of policies is the key element in the determination of appropriate selected loss ratios to estimate loss reserves early in the development of an accident year for long-tailed business like workers compensation. Several factors contributed to pricing of these programs that was, with the benefit of hindsight, clearly too low. Primary among these is that the mid-1990s was a soft market (i.e., a highly competitive environment). General Accident had commenced a strategy of pursuing premium growth, and the competition for these large accounts was keen. While the pricing ultimately proved to be inadequate, prior management used competitors's pricing and terms as a point of reference in concluding at the time that pricing was adequate. In addition, because these large programs and accounts were new to OneBeacon, prior management had to make many new assumptions regarding the impact of potentially offsetting factors on the ultimate development of this business. On the one hand, employers who participated in these National Accounts and National Programs were generally regarded as more sophisticated, more safety conscious, with full-time risk management personnel. All this suggested a lower risk profile. On the other hand, these policies were often written with higher deductibles (and therefore lower aggregate dollar premiums), the covered employees might be viewed as more likely to make claims, and some of the underwriting and claims handling responsibilities were outsourced, all suggesting a higher risk profile. Finally, the statutory benefit rates and medical treatments under workers compensation coverage would generally be expected to be the same whether the injured employee was employed by an employer that is a large national enterprise or a small local enterprise. In the end, prior management did not expect that the loss experience for the workers compensation portion of these new programs would be materially different than the rest of the workers compensation business. As it turned out, the frequency and the severity of the claims in these programs were significantly higher than initially expected. Moreover, because claims in this long-tailed business were reported over an extended period of time, it took time for management to recognize the significant adverse development in this business. Also, because management assumed that this business would have similar loss experience as its existing business, claims data for National Accounts and National Programs business were not segregated, for purposes of establishing aggregate reserves, from data for the existing book of business, further masking the adverse development. Beginning with the 2001 reserving process, management was able to segment claims data for National Accounts and National Programs and estimate reserves by respective account or program and line of business.

        For each of the lines of business written by General Accident described in this section, National Accounts produced loss ratios ranging from 72% for accident year 1994 to 188% for accident year 2000 with deteriorating results for each accident year from 1996 to 2000. National Programs produced loss ratios of 104% to 137% for the 1996 through 2000 accident years with loss ratios deteriorating in every accident year from 1997 to 2000. Together, for accident years 1994 through 2000, National Accounts and National Programs added 2 to 20 percentage points of additional loss ratio to the individual lines of business for each accident year. For workers compensation, National Accounts and National Programs added between 2 and 10 percentage points per year to 1995-2001 accident year loss ratios. Initial loss ratios were recorded at levels in line with the workers compensation line as results for these programs were expected to have similar loss experience as the rest of the book of workers compensation business. In hindsight, the results produced by these programs were far worse than prior management's expectations as evidenced by accident year loss ratios up to 80 percentage points higher than the rest of the line by accident year 2000.

        An additional impact of the Merger was that the aggregate book of business was highly influenced by General Accident risks written in New York, particularly general liability and workers compensation coverages. New York was and is a difficult legal environment due higher rates of litigation by claimants and much longer-tail claims due to protracted resolution of cases in the legal system. In summary, the claim settlement patterns are more extended than in other states and the loss experience is typically much worse.

        Based on the industry's reported results through 2001, there was a strong correlation between OneBeacon's loss emergence and deterioration in results and that of the industry during accident years 1996 through 2000. The industry did not begin to recognize, report or respond to the worsening loss cost trends until 2000 and 2001. Therefore, industry actions prior to 2000 did not provide warning signals for OneBeacon's actuaries that external factors, such as medical cost inflation and increased legal defense costs, were leading to deficiencies in reserves. The deterioration in the quality and mix of business, particularly due to National Accounts and National Programs and a heavy concentration of risks in New York, as well as changes in claim settlement practices discussed above in "Changes in Business & Operations—Mix of Business, the Merger and the Acquisition", each contributed to the reserve additions recorded in 2000 and 2001.

        General Liability.    General liability covers businesses for any liability resulting from bodily injury and property damage arising from its general business operations and accidents on its premises. The costs of claims for this line are influenced by the ultimate cost of providing medical care to third parties, general inflation, litigation and the impact of legal and social trends (legal and social trends include changes in attitudes toward litigation, changes in jury attitudes, new theories of liability and a push towards larger punitive damages). This line has also been influenced by latent exposures, such as an increasing number of claims for construction defect, and the impact of New York labor laws, none of which was anticipated when the policies were written.

        As mentioned above, the general liability line of business has been significantly impacted by an increasing number of construction defect claims. Construction defect is a liability allegation relating to defective work performed in the construction of structures such as apartments, condominiums, single family dwellings or other housing. Such claims seek recovery due to damage caused by alleged deficient construction techniques or workmanship. Much of the increased claims activity has been generated by plaintiffs' lawyers who approach disgruntled homeowners, and in many cases homeowner associations with large numbers of homeowners in multi-residential complexes, about defects or other flaws in their homes.

The increasing number of claims for construction defects has been experienced industry-wide beginning with increased claims relating to exposures in California. Then, as plaintiffs' lawyers organized suits in other states with high levels of multi-residential construction, construction defect claims were reported in nearby western states, such as Colorado and Nevada, and eventually throughout the country. The reporting of such claims can be quite delayed as the statute of limitations can be up to ten years. Court decisions have expanded insurers' exposure to construction defect claims as well. For example, in 1995, California courts adopted a "continuous trigger" theory in which all insurers during the period in which the damage occurs (i.e., the entire construction period through remediation of the damage) must respond. As a result, claims may be reported more than ten years after a project has been completed as litigation can proceed for several years before an insurance company is identified as a potential contributor. Recently, claims have also emerged from parties claiming additional insured status on policies issued to other parties (e.g., such as contractors seeking coverage on a sub-contractor's policy). Although management has undertaken actions to mitigate future risks related to construction defect claims, management believes that the number of reported construction defect claims relating to coverages written in the past will continue to increase. In addition, in reserving for these claims, there is additional uncertainty due to the potential for further unfavorable judicial rulings and regulatory actions.

        OneBeacon, through the commercial general liability and multiple peril coverages provided to residential and commercial construction companies and sub-contractors, had significant exposure to these new construction defect claims, particularly in the western United States. At the time of the Merger, a large number of construction defect claims were identified relating to coverages that OneBeacon had written in the past through Commercial Union and General Accident and their subsidiaries in California, Colorado, Nevada, Washington and Oregon. During 1999 and, to a greater extent, 2000, management sought to mitigate future construction defect risks in all states by no longer providing insurance to certain residential general contractors and sub-contractors involved in multi-habitational projects. Mitigating actions also included initiating the withdrawal from problematic sub-segments within OneBeacon's construction book of business, such as street and road construction, water, sewer and pipeline construction, and dam, waterway, railroad and subway construction.

        Prior to 2001, management did not separately segment construction defect claims in its records, although they had been tracking these claims from coverages written in certain states. As claims for construction defect exposure spread to other states and losses emerged, management determined that all construction defect claim data should be separately tracked and segmented for reserve analysis. Prior to that time, case reserves and IBNR reserves that related to construction defect claims were established within the respective lines of business to which the coverages related rather than on a separate basis. Additionally, due to long reported tails and long paid loss tails associated with construction defect claims, little historical claim data for those claims were available. As latent construction defect exposures further emerged, management used new information provided by reported and paid losses, as well as industry information, to obtain better insight and to improve its judgment regarding construction defect losses.

        The emergence of claims resulting from changes in New York labor laws has also impacted the general liability line of business. Unlike other states where workers compensation is the exclusive remedy for work related injuries, New York labor laws, collectively referred to as "Safe Place to Work Laws", impose additional liability on owners and general contractors for practically all accidents occurring on construction sites regardless of supervision or control. These laws, as refined in 1997, created an unintended exposure under general liability policies to workers' injuries occurring in New York.

        These New York labor law claims began to be reported in late 1999 on policies written in years 1997 through 1999. OneBeacon revised its underwriting criteria in 2000 relating to construction business in New York to: (1) withdraw business from classes of contractors primarily engaged in work that exposed their own employees to falls from heights, (2) establish higher underwriting and pricing standards for all construction business, (3) verify acceptable risk transfer mechanisms on all general contractors, and (4) cease to be a market for any new construction business beginning in early 2001.

        Further, industry studies note that increased medical costs and a more litigious environment impacted general liability coverages in the late 1990s. As with workers compensation, increases in the U.S. claim cost indices for physician services, hospital services and legal costs exceeded the increase in the Consumer Price Index and led to higher general liability claim costs in the period from 1995 to 2001. OneBeacon experienced the most significant development in general liability lines in these accident years. As described under the workers compensation line above, the beneficial effects of cost-containment efforts in medical costs that management had expected to continue in the late 1990s had been exhausted, and the increase in medical costs greatly exceeded management's expectations.

        In addition, new business, particularly National Accounts, and deterioration in the quality of the existing book of business, changed the historical exposure mix, loss development trends and profitability of the general liability line. While with hindsight National Accounts experience contributed an additional 8 to 20 percentage points of loss to the line for accident years 1996 to 2000, at the time this new business was written, prior management did not expect a meaningful divergence in loss development between the new business and the existing business. For reasons similar to those described above for the workers compensation business in the National Accounts policies, initial reserves were established in an environment of extremely competitive pricing pressures and were based upon perceptions about the relative risk characteristics of the new business compared to the existing business. Specifically, the types of participants in the National Accounts program suggested a lower risk profile because the severity of claims were expected to be lower than that of claims in the existing business, although perhaps with a higher frequency. For example, a number of participants in these programs were apartment buildings and complexes where injuries resulting in liability would be expected to be less severe than in industrial or commercial settings. However, management also considered potentially higher risk aspects of these new policies, such as OneBeacon's inexperience in writing certain accounts and its resulting heavier than usual reliance on available industry data. When prior management evaluated the relevant factors, and viewed them in the context of industry pricing for similar products, they expected that the new business would not exhibit loss development trends materially different from that of the existing business and that therefore pricing for these new coverages was adequate. As it turned out, the frequency and severity of the claims made under the National Accounts policies were significantly worse than for the existing business.

        As described above, following the Merger, the aggregate book of business was also highly influenced by General Accident risks written in New York. The general liability line was impacted in particular by claims relating to New York Labor Laws which greatly expanded employers' liability for workers' injuries.

        Based on the industry's reported results through 2001, there was some correlation between OneBeacon's loss emergence and loss trends and that of the industry for accident years 1992 through 1994, with both the industry and OneBeacon experiencing reserve decreases. However, beginning in 1995, OneBeacon's experience deteriorated badly as compared to only a modest worsening for the industry. OneBeacon's deterioration, in hindsight, was due in part to National Accounts business which was reporting losses faster and paying claims sooner than other general liability products. External factors, such as construction defects and the impact of New York Labor Laws described above also contributed to OneBeacon's experience. The industry ultimately reported favorable development on accident years 1995 through 1997, while OneBeacon ultimately recognized double digit percentage increases in loss ratios. For accident years 1998 through 2000, the industry initially reported improving loss ratios, although in hindsight results actually were deteriorating. During this time, OneBeacon's experience continued to worsen with loss ratios exceeding that of the industry. The industry generally did not begin to report the worsening losses until 2000 and 2001.

        Multiple Peril.    Multiple peril is a package policy sold to small-to mid-sized insureds or to members of trade associations or other groups. The coverage includes general liability insurance and commercial property insurance, which covers loss to a business' premises, inventory and equipment as a result of any peril or perils specific to the policy. The line is influenced by many of the same external factors noted above for general liability; however, the impact of these external factors on actual experience (i.e., incurred losses and loss adjustment expenses) on these two business lines varies depending on the particular risks underwritten, the specific insureds, the normal randomness of loss events and the terms and coverage limits applicable to specific policies.

        The emergence of new exposures, such as construction defect and claims resulting from changes in New York labor laws, as well as rising medical costs associated with commercial liability coverages and an increasing propensity to litigate have impacted the severity of multiple peril claims and have contributed to the circumstances leading to reserve increases being recorded for multiple peril in 2000 and 2001.

        Similar to the general liability line of business, the multiple peril line of business has been significantly impacted by an increasing number of construction defect claims, the reporting of which can be quite delayed. As described above, prior to 2001 management did not separately segment construction defect claims in its records. Case reserves and IBNR reserves that related to construction defect claims were established within the respective lines of business to which the coverages related rather than on a separate basis. As latent construction defect exposures further emerged, management used new information provided by reported and paid losses, as well as industry information, to obtain better insight and to improve its judgment regarding construction defect losses. Based on review of segmented construction defect data, the multiple peril line has experienced a greater proportion of construction defect losses than that experienced in the general liability line.

        Changes in New York labor laws also impacted general liability coverages under multiple peril policies by creating an unintended exposure to workers' injuries occurring in New York. As in the general liability line, these types of claims began to be reported in late 1999. The dollar amount of loss development in the multiple peril line as a result of these claims was greater than the amount in general liability.

        Further, as described above for general liability, increases in the U.S. claim cost indices for physician services, hospital services and legal costs exceeded the increase in the Consumer Price Index and led to higher claim costs in general liability coverages provided under multiple peril policies in the period from 1995 to 2001.

        The emergence of new exposures, such as construction defect, rising medical costs associated with commercial liability coverages and an increasing propensity to litigate have impacted the severity of multiple peril claims. Inflation in the costs of physician services, hospital services and legal costs significantly exceeded the general rate of inflation from 1990 to 2000, which has also led to more severe multiple peril claims. Changes in mix of business have also impacted this line. National Programs added up to 4 percentage points to the accident year loss ratios for the line from 1996 to 2001. When OneBeacon wrote these new multiple peril coverages in expansion into National Programs, prior management did not expect the loss development experience to depart in any material manner from the historical loss experience for other multiple peril coverages. Multiple peril policies were not written for National Accounts. As noted above for similar new National Accounts and National Programs coverages for workers compensation and for general liability, prior management evaluated aspects of these new coverages that suggested both higher risks (such as the relatively high volume of business written in California, a state in which litigation was more frequent) and lower risks (such as the access to high quality historical loss information made available by some of the trade associations for which large policies were written) than those in the existing multiple peril coverages. When evaluated against available industry pricing data and coverage terms that indicated competitors were not pricing these coverages on a basis suggesting an overall higher risk profile, management determined that reserves based on historical loss experience for other multiple peril policies would be appropriate. Ultimately, this assumption proved incorrect, as the severity and frequency of claims in the National Programs coverages were significantly higher than that for the existing multiple peril business.

        Commercial Automobile Liability.    Commercial automobile liability insurance covers bodily injury of others, damage to their property and costs of legal defense resulting from a collision caused by the insured.

The bodily injury aspect of this line is long-tailed and is significantly influenced by medical costs and legal and social trends.

        With hindsight, inflation and legal costs have impacted the adequacy of reserving for commercial automobile liability coverage. The industry experienced increased medical costs inflation, far in excess of the rate of change in general inflation, for the period 1990 to 2000. In addition, as described under the workers compensation line above, the beneficial effects of cost-containment efforts in medical costs that management had expected to continue in the late 1990s had been exhausted, and the increase in medical costs greatly exceeded management's expectations. Also, the propensity for insureds to litigate claims has been increasing. Industry studies indicate that medical costs continued to increase 14% into 2002 and that the average dollar amount of settlements of personal and commercial automobile liabilities increased 236% from 1993 to 1999. Increases in medical costs, combined with more frequent litigation, have led to escalating severity of bodily injury losses.

        National Accounts experience for commercial automobile coverage was poor, with losses ranging from 83% for accident year 1997 to approximately 200% for accident year 2000. A larger impact came from National Programs. These programs produced losses in excess of what would have been anticipated by historical trends. These programs had loss ratios of 116-185%, while OneBeacon's aggregate loss ratios were in the mid-70% to mid-80% range. For commercial automobile, National Accounts and National Programs added 2 to 8 points to accident year loss ratios for each year 1996 through 2001. At the time these policies were written, prior management did not expect that the loss experience would depart materially from that of existing commercial automobile coverages. While some aspects of these programs suggested a lower risk profile, such as larger, more sophisticated companies that were likely to place a greater emphasis on safety training, other aspects, such as the outsourcing of certain claims handling responsibilities and the potential higher severity of long-haul trucking accidents, suggested a higher risk profile. This assumption was supported by the pricing of other carriers in this very competitive market, which suggested that competitors were not underwriting these coverages as having higher risk characteristics than existing coverages. As it turned out, the severity and frequency of claims in the National Account and National Programs were significantly higher than those for existing commercial automobile policies.

        Based on the industry's reported results through 2001, there was a strong correlation between OneBeacon's loss emergence and deteriorating results and industry results during the accident years 1994 through 1999. The industry initially reported relatively stable loss ratios for 1994-1999 while actual losses were deteriorating significantly beginning with accident year 1996. The industry had recognized some degree of adverse development through 1999 on 1996-1998 accident years. However, significant development emerged for 1998-2000 accident years that, consistent with OneBeacon, was not recorded until 2000 and 2001. Additional worsening within the industry was recorded for accident years 1996-1997 in 2000 and 2001 as well. Estimating reserves for commercial automobile was also influenced by the changes in mix of business described under "Changes in Business & Operations—Mix of Business, the Merger and the Acquisition" above.

  Asbestos and Environmental Reserves

        OneBeacon's reserves include provisions made for claims that assert damages from asbestos and environmental related exposures. Asbestos claims relate primarily to injuries asserted by those who came in contact with asbestos or products containing asbestos. Environmental claims relate primarily to pollution and related clean-up costs. In addition to the factors described above under the heading "Non-Asbestos and Environmental Reserves—Summary" regarding the reserving process, OneBeacon estimates its asbestos and environmental reserves based upon several factors, including facts surrounding reported cases and exposures to claims (such as policy limits and deductibles), current law, past and projected claim activity and past settlement values for similar claims, as well as analysis of industry studies and events, such as recent settlements and asbestos-related bankruptcies.

        Immediately prior to the Acquisition, CGNU caused OneBeacon to purchase a reinsurance contract with National Indemnity for a premium of $1.3 billion under which OneBeacon is entitled to recover from National Indemnity up to $2.5 billion for asbestos claims arising from business written by OneBeacon prior to 1992, environmental claims arising from business written by OneBeacon prior to 1987 and certain other exposures, all net of other third party reinsurance recoveries. As a result of the National Indemnity Cover, there was no change in the net reserve balance.

        Under the terms of the National Indemnity Cover, in addition to the reinsurance premium, National Indemnity received the benefit of reinsurance recoverables from certain of OneBeacon's third party reinsurers in existence at the time the National Indemnity Cover was executed. Collections received fromthird party reinsurance on the claims covered by the National Indemnity Cover serve to protect the $2.5 billion limit of National Indemnity coverage for the benefit of OneBeacon.

        During the fourth quarter of 2001, OneBeacon increased its estimate of gross asbestos and environmental loss reserves to more conservatively reflect the ultimate cost of settling these exposures and so that its reserve levels were more closely aligned with industry-wide survival ratios. A survival ratio is determined by dividing a company's reserves by its historical yearly loss payments for such claims. This ratio measures how many more years of payments the reserves can support, assuming future yearly payments are equal to historical yearly payments. Substantially all of this gross reserve increase was covered under the National Indemnity Cover, therefore there was no change in the net reserve balance. OneBeacon believes that, as a result of the National Indemnity Cover and the increase in gross reserves that was recorded in 2001, OneBeacon should not experience a material financial loss from old asbestos and environmental exposures under current coverage interpretations and that its survival ratio is generally consistent with industry survival ratios. OneBeacon's survival ratio for gross asbestos and environmental reserves, based on its average loss payments for the last year and three years, was approximately 12.7 and 7.7, respectively, at December 31, 2001.

        Our reserves for asbestos and environmental losses at September 30, 2002 represent management's best estimate of our ultimate liability based on information currently available. However, as case law expands, OneBeacon may be subject to asbestos and environmental losses in excess of amounts intended by policy coverage. Loss reserve additions arising from any such future unfavorable case law interpretations cannot be reasonably estimated at the present time. OneBeacon estimates that, as of September 30, 2002, on an incurred basis, it had used approximately $1,771 million of the $2.5 billion coverage provided by the National Indemnity Cover. Approximately $395 million of the estimated $1,771 million of incurred losses has been paid by National Indemnity through September 30, 2002. To the extent OneBeacon's estimate of ultimate asbestos and environmental losses and National Indemnity's third-party recoverables differs from actual experience, the amount of coverage remaining under the National Indemnity Cover could be higher or lower than $729 million.

  Additional Loss and Loss Adjustment Expense Information

        The following information presents (1) OneBeacon's loss reserve development over the preceding ten years and (2) a reconciliation of loss and loss adjustment expense reserves in accordance with accounting principles and practices prescribed or permitted by insurance statutory authorities ("Statutory" basis) to such reserves determined in accordance with GAAP, each as prescribed by Securities Act Industry Guide No. 6.

        Section I of the ten year table shows the estimated liability that was recorded at the end of each of the indicated years for all current and prior accident year unpaid losses and loss adjustment expenses. The liability represents the estimated amount of losses and loss adjustment expenses for claims that were unpaid at the balance sheet date, including incurred but not reported reserves. In accordance with GAAP, the liability for unpaid losses and loss adjustment expenses is recorded in the balance sheet gross of the effects of reinsurance with an estimate of reinsurance recoverables arising from reinsurance contracts reported separately as an asset. The net balance represents the estimated amount of unpaid losses and loss adjustment expenses outstanding as of the balance sheet date, reduced by estimates of amounts recoverable under ceded reinsurance contracts.

        Section II shows the re-estimated amount of the previously recorded net liability as of the end of each succeeding year. Estimates of the liability for unpaid losses and loss adjustment expenses are increased or decreased as payments are made and more information regarding individual claims and trends, such as overall frequency and severity patterns, becomes known. Section III shows the cumulative net (deficiency)/redundancy representing the aggregate change in the liability from original balance sheet dates and the re-estimated liability through December 31, 2001. Section IV shows reconciliation of net liability re-estimated as of the end of the latest re-estimation period. Section V shows the cumulative net liabilities paid of such previously recorded liabilities.

	OneBeacon Loss and Loss Adjustment Expenses(1) Years Ended December 31,
(dollars in millions)
	1991(2)	1992	1993	1994	1995	1996	1997	1998(3)	1999	2000	2001
I. Liability for unpaid losses and LAE:
Gross balance	$—	$5,652.8	$5,562.5	$5,535.4	$5,844.4	$5,804.4	$5,655.9	$6,944.0	$6,368.8	$6,982.7	$8,425.2	(4)
Less: reins. recoverables on unpaid losses and LAE	—	(1,392.6)	(1,191.6)	(1,069.8)	(1,307.4)	(1,260.4)	(1,159.2)	(1,651.9)	(1,285.6)	(1,276.4)	(3,609.7)

Net balance	$3,638.2	$4,260.2	$4,370.9	$4,465.6	$4,537.0	$4,544.0	$4,496.7	$5,292.1	$5,083.2	$5,706.3	$4,815.5	(4)

II. Net liability re-estimated as of:
1 year later	3,782.7	4,365.9	4,411.5	4,494.1	4,584.7	4,627.8	5,370.1	5,305.3	5,901.2	4,815.8
2 years later	3,904.4	4,413.4	4,450.3	4,552.1	4,667.1	5,476.0	5,424.7	5,985.4	5,013.5
3 years later	3,992.2	4,510.5	4,501.0	4,642.8	5,460.6	5,549.0	5,965.0	5,002.8
4 years later	4,147.5	4,610.3	4,602.8	5,406.5	5,510.6	5,924.8	4,980.5
5 years later	4,257.6	4,705.8	5,353.2	5,431.8	5,779.5	4,948.0
6 years later	4,356.3	5,446.4	5,353.5	5,632.0	4,794.7
7 years later	5,093.6	5,439.2	5,523.8	4,658.7
8 years later	5,080.7	5,587.1	4,569.2
9 years later	5,217.2	4,638.5
10 years later	4,276.0

III. Cumulative net (deficiency)/ redundancy	$(637.8)	$(378.3)	$(198.3)	$(193.1)	$(257.7)	$(404.0)	$(483.8)	$289.3	$69.7	$890.5	$—
Percent (deficient)/ redundant	(17.5)%	(8.9)%	(4.5)%	(4.3)%	(5.7)%	(8.9)%	(10.8)%	5.5%	1.4%	15.6%	—%

IV. Reconciliation of net liability re-estimated as of the end of the latest re-estimation period (see II. above):
Gross re-estimated liability		$9,297.2	$8,984.6	$8,941.2	$8,840.2	$8,889.6	$8,853.1	$8,911.9	$8,835.2	$8,677.8
Less: gross re-estimated reins. recoverable		(4,658.7)	(4,415.4)	(4,282.3)	(4,045.5)	(3,941.6)	(3,872.6)	(3,909.1)	(3,821.7)	(3,862.0)

Net liability re-estimated		$4,638.5	$4,569.2	$4,658.7	$4,794.7	$4,948.0	$4,980.5	$5,002.8	$5,013.5	$4,815.8

V. Cumulative net amount of liability paid through:
1 year later	1,075.7	1,461.0	1,367.3	1,390.1	1,476.6	1,591.9	1,687.3	1,815.2	1,966.5	2,007.9
2 years later	1,928.3	2,254.8	2,152.5	2,240.8	2,372.6	2,621.3	2,735.4	2,954.8	3,136.2
3 years later	2,438.5	2,761.5	2,711.5	2,821.9	3,083.3	3,331.1	3,518.0	3,709.2
4 years later	2,734.0	3,135.8	3,089.5	3,328.3	3,571.3	3,872.2	4,044.0
5 years later	2,994.5	3,394.6	3,464.3	3,672.7	3,961.5	4,233.4
6 years later	3,182.3	3,693.0	3,720.2	3,978.3	4,225.4
7 years later	3,434.1	3,882.1	3,979.3	4,186.9
8 years later	3,591.6	4,122.9	4,159.7
9 years later	3,813.0	4,283.2
10 years later	3,959.9

(1)
In 1998, OneBeacon was formed as a result of a pooling of interests between Commercial Union and General Accident. All historical balances have been restated as though the companies had been merged throughout the periods presented.
(2)
For 1991 liabilities are shown net of reinsurance recoverables, as was the accounting practice prior to the implementation of Statement of Financial Accounting Standard ("SFAS") No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts".
(3)
In 1998, OneBeacon acquired Houston General and National Farmers Union. All liabilities related to these entities have been shown from the acquisition date forward in this table.
(4)
For 2001, gross and net liabilities for unpaid losses and loss adjustment expenses include $567.8 million and $244.0 million, respectively, of balances recorded as fair value adjustments in purchase accounting. See note 2 to the Financial Statements beginning on page F-46.

        The cumulative net (deficiency)/redundancy in the table above reflects reinsurance recoverables recorded in connection with the Acquisition under the National Indemnity Cover. This cover applies to losses incurred in 2000 and prior accident years. As a result, it has the effect of significantly increasing OneBeacon's reinsurance recoverables in 2001 and reducing its reserve deficiency for each of the years presented prior to the Acquisition, by the amount of the reserves ceded at the time their cover was purchased. See "Asbestos and Environmental Reserves" above, for a discussion of the impact of this reinsurance contract on OneBeacon's net loss and loss adjustment expense reserve position. The table below presents OneBeacon's cumulative net deficiency without regard to the National Indemnity Cover.

	Year ended December 31,
	(dollars in millions)
	1991	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001
Cumulative net deficiency	(1,592.9)	(1,333.4)	(1,153.4)	(1,148.2)	(1,212.8)	(1,359.1)	(1,438.9)	(665.8)	(885.4)	(64.6)	—
Percent deficient	(43.8)%	(31.3)%	(26.4)%	(25.7)%	(26.7)%	(29.9)%	(32.0)%	(12.6)%	(17.4)%	(1.1)%	—

        The following table reconciles OneBeacon's loss and loss adjustment expense reserves on a Statutory basis to those on a GAAP basis for each of the years in the three-year period ended December 31, 2001:

	1999	2000	2001
	(dollars in millions)
Statutory reserve for losses and LAE	$5,115.7	$5,730.1	$6,795.8
GAAP adjustments:
Reinsurance recoverable on unpaid losses and LAE(1)	1,285.6	1,276.4	1,606.5
Purchase accounting adjustment(2)	—	—	(567.8)
Other(3)	(32.5)	(23.8)	22.9

GAAP reserve for losses and LAE	$6,368.8	$6,982.7	$7,857.4

(1)
Represents adjustments made to add back reinsurance recoverables that are netted against loss and loss adjustment expense reserves under the statutory basis of accounting.

(2)
Represents fair value adjustment to loss and LAE reserves recorded in purchase accounting. See Note 2 to the Financial Statements beginning on page F-45.

(3)
Represents long-term workers compensation loss and loss adjustment expense reserve discount recorded of $47.0 million, $42.1 million and $42.2 million in 1999, 2000 and 2001, respectively, primarily offset by incremental guaranty fund assessments required to be recorded under GAAP.

Terrorism

        As a result of the terrorist attacks of September 11, 2001 (the "Attacks"), OneBeacon incurred approximately $75.0 million of pretax loss and LAE net of reinsurance, or approximately $248.0 million gross of reinsurance. The Attacks have had a profound impact on the U.S. property and casualty insurance marketplace. Prior to the Attacks, most U.S. insurance companies had not explicitly contemplated the risk of substantive terrorist attacks when underwriting their policies. In light of the Attacks, OneBeacon and other property and casualty insurance companies have sought to mitigate the risk associated with any future terrorist attacks by seeking to exclude coverage for such losses from their policies.

        On November 26, 2002, President Bush signed the Terrorism Risk Reinsurance Act (the "Terrorism Act") establishing a program for commercial property and casualty losses, including workers compensation, resulting from acts of terrorism by or on behalf of any foreign person or foreign interest. The Terrorism Act requires commercial insurers to make terrorism coverage available immediately and provides Federal protection above individual company retention and aggregate industry retention levels. OneBeacon estimates its individual retention level to be approximately $100 million. Aggregate industry retention levels are $10.0 billion from the date the Terrorism Act was enacted through December 31, 2003,

$12.5 billion for 2004 and $15.0 billion for 2005. The Federal government will pay 90% of covered terrorism losses that exceed applicable retention levels. The Terrorism Act is scheduled to expire on December 31, 2005. OneBeacon's current property and casualty catastrophe reinsurance programs provide coverage for "non-certified"events as defined under the Terrorism Act, provided such losses are not the result of a nuclear, biological or chemical attack.

        OneBeacon closely monitors its concentration of risk by geographic area and primarily writes small commercial and personal lines business, under which the insureds are unlikely to be direct targets of terrorism. During 2002, OneBeacon aggressively reduced its terrorism exposure in its commercial lines business written in the largest metropolitan areas in which OneBeacon writes insurance. As a result, OneBeacon believes its exposure to losses from future terrorist attacks has been reduced. Nonetheless, risks insured by OneBeacon, and those contemplated by the enacted Terrorism Act, remain exposed to future terrorist attacks and the possibility remains that any future terrorist losses could prove to be material to the Company's financial position and/or its cash flows.

  Reinsurance Protection

        In the ordinary course of its business, OneBeacon purchases reinsurance from high-quality, highly rated third party reinsurers in order to provide diversification of its business and minimize loss from large risks or catastrophic events.

        The timing and size of catastrophe losses are unpredictable and the level of losses experienced in any year could be material to OneBeacon's operating results and financial position. Examples of catastrophes include losses caused by earthquakes, wildfires, hurricanes and other types of storms and terrorist acts. The extent of losses caused by catastrophes is both a function of the amount and type of insured exposure in an area affected by the event and the severity of the event. OneBeacon continually assesses and implements programs to manage its exposure to catastrophe losses through individual risk selection, by limiting its concentration of insurance written in catastrophe-prone areas, such as coastal regions. OneBeacon's largest single natural catastrophe risk is Northeast windstorm. During 2002, OneBeacon reduced its total insured property values in coastal regions that could be affected by Northeast windstorms by 14%.

        OneBeacon seeks to further reduce its exposure to catastrophe losses through the purchase of catastrophe reinsurance. OneBeacon uses probable maximum loss forecasting ("PML") to quantify its exposure to catastrophic losses. PML is a statistical modeling technique that measures a company's catastrophic exposure as the maximum probable loss in a given time period. OneBeacon entered into a property catastrophe reinsurance program for the first four months of 2003 with lower levels of coverage than in past periods in recognition of the fact that catastrophic Northeast windstorms are seasonal. OneBeacon anticipates purchasing additional reinsurance effective May 1, 2003 that will provide adequate protection against a 1 in 250 Northeast windstorm PML.

        Under OneBeacon's current property catastrophe reinsurance program, which is in effect through May 1, 2003, the first $125.0 million of losses resulting from any single catastrophe are retained by OneBeacon. Property catastrophe losses from a single event in excess of $125.0 million, up to $325.0 million, are reinsured with a group of reinsurers. OneBeacon's property catastrophe reinsurance program does not cover personal or commercial property losses resulting from nuclear, biological or chemical terrorist attacks or from "certified" events as defined under the Terrorism Act. The program covers personal property losses resulting from other types of terrorist attacks and commercial property losses from other types of domestic terrorist attacks. In the event of a catastrophe, OneBeacon can reinstate its property catastrophe reinsurance program for the remainder of the original contract term by paying a reinstatement premium which is based on the product of the percentage of coverage reinstated and its original property catastrophe coverage premium. OneBeacon also maintains a casualty reinsurance program which provides protection for catastrophe losses involving worker's compensation, general liability or automobile liability in excess of $5.0 million up to $60.0 million. This program provides one full

$55.0 million limit for either "certified" or "non-certified" terrorism losses but does not provide losses resulting from nuclear, biological or chemical attacks.

        As described in "Asbestos and Environmental Reserves" above, in connection with the Acquisition, OneBeacon obtained the National Indemnity Cover under which OneBeacon is entitled to recover up to $2.5 billion in ultimate losses and loss adjustment expenses incurred related to asbestos claims arising from business written by OneBeacon prior to 1992, environmental claims arising from business written by OneBeacon prior to 1987 and certain other exposures. Under the terms of the National Indemnity Cover, National Indemnity receives the benefit of reinsurance recoverables from certain of OneBeacon's third party reinsurance coverages in existence at the time the National Indemnity Cover was executed. Third party reinsurance collected on the claims covered by this agreement helps to preserve the $2.5 billion of National Indemnity coverage for the benefit of OneBeacon. OneBeacon estimates that on an incurred basis it has exhausted approximately $1,771 million of the coverage provided by the National Indemnity Cover after estimating amounts that will be recovered by National Indemnity from other third party reinsurers at September 30, 2002. approximately $395 million of the estimated $1,771 million of incurred losses has been paid by National Indemnity through September 30, 2002. To the extent that OneBeacon's estimate of ultimate asbestos and environmental losses and National Indemnity's third-party recoverables differs from actual experience, the amount of coverage remaining under the National Indemnity Cover could be higher or lower than $729 million.

        In connection with the Acquisition, OneBeacon obtained the General Reinsurance Cover which provided up to $570.0 million of reinsurance protection, consisting of $400.0 million of adverse development coverage on losses occurring in years 2000 and prior, in addition to $170 million of reserves ceded as of the date of the Acquisition. Pursuant to the General Reinsurance Cover, OneBeacon is not entitled to recover losses to the full contract limit if such losses are reimbursed by General Reinsurance more quickly than anticipated at the time the contract was signed. As a result, OneBeacon has recorded $531.7 million in recoverables due from General Reinsurance at both September 30, 2002 and December 31, 2001, which represents management's best estimate of the total ultimate recoveries under the General Reinsurance Cover based on payment patterns established at those times. OneBeacon will only seek reimbursement from General Reinsurance for claims which result in payment patterns similar to those supporting its recoverables recorded pursuant to the General Reinsurance Cover. The economic cost of not submitting certain other eligible claims to General Reinsurance is primarily the investment spread between the rate credited by General Reinsurance and the rate achieved by OneBeacon on its own investments. This cost, if any, is not expected to be material.

        At September 30, 2002, OneBeacon had $70.4 million of reinsurance recoverable on paid losses and $3,658.2 million that will become recoverable if claims are paid in accordance with current loss reserves estimates. Reinsurance recoverables from Berkshire Hathaway, Inc. ("Berkshire") (National Indemnity and General Reinsurance's ultimate parent) under the National Indemnity Cover and the General Reinsurance Cover together represented 61% of White Mountains' total reinsurance recoverables at September 30, 2002. Because reinsurance contracts do not relieve OneBeacon of its primary obligation to its policyholders, the financial position and solvency of OneBeacon's reinsurers is critical to the collectibility of its reinsurance coverages. OneBeacon is selective with regard to its reinsurers, placing reinsurance with only those reinsurers having strong financial strength ratings. OneBeacon monitors the financial strength of its reinsurers on an ongoing basis. As a result, uncollectible amounts have not historically been significant.

Folksamerica

        Folksamerica, through its wholly owned subsidiary, Folksamerica Reinsurance Company (a New York-domiciled reinsurance company), is a multi-line broker-market reinsurer which provides reinsurance to insurers of property and casualty and accident and health risks in the United States, Canada, Continental Europe (in 2002), Latin America and the Caribbean. Folksamerica became a wholly owned subsidiary of White Mountains during 1998. Folksamerica Reinsurance Company is rated "A-" (Excellent) by A.M. Best. During the 2000 fourth quarter and the 2001 second quarter, we contributed certain of our insurance operating subsidiaries to Folksamerica. These operations, which are described separately under "Other Insurance and Reinsurance Operations of Folksamerica", are excluded from the following discussion of Folksamerica unless otherwise noted.

        In December 2001 Folksamerica received a $400.0 million cash capital contribution from OneBeacon, which was provided to increase Folksamerica's capacity to capitalize on improved pricing trends which accelerated after the Attacks. As a result, Folksamerica is now among the largest U.S.-domiciled property and casualty reinsurers as measured by statutory surplus. At September 30, 2002, Folksamerica had total assets of $3.2 billion and shareholder's equity of $977.9 million.

        Folksamerica commenced writing reinsurance coverage in 1980 as one of a host of newly formed, foreign-owned reinsurers capitalized with minimal surplus. In 1991, recognizing that surplus size would become an increasingly important business issue, Folksamerica launched an aggressive strategy to increase its resources and capacity through the acquisition of select broker-market reinsurance and property and casualty insurance companies.

        Since 1991, Folksamerica has acquired several other reinsurers. These acquisitions have served to raise Folksamerica's surplus and asset base, broaden its skill set and contribute a number of important business relationships.

        Folksamerica's acquisition strategy is to seek fundamentally sound companies whose owners are no longer committed to the business. In these cases, the owner's lack of interest in the operations available for sale have had more to do with difficulties experienced by the owner in its core business than problems with the operations being sold. Folksamerica's more recent acquisitions included USF Re Insurance Co. in 1999, PCA Property & Casualty Insurance Company in 2000, substantially all the reinsurance operations of Risk Capital Reinsurance Company (the "Risk Capital Operations") in 2000 and C-F Insurance Company in 2001. Folksamerica will continue to seek additional insurance and reinsurance acquisitions in the future.

  Reinsurance Overview

        Reinsurance is an arrangement in which a reinsurance company (the "reinsurer") agrees to indemnify an insurance company (the "ceding company") for all or a portion of the insurance risks underwritten by the ceding company under one or more insurance policies. Reinsurance can benefit a ceding company in a number of ways, including reducing net liability exposure on individual risks, providing catastrophe protections from large or multiple losses, stabilizing financial results and assisting in maintaining acceptable operating leverage ratios. Reinsurance can also provide a ceding company with additional underwriting capacity by permitting it to accept larger risks and underwrite a greater number of risks without a corresponding increase in its capital or surplus. Reinsurers may also purchase reinsurance, known as retrocessional reinsurance, to cover their own risks assumed from primary ceding companies. Reinsurance companies often enter into retrocessional agreements for many of the same reasons that ceding companies enter into reinsurance agreements.

        A significant period of time normally elapses between the receipt of reinsurance premiums and the payment of reinsurance claims. The claims process generally begins upon the occurrence of an event causing an insured loss followed by: (1) the reporting of the loss by the insured to the ceding company; (2) the reporting of the loss by the ceding company to the reinsurer; (3) the ceding company's adjustment and payment of the loss; and (4) the payment to the ceding company by the reinsurer. During this time, reinsurance companies generate investment income, consisting primarily of interest earned on fixed maturity investments and dividends earned on equity securities. The period of time between the receipt of premiums and the payment of claims is typically longer for a reinsurer than for a direct insurer.

        Folksamerica writes both treaty and facultative reinsurance. Treaty reinsurance is reinsurance under an agreement whereby the reinsurer assumes a specified portion or category of risk under all qualifying policies issued by the ceding company during the term of the agreement, usually one year. In the underwriting of treaty reinsurance, the reinsurer does not evaluate each individual risk and generally accepts the original underwriting decisions made by the ceding insurer. Folksamerica performs a comprehensive review of the underwriting, pricing, claims handling and general business controls of all potential treaty clients prior to quoting on such arrangements. Facultative reinsurance is underwritten on a risk-by-risk basis, which allows the reinsurer to apply its own pricing to an individual exposure. Facultative reinsurance is normally purchased by insurance companies for individual risks not covered under reinsurance treaties or for amounts in excess of limits on risks covered under reinsurance treaties. The majority of Folksamerica's premiums are derived from treaty reinsurance contracts both on an excess of loss and quota share basis, which in 2001 amounted to 37.3% and 55.5% of its total gross premiums earned, respectively.

        Folksamerica derives its business from a spectrum of ceding insurers including national, regional, specialty and excess and surplus lines writers. Folksamerica determines which risks it accepts based on the anticipated underwriting results of the transaction, which are evaluated on a variety of factors including the quality of the reinsured, the attractiveness of the reinsured's insurance rates, policy conditions and the adequacy of the proposed reinsurance terms.

  Affiliations

        Olympus Reinsurance Ltd. ("Olympus").    In December 2001, Folksamerica negotiated a quota share retrocessional arrangement with Olympus which is designed to increase Folksamerica's capacity to capitalize on the enhanced reinsurance fundamentals during 2002 and beyond. A quota share retrocessional arrangement is an arrangement whereby a reinsurer assumes a predetermined proportional share of the premiums and losses generated on specified business. Folksamerica anticipates writing additional property excess of loss business in the future as a result of increasing prices and improving conditions. Under the quota share treaty with Olympus, which became effective on January 1, 2002, Folksamerica cedes 75% of its short-tailed excess of loss business, mainly property and marine, to Olympus. Folksamerica receives an override commission on premiums ceded to Olympus. Olympus is a Bermuda-domiciled insurance and reinsurance company that was formed in December 2001 with an initial capitalization of more than $500.0 million to respond to the current favorable underwriting and pricing environment in the reinsurance industry. We do not have an ownership stake in Olympus, although certain of our directors, officers and affiliates own approximately 5% of the common shares of Olympus Re Holdings, Ltd. ("Olympus Holdings"), Olympus's parent. Mr. Joseph S. Steinberg, one of our directors, is Chairman of Olympus Holdings.

        White Mountains Underwriting Limited.    In December 2001, we formed White Mountains Underwriting Limited, an underwriting management company domiciled in Ireland. White Mountains Underwriting Limited, a wholly owned subsidiary of White Mountains, has expanded Folksamerica's access to international property excess of loss reinsurance business and provides professional insurance services to both Folksamerica and Olympus. White Mountains Underwriting Limited receives management fees and a profit commission on business placed with Folksamerica and Olympus.

  Classes of Business

        Folksamerica writes three main classes of reinsurance: liability reinsurance, property reinsurance and accident and health reinsurance, which for 2001 represented 68%, 20% and 6% of its net written premiums, respectively.

        Folksamerica's net written premiums by line of business for 1999, 2000 and 2001 were as follows:

	Years Ended December 31,
Business class
	1999	2000	2001
	(dollars in millions)
Liability	$122.6	$208.4	$310.6
Property	68.9	91.6	93.5
Accident and Health	—	26.4	25.1
Other	10.2	6.2	29.7

Total	$201.7	$332.6	$458.9

  Geographic Concentration

        Folksamerica's net written premiums by geographic region for 1999, 2000 and 2001 were as follows:

	Years Ended December 31,
Geographic region
	1999	2000	2001
	(dollars in millions)
United States	$172.2	$296.7	$408.3
Canada	21.0	21.6	26.6
Latin America and the Caribbean	8.5	14.3	24.0

Total	$201.7	$332.6	$458.9

  Marketing

        Folksamerica obtains most of its reinsurance business through brokers and reinsurance intermediaries that represent the ceding company. Folksamerica considers both the intermediary and the ceding company as its clients in any placement. Much of Folksamerica's business is conducted with ceding companies and their management, with whom Folksamerica has developed strong business relationships over a long period of time. The process of placing a brokered reinsurance program typically begins when a ceding company enlists the aid of a reinsurance broker in structuring a reinsurance program. Often the ceding company and the broker will consult with one or more lead reinsurers as to the pricing and contract terms for the reinsurance protection being sought. Once the ceding company has approved the terms quoted by the lead reinsurer, the broker will offer participation to qualified reinsurers until the program is fully subscribed by reinsurers at terms agreed to by all parties.

        Folksamerica generally pays ceding companies a ceding commission under quota share reinsurance treaties. The ceding commission is generally based on the ceding company's cost of acquiring the business being reinsured (commissions, premium taxes and certain miscellaneous expenses). During the nine months ended September 30, 2002 and the year ended December 31, 2001, Folksamerica received no more than 10% of its gross reinsurance premiums from any individual ceding company. Additionally, Folksamerica pays reinsurance brokers' commissions based on negotiated percentages of the premium it writes. These commissions, which average approximately 5% of premium, constitute a significant portion of Folksamerica's total acquisition costs and are included in its underwriting expenses. During the nine months ended September 30, 2002 and the year ended December 31, 2001, Folksamerica received approximately 56.9% and 54.4%, respectively, of its gross reinsurance premiums written from three major reinsurance brokers as follows: (1) AON Re, Inc.—28.2% and 21.3%, respectively; (2) Benfield Blanch—13.5% and 17.2%, respectively; and (3) Guy Carpenter—15.3% and 15.9%, respectively.

  Underwriting and Pricing

        Folksamerica's underwriters and pricing actuaries evaluate each underwriting submission in order to determine price. Folksamerica prices its products by assessing the desired return on the capital needed to write a given contract and by estimating future loss and loss adjustment expenses and investment income to be earned on net cash flow from the contract. Folksamerica will only accept contracts with a high likelihood of generating acceptable returns on equity. Folksamerica's pricing indications are based on a number of underwriting factors including historical results, analysis of exposure and estimates of future loss costs, a review of other programs displaying similar exposure characteristics, the primary insurer's underwriting and claims experience and the primary insurer's financial condition. Folksamerica's underwriters perform regular underwriting audits to monitor the ceding company's pricing discipline. Such reviews provide important input to support renewal discussions.

        Folksamerica and other reinsurance companies have sought to mitigate the risk associated with future terrorist attacks in a similar manner as direct insurers. Since the Attacks, reinsurers have attained significant price increases across all lines of reinsurance in response to greater perceived policy exposures. Regulations regarding permitted policy exclusions applicable to reinsurance contracts are often less stringent than those imposed upon direct insurers. As a result, exclusions are more often dictated by the marketplace than by regulation. Folksamerica's reinsurance contracts on commercial risks written subsequent to the Attacks contain clauses which exclude terrorist exposure. Reinsurance contracts on personal risks written subsequent to the Attacks generally contain exclusions related to nuclear, biological and chemical attacks.

  Competition

        There are 20 U.S.-based broker-market reinsurance companies that report operating data to the Reinsurance Association of America. Based on surplus size as of September 30, 2002, Folksamerica is the fifth largest of these companies. Additionally, there are reinsurance divisions or departments of four U.S.-based insurers that, while not separate reinsurance companies, participate in the U.S. broker reinsurance market.

        Across all lines of business, Folksamerica competes with all of the larger broker-market reinsurance companies and reinsurance departments or divisions of primary insurance companies. Folksamerica wrote approximately 4% of gross premiums written by all broker-market reinsurance companies and reinsurance divisions of insurance companies in 2001 and also for the nine months ended September 30, 2002. The companies or divisions writing the largest portion of gross premiums in 2001 were: Transatlantic Reinsurance Company (12%), Everest Reinsurance Company (10%) and St Paul Re, a division of The St Paul Companies (8%). The companies or divisions writing the largest portion of gross premiums for the nine months ended September 30, 2002 were XL Reinsurance America (15%), Transatlantic Reinsurance Company (13%) and Everest Reinsurance Company (11%).

        To compete within the U.S. broker reinsurance market, Folksamerica has a 20-year history of close relationships with ceding companies and maintains a disciplined underwriting strategy which, among other things, focuses on writing more business when market terms and conditions are favorable and reducing business volume during soft markets when terms and conditions become less favorable. Folksamerica also employs a multi-line approach, offering clients a wide range of reinsurance products to satisfy their risk management needs. Additionally, during soft markets, Folksamerica utilizes an acquisition-based growth strategy: seeking to acquire fundamentally sound competitors whose ownership structure or other factors limit their ability to compete effectively.

        In general, poor market conditions for primary companies in recent years have caused insurers to reduce their own premium writings or restructure their reinsurance programs, thereby reducing the amount of reinsurance they purchase. As a result of consolidation within the industry, many ceding companies are now larger and financially stronger, thereby enabling them to retain more risk. In addition, increasingly intense competition in the reinsurance markets, primarily as a result of excess industry capital, has historically driven reinsurance prices on many programs below levels that Folksamerica will accept. The significant insured losses resulting from the Attacks have reduced the capacity of several reinsurers resulting in marked improvements in reinsurance pricing, terms and conditions. However, due to recent capital raising activities by several Bermuda-based and other reinsurers, there is no assurance that such improved conditions will continue over an extended period. Folksamerica's management believes that the reinsurance industry, including the intermediary market, will continue to undergo further consolidation. Management further believes that size and financial strength will become increasingly important factors in selecting reliable reinsurance partners, particularly in light of the weakening of several reinsurers in the wake of the Attacks.

  Claims

        Folksamerica maintains a staff of experienced reinsurance claim specialists that work closely with reinsurance intermediaries to obtain specific claims information from its customers. Folksamerica's claims staff also regularly perform on-site claim reviews to assess and improve the reinsured's claim-handling ability and reserving techniques. In addition, Folksamerica's claim specialists review loss information provided by the reinsured for adequacy. The results of Folksamerica's on-site claim reviews are shared with its actuaries and underwriters to ensure that they are making the correct assumptions in pricing its products and that all relevant information is used in establishing loss reserves.

  Loss and Loss Adjustment Expense Reserves

        Folksamerica establishes loss and loss adjustment expense reserves that are estimates of future amounts needed to pay claims and related expenses for insured events that have already occurred. The process of estimating reserves for Folksamerica is similar to the process described in "Loss and Adjustment Expense Reserves" in the "OneBeacon" discussion and, as of any given date, is inherently uncertain. For Folksamerica, reserve estimates reflect the judgment of both the ceding company and Folksamerica, based on the experience and knowledge of their respective claims personnel, regarding the nature and value of the claim. The ceding company may periodically adjust the amount of the case reserves as additional information becomes known or partial payments are made. Upon notification of a loss from a ceding company, Folksamerica establishes case reserves, including loss adjustment expense reserves, based upon Folksamerica's share of the amount of reserves established by the ceding company and Folksamerica's independent evaluation of the loss. In cases where available information indicates that reserves established by the ceding company are inadequate, Folksamerica establishes case reserves in excess of its share of the reserves established by the ceding company.

        We believe that reserves as of September 30, 2002 are reasonably stated; however, ultimate loss and loss adjustment expenses may deviate, perhaps materially, from the amounts currently reflected in the reserve balance. Adverse development, if any, would impact our future results of operations.

        The following table presents the subsequent development of the year-end loss reserves of Folksamerica and its subsidiaries for the ten-year period from 1991 to 2001. Section I of the table shows the gross and net (of reinsurance) estimated liabilities that were recorded at the end of each of the indicated years for all current and prior year unpaid loss and loss adjustment expenses. Section II shows the re-estimate of the net liabilities made in each succeeding year. Section III shows the cumulative net (deficiency)/redundancy representing the aggregate change in the liability from the original balance sheet dates. Section IV shows the reconciliation of net liability re-estimated as of the end of the latest re-estimation period. Section V shows the cumulative net liabilities paid of such previously recorded liabilities.

	Folksamerica's Loss and Loss Adjustment Expenses(1)(3) Years Ended December 31,
(dollars in millions)
	1991(4)	1992(4)	1993(4)	1994(4)	1995(4)	1996(4)	1997(4)	1998	1999	2000	2001
I. Liability for unpaid losses and LAE:
Gross balance	$—	$758.3	$798.4	$856.2	$981.5	$1,578.7	$1,461.3	$1,437.6	$1,273.1	$1,556.3	$1,644.5	(2)
Less: reins. recoverables on unpaid losses and LAE	—	(172.0)	(154.4)	(182.4)	(201.0)	(390.2)	(352.0)	(398.0)	(351.1)	(724.2)	(896.6)

Net balance	$506.3	$586.3	$644.0	$673.8	$780.5	$1,188.5	$1,109.3	$1,039.6	$922.0	$832.1	$747.9	(2)

II. Net liability re-estimated as of:
1 year later	543.4	601.5	672.5	701.8	834.1	1,222.6	1,125.5	1,036.0	950.8	846.4	—
2 years later	542.9	626.0	706.0	748.6	855.4	1,224.6	1,108.5	1,047.8	962.5
3 years later	567.6	653.2	746.3	763.7	862.7	1,206.4	1,114.5	1,032.3
4 years later	589.2	680.7	761.3	767.0	874.9	1,214.2	1,088.7
5 years later	610.2	694.8	764.1	778.8	874.2	1,188.9
6 years later	623.0	699.6	772.8	779.2	844.9
7 years later	630.6	706.5	774.2	755.9
8 years later	637.1	709.1	756.3
9 years later	635.7	696.8
10 years later	626.3

III. Cumulative net (deficiency)/redundancy	$(120.0)	$(110.5)	$(112.3)	$(82.1)	$(64.4)	$(0.4)	$20.6	$7.3	$(40.5)	$(14.3)	$—

Percent (deficient)/redundant	(23.7)%	(18.8)%	(17.4)%	(12.2)%	(8.3)%	—%	1.9%	.7%	(4.4)%	(1.7)%	—%

IV. Reconciliation of net liability re-estimated as of the end of the latest re-estimation period (see II. above):
Gross re-estimated liability		$947.6	$972.5	$993.1	$1,055.9	$1,605.6	$1,476.8	$1,423.3	$1,389.5	$1,651.1
Less: gross re-estimated reins. recoverable		(250.8)	(216.2)	(237.2)	(211.0)	(416.7)	(388.1)	(391.0)	(427.0)	(804.7)

Net liability re-estimated		$696.8	$756.3	$755.9	$844.9	$1,188.9	$1,088.7	$1,032.3	$962.5	$846.4

V. Cumulative net amount of liability paid through:
1 year later	136.7	165.1	219.8	201.9	225.5	322.6	277.5	291.4	111.1	380.9	—
2 years later	202.6	289.8	337.3	323.4	363.6	506.7	472.0	390.6	364.0
3 years later	290.9	366.2	418.2	412.8	457.0	656.6	582.4	552.9
4 years later	343.4	423.9	481.2	474.3	542.8	774.0	680.9
5 years later	382.1	467.9	521.4	530.8	608.2	843.1
6 years later	415.8	495.2	565.8	572.7	644.1
7 years later	439.1	530.6	596.3	598.3
8 years later	468.7	554.6	618.2
9 years later	488.4	572.2
10 years later	503.9

(1)
The table includes the complete loss development history for all periods presented for all companies acquired by Folksamerica through an instrument of Transfer and Assumption approved by the appropriate insurance regulators. Under the instrument, insurance regulators require that Folksamerica report reserve development on loss and loss adjustment expense reserve liabilities as if the companies had been combined from their inception.

(2)
The table excludes Fund American Reinsurance Company Ltd. whose liabilities for gross and net unpaid losses and LAE totaled $25.8 million and $4.7 million, respectively, as of December 31, 2001.

(3)
For 1991 liabilities are shown net of reinsurance recoverables on paid and unpaid losses and LAE, as was the accounting practice prior to the implementation of SFAS 113.

(4)
Folksamerica became a consolidated subsidiary of White Mountains during 1998. Reserve development for the years ended 1991 through 1997 reflects development on reserves established before we consolidated Folksamerica's results.

        The following table reconciles reserves determined in accordance with accounting principles and practices prescribed or permitted by insurance statutory authorities to reserves determined in accordance with generally accepted accounting principles at December 31:

	1999(1)	2000	2001
	(dollars in millions)
Statutory reserve for losses and LAE	$681.1	$810.9	$726.7
GAAP adjustments:
Reinsurance recoverable on unpaid losses and LAE	163.2	724.2	896.6
Other(2)	—	21.2	21.2

GAAP reserve for losses and LAE	$844.3	$1,556.3	$1,644.5

(1)
Excludes reserves for PCA Property & Casualty Insurance Company acquired in 2000, although such reserves are required to be included in the ten year loss table above since inception.

(2)
Represents purchase accounting adjustments primarily made in connection with Folksamerica's acquisition of PCA Property & Casualty Insurance Company.

  Reinsurance Protection

        Folksamerica has exposure to losses caused by hurricanes, earthquakes, winter storms, windstorms, terrorist acts and other catastrophic events. In the normal course of business, Folksamerica seeks to reduce the risk of loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance and reinsurance enterprises and by closely monitoring aggregate property exposures and related probable maximum losses. To manage and analyze aggregate exposures and probable maximum loss forecasting, Folksamerica utilizes a variety of tools and analyses, including catastrophe modeling software packages. Folksamerica continually assesses its concentration of underwriting exposures in catastrophe-prone areas and develops strategies to manage this exposure, primarily through limiting accumulation of exposure to acceptable levels and the purchase of catastrophe reinsurance. Folksamerica's previously discussed quota share arrangement with Olympus serves to reduce its potential loss exposure to any large, or a series of smaller, property catastrophe events. Folksamerica's current catastrophe protection program includes $35.0 million of protection in excess of a $60.0 million retention for a second loss. The current program also includes coverage of $10.0 million in excess of a $5.0 million retention for Folksamerica's proportional property portfolio. Each of the above contracts are 100% placed with a single, top quality reinsurer, and have reinstatement provisions whereby, in the event of one loss, the coverage is reinstated for additional premium. Folksamerica's reinsurance program also includes annual aggregate stop loss protection which protects its accident year loss ratio from the effect of a very large catastrophic event or a number of smaller events.

        Folksamerica recorded gross and net of reinsurance losses from the Attacks of approximately $104 million and $25 million, respectively, during 2001. Folksamerica has evaluated each of its significant reinsurers and believes its provision for uncollectible reinsurance, with respect to reinsurance relating to the Attacks and otherwise, to be adequate.

  Other Insurance and Reinsurance Operations of Folksamerica

        In October 1999, we completed our acquisition of International American Group, a collection of insurance companies, for $86.7 million in cash. Included in these companies are Peninsula Insurance Company ("Peninsula"), American Centennial Insurance Company ("American Centennial") and British Insurance Company of Cayman ("British Insurance Company"), all of which were owned by Folksamerica at September 30, 2002.

        Peninsula.    Peninsula, which was established in 1960, is a Maryland-domiciled property and casualty insurer which writes both personal and commercial lines, primarily private passenger automobile, homeowners, commercial automobile and commercial multi-peril. Most of Peninsula's insurance products are sold in Maryland, Delaware and Virginia. Peninsula is rated "A" (Excellent) by A.M. Best. Peninsula markets insurance products principally through independent agents. Peninsula's primary business focus is to establish strong long-term relationships with its agents and insured customers by focusing on providing quality insurance products to families and small private businesses. Peninsula pays their independent agents commissions representing negotiated percentages of the premium they write. These commissions, which currently range from 5.0% to 20.0% of premium, depending on the line of business, constitute a significant portion of total acquisition costs and are included in underwriting expenses. At December 31, 2001 and 2000, and the years then ended, Peninsula had $55.9 million and $56.3 million of total assets, $28.3 million and $22.7 million in net written premiums and $22.5 million and $23.7 million of shareholder's equity, respectively.

        American Centennial and British Insurance Company.    American Centennial and British Insurance Company are Delaware-domiciled and Cayman Island-domiciled, respectively, property and casualty insurance companies in run-off. At December 31, 2001 and 2000, American Centennial had $66.2 million and $66.0 million of total assets and $37.0 million and $43.9 million of shareholder's equity, respectively. At December 31, 2001 and 2000, British Insurance Company had $22.4 million and $22.1 million of total assets and $4.4 million and $4.5 million of shareholder's equity, respectively.

        Esurance, Inc. ("Esurance").    Esurance, which was established in 1998, is a personal lines property and casualty insurance provider that currently sells personal automobile insurance in 27 states. Esurance leverages technology to remove excess costs from the marketing, sales and servicing of personal lines insurance products. Esurance focuses on the internet as its main sales and service channel, while maintaining its customer service center on a 24 hour basis. In October 2000, Folksamerica purchased an 80% majority interest in Esurance for $9.0 million. During the fourth quarter of 2001, Folksamerica purchased the remaining 20% minority interest in Esurance for $1.5 million, thereby making Esurance a wholly-owned subsidiary as of December 31, 2001. At and for the year ended December 31, 2001, Esurance had total assets of $9.6 million, total revenues of $3.2 million and an accumulated shareholder's deficit of $16.1 million.

Fund American Reinsurance Company Ltd.

        On December 20, 2001, Fund American Reinsurance Company Ltd. ("Fund American Re"), a subsidiary of White Mountains formed in late 2001, acquired substantially all of the international reinsurance operations of the Folksam Group ("Folksam") of Stockholm, Sweden. With this acquisition, we have begun the formation and growth of our internationally-based reinsurance operations. Fund American Re is commercially domiciled in Bermuda but maintains its executive office and an operating branch in Stockholm, Sweden, and operates through an additional branch in Singapore. Gross annual premium volume for the acquired operations averaged $170.0 million during the preceding three-year period. The $64.0 million purchase price was paid in a combination of cash, a note and common shares. Folksamerica will provide reinsurance support for this international expansion. In August 2002, total assets and total liabilities of $24.2 million, respectively, were assumed by Fund American Re in connection with Folksam's transfer of its Singapore-based reinsurance operations to Fund American Re. At September 30, 2002, Fund American Re had $133.3 million of total assets and $60.1 million of shareholder's equity. Fund American Re experienced a successful renewal period at January 1, 2002, and as a result has written $33.4 million of net premiums through September 30, 2002.

Investments in Unconsolidated Insurance Affiliates

        Our investments in unconsolidated insurance affiliates represent operating investments in other insurers in which we have a significant voting and economic interest but do not own more than 50.0% of the entity.

  Montpelier Re Holdings Ltd. ("Montpelier")

        In December 2001, White Mountains, the Benfield Group plc and several other private investors established Montpelier and its wholly owned subsidiary Montpelier Reinsurance Ltd. ("Montpelier Re").

Montpelier Re is a Bermuda-domiciled insurance and reinsurance company that was formed with approximately $1.0 billion in capital to respond to the then favorable underwriting and pricing environment in the reinsurance industry. Montpelier Re has initially focused on property reinsurance business. Montpelier is rated "A-" (Excellent) by A.M. Best. On October 15, 2002, Montpelier successfully completed an initial public offering and its common stock is listed on the New York Stock Exchange. Four of White Mountains' directors serve on Montpelier's eleven member board of directors, including Jack Byrne, our Chairman who serves as Montpelier's non-executive Chairman. In addition, Tom Kemp is also a director as well as Chief Financial Officer of Montpelier. Through holdings of common shares and warrants, we own approximately 21% of Montpelier on a fully converted basis. As of September 30, 2002, as adjusted for stock splits, our investment in Montpelier consisted of 10,800,000 common shares valued at $16.67 per share and warrants to acquire an additional 4,781,572 common shares at $16.67 per share that are exercisable over ten years from the date of grant.

  Main Street America Holdings, Inc. ("Main Street America")

        Main Street America is a subsidiary of National Grange Mutual Insurance Company ("National Grange"), a New Hampshire-domiciled property and casualty insurance company, which insures risks located primarily in New York, Massachusetts, Connecticut, Pennsylvania, New Hampshire, Virginia and Florida. National Grange's principal lines of business and approximate percentage of total direct written premiums are personal automobile (41%), commercial multi-peril (20%), homeowners (13%) and commercial automobile (15%). Main Street America, through its subsidiaries, participates in 60% of National Grange's property and casualty business through a quota share reinsurance agreement. Main Street America's net written premiums totaled $306.8 million, $265.4 million and $242.7 million in 2001, 2000 and 1999, respectively, and its net income was $6.8 million, $3.8 million and $25.8 million, respectively. Main Street America's total assets as of December 31, 2001 and 2000 were $653.8 million and $608.7 million, respectively, and its shareholders' equity was $262.3 million and $253.8 million, respectively. We own 50% of the outstanding common stock of Main Street America and our investment in Main Street America was $133.7 million and $130.6 million at December 31, 2001 and December 31, 2000, respectively.

Former Operations

  Financial Security Assurance Holdings Ltd. ("Financial Security Assurance")

        Financial Security Assurance guarantees scheduled payments of principal and interest on municipal bonds and asset-backed securities, including residential mortgage-backed securities.

        On July 5, 2000, we concluded the sale of our indirect, wholly owned subsidiary, White Mountains Holdings, Inc. (which controlled a substantial amount of our holdings of Financial Security Assurance) and all our other holdings of the common stock of Financial Security Assurance ("FSA Common Stock") to Dexia S.A. ("Dexia") for proceeds of $620.4 million (the "Dexia Sale") which resulted in a pretax gain of $391.2 million.

        From 1994 to 1999, we purchased 4,382,709 shares of FSA Common Stock in a series of public and private transactions. During 1999, we exercised various fixed price options ("FSA Options") which provided us with 2,560,607 additional shares of FSA Common Stock. We also held shares of convertible preferred stock ("FSA Preferred Stock") which gave us the right to acquire up to 2,000,000 additional shares of FSA Common Stock.

        Prior to the Dexia Sale, we accounted for our investment in FSA Common Stock using the equity method. We accounted for our investment in FSA Preferred Stock and the FSA Options under the provisions of SFAS No. 115 whereby the investment was reported at fair value as of the balance sheet date, with related unrealized investment gains and losses, after tax, reported as a net amount in a separate component of common shareholders' equity and reported on the income statement as a component of other comprehensive net income.

  Waterford Insurance Company ("Waterford")

        Waterford is a small Kansas-domiciled property and casualty insurance company that we purchased in 1996. Waterford was sold to a third party on January 5, 2001 for cash proceeds of $23.6 million (net of transaction related expenses), which resulted in a pretax gain of $12.4 million.

  Valley Group, Inc. ("Valley Group")

        Valley Group is a collection of property and casualty insurance companies that we acquired in 1995 which included Valley Insurance Companies ("Valley") of Albany, Oregon and Charter Group, Inc. of Richardson, Texas. We subsequently formed White Mountains Insurance Company, a small property and casualty company. Valley, Charter Group and White Mountains Insurance Company are collectively referred to herein as "Valley Group".

        In June 1999, we completed the sale of Valley Group to Unitrin, Inc. (the "Valley Group Sale") and received net proceeds of $139.0 million in cash after receiving a special dividend prior to the closing of $76.6 million (net of related tax liabilities) consisting of cash, investment securities and the common stock of Waterford. The Valley Group Sale resulted in a pretax gain of $88.1 million. As part of the Valley Group Sale, we have agreed to indemnify Unitrin, Inc. for 90% of adverse development through December 31, 2002 on reserves transferred in the Valley Group Sale, up to a maximum of $50 million.

  Other Operations

        In 1991 we sold Fireman's Fund Insurance Company, a large property and casualty insurance company, to Allianz of America, Inc. Since 1991, we have carried a reserve related to various outstanding tax issues involving the sale. In 2000, we were informed that the Internal Revenue Service agreed with the position taken in our 1991 tax return and, accordingly, released a $95.0 million reserve during 2000 to income which is presented as a gain from discontinued operations.

        In 1999, we concluded the sale of substantially all the mortgage banking assets of White Mountains Services Corporation (formerly Source One Mortgage Services Corporation) and received net proceeds totaling $180.6 million. We recorded a $19.4 million pretax ($12.6 million after tax) gain on the sale of the mortgage banking net assets which is presented as a gain from discontinued operations.

Regulation

        Our insurance and reinsurance operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and loss adjustment expenses, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders. We believe that we are in compliance with all applicable laws and regulations pertaining to our business that would have a material effect on our financial position in the event of non-compliance.

        Over the last several years most states have implemented laws that establish standards for current, as well as continued, state accreditation. In addition, the National Association of Insurance Commissioners has adopted risk-based capital standards for property and casualty companies as a means of monitoring certain aspects affecting the overall financial condition of insurance companies. The current risk-based capital ratios of our active insurance and reinsurance subsidiaries are satisfactory and such ratios are not expected to result in any adverse regulatory action. We are not aware of any current recommendations by regulatory authorities that would be expected to have a material effect on our results of operations or liquidity.

        As a condition of our license to do business in certain states, our insurance operations are required to participate in mandatory shared market mechanisms. Each state dictates the types of insurance and the level of coverage that must be provided. The most common type of shared market mechanism in which we are required to participate is an assigned risk plan. Many states operate assigned risk plans. The NY Auto

Plan and New Jersey automobile insurance plans are two such shared market mechanisms in which OneBeacon is compelled to participate. These plans require insurers licensed within the applicable state to accept the applications for insurance policies of individuals who are unable to obtain insurance in the voluntary market. The total number of such policies an insurer is required to accept is based on its market share of voluntary business in the state. Underwriting results related to assigned risk plans are typically adverse. Accordingly, OneBeacon may be required to underwrite policies with a higher risk of loss than it would otherwise accept.

        Reinsurance facilities are another type of shared market mechanism. Reinsurance facilities require an insurance company to accept all applications submitted by certain state designated agents. The reinsurance facility then allows the insurer to cede some of its business to the reinsurance facility so that the facility will reimburse the insurer for claims paid on ceded business. Typically, however, reinsurance facilities operate at a deficit, which is funded through assessments against the same insurers. The Massachusetts Commonwealth Automobile Reinsurers ("MassCAR") is one such reinsurance facility in which OneBeacon is compelled to participate. As a result, OneBeacon could be required to underwrite policies with a higher risk of loss than it would otherwise accept.

        The insurance laws of many states generally provide that property and casualty insurers doing business in those states belong to a statutory property and casualty guaranty association. The purpose of these guaranty associations is to protect policyholders by requiring that solvent property and casualty insurers pay certain insurance claims of insolvent insurers. These guaranty associations generally pay these claims by assessing solvent insurers proportionately based on the insurer's share of voluntary premiums written in the state. While most guaranty associations provide for recovery of assessments through rate increases, surcharges or premium tax credits, there is no assurance that insurers will ultimately recover these assessments. At September 30, 2002, the reserve for such assessments at our insurance subsidiaries totaled $32.7 million, of which $15.4 million related to the insolvency of Reliance Insurance Company.

        Many states have laws and regulations that limit an insurer's ability to exit a market. For example, certain states limit a private passenger automobile insurer's ability to cancel and non-renew policies. Furthermore, certain states prohibit an insurer from withdrawing from one or more lines of insurance business in the state, unless the state regulators approve the company's withdrawal plans. State regulators may refuse to approve such plans on the grounds that they could lead to market disruption. Such laws and regulations may restrict our ability to exit unprofitable markets.

        Nearly all states have insurance laws requiring personal property and casualty insurers to file price schedules, policy or coverage forms, and other information with the state's regulatory authority. In most cases, such price schedules and/or policy forms must be approved prior to use. While pricing laws vary from state to state, their objectives are generally to ensure that prices are adequate, not excessive and not discriminatory. For example Massachusetts, a state where OneBeacon has a sizable presence, sets virtually all aspects of automobile insurance rates, including agent commissions. Such regulations often challenge an insurer's ability to adequately price its product, which often leads to unsatisfactory underwriting results.

        Our insurance subsidiaries are subject to state laws and regulations that require investment portfolio diversification and that limit the amount of investment in certain categories. Non-compliance may cause non-conforming investments to be non-admitted in measuring statutory surplus and, in some instances, may require divestiture. Our investment portfolio at December 31, 2002 complied with such laws and regulations in all material respects.

        One of our primary sources of cash inflows is dividends received from our operating subsidiaries. Under the insurance laws of the states and countries under which our insurance subsidiaries are domiciled, an insurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by regulatory authorities. In a given calendar year, the insurance subsidiaries can generally dividend up to the greater of 10% of their statutory surplus at the beginning of the year or the prior year's statutory net income without prior regulatory approval, subject to the availability of unassigned funds (the statutory accounting equivalent of retained earnings). Larger dividends can be paid only upon regulatory approval. Accordingly, there is no assurance regarding the amount of such dividends that may be paid by such subsidiaries in the future. Our insurance subsidiaries have the ability to pay dividends of approximately $260 million in 2003 without approval of regulatory authorities.

        We are subject to regulation under certain state insurance holding company acts. These regulations contain reporting requirements relating to the capital structure, ownership, financial condition and general business operations of our insurance and reinsurance subsidiaries. These regulations also contain special reporting and prior approval requirements with respect to certain transactions among affiliates. Because we are an insurance holding company, the domiciliary states of our insurance subsidiaries impose regulatory application and approval requirements on acquisitions of our common shares which may be deemed to confer control over those subsidiaries, as that concept is defined under the applicable state laws. Acquisition of as little as 10% of our common shares may be deemed to confer control under the insurance laws of some jurisdictions, and the application process for approval can be extensive and time consuming.

        While the federal government does not directly regulate the insurance business, federal legislation and administrative policies affect the insurance industry. In addition, legislation has been introduced from time to time in recent years that, if enacted, could result in the federal government assuming a more direct role in the regulation of the insurance industry. A recently enacted federal law, the Terrorism Act, provides a "back-stop" to property and casualty insurers in the event of future terrorist acts perpetrated by foreign agents or interests. The law limits the industry's aggregate liability by requiring the federal government to share 90 percent of certified losses once a company meets a specific retention or deductible as determined by its prior year's direct written premiums and limits the aggregate liability to be paid by the government and industry without further action by Congress at $100 billion. In exchange for this "back-stop", primary insurers are required to make coverage available to insureds for losses from acts of non-domestic terrorism. OneBeacon is actively complying with the requirements of the Terrorism Act in order to ensure our ability to be reimbursed by the federal government for any losses we may incur as a result of future terrorist acts. A number of additional enacted and pending legislative measures could lead to increased consolidation and increased competition for business and for capital in the financial services industry. We cannot predict whether any state or federal measures will be adopted to change the nature or scope of the regulation of the insurance business or what effect such measures may have on its insurance and reinsurance operations.

        Environmental cleanup of polluted waste sites is subject to both federal and state regulation. The Comprehensive Environmental Response Compensation and Liability Act of 1980 ("Superfund") and comparable state statutes govern the cleanup and restoration of waste sites by potentially responsible parties. These laws can impose liability for the entire cost of clean-up upon any responsible party, regardless of fault. The insurance industry in general is involved in extensive litigation regarding coverage issues arising out of the cleanup of waste sites by insured PRPs and as a result has disputed many such claims. From time to time, comprehensive Superfund reform proposals are introduced in Congress, but none has yet been enacted. At this time, it remains unclear as to whether Superfund reform legislation will be enacted or that any such legislation will provide for a fair, effective and cost-efficient system for settlement of Superfund related claims. The National Indemnity Cover includes coverage for such exposures; however, we cannot be sure that the coverage provided under the National Indemnity Cover will ultimately prove to be adequate.

Ratings

        Insurance and reinsurance companies are evaluated by various rating agencies in order to provide a basis for measuring the financial strength of individual insurance companies. Higher ratings generally indicate financial stability and a stronger ability to pay claims. A.M. Best, a rating agency that specializes in the insurance and reinsurance industry, currently rates OneBeacon's principal operating insurance subsidiaries "A" (Excellent) and Folksamerica's principal reinsurance operating subsidiary "A-" (Excellent). We believe that strong ratings are important factors in the marketing of insurance products to agents and consumers.

Investing Operations

        The investment portfolios of our insurance and reinsurance operations consist primarily of fixed maturity investments but also consist, in part, of short term investments, common equity securities and other investments. Our management believes that modest investments of common equity securities and other investments within our investment portfolio are likely to enhance after-tax total returns without significantly increasing the risk profile of the portfolio when considered over long periods of time.

        Our fixed maturity portfolios are comprised primarily of investment grade corporate debt securities, U.S. government and agency securities and mortgage-backed securities (e.g., greater than 99% of such securities received a rating from the National Association of Insurance Commissioners of 1 or 2). Nearly all the fixed income securities we currently hold are publicly traded. We expect to continue to invest primarily in high quality, fixed maturity investments.

        At September 30, 2002, our investment portfolio consisted of $6,867.7 million (71%) of fixed maturity investments, $2,269.8 million (24%) of short-term investments and $457.2 million (45%) of common equity securities and other investments. Our fixed maturity portfolio at September 30, 2002 consisted principally of corporate debt securities (47%), U.S. government and agency securities (26%), mortgage-backed securities (21%) and preferred equity securities, foreign government obligations and municipal bonds (6%).

        Our investment philosophy is to invest all assets with a view toward maximizing our after-tax total return over extended periods of time. Under this approach, each dollar of after-tax investment income, realized gains and losses and unrealized gains and losses is valued equally. Our overall fixed maturity investment strategy is to purchase securities that are attractively priced in relation to perceived credit risks. We generally manage the interest rate risk associated with holding fixed maturity investments by actively monitoring and maintaining the average duration of the portfolio with a view towards achieving an adequate after-tax total return without subjecting the portfolio to an unreasonable level of interest rate risk. At September 30, 2002, the duration of our fixed income portfolio was approximately 4.4 years.

        We further believe that the investment assets of our insurance and reinsurance operations should be invested in a portfolio consisting of a mixture of fixed income investments, equity securities and other investments (primarily investments in limited partnership interests that invest in common equity securities) in order to maximize returns over extended periods of time. OneBeacon's investment committee, comprised of certain officers and key managers of OneBeacon and other investment professionals, oversees our investment activities. The investment committee regularly monitors our overall investment results, reviews the results of each of our various investment managers, reviews compliance with established investment guidelines, approves all purchases and sales of investment securities and ultimately reports the overall investment results to our Board of Directors.

Employees

        As of December 31, 2002, we employed 5,115 persons (consisting of 12 persons at White Mountains Insurance Group, Ltd., and its subsidiary holding companies, 10 persons at White Mountains Underwriting Limited, approximately 70 persons at Fund American Re and 5,023 persons at OneBeacon and its subsidiaries including Folksamerica). We believe that we have satisfactory relations with our employees.

Properties

        We maintain two professional offices in Hamilton, Bermuda which serve as our headquarters and registered office. Fund American Re maintains branch offices in Stockholm, Sweden and in Singapore. The home offices of OneBeacon and Folksamerica are located in Boston, Massachusetts and New York, New York, respectively, with branch offices in various cities throughout the United States. We maintain a professional office in Hanover, New Hampshire which serves as our principal executive office and an additional professional office in White River Junction, Vermont.

        Our headquarters, registered office and principal executive offices are leased. Fund American Re's branch offices in Sweden and Singapore are leased. The home offices of OneBeacon and Folksamerica and most of its branch offices are leased with the exception of branch offices located in New Jersey and New

York, which are owned by OneBeacon. Additionally, OneBeacon owns office facilities in Illinois, Pennsylvania and Oregon. Certain leased and owned OneBeacon office locations have been leased or subleased to Liberty Mutual in connection with the Renewal Rights Agreement for a period of no more than three years. We consider our office facilities suitable and adequate for our current level of operations.

Legal Proceedings

        White Mountains, and the insurance and reinsurance industry in general, is subject to litigation and arbitration in the normal course of its business. Other than the items discussed below, as of March 10, 2003, we were not a party to any material litigation or arbitration other than as routinely encountered in claims activity, none of which we expect to have a material adverse effect on our financial condition and/or cash flows.

        On May 15, 2002, The Robert Plan Corporation and several of its subsidiaries filed a lawsuit against White Mountains Insurance Group, Ltd., certain of its subsidiaries and several individuals employed by the subsidiaries. The suit alleges that the defendants misappropriated confidential information of the plaintiffs and used such information to enter into the New York automobile assigned risk business in direct competition with the plaintiffs. The plaintiffs seek approximately $120 million in damages which they allege represents three years of their lost profits in the subject business. White Mountains, its named subsidiaries and employees do not believe they engaged in any improper or actionable conduct. At present, White Mountains and its subsidiaries have no reason to believe they have any liability to The Robert Plan Corporation and intend to vigorously defend the lawsuit.

        On December 20, 2002, a jury in Federal District Court in Arkansas returned a verdict against OneBeacon in a case involving the termination of an agent's agency agreement in 1999. The award against OneBeacon consisted of approximately $1.2 million in compensatory damages and $32.6 million in punitive damages. OneBeacon strongly believes there are meritorious grounds for setting aside the verdict and has moved for a new trial and reduction of the punitive damages and will appeal the verdict if necessary.

        In December 2001, one of our subsidiaries, American Centennial, filed for arbitration against Gerling Global International Reinsurance Company ("Gerling"), a reinsurer of American Centennial, based on Gerling's failure to pay American Centennial amounts due under a reinsurance contract. At December 31, 2002, American Centennial had recorded $22.6 million in recoverables from Gerling under this reinsurance contract relating to paid and unpaid losses. Gerling may owe American Centennial significantly greater amounts in the future should additional losses which are covered by the reinsurance contract emerge. Gerling has requested the arbitration panel to rescind the contract as of December 31, 2000 based upon, among other things, White Mountains' acquisition of American Centennial in 1999. White Mountains, American Centennial and their counsel believe that Gerling's request is meritless and intend to pursue collection of any and all amounts due under the Gerling reinsurance contract.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following financial discussion should be read in conjunction with our consolidated financial statements and notes thereto which are contained elsewhere in this prospectus. Our business underwent significant changes during 2001, therefore, particular attention should be given to the description of our current business included in this prospectus.

        Within the following discussion, "Net gain (loss) from operations" represents comprehensive net income (loss) less after tax realized and unrealized gains and losses, extraordinary items and other items as specifically discussed herein. "Underwriting gain (loss)" represents insurance and/or reinsurance results only (i.e., premiums less losses and loss adjustment expenses and other underwriting expenses). References made to OneBeacon's operations relating to periods prior to the Acquisition have been made solely to illustrate significant trends and changes in OneBeacon's business that have occurred post-Acquisition. White Mountains' results for periods prior to June 1, 2001 did not include the financial results of OneBeacon. Accordingly, references to White Mountains' results for the nine-month period ended September 30, 2001 and the year ended December 31, 2001, incorporate OneBeacon's financial results for four and seven months, respectively.

        The following discussion contains forward looking statements. We intend statements which are not historical in nature to be, and are hereby identified as "forward-looking statements" to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This safe harbor requires that we specify important factors that could cause actual results to differ materially from those contained in forward-looking statements made by or on behalf of us. We cannot promise that our expectations in such forward-looking statements will turn out to be correct. Our actual results could be materially different from and worse than our expectations. See "Special Note on Forward-Looking Statements" for specific important factors that could cause actual results to differ materially from those contained in forward-looking statements.

Nine Months Ended September 30, 2002 and September 30, 2001

Results of Operations

        OneBeacon's results during the nine months ended September 30, 2002 continued to reflect improvements over 2001 results. Favorable market conditions, good weather and steps taken since June 1, 2001 to improve the business all contributed to this improvement. OneBeacon's core trade ratio (defined below under the heading "Summary of Operations by Segment—OneBeacon—Underwriting Results") improved to just under 102% for the first nine months of 2002, versus 114% for the year ended December 31, 2001 (which included approximately five points as a result of the Attacks). OneBeacon's overall trade ratio (which includes OneBeacon's core operations plus business subject to the Renewal Rights Agreement, National Farmers Union and certain other insurance products in run-off) improved to 109% for the nine months ended September 30, 2002 versus 120% for the year ended December 31, 2001 (which included approximately three points as a result of the Attacks). OneBeacon expects its operations, particularly its core operations, will continue to improve as the effects of better pricing, underwriting and claims management continue to emerge and as business subject to the Renewal Rights Agreement and other products in run-off continue to be reduced.

        Folksamerica's statutory combined ratio, as adjusted to include the favorable effects of deferred reinsurance gains on retroactive reinsurance, improved to 99% for the nine months ended September 30, 2002, from 120% for the full year 2001 (which included twelve points of property catastrophe losses, including approximately six points as a result of the Attacks). The statutory combined ratio for the nine months ended September 30, 2002 included one-and-a-half points of property catastrophe losses mainly due to $7.5 million of net incurred losses related to the severe European floods during the third quarter of 2002. Aside from the lower level of incurred property catastrophe losses, the improvement in Folksamerica's 2002 results was attributable to positive trends in reinsurance pricing, terms and conditions that began before, and became more dramatic after, the Attacks. We expect the favorable trends in

Folksamerica's operations to continue as better prices, terms and conditions are further reflected in its underwriting results. We also expect to experience favorable results from our other reinsurance operations (consisting of Fund American Re, White Mountains Underwriting Limited and our investment in Montpelier) as they continue to develop under favorable market conditions.

        The following table summarizes book value per common share:

	December 31, 2001	June 30, 2002	September 30, 2002
Fully converted book value per common share	$160.36	$235.62	$249.38
Fully converted tangible book value per common share	225.81	235.62	249.38

        We ended the third quarter of 2002 with a fully converted tangible book value per common share of $249.38 versus $235.62 as of June 30, 2002 and $225.81 as of December 31, 2001 (which includes the recognition of unamortized deferred credit and goodwill balances at that time). Investment gains and improving underwriting results in our insurance and reinsurance subsidiaries contributed to our increase in book value during the third quarter of 2002.

        The following table summarizes our consolidated financial results for the nine months ended September 30, 2002 and 2001:

	Nine Months Ended September 30,
	2001	2002
	(dollars in millions)
Total revenues	$2,046.2	$3,196.7
Total expenses	2,232.6	3,124.9
Net income (loss)	(123.7)	703.2
Comprehensive net income (loss)	(132.8)	889.2

        Our comprehensive net income for the nine months ended September 30, 2002 of $889.2 million consisted of $84.9 million of net income from our insurance and reinsurance operations (which is after giving effect to $31.2 million after tax write-off of deferred acquisition costs associated with OneBeacon's non-core insurance operations), $660.2 million in net income from the cumulative effect of accounting changes, a $7.1 million extraordinary gain on the purchase of Imperial Casualty, $275.8 million in after tax net realized and unrealized investment gains and $138.8 million in net losses from other operations (primarily after tax financing costs and purchase accounting adjustments). The accounting changes had no impact on our tangible book value per common share.

        Our comprehensive net loss for the nine months ended September 30, 2001 of $132.8 million consisted of a $174.4 million net loss from our insurance and reinsurance operations, $92.9 million in after tax net realized and unrealized investment gains, $123.2 million in net losses from our other operations (primarily from after tax financing costs and purchase accounting adjustments) and $71.9 million in net income associated with the amortization of deferred credits. The net loss from other operations was increased by a $58.8 million share appreciation expense for the portion of outstanding Series B Warrants that were not exercisable prior to August 23, 2001. This expense represented the excess of the estimated fair value of the Series B Warrants of $127.3 million over our purchase price allocation to the Series B Warrants. Upon shareholder approval on August 23, 2001, the Series B Warrants were reclassified to common shareholders' equity. This charge had no impact on our tangible book value per common share.

Summary of Operations by Segment

  OneBeacon

        OneBeacon's comprehensive net income of $249.0 million for the nine months ended September 30, 2002 consisted of net income from operations of $23.8 million and after tax net realized and unrealized investment gains (principally on its fixed income portfolio) of $225.2 million. Net income from operations for the nine months ended September 30, 2002 was reduced by $31.2 million in after tax losses resulting from the write-off of deferred acquisition costs associated with non-core business subject to the Renewal Rights Agreement with Liberty Mutual.

        OneBeacon contributed comprehensive net loss of $47.1 million to our net income for the nine months ended September 30, 2001 (the acquisition of OneBeacon was completed on June 1, 2001. Accordingly, OneBeacon's results are included for only four months of the nine-month period ended September 30, 2001). OneBeacon's net loss consisted of net loss from operations of $143.9 million and after tax net realized and unrealized investment gains (principally on its fixed income portfolio) of $96.8 million.

        OneBeacon's core business consists of personal and commercial agency-produced accounts in New England, New York and New Jersey and selected specialty operations. Personal lines include automobile, homeowners and Custom-Pac products (combination policies offering home, automobile coverage with optional umbrella, boatowners and other coverages). Commercial lines include package (combination policies offering property and liability coverage), commercial automobile and workers compensation. OneBeacon's core specialty businesses (which are produced in various geographic areas) principally include ocean marine, agricultural, professional liability and other specialty products, such as tuition reimbursement, and directors and officers, professional liability and medical provider excess market coverages. OneBeacon's non-core businesses consist of business transferred to Liberty Mutual under the Renewal Rights Agreement, the operations of National Farmers Union and certain other operations in run-off.

  Underwriting Results

        The following table provides the underwriting results of OneBeacon's four distinct underwriting sub-segments for the nine months ended September 30, 2002:

	Nine Months Ended September 30, 2002
	OneBeacon
	Personal	Commercial	Specialty	Total Core	Non-Core	Total
	(dollars in millions)
Net written premiums	$877.5	$362.5	$214.7	$1,454.7	$583.5	$2,038.2

Earned insurance premiums	$757.7	$411.5	$181.4	$1,350.6	$890.8	$2,241.4
Loss and loss adjustment expenses	(567.3)	(290.4)	(102.9)	(960.6)	(702.8)	(1,663.4)
Other underwriting expenses	(197.1)	(145.4)	(59.8)	(402.3)	(385.5)	(787.8)

Net underwriting gain (loss)	$(6.7)	$(24.3)	$18.7	$(12.3)	(197.5)	$(209.8)

Trade Ratios (a):
Loss and loss adjustment expense	73%	71%	57%	70%	79%	74%
Other underwriting expense	29	36	35	32	40	35

Total	102%	107%	92%	102%	119%	109%

  (a)
  The trade ratio is a modified statutory combined ratio. A statutory combined ratio is calculated by adding (i) the ratio of incurred loss and loss adjustment expenses to premiums earned (the "loss and loss adjustment expense ratio") and (ii) the ratio of commissions, premium taxes and other underwriting expenses, including general and administrative expenses, to premiums written (the "expense ratio"). In calculating OneBeacon's trade ratio, the expense ratio is modified by dividing commission and premium taxes by premium written but dividing certain other underwriting expenses, including general and administrative expenses, by premiums earned rather than premiums written. OneBeacon believes that the trade ratio is the best measure of the current profitability of its businesses because it relates the elements of the expense ratio relating to the cost of producing the business to premiums written and the elements relating to the cost of operating the business to premiums earned. For purposes of the trade ratio, fees earned by AutoOne, OneBeacon's limited assignment distribution business in New York, have been reflected as a reduction of net loss and loss adjustment expenses incurred.

        OneBeacon's current underwriting results, as measured by its trade ratios, have improved from those experienced in 2001. The trade ratio for core operations was 102% for the nine months ended September 30, 2002 compared to 114% for all of 2001. Business in run-off had a trade ratio of 119% for the nine months ended September 30, 2002 compared to 126% for all of 2001. OneBeacon's total trade ratio was 109% for the nine months ended September 30, 2002 compared to 120% for all of 2001. Improved pricing and other market conditions, mild weather and significant corrective actions taken since the Acquisition have contributed to the improvements. We believe that our purchase of OneBeacon has added and will continue to add significant value to our shareholders, provided we can continue to improve the current level of operating results at OneBeacon.

        Regional premium writings further declined during the third quarter of 2002 as the book continues to be repositioned for improved profitability. Concentrations of value in New York City, other urban areas and the Atlantic seacoast have been decreased to reduce OneBeacon's exposure to terrorism and coastal wind damage. Specialty and AutoOne premium writings are growing. In addition, OneBeacon's new professional liability operations, OneBeacon Professional Partners, has also added premium growth.

        No significant changes were made to prior year reserves during the first nine months of 2002.

  Core Operations

        Core operations consist of personal and commercial lines sold through agents in the Northeast, and specialty businesses underwritten in various geographic areas. Core operations do not include business transferred to Liberty Mutual through the Renewal Rights Agreement, National Farmers Union and certain other insurance operations in run-off. OneBeacon's goal is to achieve underwriting profits in all core areas in 2003.

        Commercial Lines.    Price increases of 21% were achieved for the nine months ended September 30, 2002 versus the comparable period in 2001. A number of underperforming accounts and agencies have been terminated. A team of experts reviewed all large accounts and have taken and continue to take appropriate underwriting actions to reduce OneBeacon's risk exposure by improving pricing or not renewing policies. The rate of policy renewal is generally low, especially in New York City where OneBeacon has focused on reducing the concentration of risks subject to terrorism exposure. Credit terms are being tightened toward market standards. Overall, premium volume from core operations decreased 33% for the nine months ended September 30, 2002 versus the comparable period in 2001 due to continued efforts to re-underwrite the book and increase prices. These declines are approximately consistent with management's expectations. The positive impact of the underwriting and pricing initiatives undertaken in the last year was somewhat offset in the third quarter of 2002 as commercial lines experienced large losses, resulting in a trade ratio of 107%, for the nine months ended September 30, 2002 as compared to 121% for all of 2001. The trade ratios in those 2002 periods were approximately seven points higher than expected. The 2001 trade ratio included approximately eleven points relating to the Attacks.

        Personal Lines.    OneBeacon writes the majority of its personal business in Massachusetts, New York and New Jersey, three states with difficult automobile regulatory environments and significant involuntary market loads. A dedicated staff with expertise in the unique regulatory aspects of each state manages each business.

        Throughout its personal lines business, OneBeacon has focused on quickly improving its underwriting results. In addition to rate increases approved by regulators, which served to increase prices by 6% in automobile and 7% in homeowners for the nine months ended September 30, 2002 versus the comparable 2001 period, OneBeacon has improved premium adequacy through re-underwriting efforts, aggressive pricing actions and continued improvement in insurance-to-value programs in its homeowners line. Excluding AutoOne's writings, OneBeacon's personal lines volume from core operations remained relatively unchanged for the nine months ended September 30, 2002 versus the comparable period in 2001.

        AutoOne, a division of OneBeacon, became a limited assignment distribution carrier in late 2001 in order to capitalize on significant market opportunities created by the growth of the NY Auto Plan. AutoOne wrote approximately $68 million in premium for third parties during the nine months ended September 30, 2002. AutoOne also billed third party servicing fees of approximately $92 million for the nine months ended September 30, 2002. Contracts in place with 18 clients are expected to generate third party premium writings of approximately $83 million and servicing fees of approximately $123 million for all of 2002. During the third quarter of 2002, AutoOne completed its limited assigned distribution contracting for 2003, with 22 client companies committed for approximately $107 million of NY Auto Plan quota premium, which is approximately the same quota premium contracted under the limited assigned distribution program for 2002. Due in part to a 19.5% rate increase implemented in the New York Auto Plan program during 2002 and also overall improved loss ratios due to changes in plan mix (a higher percentage of standard risks flowing into the assigned risk pool) associated with growth in NY Auto Plan volume, the average limited assigned distribution rate will decline approximately 26% for contracts covering the 2003 year. Such decreases in limited assigned distribution rates were expected and management believes that the margins in the program remain adequate for the coming year and that the resulting trade ratio will improve slightly. Total NY Auto Plan quota premiums for 2003 are projected to be relatively flat compared to 2002 at between $1.1 billion and $1.2 billion.

        OneBeacon formed New Jersey Skylands Insurance Association and New Jersey Skylands Insurance Company ("New Jersey Skylands") during the third quarter of 2002 as part of a restructuring of its New Jersey Personal Lines operation. New Jersey Skylands began writing personal automobile coverage for new customers in August and beginning with policies renewing on or after October 23, 2002 is offering all of OneBeacon's current New Jersey personal automobile policyholders coverage upon renewal. The lead company of New Jersey Skylands, New Jersey Skylands Insurance Association, is a not-for-profit, policyholder-owned reciprocal insurance carrier. New Jersey Skylands was capitalized by OneBeacon with a $31.3 million surplus note which was funded in cash and investment securities on July 15, 2002. OneBeacon has no ownership interest in New Jersey Skylands. As a result, OneBeacon's future operating income derived from the New Jersey automobile insurance market will consist of management and service fees charged by OneBeacon's subsidiary, New Jersey Skylands Management Corporation, to New Jersey Skylands Insurance Association and its subsidiary and interest on the surplus note.

        Specialty Lines.    Overall underwriting results for specialty businesses were excellent with written premiums growing due to rate increases, high policy renewal rates and new business. During the nine months ended September 30, 2002, OneBeacon wrote premium of $214.7 million as compared to $146.2 million for the comparable period in 2001. The 2002 written premium includes $38.7 million for the nine months ended September 30, 2002 relating to specialty products, primarily tuition reimbursement coverages. Such coverages were commenced in the fourth quarter of 2001. Specialty lines written premium also includes $17.4 million of premium written during the nine months ended September 30, 2002 relating to directors and officers, professional liability and medical provider excess markets coverages written by OneBeacon Professional Partners, which commenced operations in February 2002.

  Non-core Operations

        Results for OneBeacon's non-core businesses during the periods presented were as expected. Non-core operations include the results of the Renewal Rights Agreement. For the nine-month period ended September 30, 2002, business subject to the Renewal Rights Agreement had a trade ratio of 115% on premiums earned of $698.0 million and written premiums of $426.2 million. The Renewal Rights Agreement was undertaken so that OneBeacon could exit a substantial portion of its non-core businesses and further strengthen and focus on its core commercial and personal lines located in the Northeast and its core specialty operations where it has historically had better operating results. The underwriting performance of the business subject to the Renewal Rights Agreement has historically had, and for the remainder of the Renewal Rights Agreement is expected to continue to have, a higher relative underwriting loss than that of OneBeacon's core businesses. Therefore, although OneBeacon's premium levels are expected to decline significantly as a result of the Renewal Rights Agreement, OneBeacon's future results of operations and financial position are expected to improve from what OneBeacon would have expected had the agreement not been executed. The extent of these anticipated improvements is dependent on a variety of factors under the control of Liberty Mutual such as pricing adequacy, actual renewal premium volume, claims management, catastrophe exposures and other considerations. Upon review of segregated core and non-core claims information during the third quarter of 2002, OneBeacon's management identified a widening gap in average paid claims. As a result, management has begun a process to directly handle more of its non-core claims related to policies written prior to the Renewal Rights Agreement and expects this trend to continue with substantially all non-core claims under OneBeacon's direct review by the end of 2003. In accordance with the Renewal Rights Agreement, beginning November 1, 2002, OneBeacon's prorated share of operating results corresponding to renewing policies decreased from two-thirds to one-third.

  Reinsurance

        Folksamerica.    Folksamerica reported $90.0 million of comprehensive net income during the first nine months of 2002 versus a comprehensive net loss of $1.8 million for the comparable 2001 period. Folksamerica's results for the first nine months of 2002 consisted of $32.4 million of net income from operations, $20.1 million in net income from the adoption of SFAS Nos. 141 and 142, a $7.1 million extraordinary gain on the purchase of Imperial Casualty recorded in the second quarter and $30.4 million in after tax net realized and unrealized investment gains. Folksamerica's 2002 net income from operations includes $17.0 million of net income recorded during the first quarter relating to the reversal of an allowance for doubtful reinsurance recoveries relating to PCA Property & Casualty Insurance Company. This reversal did not affect Folksamerica's statutory combined ratio. Property catastrophe losses accounted for one-and-a-half points of Folksamerica's adjusted statutory combined ratio of 99% for the first nine months of 2002. Folksamerica's results for the first nine months of 2001 consisted of a $30.5 million net loss from operations, $10.3 million in net income associated with the amortization of deferred credits, a $13.6 million extraordinary gain resulting from the purchase of C-F Insurance Company during the 2001 third quarter and $4.8 million in after tax net realized and unrealized investment losses.

        A summary of Folksamerica's underwriting results for the nine months ended September 30, 2002 and 2001 follows:

	Nine Months Ended September 30,
	2001	2002
	(dollars in millions)
Net written premiums	$324.5	$479.0

Earned premiums	$295.2	$443.5
Loss and loss adjustment expenses	(270.0)	(304.0)
Other underwriting expenses	(107.5)	(143.5)

Net underwriting gain (loss)	$(82.3)	$(4.0)

        A summary of Folksamerica's statutory combined ratios for the nine months ended September 30, 2002 and 2001 follows:

	Nine Months Ended September 30,
Statutory combined ratios
	2001	2002
Loss and loss adjustment expenses	92%	74%
Other underwriting expenses	33	29

Combined	125%	103%

        Folksamerica's statutory combined ratios presented do not take into account the full favorable impact of a retroactive reinsurance coverage placed during 2000 which covers certain losses associated with Folksamerica's asbestos and environmental exposures as well as losses associated with certain of Folksamerica's acquisitions in recent years. Because this contract was written to cover losses incurred in prior years, the reinsurance benefit recorded in its statutory financial statements is not included in Folksamerica's statutory combined ratio; however, adverse development on reserves covered under this contract is required to be included in its statutory combined ratio. The reinsurance benefits obtained from this contract totaled $19.3 million and $15.8 million for the nine months ended September 30, 2002 and 2001, respectively. Had the retroactive reinsurance benefits been permitted to be recognized during the periods presented, they would have served to decrease Folksamerica's nine-month 2002 and 2001 statutory combined ratios by approximately 4 and 6 points to 99% and 120%, respectively. The adverse loss development ceded under the retroactive reinsurance agreement included asbestos and environmental losses of $10.9 million and losses relating to the business acquired with the Risk Capital Operations of $4.4 million, for the nine months ended September 30, 2002. There is approximately $12 million of coverage remaining under this contract.

        Folksamerica's net written premiums were $479.0 million for the nine months ended September 30, 2002 representing an increase of 48% over the comparable 2001 period. Folksamerica's significant increase in net written premiums is primarily attributable to the favorable impact of improved terms and conditions in its current contracts and the increased demand of reinsurance buyers for placing reinsurance with responsible, well-capitalized reinsurers. We expect this trend to continue for the foreseeable future, particularly considering the announced withdrawal from the market of several reinsurers and negative rating agency actions in the third quarter of 2002. On September 30, 2002, Folksamerica was the fifth largest U.S.-based broker market reinsurer based on surplus size according to the most recent list published by the Reinsurance Association of America at that time. Also, contributing to the increase in net written premiums is Folksamerica's new relationship with White Mountains Underwriting Limited, which has resulted in referrals of international reinsurance placements to Folksamerica. Additionally, under a new quota share agreement, Folksamerica cedes 75% of substantially all underwritten business referred to it by White Mountains Underwriting Limited and 75% of substantially all its short tailed excess of loss business to Olympus. The additional capacity provided by the quota share relationship with Olympus and the $400 million capital contribution it received from OneBeacon in December 2001 have enhanced Folksamerica's ability to participate in the reinsurance business during a period when price increases have been significant. Folksamerica also receives an override commission on all premiums ceded to Olympus. Folksamerica's gross written premiums were $689.4 million for the nine months ended September 30, 2002 representing an increase of 46% over the comparable 2001 period.

        As previously stated, Folksamerica's financial results have begun to improve and are expected to continue to improve as the effects of favorable reinsurance conditions are recognized in operating results. In recent months, Folksamerica has experienced significant rate increases and improved terms across all lines of business written.

        Fund American Re.    Fund American Re reported comprehensive net losses of $3.8 million for the nine months ended September 30, 2002 consisting of net losses from operations of $3.8 million and after tax net realized gains of $1.7 million, offset by after-tax net unrealized investment and foreign currency translation losses of $1.7 million. Fund American Re's combined ratio for the nine months ended September 30, 2002 was 115.0% on $29.3 million of premiums earned. Its results include $3.7 million of incurred losses related to the severe European floods during the third quarter of 2002. Fund American Re experienced a successful renewal period at January 1, 2002, and as a result has written $33.4 million of net premiums through September 30, 2002.

        In August 2002, total assets and liabilities of $24.2 million were assumed by Fund American Re in connection with Folksam's transfer of its Singapore-based reinsurance operations to Fund American Re.

        White Mountains Underwriting Limited ("WMU"). WMU generated comprehensive net income of $21.3 million for the nine months ended September 30, 2002. WMU receives fee income on reinsurance placements referred to Olympus and is entitled to a profit commission on net underwriting profits on referred business.

        Montpelier.    During the nine months ended September 30, 2002, OneBeacon recorded $10.9 million in after tax equity in the earnings of Montpelier and $3.4 million in Montpelier's after tax net unrealized investment gains. In addition, we recorded realized gains of $36.3 million on our warrants to acquire common shares of Montpelier during the nine months ended September 30, 2002. Montpelier has reported to us that it had a successful third quarter and expects to report favorable results for the balance of the year. Montpelier's net written premium during the nine months ended September 30, 2002 totaled $494.0 million. Although it is premature to predict Montpelier's likely loss ratio for 2002, Montpelier has reported that in the first three quarters of 2002, it has benefited from the relatively low level of catastrophe losses. Montpelier also reported that it experienced some losses related to the European floods and has recorded a related reserve of $25.0 million.

Other Insurance Operations and Holding Company

        Our other operations are comprised of White Mountains Insurance Group, Ltd., Peninsula, American Centennial, British Insurance Company, Esurance and our intermediate holding companies.

        Our other operations recorded a comprehensive net loss of $482.2 million for the nine months ended September 30, 2002, consisting of a net operating loss of $138.7 million, net after tax realized and unrealized investment losses of $19.2 million and $640.1 million in net income from the adoption of SFAS Nos. 141 and 142. Our 2002 net operating losses from other operations for the nine-month period resulted primarily from the effects of financing activities and purchase accounting undertaken in connection with the OneBeacon acquisition and after tax net losses at Esurance of $12.6 million. Our other operations had net written premiums of $23.3 million for the nine months ended September 30, 2002.

        Our comprehensive net loss from other operations of $72.1 million for the nine months ended September 30, 2001 resulted principally from a $58.8 million share appreciation expense for the Series B Warrants.

Review of Consolidated Results

        Earned insurance and reinsurance premiums totaled $2,736.3 million for the nine months ended September 30, 2002 versus $1,616.4 million for the comparable 2001 period. The large increase in premiums earned from the nine-month 2001 period to the nine-month 2002 period resulted primarily from the Acquisition. See "Summary of Operations by Segment" for a further discussion of earned insurance and reinsurance premiums by our segments and lines of business.

        Our total net pretax investment returns for the nine months ended September 30, 2002 and 2001 are shown below:

	Nine Months Ended September 30,
	2001	2002
	(dollars in millions)
Net investment income	$201.5	$276.2
Net realized gains on investments	148.3	116.7
Net increase (decrease) in unrealized investment gains and losses	(6.2)	291.7

Total net investment return, before tax	$343.6	$684.6

        Our net investment income is comprised primarily of interest income associated with the fixed maturity investments of our operating subsidiaries and dividend income from our equity investments. The increase in net investment income in the nine months ended September 30, 2002 versus the comparable 2001 period is mainly attributable to our larger portfolio of fixed maturity investments resulting from the Acquisition, which was partially offset by lower investment yields in the first nine months of 2002 compared with the first nine months of 2001.

        Net realized gains on investments were reduced by mark-to-market realized losses of $46.3 million for the nine months ended September 30, 2002 in connection with our interest rate swap agreements, which were undertaken to achieve a fixed interest rate on the bank facility entered into at the time of the Acquisition and described in more detail in the accompanying notes to consolidated financial statements (the "Bank Facility"). Net realized gains on investments include a $36.3 million gain for the nine months ended September 30, 2002 related to our warrants to purchase shares of Montpelier. During the first nine months of 2001, particularly during the 2001 third quarter, we sold a large portion of our fixed maturity investment portfolio, including our portfolio of mortgage-backed securities, and subsequently reinvested the proceeds in fixed maturity and short-term investments. The sale of these investments resulted in net realized gains of $163.9 million during the nine months ended September 30, 2001. Offset against these realized gains during the nine months ended September 30, 2001 were $15.6 million of mark-to-market realized losses on the interest rate swap agreements. In addition, no material sales of investments below their amortized cost were undertaken during either the 2001 or 2002 periods, measured either individually or in the aggregate.

        During the 2002 period, our net increase in unrealized investment gains was principally the result of significant decreases in market interest rates, particularly during the 2002 second and third quarters, which served to increase the market value of our fixed maturity portfolio. The net decrease in after tax net unrealized gains for investments of $6.2 million for the nine months ended September 30, 2001 resulted principally from the recognition of unrealized gains through the income statement related to our sale of a large portion of our fixed maturity investment portfolio during 2001.

        During the nine months ended September 30, 2002, we experienced $9.6 million in pretax other-than-temporary impairment charges. Of the charge recorded in 2002, $3.5 million was related to our investment in the Conning Connecticut Insurance Fund, a limited partnership carried in other investments, and $5.2 million related primarily to our investment in Insurance Partners, another limited partnership carried in other investments. We did not experience any material impairment charges relating to any other individual investment security during the 2002 and 2001 periods presented.

        Temporary losses on investment securities are recorded as unrealized losses. Temporary losses do not impact net income and earnings per common share but serve to reduce comprehensive net income, shareholders' equity and tangible book value. Unrealized losses subsequently identified as other-than-temporary impairments are recorded as realized losses. Other-than-temporary impairments previously recorded as unrealized losses do not impact comprehensive net income, shareholders' equity and tangible book value but serve to reduce net income and earnings per common share.

        Our methodology of assessing other-than-temporary impairments is based on security-specific facts, circumstances and intentions as of the balance sheet date. As a result, subsequent adverse changes in an issuers' credit quality or subsequent weakening of market conditions that differ from expectations could result in additional other-than-temporary impairments. In addition, the sale of a fixed maturity security with a previously recorded unrealized loss would result in a realized loss. Either of these situations would adversely impact net income and earnings per common share but would not impact comprehensive net income, shareholders' equity or tangible book value.

        The cost or amortized cost, gross unrealized gains and losses, and carrying values of our investment securities (excluding short-term investments and investments in unconsolidated insurance affiliates) by category as of September 30, 2002 were as follows:

	September 30, 2002
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Carrying value
	Millions
Fixed maturity investments	$6,620.8	$281.9	$(35.0)	$6,867.7
Common equity securities	254.9	43.0	(25.2)	272.7
Other investments	166.9	22.2	(4.6)	184.5

Total	$7,042.6	$347.1	$(64.8)	$7,324.9

        The following table presents an analysis of the continuous periods during which we have held investment positions, which were carried at an unrealized loss as of September 30, 2002 (excluding our short-term investments):

	September 30, 2002
	0-6 Months	6-12 Months	>12 Months	Total
	(dollars in millions)
Fixed maturity investments:
Number of positions	47	—	19	66
Market value	$371.9	—	$15.3	387.2
Amortized cost	$406.2	—	$16.0	422.2
Unrealized loss	$(34.3)	—	$(0.7)	(35.0)

Common equity securities:
Number of positions	28	3	5	36
Market value	$97.0	$16.0	$22.3	$135.3
Amortized cost	$112.7	$20.0	$27.8	$160.5
Unrealized loss	$(15.7)	$(4.0)	$(5.5)	$(25.2)
Other Investments
Number of positions	—	8	4	12
Market value	$—	$12.4	$10.8	23.2
Amortized cost	$—	$12.9	$14.9	27.8
Unrealized loss	$—	$(0.5)	$(4.1)	(4.6)
Total:
Number of positions	75	11	28	114
Market value	$468.9	$28.4	$48.4	545.7
Amortized cost	$518.9	$32.9	$58.7	610.5
Unrealized loss	$(50.0)	$(4.5)	$(10.3)	(64.8)
% of total gross unrealized losses	77%	7%	16%	100%

        We believe that the gross unrealized losses relating to our fixed maturity investments at September 30, 2002 resulted primarily from increases in market interest rates from the dates that certain investments within that portfolio were acquired as opposed to fundamental changes in the credit quality of the issuers of such securities. Therefore, these decreases in value are viewed as being temporary as we have the intent and ability to retain such investments for a period of time sufficient to allow for any anticipated recovery in market value. Unrealized losses greater than twelve months on common equity securities and other investments primarily relate to two securities; Amlin plc ("Amlin") ($4.3 million, pretax) and Insurance Partners Advisors LP ($3.0 million, pretax). We have assessed each security for impairment and believe that the unrealized loss position on both securities is not the result of fundamental changes in the issuer's financial performance and near-term financial prospects. Therefore, these decreases are also viewed as being temporary. As of September 30, 2002, our investment portfolio did not include any investment securities with after tax unrealized loss of more than $3.0 million.

        Our portfolio of fixed maturity investments is comprised primarily of investment grade corporate debt securities, U.S. government and agency securities and mortgage-backed securities (i.e., greater than 99% of such securities received a rating from the National Association of Insurance Commissioners of 1 or 2) and are classified as being available for sale. Nearly all of the fixed maturity securities we currently hold are publicly traded.

        Other revenues totaled $79.0 million for the nine months ended September 30, 2002 versus $67.9 million for the comparable 2001 period. Other revenue recorded for the nine months ended September 30, 2002 consisted primarily of $25.3 million in interest receivable on amounts due resulting from Internal Revenue Service examinations that were finalized during the period, $26.7 million in net service fee revenues (which consisted primarily of third party fees generated by White Mountains Underwriting Limited) and $16.7 million of equity in the earnings of Montpelier. Other revenue recorded during the comparable 2001 period consisted primarily of $58.3 million of amortization of deferred credits and a $12.4 million pretax gain from the sale of Waterford Insurance Company to a third party.

        Losses and loss adjustment expenses totaled $2,010.5 million for the nine months ended September 30, 2002 versus $1,515.9 million for the comparable 2001 period. The large increase in losses and loss adjustment expenses from the nine-month 2001 period to the nine-month 2002 period resulted primarily from the Acquisition. The decrease in losses and loss adjustment expenses from the 2001 third quarter to the 2002 third quarter resulted primarily from the effects of the Renewal Rights Agreement. See "Summary of Operations by Segment" for a further discussion of losses and loss adjustment expenses by our segments and lines of business.

        Insurance and reinsurance acquisition expenses, which consist primarily of insurance and reinsurance brokerage and commission expenses, totaled $615.2 million for the nine months ended September 30, 2002 versus $337.8 million for the comparable 2001 period. The large increase in insurance and reinsurance acquisition expenses from the nine-month 2001 period to the nine-month 2002 period resulted primarily from the Acquisition. The decrease from the 2001 third quarter to the 2002 third quarter resulted primarily from the effects of the Renewal Rights Agreement.

        General and administrative expenses totaled $380.6 million for the nine months ended September 30, 2002 versus $252.2 million for the comparable 2001 period. The increase in general and administrative expenses from the nine months ended September 30, 2001 to the nine months ended September 30, 2002 is primarily attributable to the Acquisition. Share-based compensation, consisting of performance shares, restricted shares and options constituted $20.9 million of such general and administrative expenses during the nine months ended September 30, 2002 and $22.7 million during the 2001 period. Our share-based compensation expense fluctuates, in part, by changes in the market value of our common shares.

        In connection with purchase accounting for the Acquisition, in June 2001 we were required to adjust to fair value OneBeacon's loss and loss adjustment expense reserves and the related reinsurance recoverables by $646.9 million and $346.9 million, respectively, on OneBeacon's acquired balance sheet. This net reduction to loss and loss adjustment expense reserves of $300.0 million at June 1, 2001 ($178.4 million at September 30, 2002) is being accreted through an income statement charge ratably with and over the period the claims are settled. As such, we recognized $65.6 million of such charges, recorded as loss and loss adjustment expenses, for the nine months ended September 30, 2002 and $40.0 million for the nine months ended September 30, 2001.

        Interest expense totaled $53.0 million for the nine months ended September 30, 2002 versus $27.9 million for the comparable 2001 period. The increase in interest expense from the nine-month 2001 period to the nine-month 2002 period resulted primarily from borrowings under the Bank Facility, related interest rate swap agreements and the Seller Note which were undertaken on or after June 1, 2001. Interest expense for the nine months ended September 30, 2002 totaled $40.7 million for the Bank Facility and related swap agreements and $10.1 million for the Seller Note. Interest expense for the nine months ended September 30, 2001 totaled $19.3 million for the Bank Facility and related swap agreements and $6.1 million for the Seller Note. The decrease in interest expense on the Bank Facility in the third quarter of 2002 versus the comparable 2001 period was primarily due to a lower amount of borrowings outstanding as a result of $77.2 million in amortization payments made during 2002. As of September 30, 2002, the weighted average interest rate for the $622.8 million outstanding under the term portion and $77.2 million of the revolving portion of the Bank Facility, after giving effect to the interest rate swaps, was approximately 7.04% (7.29% after giving effect to the rate increases resulting from the Bank Facility refinancing).

        In connection with the Acquisition, on June 1, 2001 we issued the Series B Warrants to purchase approximately 544,285 common shares, which became exercisable upon shareholder approval obtained on August 23, 2001. During the period from June 1, 2001 through August 22, 2001, the Series B Warrants did not represent common equity to White Mountains. Instead, they constituted a contingent put liability (similar in nature to a stock appreciation right) which was carried at fair value through a periodic charge or credit to the income statement. The share appreciation expense for Series B Warrants of $58.8 million recorded during the nine months ended September 30, 2001 represents the excess of the estimated fair value of the Series B Warrants of $127.3 million over the purchase price allocation to the Series B Warrants. The decrease in share appreciation expense of $19.3 million recorded during the third quarter of 2001 resulted from a decrease in the value of Shares from June 30, 2001 to August 22, 2001. Upon shareholder approval at the 2001 Annual Meeting, the Series B Warrants were reclassified to common shareholders' equity.

        Our U.S.-based subsidiaries are subject to U.S. income taxes. We are not subject to U.S. income taxes on our direct earnings. Our Barbados subsidiaries are generally subject to a 5% U.S. withholding tax on dividends received from its subsidiaries as well as a Barbados income tax (which ranges from 1%-2 1/2%) on taxable earnings (which include dividends received from its subsidiaries). We also have operations in Ireland, Sweden and Singapore, which are subject to income and other taxes in each jurisdiction. During the nine months ended September 30, 2002, we recorded a tax provision of $5.5 million representing an overall effective tax rate of 7.7%. During the nine months ended September 30, 2001, we recorded tax benefits of $66.8 million representing an overall effective tax rate of 35.8%.

        We recorded accretion and dividends on subsidiary preferred stock of $7.7 million and $22.7 million, respectively, for the nine months ended September 30, 2002. We recorded accretion and dividends on subsidiary preferred stock of $2.9 million and $10.0 million, respectively, for the nine months ended September 30, 2001. The accretion of preferred stock represents a charge to the income statement to accrete the carrying value of preferred stock issued to Berkshire (the "Berkshire Preferred Stock") on June 1, 2001 from its recorded value ($158.0 million as of September 30, 2002) to its face value of $300.0 million using the interest method of amortization over the instrument's seven-year term. This charge has no impact on our computation of book value per common share. The preferred stock dividends represent dividends declared and paid on the Berkshire Preferred Stock and on the $20.0 million of preferred stock issued by one of our subsidiaries in connection with the Acquisition.

        On January 1, 2002, in accordance with SFAS No. 141, we recognized all our unamortized deferred credits, which amounted to $682.5 million. During the first quarter of 2002, we also recognized a $22.3 million transitional impairment loss primarily related to goodwill associated with the acquisition of the Risk Capital Operations, in accordance with SFAS 142. Both of these items were recognized through the income statement as a cumulative effect of a change in accounting principle. In accordance with SFAS No. 141, we recognized an extraordinary gain of $7.1 million during the second quarter of 2002 in connection with Folksamerica's acquisition of Imperial Casualty and recognized an extraordinary gain of $13.6 million during the third quarter of 2001 in connection with Folksamerica's acquisition of C-F Insurance Company.

        In April 2001, we completed a tender offer and consent solicitation for $96.3 million of our outstanding medium-term notes (the "Debt Tender"), which facilitated the Acquisition by amending the indenture governing the notes. Pursuant to the Debt Tender, we repurchased and retired $90.9 million of our medium-term notes and subsequently prepaid, in the form of a fully-funded irrevocable escrow arrangement (the "Debt Escrow"), the balance of the outstanding medium-term notes. We recorded a $4.8 million extraordinary loss on extinguishment of debt in connection with the Debt Tender and the Debt Escrow during the second quarter of 2001.

Liquidity and Capital Resources

Operating cash

        The primary sources of our cash inflows and certain of our intermediary holding companies are investment income, sales of investment securities and dividends received from our operating subsidiaries. Under the insurance laws of the states and jurisdictions under which the holding companies of our insurance subsidiaries are domiciled, an insurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by regulatory authorities. Accordingly, there can be no assurance regarding the amount of such dividends that may be paid by such subsidiaries in the future.

        Our consolidated sources of funds consist primarily of net premiums written, net investment income and proceeds from sales and maturities of investments. Funds are used primarily to pay claims and operating expenses and for the purchase of investments. After satisfying cash requirements, excess cash flows from these underwriting and investing activities are used to build the investment portfolio and thereby increase future net investment income.

        In connection with the Renewal Rights Agreement, OneBeacon retained all of the existing liabilities, including loss and loss adjustment expense reserves, related to the business transferred to Liberty Mutual on November 1, 2001. A large portion of the premiums associated with the transferred business were previously received and invested by OneBeacon, whereas the related losses and loss adjustment expenses associated with such business have not yet been fully paid. As a result, OneBeacon's future payments of such losses and loss adjustment expenses are expected to result in sizable net uses of operating cash. However, the liquidation of OneBeacon's existing invested assets supporting such reserves is expected to result in sizable cash sources from investing activities.

        Both internal and external forces influence our financial condition, results of operations and cash flows. Claim settlements, premium levels and investment returns may be impacted by changing rates of inflation and other economic conditions. In many cases, significant periods of time, ranging up to several years or more, may lapse between the occurrence of an insured loss, the reporting of the loss to us and the settlement of the liability for that loss. Management believes that our cash balances, cash flow from operations, routine sales of investments and the liquidity provided by the Bank Facility (discussed below) are adequate to meet expected cash requirements for the foreseeable future.

Financing

        The following table summarizes our capital structure as of September 30, 2002 and December 31, 2001:

	December 31, 2001	September 30, 2002
	(dollars in millions)
Bank Facility	$825.0	$747.8
Seller Note	260.0	260.0
Other debt	40.4	39.4

Total long-term debt	1,125.4	1,047.2

Shareholders' equity	1,444.6	2,341.8
Mandatorily redeemable preferred stock of subsidiaries	170.3	178.0

Total capitalization	$2,740.3	$3,567.0

        Management believes that our financial strength provides the flexibility and capacity to obtain funds externally as needed through debt or equity financing on both a short-term and long-term basis. We have primarily accessed the debt and equity markets in connection with acquisitions, most notably the acquisition of OneBeacon in June 2001. To fund the Acquisition, we undertook the following capital raising activities:

          (a)  Issued convertible preference shares for $437.6 million (which were retired and converted to common shares in August 2001) and issued warrants to Berkshire for $75.0 million. The warrants have a term of seven years from the date of issuance, although we have the right to call the warrants for $60.0 million in cash commencing on the fourth anniversary of their issuance. The warrants have an aggregate exercise price of $300.0 million.

          (b)  Issued two separate classes of subsidiary preferred stock. Berkshire purchased for $225.0 million cumulative non-voting subsidiary preferred stock with a face value of $300 million, which is entitled to a dividend of 2.35% per quarter and is mandatorily redeemable seven years after issuance. Zenith Insurance Company purchased $20.0 million in cumulative non-voting subsidiary preferred stock, which is entitled to a dividend of 2.5% per quarter through June 30, 2007 and a dividend of 3.5% per quarter thereafter. This preferred stock is mandatorily redeemable ten years after issuance, and may be called by us at par commencing June 30, 2007.

          (c)  Borrowed $825.0 million under the Bank Facility, which was comprised of two term loan facilities (subsequently refinanced into three term loan facilities) and a revolving credit facility. The original term loan facilities were comprised of a $300.0 million amortizing Tranche A term loan with a five-year maturity and a $400.0 million amortizing Tranche B term loan with a six-year maturity. See the discussion below for the terms of the refinanced term loan facilities. The revolving credit facility provides for revolving credit loans of up to $175.0 million, including up to $25.0 million available for the issuance of letters of credit. The revolving credit facility matures on June 1, 2006.

          (d)  Issued the Seller Note to CGNU. The Seller Note was settled in full in cash on November 29, 2002.

        On October 31, 2002, Fund American Companies, Inc., a subsidiary of White Mountains, completed an amendment of the Bank Facility, which included the issuance of a new $143.8 million Tranche C term loan that was utilized to refinance a portion of the existing $228.8 million Tranche A term loan. The new Tranche C term loan is an amortizing loan with a final maturity in March 2007. The refinancing reduces the amount of quarterly amortization payments Fund American Companies, Inc. must make over the next four years. The refinancing increases the applicable eurodollar rate margin on the new Tranche C term loan by 87.5 basis points over the existing Tranche A term loan eurodollar rate margin, and increases the applicable eurodollar rate margin on the existing and unchanged Tranche B term loan by 12.5 basis points. The remaining $85.0 million outstanding under the Tranche A term loan will continue to bear interest at its current rate. In connection with the amendment, certain financial and other covenants that currently govern the Bank Facility were relaxed or eliminated, thereby increasing our operational and financial flexibility.

        On October 24, 2002, we sold $225.0 million of our equity securities in a private transaction. Investment funds managed by Franklin Mutual Advisers, LLC, existing shareholders of ours, purchased $200.0 million of convertible preference shares based on a value of $295.00 per common share, which had the effect of increasing the Franklin Mutual-managed investment funds' ownership in White Mountains from 12% to 17% on a fully converted basis. The convertible preference shares bear an annual dividend of $2.95 per share, payable in installments on June 30 and December 31, and will be automatically converted at a conversion price of $295.00 into 677,966 of our common shares upon approval by our shareholders. We intend to seek shareholder approval at our 2003 Annual General Meeting of Members (Shareholders). If shareholder approval has not been obtained prior to March 31, 2005, each holder of convertible preference shares will thereafter have the right to require us to repurchase for cash the convertible preference shares on an "as converted" basis at the then-current price of a common share. In addition, investment funds managed by Highfields Capital Management LP purchased 84,745 common shares for $25.0 million, also based on a value of $295.00 per common share.

        In addition, in December 2001, we filed a "shelf" registration statement with the Securities and Exchange Commission for offerings of up to $1 billion of various types of debt and preferred equity securities. To date, we have not offered any securities for sale pursuant to this shelf registration.

Contractual Obligations and Covenants

        Set forth below is a schedule of our material contractual obligations and commitments as of September 30, 2002, as adjusted for the impact of the Bank Facility amendment, which became effective on October 31, 2002:

	Due in One Year or Less	Due in Two Years	Due in Three Years	Due in Four Years	Due After Four Years	Total
	(dollars in millions)
Debt	$294.5	$30.5	$33.6	$170.2	$518.4	$1,047.2
Mandatorily redeemable preferred stock	—	—	—	—	320.0	320.0

Total contractual obligations	$294.5	$30.5	$33.6	$170.2	$838.4	$1,367.2

        Our debt due in one-year or less includes scheduled principal amortization of $22.4 million under the Bank Facility, the $260.0 million Seller Note and $12.1 million in other indebtedness of which $5.1 million has been prepaid and is being held in escrow for the benefit of debtholders. The principal of the Seller Note, as well as accrued interest of approximately $22.6 million, was settled in full in cash on November 29, 2002. We had classified this obligation as debt since management had the ability and intent to settle this obligation with cash rather than through the issuance of common shares.

        The Bank Facility contains various affirmative, negative and financial covenants which are considered to be customary for such borrowings and include meeting certain minimum net worth and financial ratio standards. Failure to meet one or more of these covenants could result in an event of default which ultimately could accelerate required principal repayments. At September 30, 2002, we were in compliance with all of the covenants under the Bank Facility, and anticipate we will continue to meet the financial covenants under the Bank Facility for the foreseeable future.

        There are no provisions within our leasing agreements that would trigger acceleration of future lease payments. We do not finance our operations through the securitization of our trade receivables, through special purpose entities or through synthetic leases. Further, we have not entered into any arrangement requiring us to guarantee payment of third party debt or to fund losses of an unconsolidated special purpose entity.

Cash Flows and Changes in Capital Resources

        Our cash used for operations of $190.1 million during the first nine months of 2002 and $209.3 million during the comparable 2001 period resulted primarily from claims payments and general expenses exceeding premiums collected at our insurance and reinsurance subsidiaries.

        Our cash provided from investing activities of $359.6 million during the first nine months of 2002 resulted primarily from net sales of investment securities. Our cash used for investing activities of $1,199.8 million during the comparable 2001 period resulted from the purchase of OneBeacon (a net use of $1,770.2 million in cash) partially offset by net sales of investment securities.

        Our cash used for financing activities of $107.1 million during the first nine months of 2002 resulted primarily from repayments of principal under the Bank Facility and cash dividends paid to common and preferred shareholders. Our cash provided from financing activities of $1,463.0 million during the comparable 2001 period resulted principally from activities undertaken to finance the acquisition of OneBeacon (a source of $1,582.6 million in cash), partially offset by cash used in connection with the Debt Tender and the Debt Escrow (a use of $100.6 million in cash) and cash dividends paid to common and preferred shareholders.

        Further information concerning our liquidity and capital resource activities during the first nine months of 2002 and 2001 follows:

        In October 2002, we amended the Bank Facility and issued $225.0 million of equity securities. See Financing above for a detailed discussion of these transactions.

        On September 30, 2002, June 28, 2002 and March 29 2002, we made scheduled principal amortization payments of $14.2 million, $14.1 million, and $49.0 million, respectively, on the Bank Facility. During the first nine months of 2002, we paid a total of $41.9 million in interest under the Bank Facility including $13.2 million paid under related interest rate swap agreements.

        During the first three quarters of 2002 we declared and paid a total of $22.7 million in dividends to holders of preferred stock with a face value of $320.0 million.

        In July and August of 2002 we received federal tax refunds totaling $166.7 million representing accelerated recoveries of carryback losses from 2001 under the Job Creation and Worker Assistance Act of 2002.

        On April 25, 2002 Folksamerica acquired Imperial Casualty for $4.2 million including related expenses ($.5 million net of cash acquired). Significant assets and liabilities acquired included investments of $22.8 million and loss and loss adjustment expense reserves of $11.9 million.

        In March 2002 we declared and paid an annual dividend of $8.3 million to our common shareholders.

        During the nine months ended September 30, 2002, we issued a total of 21,300 common shares to our employees in satisfaction of performance share and option obligations under our Long-Term Incentive Plan. We received proceeds of $1.2 million as a result of exercises of options to acquire 9,600 common shares during the period. As of September 30, 2002, we had outstanding options to acquire 63,865 common shares with an exercise price of $123.51 per share.

Related Party Transactions

  Berkshire Hathaway

        National Indemnity and General Reinsurance are wholly-owned subsidiaries of Berkshire. Through certain warrants, acquired by Berkshire as part of the Acquisition, it had the right to acquire 1,714,285 common shares at an exercise price of $175.00 per common share which represented approximately 17.0% of our total outstanding common shares at September 30, 2002 on a fully-converted basis. On October 24, 2002, we issued $225.0 million of equity in a private transaction (See Note 14 on page F-32). As a result of customary anti-dilution provisions applicable to the warrants held by Berkshire, the number of common shares purchasable on exercise of the warrants was increased to 1,724,200 and the exercise price per common share of the warrants was reduced to $173.99.

  Olympus Reinsurance Ltd.

        In January 2002, Folksamerica entered into a quota share retrocessional arrangement with Olympus, a Bermuda-domiciled reinsurer, which is designed to increase Folksamerica's ability to capitalize on the industry-wide enhanced reinsurance fundamentals during 2002 and beyond by writing additional property excess of loss business. Under the quota share treaty, effective January 1, 2002, Folksamerica cedes 75% of all of its short-tailed excess of loss business to Olympus. During the first nine months of 2002, Folksamerica ceded approximately $133.5 million in premiums earned and approximately $41.2 million in losses and loss adjustment expenses to Olympus.

        Through either Folksamerica or White Mountains Underwriting Limited, we receive fee income on reinsurance placements referred to Olympus and are entitled to additional fees based on net underwriting profits on referred business. During the nine months ended September 30, 2002, we earned $32.6 million from management and service fee revenues on business referred to Olympus.

        In June 2002, OneBeacon supplemented its existing catastrophe reinsurance protection through a new contract with Folksamerica which was subsequently reinsured to Olympus through the 75% quota share retrocessional arrangement. Pursuant to the terms of this arrangement, Folksamerica and Olympus are responsible for 25% and 75%, respectively, of any losses incurred by OneBeacon related to a catastrophic event which causes OneBeacon to incur ultimate losses between $100.0 million and $125.0 million. Under this arrangement, Olympus will receive $2.6 million in premiums. All balances related to the Folksamerica portion of the reinsurance cover have been eliminated in consolidation.

        Certain of our directors, officers and affiliates own approximately 5% of the common shares of Olympus Holdings, Olympus's parent. Mr. Joseph S. Steinberg, one of our directors, is Chairman of Olympus Holdings. We do not have an ownership stake in Olympus Holdings.

  Montpelier Re Holdings Ltd.

        We own approximately 21% of Montpelier on a fully-converted basis through our holdings of common shares and warrants. K. Thomas Kemp, a Director of ours, is a Director and the Chief Financial Officer of Montpelier. Certain of our directors, officers and affiliates own approximately 3% of the common shares of Montpelier.

        OneBeacon Asset Management, a wholly owned indirect subsidiary of ours, provides investment advisory and management services to Montpelier's subsidiary, Montpelier Re and Olympus. Montpelier Re and Olympus pay investment management fees based on month-end market values of investments held under custody to OneBeacon Asset Management. The fees, which vary depending on the amount of assets under management, are between 0.15% and 0.30%. This agreement may be terminated by either party upon 30 days written notice. At September 30, 2002, OneBeacon Asset Management had $1.1 billion and $576 million of assets under management from Montpelier Re and Olympus, respectively. In the nine months ended September 30, 2002, OneBeacon Asset Management had received $1.5 million and $.8 million in fees from Montpelier Re and Olympus, respectively.

  Other relationships

        Mr. Howard Clark, one of our Directors, is Vice Chairman of Lehman Brothers Inc. ("Lehman"). Lehman has, from time to time, provided various services to us including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services. Lehman is the arranger, the administrative agent and a lender under the $875.0 million Bank Facility. In addition, Fund American Companies, Inc. paid Lehman approximately $1.5 million in fees related to the October 2002 refinancing of the Bank Facility. (See Note 6 beginning on page F-68.)

        Mr. George Gillespie, one of our Directors, is a Partner at Cravath, Swaine & Moore which has been retained by us from time to time to perform legal services.

        Pursuant to an employment agreement with White Mountains, Mr. John Gillespie, a Director of ours and an Officer of OneBeacon, may continue his active involvement with his investment management business, Prospector Partners, LLC ("Prospector"), so long as Mr. Gillespie devotes the requisite time required to fulfill his responsibilities to OneBeacon. The agreement specifies procedures pursuant to which Prospector's funds have the ability to invest first in opportunities appropriate for both White Mountains and such funds. Pursuant to revenue sharing agreements, Mr. Gillespie has agreed to pay us a portion of the revenues and distributions allocable to him in connection with Prospector, in return for our agreement to pay the operational expenses of his investment management companies. At September 30, 2002, we had $62.9 million invested in funds managed by Prospector.

        At September 30, 2002, we had $9.1 million in limited partnership investment interests in High Rise Partners, L.P. We also own investments that are managed by High Rise Capital Management L.P., of which Mr. Zankel, a Director of ours, is the senior Managing Member. At September 30, 2002, we had $41.1 million in investments (excluding the limited partnership interests) managed by High Rise Capital Management L.P.

Years Ended December 31, 2001, 2000 and 1999

Results of Operations

        Our discussion of operations is presented below under the following subheadings: Summary of Operations by Segment, the OneBeacon Acquisition and Associated Capital Raising Activities, and Review of Consolidated Results.

        A tabular summary of our consolidated financial results for the years ended December 31, 1999, 2000 and 2001 follows:

	Years Ended December 31,
	1999	2000	2001
	(dollars in millions, except per share amounts)
Total revenues	$579.2	$848.2	$3,233.6
Total expenses	417.7	492.8	3,655.8
Net income (loss)	121.0	407.9	(259.3)

Diluted net income (loss) per share:	$19.73	$68.89	$(84.75)
Book Value per Common and equivalent Common Share:
Fully converted book value per share	$103.32	$177.07	$160.36
Fully converted tangible book value per share	120.23	187.65	225.81

        Our fully converted tangible book value per share grew by more than 20% during 2001, principally as a result of our acquisition of OneBeacon for $682.0 million less than the value of the net assets acquired. The net loss of $259.3 million for 2001 resulted principally from net losses experienced at OneBeacon ($156.2 million) and its reinsurance operations Folksamerica ($28.1 million) and losses from other insurance and holding company activities ($75.0 million). OneBeacon and Folksamerica's poor 2001 underwriting results were significantly impacted by $85 million in net after tax losses incurred in connection with the Attacks and, in the case of OneBeacon, by unsatisfactory underwriting results. Our loss per share of $84.75 in 2001 resulted from the insurance and reinsurance losses previously mentioned and a $305.1 million reduction to net income available to common shareholders relating to our Convertible Preference Shares during the brief period they were outstanding during 2001. See "Equity financing" in this section for more details concerning our Convertible Preference Shares.

        Our fully converted tangible book value per share at December 31, 2000 was $187.65, an increase of $67.42 from December 31, 1999. The increase resulted primarily from the Dexia Sale and the gain relating to the sale of Fireman's Fund.

        Our net income for 2000 of $407.9 million resulted principally from the Dexia Sale ($391.2 million pretax) and a gain related to the taxation of the sale of Fireman's Fund in 1991 ($95.0 million). Our net income for 1999 of $121.0 million resulted principally from the Valley Group Sale ($88.1 million pretax) and the Mortgage Banking Sale ($19.4 million pretax, $12.6 million after tax).

Summary of Operations By Segment

        As a result of the Acquisition, we now conduct our operations through three distinct segments consisting of OneBeacon, Folksamerica and our Other Insurance Operations and Holding Company. Our

Other Insurance Operations and Holding Company segment is comprised of White Mountains Insurance Group Ltd., British Insurance Company, American Centennial, Peninsula, Esurance, Fund American Re and certain of our intermediate holding companies. Our segment information is presented in Note 13 to the consolidated financial statements beginning on page F-82.

  OneBeacon

        OneBeacon is currently producing unsatisfactory underwriting results and has done so for several years. We believe that our purchase of OneBeacon can add significant value to our shareholders, provided we can quickly and significantly improve this business through successful execution of a series of initiatives commenced in 2001.

        We have already moved quickly to strengthen OneBeacon's balance sheet with a strong view toward capital preservation. This was accomplished in two separate ways. The first was to cause the seller to purchase reinsurance contracts with two highly rated reinsurance companies: a full risk-transfer cover from National Indemnity for up to $2.5 billion in old asbestos and environmental claims and $400 million in adverse development coverage on losses occurring in years 2000 and prior from General Reinsurance. The second action was to insist that OneBeacon's large portfolio of common stocks ($1.7 billion) and municipal bonds ($1.4 billion) be substantially sold-off prior to the Acquisition. Post-acquisition, we further repositioned OneBeacon's investment portfolio, including a substantial sell-off of its mortgage-backed securities, to achieve a highly liquid, high-quality fixed income portfolio of an intermediate duration. These actions, coupled with more disciplined loss reserving practices post-acquisition, have made OneBeacon's balance sheet considerably more solid than the balance sheet we acquired on June 1, 2001.

        Immediately after the Acquisition a new management team was appointed and new performance expectations established. Through ongoing communication of our operating principles and the introduction of long-term incentive compensation tied closely to results, OneBeacon is building a culture dedicated to making the significant changes necessary to improve OneBeacon's execution, discipline, and focus upon profitability. OneBeacon's new performance-based compensation program is based on its "trade ratio". Aggressive steps have been taken to improve results quickly including the segregation of the book between core and non-core businesses.

  Core Operations

        We also moved quickly to start fixing OneBeacon's business as its historical underwriting results were highly unsatisfactory. We identified certain businesses that offer reasonable profit improvement opportunities. These "core" operations consist of personal lines and commercial lines sold through agents in New England, New York and New Jersey and selected Specialty products. Specialty products consist principally of agricultural insurance, International Marine Underwriters (ocean marine) and A.W.G. Dewar (tuition reimbursement) whose distribution is not limited to the Northeast.

        Commercial lines.    In ongoing commercial lines, price increases of 16% were achieved in 2001. Many poor performing classes of business, agencies and medium and large accounts have been terminated. Further attention has been directed toward taking appropriate underwriting actions to reduce OneBeacon's risk with respect to emerging exposures such as terrorism, construction defect, mold and coastal exposures.

        Personal lines.    Due to a late start, personal lines prices were increased only 5% in 2001. Given OneBeacon's concentration of business in the Northeast, careful management of windstorm exposures is critical. OneBeacon is taking steps to reduce its exposure through decreasing the number of properties it insures in coastal territories and implementing a windstorm deductible program. Also, because OneBeacon writes the majority of its ongoing personal automobile insurance in three very difficult markets, New York, New Jersey and Massachusetts, dedicated business units have been formed to address the unique aspects of each market. For example, AutoOne, OneBeacon's limited assigned distribution operation, was formed to address the particularly difficult assigned risk market in New York.

        Claims.    Management has been improving the claims administration, reporting and processing function by making expenditures in claims personnel, processes and systems where it is believed that lower overall loss costs will be the result. All field claims professionals have been realigned under a single reporting relationship to the Chief Claims Officer in lieu of a decentralized structure. The quality of staff has been upgraded and staff levels have been increased in certain high impact areas for more effective case management. To better enable claims professionals to determine appropriate indemnity settlement amounts, a state of the art tool has been deployed. The use of appraisals, re-inspections and audits also has increased along with the implementation of quality control and performance metrics across the function. Workers compensation claims handling has been centralized which, along with enhanced early intervention programs, nurse case management and retained health care provider relationships, will help get the injured workers back to work faster. Improved claims reporting procedures have been implemented for automobile claims which, along with more efficient use of vendors on physical damage claims, will help reduce loss cost and improve service to agents and insureds. As a result of these actions, management expects a more professional, better equipped claims organization to emerge.

        Other initiatives.    Credit terms have been changed to accelerate the receipt of cash and collection of old receivables is a high priority. Spending on major systems initiatives has been substantially scaled back to focus on delivering meaningful improvements to existing systems while eliminating the multitude of redundant systems left over from the Merger. Management is working diligently to reconstruct reliable historical data from legacy General Accident systems.

  Non-Core Operations

        The underwriting results of OneBeacon's non-core operations have been particularly unsatisfactory. The national program and national accounts business has been placed into run-off, and OneBeacon's obligation to write new business in most multi-year programs will be winding down in 2002. The largest element of business included in this sub-segment, however, is agency produced business written in states outside of New England, New York and New Jersey. OneBeacon commenced numerous actions, along the lines of those described above for the core lines, to improve operating results in the non-core regions. In addition, during 2001 OneBeacon formally withdrew from the personal lines markets in 14 states.

        On November 1, 2001, OneBeacon transferred its agency business, agents and operations in 42 non-core states and the District of Columbia to Liberty Mutual. This transfer amounted to approximately $1.5 billion in written premiums, or approximately 45% of OneBeacon's total business. Over the next two years, the operating results and cash flows of the renewed policies will be shared between OneBeacon and Liberty Mutual. A reinsurance agreement prorates results so that OneBeacon assumes approximately two-thirds of the operating results from renewals in the first year year (ended October 31, 2002) and one-third of the operating results from renewals in the second year (ending October 31, 2003). Liberty Mutual has continued, and in some cases accelerated, the underwriting and pricing actions initiated prior to the transactions. The transaction enables OneBeacon's management to concentrate its efforts on building a profitable book of agency produced personal and commercial lines business in the Northeast and selected specialty lines throughout the country.

  Performance Targets

        Management's performance goals for 2002 are based upon achieving a trade ratio of 101-103% in the ongoing businesses and an overall OneBeacon trade ratio of 108-110%, which includes the results of business placed in run-off and reinsuring two-thirds of the operating results from business transferred to Liberty Mutual.

Summary of Operations by Business Line

        A summary of OneBeacon's underwriting results for the seven months ended December 31, 2001 follows:

	Property and Casualty Insurance
	Seven Months Ended December 31, 2001
	Personal	Commercial	Specialty	Non-Core	Total
	(dollars in millions)
Net written premiums	$513.2	$358.0	$139.8	$867.2	$1,878.2

Earned premiums	521.5	427.5	127.0	1,132.2	2,208.2
Loss and loss adjustment expenses	(445.6)	(449.6)	(79.9)	(1,098.7)	(2,073.8)
Other underwriting expenses	(134.1)	(173.8)	(41.0)	(439.1)	(788.0)

Net underwriting gain (loss)	$(58.2)	$(195.9)	$6.1	$(405.6)	$(653.6)

        Personal and commercial premiums written declined during the seven month period and further declines are expected to continue as OneBeacon repositions its book of business for improved profitability. Declines in personal and commercial lines written premiums were partially offset by an increase in specialty lines premiums. The disciplined underwriting and pricing historically demonstrated in specialty lines, coupled with favorable market conditions, enabled OneBeacon to capitalize on price increases while continuing to mitigate underwriting risks through policy coverage revisions and agency terminations. During 2001, OneBeacon also established a new business initiative through the New York limited assigned distribution.

        OneBeacon's 2001 trade ratios on all lines of its business, except core specialty, were unacceptable largely as a result of premiums charged proving to be inadequate for risks assumed. The actions previously discussed were implemented to address this deficiency. Loss and loss adjustment expenses for the 2001 period also included $105.0 million in losses, net of reinsurance, associated with the Attacks. OneBeacon's gross loss associated with the Attacks was $248.0 million.

        During 2001 OneBeacon's losses and loss adjustment expenses relating to prior years developed unfavorably, resulting primarily from an increase in OneBeacon's 1999 and prior loss estimates in its workers compensation, general liability, commercial multi-peril and commercial automobile lines of business. These actions resulted in a $50.0 million charge in the 2001 fourth quarter to loss and loss adjustment expense. Additionally, during 2001 OneBeacon recognized approximately $14.6 million in prior year losses and loss adjustment expenses which were not covered by either the National Indemnity Cover or the General Reinsurance Cover.

        As expected, and consistent with OneBeacon's decision to exit its non-strategic operations, the underwriting results in OneBeacon's non-core operations were unacceptable for the seven months ended December 31, 2001. Although expected to improve in the future, OneBeacon's trade ratio associated with this business is expected to continue to be higher than that of its core operations as the national programs and national accounts business, along with the business reinsured from Liberty Mutual, wind down. For the two months ended December 31, 2001, the Renewal Rights Agreement had the effect of reducing OneBeacon's written premium, premium earned and its loss and loss adjustment expenses by approximately $61 million, $6 million and $5 million, respectively, from the amounts that OneBeacon would have expected to report had that agreement not been in place.

        Overall, OneBeacon has and will continue to incur significant costs associated with its underwriting, claims and run-off initiatives implemented during 2001. These costs are expected to yield future improvements to OneBeacon's overall loss and loss adjustment expense ratios but, in the short run, will adversely affect its expense ratios. Improving the loss ratio is OneBeacon's number one priority.

Folksamerica

        A summary of Folksamerica's 1999, 2000 and 2001 underwriting results follows:

	Years Ended December 31,
	1999	2000	2001
	(dollars in millions)
Net written premiums	$201.7	$332.6	$458.3
Earned premiums	211.0	312.5	421.5
Losses and loss adjustment expenses	(182.2)	(270.8)	(385.0)
Underwriting expenses	(81.4)	(120.9)	(155.4)

Net underwriting loss	$(52.6)	$(79.2)	$(118.9)

Statutory combined ratios:
Loss and loss adjustment expense	87%	88%	91%
Underwriting expense	36	38	34

Combined	123%	126%	125%

        The majority of Folksamerica's premiums written during the past three years ended 2001 cover liability risks (typically 60% to 70% of such premiums), property risks (20% to 30%) and accident and health risks (6% to 8%).

        Folksamerica's significant increase in premiums for 2001 versus 2000 is primarily attributable to additional writings across most lines in response to improved terms and conditions in the overall reinsurance market. Folksamerica's significant increase in premiums for 2000 versus 1999 is primarily attributable to its acquisition of the Risk Capital Operations which provided Folksamerica with two new specialty underwriting units (Accident & Health and Marine) and several new treaty clients.

        During 2001, Folksamerica recorded gross losses from the Attacks of approximately $104.0 million, or approximately $25.0 million net of reinsurance recoverables and reinstatement costs. This loss represented approximately six points of its 2001 combined ratio. Folksamerica also established a reserve of $5.0 million for Enron-related surety exposures in 2001.

        Folksamerica's 2001 incurred losses include $24.1 million in losses related to prior accident years representing (i) higher than expected reported losses in Folksamerica's property excess line and (ii) a strengthening of reserves related to losses arising from the portfolios acquired from the USF Re Insurance Co. and the Risk Capital Operations. Incurred losses for 2000 and 1999 include $22.9 million and $29.3 million, respectively, related principally to prior accident years representing losses arising from the portfolios acquired with USF Re Insurance Co. and the Risk Capital Operations.

        Folksamerica's 2001 and 2000 statutory combined ratios do not take into account the favorable impact of a retroactive reinsurance cover placed during 2000 which covers certain losses associated with Folksamerica's asbestos and environmental exposures as well as losses associated with USF Re Insurance Co. and the Risk Capital Operations. Because this contract was written to cover losses incurred in prior years, the reinsurance benefit recorded in its statutory financial statements is not included in Folksamerica's statutory combined ratio; however, adverse development on reserves covered under this contract is required to be included in its statutory combined ratio. The reinsurance benefits obtained from this contract totaled $20.2 million and $20.6 million for the years ended December 31, 2001 and 2000, respectively.

        Folksamerica has acquired several competitors in recent years. In cases where the insurance or reinsurance reserves of the acquired company are expected to develop adversely, Folksamerica generally obtains certain indemnifications from the seller designed to mitigate the future losses that Folksamerica must recognize. Indemnifications used by Folksamerica in some of its more recent acquisitions consist of purchases (resulting in deferred credits) and the issuance of purchase notes with adverse loss development protection features. These indemnifications provide revenues to Folksamerica to compensate for the expected losses and loss adjustment expenses it may recognize in connection with the acquired operations. These revenues, recorded as amortization of deferred credits and other benefits, are not reflected as a reduction to the loss development incurred by Folksamerica and therefore do not serve to reduce Folksamerica's reported statutory combined ratio.

        During 2001, 2000 and 1999, Folksamerica recognized income relating to the amortization of its deferred credits of $14.1 million, $12.5 million and $7.0 million, respectively, resulting from negative goodwill arising from purchases of insurance and reinsurance operations. In addition, during 1999 Folksamerica issued a $20.8 million note in connection with the acquisition of USF Re Insurance Co. which was to be reduced to the extent that future USF Re Insurance Co. loss and loss adjustment expenses develop adversely (the "USF Re Seller Note"). In response to adverse development recorded by Folksamerica, the USF Re Seller Note was reduced by $6.8 million and $14.0 million, which was recorded in White Mountains' financial statements, during 2000 and 1999, respectively.

        Had the retroactive reinsurance and acquisition benefits described above been permitted to be recognized in Folksamerica's 2001 and 2000 statutory combined ratios, they would have served to decrease such ratios by approximately 12 and 10 points to 113% and 116%, respectively.

        The reinsurance market in general has responded to the significant industry losses generated in 2001 with a combination of rate increases, coverage restrictions and higher ceding company retentions. In December 2001 Folksamerica received a $400.0 million capital contribution from its parent OneBeacon, in the form of cash, which was made to increase Folksamerica's capacity to capitalize on improving pricing trends which accelerated after the Attacks. In addition, the retrocessional agreement that Folksamerica entered into with Olympus late in 2001 provides additional opportunities to leverage Folksamerica's underwriting expertise and infrastructure to underwrite increased lines on worldwide property excess business in a favorable market.

Other Insurance Operations and Holding Company

        Our capital management activities are conducted through White Mountains Insurance Group, Ltd. and its intermediary holding companies. In this regard, the primary operations relating to our holding companies for 2001 consisted of the effects of financing activities and purchase accounting undertaken in connection with the Acquisition, amortization of deferred credits arising from our acquisitions of OneBeacon and International American Group, the gain recognized from the sale of Waterford and net investment income on its short-term investments. The primary operations of British Insurance Company, American Centennial, Peninsula, Esurance and Fund American Re during 2001 contributed revenues of $33.7 million, expenses of $59.3 million and a net loss of $17.0 million. During 2000, the operations of the holding company primarily included the gain recognized from the Dexia Sale, amortization of certain deferred credits, interest expense on long-term debt, the operations of British Insurance Company, American Centennial and Peninsula and net investment income on short-term investments. During 1999, the operations of the holding company primarily included the gain recognized from the Valley Group Sale, interest expense on long-term debt, amortization of certain deferred credits and net investment income on short-term investments and its other insurance operations included the operations of Valley Group through the date of the Valley Group Sale. See "Liquidity and Capital Resources."

The OneBeacon Acquisition and Associated Capital Raising Activities

        On June 1, 2001, we acquired OneBeacon from CGNU for $2,114.3 million, of which $260.0 million was paid with the Seller Note and the balance paid in cash. We undertook a series of related transactions prior to or simultaneously with the Acquisition that had a substantial impact on our consolidated financial statements during 2001. These transactions, coupled with the inclusion of OneBeacon's results for the seven months ended December 31, 2001, served to significantly affect the comparability of the financial statement information presented herein. A summary of the transactions relating to our acquisition of OneBeacon follows:

        Debt tender and debt escrow transactions.    In April 2001 we completed a tender offer and consent solicitation for $96.3 million in outstanding medium-term notes (the "Debt Tender") which facilitated the Acquisition by amending the indenture governing our medium-term notes (the "Notes"). Pursuant to the Debt Tender, we repurchased and retired $90.9 million of our Notes and subsequently prepaid, in the form of a fully-funded irrevocable escrow arrangement (the "Debt Escrow"), the balance of the Notes. We recorded a $4.8 million extraordinary loss on extinguishment of debt in connection with the Debt Tender and the Debt Escrow during the 2001 second quarter.

        Equity financing.    On June 1, 2001, a small group of private investors purchased $437.6 million of a newly-issued class of non-voting convertible preference shares of White Mountains Insurance Group, Ltd. (the "Convertible Preference Shares"). On August 23, 2001, upon approval by shareholders at our 2001 Annual Meeting of Shareholders (the "2001 Annual Meeting"), we repurchased and cancelled the Convertible Preference Shares (the "Conversion") in consideration of 2,184,583 common shares. Had shareholder approval not been obtained by March 31, 2003, the holders of Convertible Preference Shares would have had the right to require us to repurchase the Convertible Preference Shares on an "as converted" basis at the then-current price of a common share. This conversion right, coupled with the fact that the market value of common shares immediately prior to shareholder approval ($340 per common share) exceeded the private investors' cost of the Convertible Preference Shares (approximately $200 per common share), caused this instrument to have a redemption value in excess of cash received upon issuance. This required the Convertible Preference Shares to be marked-to-market until August 23, 2001 when the Convertible Preference Shares were converted to common shareholders' equity, resulting in a $305.1 million charge to retained earnings, with an offsetting increase to paid-in surplus.

        On June 1, 2001, Berkshire purchased from us for $75.0 million in cash, warrants (the "Warrants") to acquire 1,714,285 common shares at an exercise price of $175.00 per common share. Of the total Warrants purchased by Berkshire, Warrants to purchase 1,170,000 common shares (the "Series A Warrants") were immediately exercisable and Warrants to purchase 544,285 common shares (the "Series B Warrants") became exercisable upon shareholder approval at the 2001 Annual Meeting. Prior to shareholder approval, the Series B Warrants constituted a contingent put liability (similar in nature to a stock appreciation right) which was carried at fair value through a periodic charge or credit to the income statement. The income statement charge we recorded during 2001 associated with the difference between the fair value and allocated cost of the Series B Warrants totaled $58.8 million. Upon shareholder approval at the 2001 Annual Meeting, the Series B Warrants were converted from a liability to common shareholders' equity. The Warrants have a term of seven years from the date of issuance although we have the right to call the Warrants for $60.0 million in cash commencing on the fourth anniversary of their issuance.

        On June 1, 2001, Berkshire also purchased for $225.0 million, $300.0 million face value of cumulative non-voting preferred stock (the "Berkshire Preferred Stock") of a subsidiary of White Mountains. The Berkshire Preferred Stock is mandatorily redeemable after seven years. The Berkshire Preferred Stock represents subsidiary preferred stock which is considered to be minority interest to White Mountains.

        As previously mentioned, we received a total of $300.0 million in cash from Berkshire in full payment for the Warrants and the Berkshire Preferred Stock. The proceeds received were allocated to each instrument based on their relative estimated fair values on June 1, 2001. As a result, $154.8 million of such proceeds were allocated to the Warrants and recorded to common shareholders' equity and $145.2 million of such proceeds were allocated to the Berkshire Preferred Stock. We are accreting the Berkshire Preferred Stock's recorded value to its face value of $300.0 million using the interest method of amortization over the instrument's seven-year term through an income statement charge. During 2001, we recorded $5.1 million of accretion charges on the Berkshire Preferred Stock.

        On June 1, 2001, Zenith Insurance Company ("Zenith") purchased $20.0 million in cumulative non-voting preferred stock (the "Zenith Preferred Stock") of a subsidiary of White Mountains. The Zenith Preferred Stock is mandatorily redeemable after ten years. The Zenith Preferred Stock represents subsidiary preferred stock which is considered to be minority interest to White Mountains.

        During 2001, we declared and paid cash dividends on the Berkshire Preferred Stock and the Zenith Preferred Stock totaling $18.1 million.

        Bank financing.    On June 1, 2001, Fund American Companies, Inc., a subsidiary of White Mountains, borrowed $700.0 million in term loans and $125.0 million in revolving loans (of a $175.0 million revolving loan facility) from a banking syndicate arranged by Lehman Brothers Inc. (the Bank Facility, as defined above). The term loans are repayable in quarterly installments with a final maturity on March 31, 2007. The revolving loan facility is available from the closing date until the fifth anniversary of the closing. Our obligations under the Bank Facility are secured by a pledge of all of the assets of OneBeacon and Fund American Companies, Inc., including the capital stock of their direct insurance company subsidiaries and of their non-insurance company subsidiaries (other than A.W.G. Dewar). The loans are variable rate instruments which are currently tied to a rate based on short-term eurodollar rates. We subsequently entered into various interest rate swap agreements in order to achieve a fixed interest rate on the term loans. During 2001, we recorded interest expense relating to the Bank Facility of $32.4 million, including $3.9 million of expense recorded under the related interest rate swap agreements. The Bank Facility was amended on October 31, 2002. For more information, see the section "Management's Discussion and Analysis of Financial Condition and Results of Operations—Nine Months Ended September 30, 2002 and September 30, 2001—Liquidity and Capital Resources".

        Seller Note.    On June 1, 2001, we issued the Seller Note to CGNU. The Seller Note had an eighteen-month term and bears interest at a rate equal to 50 basis points over the rate on our revolving loan facility described above. We had the option of settling the Seller Note in cash, or at our option, with common shares valued at $245.00 per common share. We classified this obligation as debt since management believed it had the ability to settle this obligation in a form other than pursuant to the Note Purchase Option Agreement which governs the Seller Note. During 2001, we recorded interest expense relating to the Seller Note of $10.3 million. On October 14, 2002 we announced that we had closed two private placements to raise approximately $260 million. The Seller Note has been satisfied in full as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Nine Months Ended September 30, 2002 and September 30, 2001—Liquidity and Capital Resources".

        Deferred credit.    We acquired OneBeacon for total consideration of $2,114.3 million. Because the cost of OneBeacon was less than the fair value of its net assets acquired at that date, we recorded a $682.0 million deferred credit at acquisition which is being amortized to income ratably over the estimated period of benefit of seven years. During 2001, we recognized a total of $91.6 million of deferred credit amortization of which $56.9 million related specifically to the deferred credit resulting from the Acquisition.

Review of Consolidated Results

        Earned insurance and reinsurance premiums totaled $2,656.1 million for 2001 versus $334.4 million for 2000 and $283.2 million for 1999. The large increase in premiums earned from 2000 to 2001 resulted primarily from the Acquisition of OneBeacon which contributed $2,208.2 million in premiums earned for the seven months ended December 31, 2001. The increase in premiums earned from 1999 to 2000 is primarily attributable to the acquisition of the Risk Capital Operations during 2000.

        See "Summary of Operations by Segment" for a further discussion of earned insurance and reinsurance premiums by our segments and lines of business.

        Our total net pretax investment returns for the years ended December 31, 1999, 2000 and 2001 are shown below:

	Years Ended December 31,
	1999	2000	2001
	(dollars in millions)
Net investment income	$61.9	$85.9	$284.5
Net realized investment gains (losses), before tax	69.6	(8.8)	173.1
Net increase (decrease) in unrealized investment gains	(180.2)	47.6	(59.9)

Total net investment return, before tax	$(48.7)	$124.7	$397.7

        Our net investment income is comprised primarily of interest income associated with the fixed maturity investments of our operating subsidiaries and dividend income from our equity investments. The significant increase in net investment income from 1999 to 2001 is mainly attributable to our growing portfolio of fixed maturity investments resulting from the 1999 acquisition of USF Re Insurance Co., the 2000 acquisitions of PCA Property & Casualty Insurance Company ("PCA Property & Casualty") and the Risk Capital Operations and the 2001 acquisitions of OneBeacon and C-F Insurance Company.

        Net realized gains on investments for the year ended December 31, 2001 resulted principally from substantial sales of fixed maturities from OneBeacon and Folksamerica's investment portfolios during the second half of 2001. Net realized investment losses for the year ended December 31, 2000 resulted principally from sales of fixed maturities in preparation for Folksamerica's acquisitions of PCA Property & Casualty and the Risk Capital Operations during the first half of 2000. Net realized investment gains of $69.6 million for 1999 included $23.9 million of pretax gains from sales of San Juan Basin Royalty Trust units and $28.0 million of pretax gains from sales of various other common stocks and other investments in Folksamerica's operating portfolio. In addition, $9.4 million of pretax gains on sales of common stocks and fixed maturity investments were recorded in anticipation of or in connection with the Valley Group Sale.

        The cost or amortized cost, gross unrealized investment gains and losses, and carrying values of our investment securities (excluding short-term investments) by category as of December 31, 2001, were as follows:

	Year Ended December 31, 2001
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Carrying value
	(dollars in millions)
Fixed maturity investments	$6,156.5	$68.2	$(96.4)	$6,128.3
Common equity securities	155.1	26.0	(7.5)	173.6
Other investments	150.0	14.2	(6.2)	158.0

Total	$6,461.6	$108.4	$(110.1)	$6,459.9

        The following table presents an analysis of the continuous periods during which we have held investment positions which were carried at an unrealized loss (excluding our short-term investments) as of December 31, 2001:

	December 31, 2001
	0-6 Months	6-12 Months	> 12 Months	Total
	(dollars in millions)
Fixed maturity investments:
Number of positions	400	41	2	443
Market value	$3,429.1	$190.3	$2.9	$3,622.3
Amortized cost	$3,519.3	$196.4	$3.0	$3,718.7
Unrealized loss	$(90.2)	$(6.1)	$(.1)	$(96.4)
Common equity securities:
Number of positions	11	1	0	12
Market value	$37.9	$6.2	$0	$44.1
Amortized cost	$45.2	$6.4	$0	$51.6
Unrealized loss	$(7.3)	$(.2)	$0	$(7.5)
Other investments:
Number of positions	7	1	5	13
Market value	$69.5	$1.4	$8.7	$79.6
Amortized cost	$71.0	$1.7	$13.1	$85.8
Unrealized loss	$(1.5)	$(.3)	$(4.4)	$(6.2)
Total:
Number of positions	418	43	7	468
Market value	$3,536.5	$197.9	$11.6	$3,746.0
Amortized cost	$3,635.5	$204.5	$16.1	$3,856.1
Unrealized loss	$(99.0)	$(6.6)	$(4.5)	$(110.1)
% of total unrealized loss	90%	6%	4%	100%

        We did not experience any material other-than-temporary impairment charges relating to our portfolio of investment securities during any of the three years ended December 31, 2001. In our determination of other-than-temporary impairment, we consider several factors and circumstances including the issuer's overall financial condition, the issuer's credit and financial strength ratings, a weakening of the general market conditions in the industry or geographic region in which the issuer operates, a prolonged period (typically six months or longer) in which the fair value of an issuer's securities remains below our cost and any other factors that may raise doubt about the issuer's ability to continue as a going concern.

        We believe that the gross unrealized losses recorded on our fixed maturity investment portfolio at December 31, 2001 resulted primarily from increases in market interest rates from the dates that certain investments within that portfolio were acquired as opposed to fundamental changes in the credit quality of the issuers of such securities. Therefore, these decreases in values are viewed as being temporary as we have the intent and ability to retain such investments for a period of time sufficient to allow for any anticipated recovery in market value. Unrealized losses greater than twelve months on common equity securities and other investments primarily relate to two securities; Amlin which is further described below and Insurance Partners Advisors LP ($3.6 million). We have assessed each security for impairment and believe that the unrealized loss position on both securities is not the result of fundamental changes in the issuer's financial performance and near-term financial prospects. Therefore, these decreases in values are also viewed as being temporary.

        As of December 31, 2001, no single investment security within our investment portfolio had an after tax unrealized loss of more than $3.0 million except as described below. Included within our $90.2 million pretax unrealized loss on fixed maturities in the 0 to 6 month category is a pretax unrealized loss of

$7.8 million associated with a Treasury Inflation Protection Treasury Note with an amortized cost of $454.2 million. The decrease in the market value of this security is the direct result of an increase in inflation-adjusted interest rates from the date the security was originally acquired. Therefore, this decrease in value is viewed as being temporary as we have the intent and ability to retain this security for a period of time sufficient to allow for any anticipated recovery in market value. This view is further supported by the fact that our pretax unrealized loss on this security had declined to $1.6 million as of March 31, 2002. Included within our $7.3 million pretax unrealized loss on common stocks in the 0 to 6 month category is a $6.1 million pretax loss relating to our investment in Amlin. Amlin is a Lloyds underwriter of property and casualty risks whose quoted stock price suffered as a result of the Attacks. In light of several factors, including subsequent improvements in overall insurance rates, terms and conditions experienced by Amlin post-September 11, and an increase in its underwriting capacity through recent capital raising activities, we view this decrease in value as being temporary.

        Temporary losses on our investment securities are recorded as unrealized losses. Temporary losses do not impact our net income and earnings per common share but serve to reduce our comprehensive net income and shareholders' equity. Unrealized losses subsequently identified as other-than-temporary impairments are recorded as realized losses. Other-than-temporary impairments previously recorded as unrealized losses do not impact our comprehensive net income and shareholders' equity but serve to reduce our net income and earnings per common share. Our methodology of assessing other-than-temporary impairments previously recorded as unrealized losses is based on security-specific facts, circumstances and intentions as of a fixed balance sheet date. As a result, subsequent adverse changes in an issuers' credit quality or subsequent weakening of market conditions that differ from our expectations would result in additional other-than-temporary impairments. In addition, the sale of a fixed maturity security with a previously recorded embedded unrealized loss which we intended to hold to maturity would result in additional realized losses. Either of these situations would adversely impact our net income and earnings per common share but would not impact our shareholders' equity.

        Our portfolio of fixed maturity investments is comprised primarily of investment grade corporate debt securities, U.S. government and agency securities and mortgage-backed securities (i.e., greater than 99% of such securities received a rating from the National Association of Insurance Commissioners of 1 or 2). Greater than 99.9% of the fixed maturity securities we currently hold are publicly traded.

        Our net decrease in pretax unrealized investment gains for the year ended December 31, 2001 of $59.9 million consisted of a net reduction in unrealized gains of $46.3 million related to the substantial amount of fixed maturities sold during the period and a net reduction of $13.6 million in unrealized gains, primarily in our holdings of common stocks and other investments. Our net increase in pretax unrealized investment gains for the year ended December 31, 2000 of $47.6 million consisted of a net reduction in unrealized gains of $23.7 million for investment securities sold during the period and a net increase of $71.3 million in unrealized gains, primarily in our holdings of fixed maturities. Our net decrease in pretax unrealized investment gains for the year ended December 31, 1999 of $180.2 million consisted of a net reduction in unrealized gains of $69.6 million for investment securities sold during the period and a net reduction of $110.6 million in unrealized gains on securities held during the period, relating primarily to an accounting write-down relating to exercises of FSA Options. During 1999, we were required to write our investment in the FSA Options exercised to their original cost in order to transition the investment from fair value accounting to equity accounting.

        Amortization of deferred credits and other benefits provided $91.6 million, $41.4 million and $25.8 million in revenue during 2001, 2000 and 1999, respectively. The increase in deferred credit amortization from 2000 to 2001 resulted from the Acquisition. The increase in deferred credit amortization from 1999 to 2000 resulted primarily from the acquisition of PCA Property & Casualty. In accordance with SFAS No. 141, all unamortized deferred credits at December 31, 2001 will be recognized through the income statement on January 1, 2002 as a change in accounting principle.

        Net gains on sales of subsidiaries and other assets provided $20.2 million, $386.2 million and $103.9 million in revenue during 2001, 2000 and 1999, respectively. The net gains recorded during 2001 resulted from a $12.4 million pretax gain from the sale of Waterford as well as gains on sales of various fixed assets to Liberty Mutual. The net gains recorded during 2000 resulted principally from the Dexia Sale. The net gains recorded during 1999 resulted principally from the Valley Group Sale.

        Other revenues totaled $8.1 million, $9.1 million and $34.8 million during 2001, 2000 and 1999. Other revenue consists primarily of equity in the earnings of our unconsolidated affiliates (Main Street America, Montpelier and formerly Financial Security Assurance) and sundry other revenues.

        Our investment in Main Street America provided $2.2 million to our revenues during the year ended December 31, 2001 versus $1.0 million for 2000 and $11.6 million for 1999. Main Street America's net income for 2001 resulted from strong underwriting results experienced by National Grange during 2001 offset partially by realized losses on its investment portfolio. Main Street America's net income for 2000 was adversely impacted by significant realized losses on its investment portfolio whereas Main Street America's net income for 1999 benefited by significant realized investment gains.

        Our investment in Montpelier provided a loss of $3.0 million during the year ended December 31, 2001. Montpelier's net loss for 2001 related to the recognition of its startup costs.

        During 2000, our investment in Financial Security Assurance provided a $3.6 million loss for the interim period though July 5, 2000 which resulted from realized investment losses in Financial Security Assurance's investment portfolio and increased expenses for employee equity-based compensation programs, which rose significantly after Financial Security Assurance's announcement of its acquisition by Dexia. Financial Security Assurance contributed $19.5 million to net income during the year ended December 31, 1999.

        Losses and loss adjustment expenses totaled $2,493.9 million for 2001 versus $287.7 million for 2000 and $242.3 million for 1999. The large increase in loss and loss adjustment expenses from 2000 to 2001 resulted from the Acquisition. During 2001, we incurred $130.0 million in net losses at OneBeacon and Folksamerica resulting from the Attacks. The increase in loss and loss adjustment expenses from 1999 to 2000 is primarily attributable to the acquisitions of PCA Property & Casualty and the Risk Capital Operations during 2000.

        See "Summary of Operations by Segment" for a further discussion of losses and loss adjustment expenses by our segments and lines of business.

        Insurance and reinsurance acquisition expenses, which consist primarily of insurance and reinsurance brokerage and commission expenses, totaled $584.3 million for 2001 versus $101.1 million for 2000 and $73.4 million for 1999. The increase in these insurance expenses from 2000 to 2001 is primarily attributable to the Acquisition. The increase in these insurance expenses from 1999 to 2000 is primarily attributable to the acquisitions of PCA Property & Casualty and the Risk Capital Operations during 2000.

        General and administrative expenses totaled $417.1 million for 2001 versus $87.9 million for 2000 and $87.3 million for 1999. Share-based compensation consisting of performance shares, restricted shares and options constituted $51.5 million, $25.8 million and $6.1 million of such general and administrative expenses during 2001, 2000 and 1999, respectively. The increase in general and administrative expenses, including the increase in share-based compensation, from 2000 to 2001 is primarily attributable to the Acquisition. The increase in our share-based compensation for 2000 was higher than that of 1999 as a result of a significant increase in the value of common shares during that year and the recording of additional performance share expense in expectation of the 1999 and 2000 performance share awards vesting at an amount greater than target due to the highly favorable results for those award periods.

        Share appreciation expense for Series B Warrants of $58.8 million was recorded during 2001 representing an increase in the value of common shares during the period in which the Series B Warrants were not exercisable by Berkshire. Upon shareholder approval at the 2001 Annual Meeting, the Series B Warrants were reclassified to common shareholders' equity.

        In connection with purchase accounting for the Acquisition, we were required to adjust to fair value OneBeacon's loss and loss adjustment expense reserves and the related reinsurance recoverables by $646.9 million and $346.9 million, respectively, on OneBeacon's acquired balance sheet. This net reduction to loss and loss adjustment expense reserves of $300.0 million will be accreted through an income statement charge over the period the claims are expected to be settled. As such, we recognized $56.0 million of accretion of fair value adjustment to loss and loss adjustment expense reserves during 2001. We will accrete the remaining $244.0 million over the future periods that the claims are settled.

        Interest expense totaled $45.7 million for 2001 versus $16.1 million for 2000 and $14.7 million for 1999. The increase in interest expense from 2000 to 2001 resulted from borrowings under the Bank Facility and the Seller Note which were undertaken on June 1, 2001, offset slightly by reduced interest expense resulting from the Debt Tender and the Debt Escrow transactions. We have entered into various interest rate swap agreements which were undertaken to achieve a fixed interest rate on a portion of the Bank Facility. The swap program results in a weighted average fixed rate of 7.1% on $700.0 million of our total borrowings under the Bank Facility. Interest expense for 2001 relating to the Bank Facility totaled $28.5 million, interest expense relating to the interest rate swap agreements totaled $3.9 million and interest on the Seller Note totaled $10.3 million. The increase in interest expense from 1999 to 2000 reflects higher average levels of indebtedness at Folksamerica for the period.

        In connection with the Redomestication, White Mountains Insurance Group, Ltd. changed its domicile to Bermuda and organized certain entities under the laws of Barbados while certain other subsidiaries remained domiciled in the United States (the "U.S. Companies"). As a result, income earned by the Bermuda and Barbados companies will generally be subject to an effective overall tax rate lower than that imposed by the United States; however, no tax benefits will be attained in the event of net losses incurred by such companies. Prior to the Redomestication, we filed a consolidated U.S. income tax return with our subsidiaries. The U.S. Companies continue to file U.S. tax returns but may no longer do so on a group-wide consolidated basis. As a result, the aggregate U.S. Federal income tax liability of the U.S. Companies may be higher than it otherwise would have been if part of a consolidated tax return. These factors may serve to increase or decrease our effective tax rate for 1999 and beyond, depending on the events and circumstances occurring during such periods.

        The income tax provision related to pretax earnings for 2001, 2000 and 1999 represents an effective tax rate of 41.3%, 12.0% and 32.9%, respectively. Our effective rate of tax benefit for 2001 (resulting from a net loss reported during the period) was greater than the statutory rate of 35% primarily as a result of the effects of deferred credit amortization. The reduction in the effective rate from 1999 and 2000 resulted from an increase in our non-U.S. net earnings to $395.9 million in 2000 versus $9.0 million in 1999.

        Net income from discontinued operations of $95.0 million recorded during 2000 related to a reserve release associated with the sale of Fireman's Fund. Net income from discontinued operations of $12.6 million recorded during 1999 related to the Mortgage Banking Sale.

        Excess of fair value over cost amounts which were recorded as extraordinary gains during 2001 related to the acquisitions of C-F Insurance Company and the Folksam assets, both of which occurred after July 1, 2001. In accordance with SFAS No. 141, we recognized a $13.6 million and a $3.0 million extraordinary gain during 2001 representing the excess of the fair value of C-F Insurance Company's and Folksam's net assets over their cost, respectively.

        A loss on early extinguishment of debt of $4.8 million was recorded during 2001 in connection with the Debt Tender and the Debt Escrow.

        Dividends on Convertible Preference Shares of $0.3 million were declared and paid in 2001 during the period in which the Convertible Preference Shares were outstanding.

        Upon shareholder approval at the 2001 Annual Meeting, the Convertible Preference Shares were repurchased and cancelled in consideration of 2,184,583 common shares. Because the redemption value of the Convertible Preference Shares was in excess of the cash received upon their issuance, the Convertible Preference Shares were required to be marked-to-market until the date they were converted to shareholders' equity, resulting in a $305.1 million charge to retained earnings, with an offsetting increase to paid-in surplus.

Liquidity and Capital Resources

        The primary sources of cash inflows for White Mountains and certain of our intermediary holding companies are investment income, sales and maturities of investment securities and dividends received from our operating subsidiaries. Under the insurance laws of the states and countries under which our insurance subsidiaries are domiciled, an insurer is restricted with respect to the timing or the amount of dividends it may pay without prior approval by regulatory authorities. Accordingly, there is no assurance regarding the amount of such dividends that may be paid by such subsidiaries in the future.

        Detailed information concerning our liquidity and capital resource activities during the years 2001, 2000 and 1999 follows:

  For the Year Ended December 31, 2001

        In January 2001 we completed the sale of Waterford to a third party for consideration of $23.6 million in cash, net of transaction related expenses.

        In March 2001 we declared and paid an annual dividend of $5.9 million to our common shareholders.

        In April 2001 we paid $100.8 million in cash to complete the Debt Tender and to establish the Debt Escrow. Completion of the Debt Tender permitted us to effect an amendment to the indenture governing the Notes which facilitated the Acquisition.

        In June 2001 we acquired OneBeacon for cash and the Seller Note. The total consideration paid for OneBeacon was $2,114.3 million, including related expenses. Significant assets and liabilities acquired through OneBeacon included $7,442.6 million of cash and investments, $2,448.9 million of reinsurance recoverable on paid and unpaid losses, $1,267.3 million of insurance balances receivable, $6,364.2 million of loss and loss adjustment expenses and $1,897.7 million of unearned insurance premiums.

        In connection with the Acquisition, we issued the Convertible Preference Shares for $437.6 million (which were retired and converted to common shares in August 2001) and issued the Warrants for $75.0 million. The Warrants have a term of seven years from the date of issuance although we have the right to call the Warrants for $60.0 million in cash commencing on the fourth anniversary of their issuance.

        In connection with the Acquisition, we issued two separate classes of subsidiary preferred stock. Berkshire purchased for $225.0 million, $300.0 million in face value of cumulative nonvoting subsidiary preferred stock. The Berkshire Preferred Stock is entitled to a dividend of no less than 2.35% per quarter and is mandatorily redeemable after seven years. Zenith Insurance Company purchased $20.0 million in cumulative nonvoting subsidiary preferred stock. The Zenith Preferred Stock is entitled to a dividend of no less than 2.5% per quarter through June 30, 2007 and a dividend of no less than 3.5% thereafter and is mandatorily redeemable after ten years.

        In connection with the Acquisition, we borrowed $825.0 million under the Bank Facility. The Bank Facility is comprised of two term loan facilities and a revolving credit facility. The term loan facilities are comprised of a $300.0 million Tranche A Loan with a five-year maturity and a $400.0 million Tranche B Loan with a six-year maturity. The revolving credit facility provides for revolving credit loans of up to $175.0 million, including up to $25.0 million available for the issuance of letters of credit. The revolving credit facility matures on June 1, 2006.

        In connection with the Acquisition, we issued the Seller Note to CGNU. The Seller Note had an eighteen-month term and accrued interest at a rate equal to 50 basis points over the rate on our revolving loan facility described above.

        In June 2001 we forgave our intercompany note to Folksamerica issued in December 2000 in the amount of $195.0 million.

        In September 2001 OneBeacon repaid all its outstanding long-term debt of $3.2 million.

        In September 2001 Folksamerica acquired C-F Insurance Company, an inactive insurance company in run-off, for total consideration of $49.2 million plus related expenses. The purchase consideration included the issuance of a $25.0 million, five-year note by Folksamerica which may be reduced by adverse loss development experienced by C-F Insurance Company post-acquisition.

        In October 2001 OneBeacon sold 2,025,680 shares of the common stock of United Fire & Casualty Company to a third party for $54.7 million.

        In December 2001 we filed a definitive Form S-3 with the Securities and Exchange Commission (the "SEC") which will permit White Mountains Insurance Group, Ltd or its wholly owned subsidiary, Fund American Companies, Inc. (formerly TACK Acquisition Corp.), to offer up to $1.0 billion of debt securities, preference shares or trust preferred securities. We currently intend to use the proceeds of any issuances of securities for general corporate purposes, including repayment of existing borrowings.

        In December 2001 OneBeacon invested $180.0 million in Montpelier consisting of 1,800,000 common shares of Montpelier valued at $100 per share and we received warrants to acquire an additional 797,088 common shares of Montpelier at $100 per share over the next ten years.

        In December 2001 we acquired the net assets of Folksam which were valued at approximately $66.9 million on the date of purchase. The purchase price including related expenses consisted of approximately $30.9 million in cash, $3.0 million in a note payable to the seller and 86,385 common shares (valued at approximately $30.0 million).

        In December 2001, Folksamerica received a $400.0 million capital contribution from its parent OneBeacon, in the form of cash, which was undertaken to allow Folksamerica to further capitalize on improved pricing trends which accelerated after the Attacks.

        In December 2001 Folksamerica issued $7.0 million in short-term debt to a third party.

        During 2001 we issued a total of 2,390,566 common shares which consisted of 2,184,583 common shares issued in connection with the Conversion, 86,385 common shares issued in connection the purchase of the Folksam net assets, 94,500 restricted shares issued to key employees and 25,098 common shares issued to employees in connection with various White Mountains employee benefit plans.

        During 2001 we repurchased and retired 6,000 common shares for $1.9 million in cash.

        Through December 31, 2001, we paid a total of $18.4 million in dividends to holders of the Convertible Preference Shares, the Berkshire Preferred Stock and the Zenith Preferred Stock. Through December 31, 2001, we paid a total of $29.2 million in interest under the Bank Facility including $2.9 million paid under related interest rate swap agreements.

  For the Year Ended December 31, 2000

        In March 2000 Folksamerica acquired PCA Property & Casualty for consideration of $122.3 million in cash. Significant assets and liabilities acquired through PCA Property & Casualty included $339.8 million of cash and investments, $160.0 million of reinsurance recoverables and $405.5 million of loss and loss adjustment expense reserves.

        In May 2000 Folksamerica acquired the Risk Capital Operations for consideration of $20.3 million in cash plus related expenses. Significant assets and liabilities acquired with the Risk Capital Operations included $249.9 million of cash and investments, $108.6 million of premiums receivable, $312.5 million of net loss and loss adjustment expense reserves and $82.0 million of unearned reinsurance premiums. In addition, the Risk Capital Operations provided Folksamerica with two specialty underwriting units (Accident & Health and Marine) and several significant new treaty clients.

        In July 2000 we concluded the sale of our indirect, wholly-owned subsidiary, White Mountains Holdings, Inc. (which controlled a substantial amount of our holdings of Financial Security Assurance) and all our other holdings of FSA Common Stock to Dexia for proceeds of $620.4 million.

        In December 2000 we provided $259.6 million of capital to Folksamerica through the contribution of American Centennial and British Insurance Company and through the issuance of a $195.0 million intercompany note which was forgiven during 2001. Folksamerica subsequently contributed American Centennial and $80.0 million of such cash to Folksamerica Reinsurance Company in order to provide the statutory capital needed to support its acquisitions of PCA Property & Casualty and Risk Capital Operations. The remaining $115.0 million was used by Folksamerica to repay its outstanding bank indebtedness.

        During 2000 we repurchased and retired 65,838 common shares for $8.3 million in cash.

        During 2000 we declared and paid quarterly cash dividends totaling $7.1 million.

        As part of the Folksamerica acquisition in 1998, we refinanced Folksamerica's existing long-term indebtedness by utilizing a six-year revolving credit agreement whereby Folksamerica could borrow up to $120.0 million at market interest rates. This facility was repaid and terminated by Folksamerica during 2000 as described above.

  For the Year Ended December 31, 1999

        In May 1999 we exercised FSA Options to acquire 666,667 shares of FSA Common Stock for $15.7 million in cash.

        In May 1999 we concluded the Mortgage Banking Sale and received net proceeds totaling $180.6 million.

        In June 1999 we concluded the Valley Group Sale and received net proceeds of $139.0 million in cash after receiving a special dividend of assets and cash prior to the closing of $76.6 million. In connection with the Valley Group Sale, we repaid $15.0 million of Valley Group's indebtedness.

        In June 1999 Folksamerica acquired USF Re Insurance Co. for total consideration of $92.5 million. The purchase consideration included the issuance of a $20.8 million, five-year note by Folksamerica (which was reduced to zero at year-end 2000 due to adverse loss development at USF Re Insurance Co. post acquisition) with the balance paid in cash.

        In September 1999 we exercised FSA Options to acquire 1,893,940 shares of FSA Common Stock in exchange for our $50.0 million investment in MediaOne preferred stock.

        In October 1999 we acquired International American Group for $86.7 million in cash.

        In December 1999 we purchased an additional 922,509 shares of FSA Common Stock for $50.0 million.

        During 1999 we issued a total of 1,137,495 common shares to our Chairman and our key employees in satisfaction of the Chairman's warrant exercise and various employee benefit plan obligations. In order to entice the Chairman to exercise his warrants to acquire common shares early, we paid the Chairman

$6.0 million to compensate him for the estimated interest cost of borrowing the strike price and the amounts required to prematurely pay his income taxes.

        During 1999 we repurchased 1,020,150 common shares for $139.5 million in cash.

        During 1999 we declared and paid quarterly cash dividends totaling $8.8 million.

        In connection with the Redomestication, we paid $104.1 million in certain compensation benefits to our current and former employees and Directors in October 1999 at an incremental after tax cost of $14.9 million. In connection with the compensation payments, we paid cash of $89.8 million (primarily to our former employees) and issued common shares valued at $14.3 million (primarily to our current employees, Directors and advisors). A significant portion of such compensation paid represented the acceleration of expenses that would have ordinarily been incurred in future periods which resulted in increased tax deductible expenses in 1999.

        In connection with the Redomestication, we were treated as if we sold all of our directly owned assets in a fully taxable transaction in which gains, but not losses, were recognized. We incurred a U.S. income tax liability upon the Redomestication of approximately $13.5 million.

Significant cash flow activities for the years ended December 31, 1999, 2000 and 2001

        The following table summarizes certain information pertaining to White Mountains' cash flows:

	Years Ended December 31,
	1999	2000	2001
	(dollars in millions)
Net cash used for operating activities	$(208.3)	$(114.0)	$(300.7)
Net cash (used for) provided from investing activities	354.3	234.4	(1,102.6)
Net cash provided from (used for) financing activities	(164.5)	(119.9)	1,466.3

Net increase (decrease) in cash during year	$(18.5)	$.5	$63.0

        Cash used for operations of $300.7 million during the 2001 period is primarily the result of claims payments and general expenses exceeding premiums collected at OneBeacon. The net cash used for operations during the 2000 period of $114.0 million is primarily the result of significant acquisitions of run-off insurance portfolios during that period. Run-off transactions involved the assumption of sizable portfolios of invested assets as well as the assumption of insurance and reinsurance liabilities. Run-off liabilities paid are shown as uses of operating cash whereas offsetting sales of the related assets acquired are shown as sources of cash from investing activities. The net cash used for operations during the 1999 period of $208.3 million is primarily the result of dispositions of certain of our operating subsidiaries and the activities of our insurance and reinsurance run-off activities.

        Cash used for investing activities of $1,102.6 million during 2001 resulted primarily from the costs associated with the Acquisition, partially offset by net sales of investment securities in anticipation of the Acquisition. Cash provided from investing activities of $234.4 million during 2000 resulted primarily from proceeds from the sale of a former subsidiary, partially offset by net purchases of investment securities. Cash provided from investing activities of $354.3 million during 1999 resulted primarily from net sales of investment securities and proceeds from the sale of two former subsidiaries. In addition, sales of investment securities acquired in connection with our insurance and reinsurance run-off activities served to provide net cash from investing activities during each of the periods presented herein.

        Cash provided from financing activities of $1,466.3 million during 2001 resulted primarily from activities undertaken to finance the Acquisition, partially offset by cash used in connection with the Debt Tender and the Debt Escrow. Cash used for financing activities of $119.9 million during 2000 resulted primarily from the repayment of Folksamerica's outstanding bank indebtedness. Cash used for financing activities of $164.5 million during 1999 resulted primarily from repurchases of common shares.

        In connection with the Renewal Rights Agreement, OneBeacon retained all of the existing liabilities, including loss and loss adjustment expense reserves, related to the transferred business. A large portion of the premiums associated with the business transferred to Liberty Mutual on November 1, 2001 were previously received and invested by OneBeacon whereas the related losses and loss adjustment expenses associated with such business have not yet been fully paid. As a result, OneBeacon's future payments of such losses and loss adjustment expenses are expected to result in sizable net uses of operating cash. However, the liquidation of OneBeacon's existing invested assets supporting such reserves is expected to result in sizable cash sources from investing activities.

Critical Accounting Policies and Estimates

        Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our consolidated financial statements, which have been prepared in accordance with GAAP. The financial statements presented herein include all adjustments considered necessary by management to fairly present the financial position, results of operations and cash flows of White Mountains. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

        In the current year presentation of financial information, certain amounts in the prior period financial statements have been reclassified to conform with the current presentation. We have completed numerous significant transactions during the periods presented that have affected the comparability of the financial statement information presented herein.

        On an ongoing basis, we evaluate our estimates, including those related to loss and loss adjustment expense reserves, purchase accounting and related deferred credits and goodwill, reinsurance transactions and our pension benefit obligations. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

        We believe that our critical accounting policies affect the more significant estimates used in the preparation of our consolidated financial statements. The descriptions below are summarized and have been simplified for clarity. A more detailed description of the significant accounting policies used in preparing our financial statements is included in the notes to the consolidated financial statements.

  Loss and loss adjustment expenses

        We must estimate insurance losses and loss adjustment expenses incurred to provide adequate loss reserves for the payment of insurance claims. The process of estimating loss and loss adjustment expenses involves a considerable degree of judgment by management, including issues as to an insured's liabilities, definitions of occurrence, scope of coverage, policy limits and application and interpretation of policy terms and exclusions and, as of any given date, is inherently uncertain. As a result, the ultimate amount of expense incurred could be considerably greater than or less than the amounts currently reflected in the financial statements. The uncertainties inherent in estimating loss and loss adjustment expenses are described in more detail in the "Business" section under the heading "Loss and Loss Adjustment Expense Reserves". Also included in this section is a description of (i) changes that occurred in OneBeacon's business in the mid-to-late 1990s, (ii) the effect these changes had on the ability of OneBeacon to estimate loss reserves, and (iii) more specific information on each of OneBeacon's core business lines.

  Purchase accounting and related deferred credits and goodwill

        As of December 31, 2001, we had unamortized deferred credits and goodwill of $682.5 million and $22.3 million, respectively. Deferred credits represent the excess of the fair value of the net assets over the purchase price paid. Goodwill represents the excess of the purchase price over the fair value of the net assets of companies acquired. These deferred credits and goodwill resulted from our pre-July 1, 2001 acquisition activities which were accounted for in accordance with the treatment of a purchase business combination under Accounting Principles Board ("APB") No. 16, "Business Combinations". APB No. 16 calls for the net assets of the operations acquired to be recorded by us at their fair values on the date of acquisition.

        All acquisitions occurring subsequent to July 1, 2001 were accounted for under the purchase method of accounting in accordance with SFAS No. 141, "Business Combinations". Under this newly-issued accounting standard, we recognized a $16.6 million extraordinary gain during 2001 relating to two recent acquisitions and will fully recognize our existing unamortized deferred credit balance of $682.5 million on January 1, 2002 as a change in accounting principle.

        In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002, we amortize our existing and prospective goodwill only when the asset acquired is deemed to have been impaired rather than systematically over a perceived period of benefit.

  Reinsurance transactions

        Our insurance and reinsurance subsidiaries enter into reinsurance contracts from time to time to protect their businesses from losses due to poor risk diversification, to manage their operating leverage ratios and to limit ultimate losses arising from catastrophic events. Amounts related to reinsurance contracts are recorded in accordance with SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts".

        The collectibility of reinsurance recoverables is subject to the solvency of the reinsurers. We are selective in regard to our reinsurers, placing reinsurance with only those reinsurers with a strong financial condition, industry ratings and underwriting ability. We monitor the financial condition and ratings of our reinsurers on an ongoing basis.

  Pension benefit obligations

        We have pension benefit obligations that are developed from external actuarial valuations. Inherent in these valuations and related net periodic costs or credits are key assumptions including discount rates, interest rates and expected future returns on plan assets. We are required to consider current market conditions, such as changes in relevant interest rates and anticipated future investment returns, in selecting these assumptions. Changes in the pension benefit obligations and the related net periodic costs or credits may occur in the future due to any variance of actual results from our assumptions and changes in the number of participating employees.

Market Risk

        Our consolidated balance sheet includes a substantial amount of assets and liabilities whose fair values are subject to market risk. The term market risk refers to the risk of loss arising from adverse changes in interest rates and other relevant market rates and prices. Due to our sizable balances of interest rate sensitive instruments, market risk can have a significant effect on our consolidated financial position.

Interest Rate Risk

        Fixed maturity portfolio.    In connection with our consolidated insurance and reinsurance subsidiaries, we invest in interest rate sensitive securities, primarily debt securities. Our strategy is to purchase fixed maturity investments that are attractively priced in relation to perceived credit risks. Our fixed maturity investments are held as available for sale in accordance with SFAS No. 115 whereby these investments are carried at fair value on the balance sheet with net unrealized gains or losses reported net of tax in a separate component of common shareholders' equity. We generally manage our interest rate risk associated with our portfolio of fixed maturity investments by monitoring the average duration of the portfolio which allows us to achieve an adequate yield without subjecting the portfolio to an unreasonable level of interest rate risk. Our fixed maturity portfolio is comprised of primarily investment grade corporate securities, U.S. government and agency securities, municipal obligations and mortgage-backed securities (e.g., those receiving a rating from the National Association of Insurance Commissioners of 1 or 2).

        Increases and decreases in prevailing interest rates generally translate into decreases and increases in fair values of fixed maturity investments, respectively. Additionally, fair values of interest rate sensitive instruments may be affected by the credit worthiness of the issuer, prepayment options, relative values of alternative investments, the liquidity of the instrument and other general market conditions.

        Indebtedness.    We utilized a significant amount of variable rate debt financing (the Bank Facility and the Seller Note, which was fully repaid in cash on November 29, 2002), in connection with the Acquisition. Increases and decreases in prevailing interest rates will translate into increases and decreases in the future interest expense associated with this indebtedness although the carrying value of such liabilities will not be affected. At December 31, 2001, we also had $5.1 million in fixed rate indebtedness outstanding which was prepaid in connection with the Acquisition by the Debt Escrow transaction; therefore, its fair value is not subject to future changes in prevailing interest rates.

        During 2001 we entered into a ten-year, $200.0 million notional interest rate swap and three separate three-year interest rate swaps at an aggregate $500.0 million notional with two large financial institutions. The interest rate swaps were undertaken to achieve a fixed interest rate on a portion of the Bank Facility. Pursuant to SFAS No. 133, these contracts are carried at fair value on the balance sheet (which constituted an obligation by White Mountains of $4.9 million at December 31, 2001) with changes in their fair value reported directly through the income statement as they do not qualify for hedge accounting since their duration is dissimilar to that of the Bank Facility.

        The table below summarizes the estimated effects of hypothetical increases and decreases in market interest rates on our fixed maturity portfolio and the interest rate swaps.

	Fair Value at December 31, 2001	Assumed Change in Relevant Interest Rate(1)	Estimated Fair Value After Change in Interest Rate	After Tax Increase (Decrease) in Carrying Value
	(dollars in millions)
Fixed maturity investments	$6,128.3	100 bp decrease	$6,379.9	$163.5
		100 bp increase	5,902.6	(146.7)
Interest rate swaps	$(4.9)	100 bp decrease	$(33.5)	$(18.6)
(carried in other investments)		100 bp increase	22.2	17.6

(1)
The relevant interest rate for the assumed change in our fixed income portfolio and interest rate swaps is predicated upon assumed changes in the three-year or the ten-year U.S. Treasury yield, depending on the duration of the contract.

Equity Price Risk

        The carrying values of our common equity securities and our other investments are based on quoted market prices or management's estimates of fair value (which is based, in part, on quoted market prices) as of the balance sheet date. Market prices of common equity securities, in general, are subject to fluctuations which could cause the amount to be realized upon sale or exercise of the instruments to differ significantly from the current reported value. The fluctuations may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments, general market conditions and supply and demand imbalances for a particular security.

Foreign Currency Exchange Rates

        A small portion of our assets and liabilities are denominated in foreign currencies. Net unrealized foreign currency translation gains and losses are reported, after tax, as a net amount in a separate component of common shareholders' equity. Changes in the values of these assets and liabilities due to currency fluctuations, after tax, are reported on the income statement as a component of other comprehensive income. Our assets and liabilities denominated in foreign currency are not material.

KEY MANAGEMENT

        The following sets forth information regarding key members of our management team.

Name	Age	Position
John J. Byrne	70	Chairman of White Mountains
Raymond Barrette	52	President and Chief Executive Officer of White Mountains, Chairman of OneBeacon
John P. Cavoores	45	Managing Director, President and Chief Operating Officer of OneBeacon
Charles B. Chokel	49	Managing Director and Chief Administrative Officer of OneBeacon
Steven E. Fass	57	President and Chief Executive Officer of Folksamerica
John D. Gillespie	44	Deputy Chairman of White Mountains and Chairman and President of White Mountains Advisors LLC

        John J. Byrne has served as our Chairman since 1985. From February 2002 until December 2002, Mr. Byrne served as CEO of White Mountains, a position that Mr. Byrne also held for most of the eighteen years since we first went public. Mr. Byrne also formerly served as Chairman of the Board of Managers of OneBeacon from June 2001 to December 2001, as President and CEO of White Mountains from 1990 to 1997 and as CEO from 1985 to 1990. Mr. Byrne is on the Board of Managers of OneBeacon and also serves as a director of Folksamerica, Financial Security Assurance, Overstock.com and as Chairman of Montpelier Re Holdings Ltd.

        Raymond Barrette was appointed President and CEO of White Mountains in January 2003. Previously, Mr. Barrette served as Managing Director and Chief Executive Officer of OneBeacon since June 2001. Mr. Barrette is currently Chairman of the Board of Managers of OneBeacon, a position he has held since December 2001, and has been a director of White Mountains since 2000. Mr. Barrette formerly served as President of White Mountains from January 2000 to June 2001 and served as Executive Vice President and Chief Financial Officer of White Mountains from 1997 to 2000. He was formerly a consultant with Tillinghast-Towers Perrin from 1994 to 1996 and was with Fireman's Fund Insurance Company from 1973 to 1993. Mr. Barrette is also Chairman of Folksamerica and serves as a director of Montpelier Re Holdings Ltd.

        John P. Cavoores was appointed Managing Director, President and Chief Operating Officer of OneBeacon in December 2001 and formerly served as a Managing Director of Fund American Companies, Inc. from November 2000 to June 2001 and as a Managing Director of OneBeacon from June 2001 to December 2001. Prior to joining White Mountains in 2001, Mr. Cavoores served as Chief Underwriting Officer of worldwide specialty business at Chubb Corporation. Mr. Cavoores was with Chubb since 1981. Mr. Cavoores is a member of the Board of Managers of OneBeacon.

        Charles B. Chokel was appointed Managing Director and Chief Administrative Officer of OneBeacon in January 2003. Mr. Chokel joined OneBeacon in March 2002 as a Managing Director. He is a member of the Board of Managers of OneBeacon. Prior to joining OneBeacon, Mr. Chokel served for a year as Chief Financial Officer of Conseco Finance. Before that, Mr. Chokel was Co-Chief Executive Officer of Progressive Insurance. Mr. Chokel held various other positions during his 23-year career at Progressive, including President of the California region, Chief Financial Officer and head of sales and marketing.

        Steven E. Fass has been a director of White Mountains since 2000. Mr. Fass has served as President and Chief Executive Officer of Folksamerica and its subsidiaries including Folksamerica Reinsurance Company since 1984. He joined Folksamerica as its Vice President, Treasurer and Chief Financial Officer in 1980. Mr. Fass is also a director of Folksamerica.

        John D. Gillespie was appointed Deputy Chairman of White Mountains in January 2003. Mr. Gillespie has also served as Chairman and President of White Mountains Advisors LLC since March 2003. Mr. Gillespie served as Managing Director of OneBeacon since June 2001. He also has been a director of White Mountains since 1999. Additionally, he is the founder and Managing Partner of Prospector Partners, LLC, in Guilford, Connecticut. Prior to forming Prospector, Mr. Gillespie was President of the T. Rowe Price Growth Stock Fund and the New Age Media Fund, Inc. Mr. Gillespie is a member of the Board of Managers of OneBeacon and serves also as a director of Folksamerica and Montpelier Re Holdings Ltd.

PRINCIPAL SHAREHOLDERS

        The following table provides certain information regarding the beneficial ownership of our common shares as of March 11, 2003 and as adjusted to reflect the sale of common shares offered in this prospectus (i) by each person known to us to own beneficially more than 5% of the outstanding common shares, (ii) by each of our directors, (iii) by certain named executive officers below and (iv) by all of our current directors and executive officers as a group.

	Shares Beneficially Owned Prior to Offering(1)			Shares Beneficially Owned After Offering
Name and Address (2)			Shares Being Offered
	Number	Percent		Number	Percent
Franklin Mutual Advisers LLC (3) 51 JFK Parkway Short Hills, NJ 07078	1,932,433	21.4%	—	1,932,433	19.2%
Berkshire Hathaway Inc (4) 1440 Kiewit Plaza Omaha, NE 68131	1,714,285	15.9%	—	1,714,285	14.6%
John J. Byrne (5)	1,111,818	12.3%	—	1,111,818	11.1%
Raymond Barrette (6)	28,415	*	—	28,415	*
Mark J. Byrne	196,031	2.2%	—	196,031	2.0%
John P. Cavoores	367	*	—	367	*
Howard L. Clark, Jr.	1,000	*	—	1,000	*
Robert P. Cochran	25,000	*	—	25,000	*
Steven E. Fass (7)	398	*	—	398	*
George J. Gillespie, III	1,000	*	—	1,000	*
John D. Gillespie (8)	101,698	1.1%	—	101,698	1.0%
K. Thomas Kemp	93,142	1.0%	—	93,142	*
Gordon S. Macklin	15,000	*	—	15,000	*
Frank A. Olson	3,000	*	—	3,000	*
James J. Ritchie	21	*	—	21	*
Joseph S. Steinberg	—	*	—	—	*
Arthur Zankel	11,600	*	—	11,600	*
All directors and executive officers as a group (19 persons)(9)	1,599,634	17.7%	—	1,599,634	15.9%

*
Less than one percent of the outstanding common shares

(1)
Represents the percentage of total common shares outstanding at March 11, 2003 (8,357,087); plus the common shares issuable to Franklin Mutual Advisers LLC (677,966) on conversion of its convertible preference shares; plus 4,065 vested but unexercised options to acquire common shares described at note (6) and (7) below (total - 9,039,118) for all holders shown above except Berkshire Hathaway and Franklin Mutual Advisers LLC. For Berkshire, see note 3 and for Franklin Mutual Advisers LLC, see note 4.

(2)
Unless otherwise indicated, the address of each beneficial owner is c/o White Mountains Insurance Group, Ltd., 80 South Main Street, Hanover, New Hampshire 03755-2053.

(3)
The 1,932,433 common shares beneficially owned by Franklin Mutual Advisers LLC ("Franklin") include 677,966 convertible preference shares which will convert to 677,966 common shares upon shareholder approval to be sought in May 2003. The common shares and convertible preference shares are beneficially owned by a number of managed accounts which, pursuant to advisory contracts are advised by Franklin. Such advisory contracts grant to Franklin all investment and voting power over the securities owned by such advisory clients. The voting and investment powers held by Franklin are exercised by individual portfolio managers and co-portfolio managers for their respective advisory accounts.

(4)
The 1,714,285 common shares shown as beneficially owned by Berkshire include the common shares issuable upon the exercise of warrants to acquire common shares which are currently exercisable. Berkshire cannot vote the common shares underlying the warrants until they are exercised. National Indemnity and General Reinsurance, which provide substantial reinsurance in connection with our acquisition of OneBeacon and otherwise, are wholly-owned subsidiaries of Berkshire. See "Business—OneBeacon."

(5)
Includes 380,909 common shares owned directly by the Jack Byrne 2001 GRAT No. 1 which are deemed to be indirectly beneficially owned by Mr. Byrne. Does not include 25,000 unearned restricted common shares and 63,133 common shares contributed to trusts and charitable foundations for which Mr. Byrne disclaims beneficial ownership, but for which his spouse retains voting power.

(6)
Includes vested and unexercised options to acquire 1,365 common shares. Excludes unearned restricted common shares.

(7)
Includes vested and unexercised options to acquire 2,700 common shares. Excludes unearned restricted common shares.

(8)
Includes 100,000 common shares owned by various funds of Prospector Partners LLC in which Mr. Gillespie is either general manager or investment manager. Mr. Gillespie disclaims beneficial ownership of such common shares owned by Prospector, except to the extent of his pecuniary interest in such funds.

(9)
Includes, in addition to the listed directors and executive officers, common shares owned by: (i) Dennis P. Beaulieu, White Mountains' Treasurer and Corporate Secretary who was an executive officer during 2002, (ii) J. Brian Palmer, White Mountains' Chief Accounting Officer who was an executive officer during 2002, (iii) Charles B. Chokel, OneBeacon's Chief Administrative Officer who became an executive officer in May 2002, and (iv) Robert L. Seelig, Vice President and General Counsel of White Mountains Advisors LLC who became an executive officer in September 2002.

DESCRIPTION OF OUR COMMON SHARES

        The summary of the terms of our common shares set forth below does not purport to be complete and is qualified in its entirety by reference to our memorandum of continuance and bye-laws.

Authorized Share Capital

        Our memorandum of continuance and the bye-laws provide that our authorized common share capital is limited to 50,000,000 common shares, par value U.S. $1.00 per share and 20,000,000 preference shares having a par value of U.S. $1.00 per share.

Voting

        The holders of common shares are entitled to one vote per share except as restricted by the voting limitation described below (subject to the rights of the holders of any other class of shares that may be issued). All actions submitted to a vote of shareholders shall be voted on by the holders of common shares, voting together as a single class, except as provided by law.

        With respect to the election of directors, each holder of common shares entitled to vote at the election has the right to vote, in person or by proxy, the number of shares held by him or her for as many persons as there are directors to be elected and for whose election that holder has a right to vote. The directors are divided into three classes, with only one class standing for election each year. Those nominees receiving the highest number of votes, up to the number of directors elected, shall be deemed elected.

        The bye-laws contain a provision limiting the voting rights of any person who beneficially owns (directly, indirectly or constructively under the Internal Revenue Code) 10% or more of the common shares to 9.9%. This 9.9% voting limitation provision will not be applicable to John J. Byrne, any foundation or trust established by John J. Byrne, Patrick M. Byrne (his son and one of the company's directors) and/or any affiliate or associate of any of them or any group of which any of them is a part (each of them, a "Byrne Entity") with respect to any matter submitted to shareholders other than with respect to the election of directors.

        In addition, the bye-laws contain a provision limiting the voting rights of any group (defined as two or more persons acting as a partnership, syndicate or other group for the purpose of acquiring, holding or disposition of the relevant securities) which beneficially owns 10% or more of the shares to 9.9%, except that this provision will not restrict (a) any Byrne Entity or (b) any person or group that the board of directors, by the affirmative vote of at least 75% of the entire board of directors, may exempt from this provision.

        The bye-laws also contain a provision limiting the voting rights of any person to a reduced percentage who, at his or her election, notifies the board of directors to the percentage designated by such person (subject to acceptance of such cut-back by the board in its sole discretion) so that (and to the extent) such person may meet any applicable insurance or other regulatory requirement or voting threshold or limitation that may be applicable to such person or to evidence that such person's voting power is no greater than such threshold.

Dividends

        Holders of common shares are entitled to participate, on a share-for-share basis, with the holders of any other common shares outstanding, with respect to any dividends declared by our board of directors. Dividends will generally be payable in U.S. dollars.

Liquidation

        On a liquidation of White Mountains, holders of common shares are entitled to receive any assets remaining after the payment of our debts and the expenses of the liquidation, subject to such special rights as may be attached to any other class of shares.

Redemption

        We are entitled to redeem common shares from a shareholder at fair market value if our board of directors determines that common share ownership by that shareholder may result in adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of the holders of common shares.

Variation Of Rights

        Under the bye-laws, if at any time our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of the issue of the shares of that class) may be varied with the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of the shares of that class.

Change of Control

        Bermuda law permits an amalgamation between two or more Bermuda companies, or between one or more Bermuda exempted companies and one or more foreign corporations, subject, unless the bye-laws otherwise provide, to obtaining a majority vote of three-fourths of the shareholders of each of the companies, and of each class of shares entitled to vote separately as a class at such a meeting, present and voting in person or by proxy at a meeting called for that purpose. Unless the bye-laws otherwise provide, Bermuda law also requires that the quorum at the meetings be at least two persons holding or representing by proxy one-third of the issued shares of the company or the class. Each share carries the right to vote in respect of an amalgamation, whether or not it otherwise carries the right to vote.

        Except as set forth in the next paragraph, the bye-laws provide that any amalgamation approved by two-thirds of our board of directors shall only require approval by a majority of the voting power held by the shareholders present at a meeting of the shareholders.

        Our bye-laws generally prohibit us from engaging in a "business combination" with an "interested shareholder" for a period of three years after the time of the transaction in which the person became an interested shareholder, unless:

(1)
prior to that time, the board of directors approves the transaction or the business combination;

(2)
upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the outstanding voting stock, excluding for purposes of determining the number of shares outstanding, shares owned by directors who are also officers and by certain employee plans; or

(3)
on or after that time the board of directors and the shareholders by an affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder approve the transaction.

The definition of "business combinations" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who, together with affiliates and associates, owns or, within three years, did own 15% or more of our voting stock. However, the bye-laws provide that each Byrne Entity is excepted from being an "interested shareholder".

        Bermuda law also provides that where an offer is made for shares in a company by another company and, within four months of the offer, the holders of at least 90% in value of the shares which are the subject of the offer (other than shares already held by or on behalf of the offeror) accept, the offeror may by notice, given within two months after such approval is obtained, require any non-tendering shareholder to transfer their shares on the terms of the offer. Dissenting shareholders may apply to a court within one month of notice objecting to the transfer and the court may make any order it thinks fit. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders.

BERMUDA TAXATION

        Under current Bermuda law, there is no income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda. We have received an assurance from the Bermuda Minister of Finance under The Exempted Undertakings Tax Protection Act, 1966 of Bermuda that in the event Bermuda enacts any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then that tax will not apply to us, or to any of our operations or our shares, debentures or other obligations, until March 28, 2016. This assurance will not prevent the application of any of those taxes to persons ordinarily resident in Bermuda or to any land in Bermuda owned or leased by us.

U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion sets forth the material U.S. federal income tax consequences to U.S. Holders (as defined below) with respect to the ownership and disposition of our common shares.

        This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to you as an owner of our common shares. In particular, this discussion deals only with holders who hold our common shares as capital assets. This discussion does not address the tax treatment of the ownership and disposition of our common shares under applicable state or local tax laws or the laws of any jurisdiction other than the United States.

        In addition, this summary does not address federal alternative minimum tax consequences and does not address all aspects of U.S. federal income taxation that may be applicable to you in light of your particular circumstances. This summary also does not apply to you if you are subject to special treatment under U.S. federal income tax law including if:

  •
  you are a securities dealer, financial institution, insurance company, partnership or other entity classified as a partnership for U.S. federal income tax purposes, or tax exempt organization;

  •
  you own (directly or indirectly) 10% or more of the voting power of our stock;

  •
  you are holding shares as part of a hedging or larger integrated financial or conversion transaction;

  •
  your functional currency is a currency other than the U.S. dollar; or

  •
  you are holding shares pursuant to selected retirement plans, pursuant to the exercise of employee stock options or otherwise as compensation.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

        This discussion is based on current provisions of the Internal Revenue Code, current and proposed Treasury regulations, and administrative and judicial interpretations as of the date of this prospectus, all of which are subject to change or reinterpretation by the Treasury or courts, possibly on a retroactive basis.

        You are a "U.S. Holder" if you are a beneficial owner of our common shares who is:

  •
  citizen or resident of the United States,

  •
  a corporation created or organized in or under the laws of the United States or any State thereof,

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

  •
  a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

Taxation of Distributions

        Distributions that we make on our common shares will generally be taxed as ordinary income to you to the extent that they are paid out of our current or accumulated earnings and profits. To the extent that the amount of any distribution that we make exceeds our current and accumulated earnings and profits for a taxable year, the excess will first be treated as a tax-free return of capital, causing a reduction in your adjusted basis in our common shares. This will increase the amount of gain, or decrease the amount of loss, that you will recognize when you dispose of our common shares. The balance of the excess, if any, will be taxed as capital gain. We believe that we are currently a "U.S.-owned foreign corporation" for U.S. federal income tax purposes. As such, almost all dividend income you receive from us will be U.S. source for foreign tax credit purposes. Dividends that we pay will not qualify for the dividends received deduction otherwise generally available to corporate shareholders, except to the extent that the dividends are paid from earnings and profits accumulated prior to the Redomestication.

Sale or Other Disposition

        You generally will recognize taxable gain or loss on any sale or other disposition of our common shares in an amount equal to the difference between the amount realized on the disposition of our common shares and your basis in the common shares. This gain or loss will be capital gain or loss and will generally be treated as U.S. source for foreign tax credit purposes.

Passive Foreign Investment Company Rules

        A foreign corporation will constitute a "passive foreign investment company" or "PFIC" with respect to a taxable year if 75% or more of its gross income for that taxable year consists of passive income, or 50% or more of its average assets, measured by value, held during that taxable year consists of passive assets. A U.S. Holder treated as owning PFIC stock is subject to special rules that are generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that the holder could derive from investing in a foreign investment company that does not distribute all of its earnings on a current basis. If we are or become a PFIC, then unless you make either a "qualified electing fund" election or a "mark-to-market" election, you generally will be subject to tax upon the disposition of our appreciated shares or upon certain distributions as if the gain or distribution were ordinary income earned ratably over your holding period of our common shares. In taxable years other than the year of the distribution or disposition of our common shares or any taxable year before we became a PFIC, you will be subject to tax at the highest rate applicable to you and you will be subject to an interest charge on the deferred tax. We believe we are not a PFIC.

        Should we determine that we are a PFIC in any taxable year, we intend to provide you with all the information you need to make a timely qualified electing fund election for that taxable year.

Controlled Foreign Corporation Rules

        Special U.S. federal income tax rules apply to certain holders in a foreign corporation classified as a "controlled foreign corporation" or "CFC". A foreign corporation will not constitute a CFC unless 10% Voting U.S. Shareholders (as defined below) collectively own more than 50% (more than 25% in the case of an insurance company) of the total combined voting power or total value of the corporation's stock. Any U.S. person owning, directly or indirectly through foreign persons, or considered to own (by application of certain constructive ownership rules) 10% or more of the total combined voting power of all classes of stock of a foreign corporation will be considered to be a 10% Voting U.S. Shareholder. Based on our current ownership and the bye-law provisions limiting voting rights, we believe that we are not a CFC.

Foreign Personal Holding Company and Personal Holding Company Rules

        Special U.S. federal income tax rules apply to a holder of stock of a "foreign personal holding company" or "FPHC" and to the U.S. source income of a foreign corporation that is a "personal holding company" or "PHC". A foreign corporation will not constitute a FPHC, unless five or fewer individuals who are U.S. citizens or residents own, directly or indirectly, more than 50% of the voting power or the value of its shares. A corporation will not constitute a "personal holding company" unless five or fewer individuals own, directly or indirectly, more than 50% of the value of its shares. Based upon our current ownership, we believe we are not a FPHC or PHC.

Foreign Investment Company Rules

        Special rules also apply to treat as ordinary income gain realized on the sale of shares of a "foreign investment company." We believe that due to the way we conduct our business we are not a "foreign investment company."

Related Person Insurance Income Rules

        Special provisions of the Internal Revenue Code apply to foreign insurance companies that have "related person insurance income" (essentially investment income and premium income from insuring or reinsuring risks of certain U.S. persons). Based on our current ownership and the way we conduct our business, we believe that no premium income of ours or of any foreign subsidiary will be taxed as "related person insurance income."

U.S. Backup Withholding Tax and Information Reporting

        Generally, a "backup" withholding tax of up to 31% and information reporting requirements will apply to dividends paid to you on our common shares if you are a non-corporate U.S. holder, and you fail to provide a correct taxpayer identification number and other information or you fail to comply with certain other requirements. The proceeds from your sale of our common shares will be subject to U.S. backup withholding tax and information reporting, unless you have provided the required certification or have otherwise established an exemption.

        You can establish an exemption from the imposition of backup withholding tax by providing a duly completed IRS Form W-9 to your broker or paying agent, reporting your taxpayer's identification number (which, if you are an individual, is your social security number) or by otherwise establishing your corporation or exempt status.

        Any amounts withheld under the backup withholding tax rules from a payment to you will be allowed as a refund or a credit against your U.S. federal income tax, provided that the required information is furnished to the IRS.

UNDERWRITERS

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Banc of America Securities LLC, Credit Suisse First Boston Corporation, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have severally agreed to purchase, and we have agreed to sell them, severally, the number of common shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
Credit Suisse First Boston Corporation
Lehman Brothers Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	1,000,000

        The underwriters are offering the common shares subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the common shares offered by this prospectus is subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all the common shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

        The underwriters propose initially to offer part of the common shares directly to the public at the public offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $                  a share under the public offering price. After the initial offering of the common shares, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 150,000 additional common shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common shares offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common shares as the number listed next to the underwriter's name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in full, the total price to the public would be $                  , the total underwriters' discounts and commissions would be $                  and the total proceeds to us would be $                  .

        Each of us, our executive officers, directors and certain shareholders has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we, he or she will not, during the period ending 90 days after the date of this prospectus:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any common shares or any securities convertible into or exercisable or exchangeable for common shares; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common shares;

whether any transaction described above is to be settled by delivery of our common shares or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to, among other things:

  •
  the sale of common shares to the underwriters;

  •
  the issuance by us of common shares upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus or with respect to awards under our equity incentive plans outstanding on the date of this prospectus;

  •
  transactions by any person other than us relating to common shares or other securities acquired in open market transactions after the completion of this offering;

  •
  the issuance by us of common shares in connection with the acquisition of interests in other companies; provided that the recipients of the shares agree in writing to be bound by the 90-day lock-up described above; or

  •
  transfers to affiliates, provided that any such affiliate agrees to be bound by the 90-day lock-up described above and subject to certain other conditions.

        Morgan Stanley & Co. Incorporated may, in its discretion, waive the lock-up restrictions described above, although it has no current intention to do so. When the circumstances relating to a request for a waiver warrant it, underwriters may agree to waive lock-up restrictions if a company's stock has performed well and market conditions are favorable. Any decision by Morgan Stanley & Co. Incorporated to waive the lock-up restrictions would depend on a number of factors, including the market price of the common shares, the liquidity of the trading market for the common shares, general market conditions, the number of common shares proposed to be sold and the timing, purpose and terms of the proposed sale.

        In order to facilitate the offering of the common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common shares. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of the common shares. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common shares in the offering, if the syndicate repurchases previously distributed common shares to cover syndicate short positions or to stabilize the price of the common shares. These activities may raise or maintain the market price of the common shares above independent market levels or prevent or retard a decline in the market price of the common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

        The underwriters or their affiliates have provided and may in the future continue to provide investment banking and other financial services for us in the ordinary course of business. In particular, Lehman Brothers Inc. arranged a credit facility used in connection with the acquisition of OneBeacon under which Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., and Bank of America, N.A., an affiliate of Banc of America Securities LLC, are lenders, see "Management Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—The OneBeacon Acquisition and Associated Capital Raising Activities." In addition, Mr. Howard Clark, a Director of White Mountains, is Vice Chairman of Lehman Brothers Inc. The underwriters and their affiliates have received, and may in the future receive, customary fees and commissions for their services.

LEGAL MATTERS

        Certain legal matters with respect to United States and New York law will be passed upon for us by Cravath, Swaine & Moore, New York, New York. Mr. George Gillespie, a director of White Mountains, is a Partner at Cravath, Swaine & Moore. Certain legal matters with respect to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. The underwriters have been represented by Davis Polk & Wardwell, New York, New York.

EXPERTS

        The consolidated financial statements and related financial statement schedules of White Mountains Insurance Group, Ltd. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included and incorporated by reference in this Prospectus, and the consolidated financial statements of CGU Corporation as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 incorporated in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        White Mountains files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's public reference room at the following location:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov and at the public reference room of the New York Stock Exchange, 20 Broad Street, New York, New York. You may also obtain more information by visiting our web site at http://www.whitemountains.com. The information on our web site is not part of this prospectus.

        Some documents we have filed or will file with the SEC, including all documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the completion of this offering, are incorporated by reference into this prospectus. The information contained in those documents is considered to be part of this prospectus, except that the information contained in later-dated documents will supplement, modify or supersede, as applicable, the information contained in earlier-dated documents.

        The information in the following documents that we have filed or will file with the SEC is incorporated by reference into this prospectus:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2001;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

  •
  Our Current Reports on Forms 8-K dated:

—	November 1, 2001 (filed January 14, 2002) as amended and superseded by our Current Report on Form 8-K/A dated November 1, 2001 (filed July 15, 2002);
—	November 1, 2001 (filed May 15, 2002) as amended and superseded by our Current Report on Form 8-K/A dated November 1, 2001 (filed July 15, 2002); and
—	December 20, 2001 (filed January 3, 2002);
  •
  Our Current Report on Form 8-K/A dated June 1, 2001 (filed July 15, 2002);

  •
  Our Proxy Statement for our 2002 Annual Meeting on Schedule 14A filed April 1, 2002; and

  •
  The description of our common shares in Form 8-A filed December 16, 1999.

        The statements contained in this prospectus regarding the provisions of any other document are not necessarily complete. Accordingly, each of these statements is qualified in its entirety by reference to the copy of that document filed with the SEC.

        You may obtain without charge a copy of any of the documents incorporated by reference into this prospectus, except for any exhibits to those documents that are not expressly incorporated by reference, from us. Any request for those documents should be directed to our Corporate Secretary at one of the following addresses or telephone numbers:

28 Gates Street White River Junction, Vermont 05001-7066 (802) 295-4500	Suite 224 12 Church Street Hamilton HM 11, Bermuda (Bermuda mailing address)
Crawford House 23 Church Street Hamilton HM 11, Bermuda (Bermuda street address)
(441) 296-6011

ENFORCEMENT OF JUDGMENTS AND OTHER MATTERS

        White Mountains is organized under the laws of Bermuda. In addition, some of our directors and officers, as well as some of the experts named in this prospectus, reside outside of the United States. A substantial portion of our and their assets are located outside of the United States. It may be difficult for you to effect service of process within the United States on White Mountains' directors, officers and experts who reside outside the United States or to enforce in the U.S. judgments of U.S. courts obtained in actions against White Mountains or its directors and officers, as well as the experts named in this prospectus who reside outside the United States. White Mountains has irrevocably agreed that it may be served with process with respect to actions based on offers and sales of securities made in the United

States by having CSC United States Corporation Company, 1013 Centre Road, Wilmington, Delaware 19805, be its United States agent appointed for that purpose.

        We have been advised by Conyers Dill & Pearman, our Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, who reside outside the United States predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. We have also been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy.

        We have obtained consent for the issue and transfer of the common shares to and between non-residents of Bermuda for exchange control purposes from the Bermuda Monetary Authority as required by the Exchange Control Act 1972 of Bermuda and related regulations, subject to the condition that the common shares shall be listed on the New York Stock Exchange. In addition, we have delivered a copy of this prospectus to the Registrar of Companies in Bermuda for filing pursuant to the Companies Act 1981 of Bermuda. However, the Bermuda Monetary Authority and the Registrar of Companies in Bermuda accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONSOLIDATED BALANCE SHEETS

	September 30, 2002	December 31, 2001
	(unaudited)
	(dollars in millions, except share amounts)
Assets
Fixed maturity investments, at fair value (cost: $6,620.8 and $6,156.5)	$6,867.7	$6,128.3
Short-term investments, at amortized cost (which approximates fair value)	2,269.8	2,545.8
Common equity securities, at fair value (cost: $254.9 and $155.1)	272.7	173.6
Other investments (cost: $166.9 and $150.0)	184.5	158.0

Total investments	9,594.7	9,005.7
Cash	129.8	67.4
Reinsurance recoverable on unpaid losses	1,545.5	1,486.7
Reinsurance recoverable on unpaid losses—Berkshire Hathaway, Inc.	2,631.1	2,716.8
Reinsurance recoverable on paid losses	145.5	138.5
Insurance and reinsurance premiums receivable	825.0	1,062.0
Accounts receivable on unsettled investment sales	484.1	75.2
Deferred tax asset	458.7	696.4
Investments in unconsolidated insurance affiliates	365.3	311.1
Deferred acquisition costs	259.7	313.3
Investment income accrued	76.3	99.9
Goodwill	—	22.3
Other assets	553.3	572.7

Total Assets	$17,069.7	$16,568.0

Liabilities
Loss and loss adjustment expense reserves	$9,133.2	$9,527.6
Unearned insurance and reinsurance premiums	1,651.5	1,814.5
Debt	1,047.2	1,125.4
Accounts payable on unsettled investment purchases	1,271.0	311.2
Funds held under reinsurance treaties	262.5	361.7
Deferred credits	—	682.5
Other liabilities	1,184.5	1,130.2

Total liabilities	$14,549.9	$14,953.1

Minority interest—mandatorily redeemable preferred stock of subsidiaries (redemption value $320.0)	178.0	170.3

Common shareholders' equity
Common shares at $1 par value per share—authorized 50,000,000 shares; issued and outstanding 8,285,981 and 8,264,681 shares	8.3	8.3
Paid-in surplus	1,102.4	1,098.3
Retained earnings	1,050.0	355.1
Accumulated other comprehensive income, after tax	190.4	4.4
Unearned compensation—restricted Common Share awards	(9.3)	(21.5)

Total common shareholders' equity	2,341.8	1,444.6

Total liabilities, minority interest and common shareholders' equity	$17,069.7	$16,568.0

See Notes to Consolidated Financial Statements.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Nine Months Ended September 30,
	2002	2001
	(unaudited)
	(dollars in millions, except per share amount)
Revenues:
Earned insurance and reinsurance premiums	$2,736.3	$1,616.4
Net investment income	276.2	201.5
Net realized gains	105.2	160.4
Other revenue	79.0	67.9

Total revenue	3,196.7	2,046.2

Expenses:
Loss and loss adjustment expenses	2,010.5	1,515.9
Insurance and reinsurance acquisition expenses	615.2	337.8
General and administrative expenses	380.6	252.2
Accretion of fair value adjustment to loss and loss adjustment expense reserves	65.6	40.0
Interest expense	53.0	27.9
Share appreciation expense for Series B Warrants	—	58.8

Total expenses	3,124.9	2,232.6

Pretax income (loss)	71.8	(186.4)
Tax (provision) benefit	(5.5)	66.8

Net income (loss) before minority interest, extraordinary items and accounting changes	66.3	(119.6)
Dividends on mandatorily redeemable preferred stock of subsidiaries	(22.7)	(10.0)
Accretion of mandatorily redeemable preferred stock of subsidiary to face value	(7.7)	(2.9)

Net income (loss) from continuing operations	35.9	(132.5)
Cumulative effect of changes in accounting principles (Note 1)	660.2	—
Extraordinary gain—excess of fair value of acquired assets over cost	7.1	13.6
Extraordinary loss—early extinguishment of debt	—	(4.8)

Net income (loss)	703.2	(123.7)

Net change in unrealized gains and losses for investments held	271.3	21.5
Net change in foreign currency translation	(3.0)	(.9)
Recognition of net unrealized (gains) losses for investments sold	(82.3)	(29.7)

Comprehensive net income (loss)	$889.2	$(132.8)

Computation of net income (loss) available to common shareholders:
Net income (loss)	$703.2	$(123.7)
Redemption value adjustment—Convertible Preference Shares	—	(305.1)
Dividends on Convertible Preference Shares	—	(.3)

Net income (loss) available to common shareholders	$703.2	$(429.1)

Basic earnings per Common Share:
Net income (loss) from continuing operations	$4.38	$(70.82)
Net income (loss)	85.90	(69.39)
Diluted earnings per Common Share:
Net income (loss) from continuing operations	$3.87	$(70.82)
Net income (loss)	77.67	(69.39)
Dividends declared and paid per Common Share	$1.00	$1.00

See Notes to Consolidated Financial Statements.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2002	2001
	(unaudited)
	(dollars in millions, except per share amounts)
Cash flows from operations:
Net income (loss)	$703.2	$(123.7)
Charges (credits) to reconcile net income to cash flows from operations:
Cumulative effect of changes in accounting principles	(660.2)	—
Extraordinary gain—excess of fair value of acquired assets over cost	(7.1)	(13.6)
Extraordinary loss—early extinguishment of debt	—	4.8
Dividends on mandatorily redeemable preferred stock of subsidiaries	22.7	10.0
Net realized gains	(105.2)	(160.4)
Share appreciation expense for Series B Warrants	—	58.8
Amortization of deferred credits	—	(58.3)
Other operating items:
Net income tax receipts	190.1	4.1
Net change in insurance and reinsurance premiums receivable	237.0	90.2
Net change in deferred acquisition costs	53.6	19.4
Net change in reinsurance recoverable on paid and unpaid losses	19.2	(102.5)
Net change in unearned insurance and reinsurance premiums	(163.0)	(114.7)
Net change in loss and loss adjustment expense reserves	(394.4)	192.2
Net change in other assets and liabilities	(86.0)	(15.6)

Net cash flows used for operations	(190.1)	(209.3)

Cash flows from investing activities:
Net decrease (increase) in short-term investments	276.0	(493.5)
Sales of fixed maturity investments	8,135.7	5,323.9
Maturities of fixed maturity investments	210.6	108.5
Sales of common equity securities and other investments	58.9	144.7
Sale of consolidated subsidiary, net of cash sold	—	23.6
Purchases of consolidated subsidiaries, net of cash acquired	(.5)	(1,770.2)
Purchases of fixed maturity investments	(8,006.9)	(4,372.2)
Purchases of common equity securities and other investments	(301.4)	(152.1)
Net acquisitions of property and equipment	(12.8)	(12.5)

Net cash flows provided from (used for) investment activities	359.6	(1,199.8)

Cash flows from financing activities:
Cash dividends paid to common and preferred shareholders	(31.0)	(16.2)
Net issuances of Common Shares	1.2	.5
Repayments of debt	(77.3)	(103.9)
Proceeds from issuance of debt	—	825.0
Proceeds from issuance of Convertible Preference Shares	—	437.6
Proceeds from issuance of mandatorily redeemable preferred stock of subsidiaries	—	245.0
Proceeds from issuance of warrants to acquire Common Shares	—	75.0

Net cash (used for) provided from financing activities	(107.1)	1,463.0

Net increase in cash during period	62.4	53.9
Cash balances at beginning of period	67.4	4.4

Cash balances at end of period	$129.8	58.3

Supplemental cash flows information:
Interest paid	$(43.9)	$(21.4)
Common Shares issued in lieu of cash compensation (non-cash)	(3.9)	—

See Notes to Consolidated Financial Statements.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY

Unaudited

(dollars in millions)	Total Common shareholders' equity	Common Shares and paid-in surplus	Retained earnings	Accum. other comprehensive income items, after tax	Unearned compensation
Balances at January 1, 2002	$1,444.6	$1,106.6	$355.1	$4.4	$(21.5)

Net income	703.2	—	703.2	—	—
Other comprehensive income items, after tax	186.0	—	—	186.0	—
Dividends declared on Common Shares	(8.3)	—	(8.3)	—	—
Changes to accrued option expense	(3.0)	(3.0)	—	—	—
Issuances of Common Shares	7.1	7.1	—	—	—
Amortization of restricted Common Shares	12.2	—	—	—	12.2

Balances at September 30, 2002	$2,341.8	$1,110.7	$1,050.0	$190.4	$(9.3)

	Total Common shareholders' equity	Common Shares and paid-in surplus	Retained earnings	Accum. other comprehensive income items, after tax	Unearned compensation
Balances at January 1, 2001	$1,046.5	$72.1	$927.5	$46.9	$—

Net loss	(123.7)	—	(123.7)	—	—
Increase in the beneficial conversion feature of the Convertible Preference Shares	(305.1)	—	(305.1)	—	—
Issuance of Common Shares	745.3	745.3	—	—	—
Other comprehensive income items, after tax	(9.1)	—	—	(9.1)	—
Dividends declared:
Common Shares	(5.9)	—	(5.9)	—	—
Convertible Preference Shares	(.3)	—	(.3)	—	—
Common Shares repurchased	(2.0)	(.1)	(1.9)	—	—
Issuance of Series A Warrants	213.6	213.6	—	—	—
Issuance of restricted Common Shares	—	31.9	—	—	(31.9)
Amortization of restricted Common Shares	6.4	—	—	—	6.4

Balances at September 30, 2001	$1,565.7	$1,062.8	$490.6	$37.8	$(25.5)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1. Basis of Presentation

        These interim consolidated financial statements include the accounts of White Mountains Insurance Group, Ltd. (the "Company" or the "Registrant") and its subsidiaries (collectively, "White Mountains") and have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company is a Bermuda limited liability company with its headquarters located at Crawford House, 23 Church Street, Hamilton, Bermuda HM 11. The Company's principal executive office is located at 80 South Main Street, Hanover, New Hampshire 03755-2053 and its registered office is located at Clarendon House, 2 Church Street, Hamilton, Bermuda HM DX.

        White Mountains' consolidated property and casualty insurance operations are conducted primarily through the OneBeacon Insurance Group LLC family of companies which includes, among several others, OneBeacon Insurance Company, National Farmers Union Property and Casualty Company ("National Farmers Union") and Houston General Insurance Company (collectively "OneBeacon"). OneBeacon was acquired by White Mountains on June 1, 2001. In connection with the acquisition of OneBeacon, the insurance and reinsurance operations of Folksamerica Holding Company, Inc. (together with its subsidiaries, "Folksamerica"), Peninsula Insurance Company ("PIC"), American Centennial Insurance Company ("ACIC"), British Insurance Company of Cayman ("BICC") and Esurance, Inc. ("Esurance") were contributed to OneBeacon. OneBeacon and Folksamerica are run as separate entities, with distinct operations, management and business strategies.

        In December 2001, White Mountains acquired substantially all of the international reinsurance operations of the Stockholm branch of The Folksam Group of Stockholm, Sweden ("Folksam") through its wholly-owned subsidiary Fund American Reinsurance Company Ltd. ("Fund American Re"). Additionally, in August 2002, Folksam's Singapore-based reinsurance operations were transferred to Fund American Re.

        In December 2001, White Mountains formed its wholly owned subsidiary, White Mountains Underwriting Limited ("WMU"), an Ireland-domiciled consulting services provider specializing in international property excess reinsurance.

        In December 2001, White Mountains, through OneBeacon, invested $180.0 million in a Bermuda-domiciled insurance and reinsurance holding company named Montpelier Re Holdings Ltd. ("Montpelier"). As of September 30, 2002, White Mountains' investment in Montpelier consists of common shares, which are accounted for under the equity method, and warrants to acquire additional common shares, which are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". Through its holdings of common shares and warrants, White Mountains owns approximately 21% of Montpelier on a fully-converted basis, as adjusted for Montpelier's October 9, 2002 initial public offering ("IPO"). See Note 11.

        All significant intercompany transactions have been eliminated in consolidation. The financial statements include all adjustments considered necessary by management to fairly present the financial position, results of operations and cash flows of White Mountains. These interim financial statements may not be indicative of financial results for the full year and should be read in conjunction with the Company's 2001 Annual Report on Form 10-K. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts in the prior period financial statements have been reclassified to conform with the current presentation. Refer to the

Company's 2001 Annual Report on Form 10-K for a complete discussion regarding White Mountains' significant accounting policies.

Recently Adopted Changes in Accounting Principles

        On January 1, 2002, White Mountains adopted the provisions of SFAS No. 141, "Business Combinations", which required the recognition of all existing deferred credits (defined as the excess of fair value of acquired assets over cost) arising from business combinations prior to July 1, 2001 through the income statement as a change in accounting principle on the first day of the fiscal year beginning after December 15, 2001. In accordance with SFAS No. 141, White Mountains recognized its entire December 31, 2001 unamortized deferred credit balance of $682.5 million on January 1, 2002 as a cumulative effect of a change in accounting principle. SFAS No. 141 also requires deferred credits arising from business combinations on or after July 1, 2001 to be immediately recognized through the income statement as an extraordinary gain. In accordance with SFAS No. 141, White Mountains recognized an extraordinary gain of $7.1 million during the second quarter of 2002 in connection with Folksamerica's acquisition of Imperial Casualty and Indemnity Company ("Imperial Casualty") in April 2002 and recognized an extraordinary gain of $13.6 million during the third quarter of 2001 in connection with Folksamerica's acquisition of C-F Insurance Company ("C-F").

        On January 1, 2002, White Mountains adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets", which calls for the amortization of existing and prospective goodwill (defined as the excess of cost over the fair value of acquired assets) only when the assets acquired are deemed to have been impaired rather than systematically over a perceived period of benefit. SFAS No. 142 specifically defines impairment as the condition that exists when the carrying amount of goodwill exceeds its implied fair value and requires goodwill to be evaluated for impairment periodically. Prior to the issuance of SFAS No. 142, little guidance existed as to how to determine and measure goodwill impairment. As a result of the issuance of SFAS No. 142, White Mountains performed a discounted cash flow analysis to determine the fair value of the net assets supporting its unamortized goodwill relating primarily to its 2000 acquisition of substantially all the reinsurance operations of Risk Capital Reinsurance Company (the "Risk Capital Operations") and recognized a transitional impairment loss of $22.3 million on January 1, 2002 as a cumulative effect of a change in accounting principle.

        Net income (loss) from continuing operations, net income (loss) and earnings (loss) per common share amounts for the nine months ended September 30, 2001, adjusted to exclude charges from goodwill amortization and credits from deferred credit amortization, are as follows:

	Nine Months Ended September 30, 2001
	Net income (loss) from continuing operations	Net income (loss)
	Millions, except per share data
Net income (loss)
Reported net loss	$(132.5)	$(123.7)
Amortization of deferred credits	(58.3)	(58.3)
Amortization of goodwill	2.1	2.1

Adjusted net loss	$(188.7)	$(179.9)

Basic earnings (loss) per common share
Reported net income (loss) per common share	$(70.82)	$(69.39)
Amortization of deferred credits	(9.43)	(9.43)
Amortization of goodwill	.34	.34

Adjusted net income (loss) per common share	$(79.91)	$(78.48)

Diluted earnings (loss) per common share
Reported net income (loss) per common share	$(70.82)	$(69.39)
Amortization of deferred credits	(9.43)	(9.43)
Amortization of goodwill	.34	.34

Adjusted net income (loss) per common share	$(79.91)	$(78.48)

Recent Accounting Pronouncements

        In June 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement replaces Emerging Issues Task Force No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" and requires companies to recognize a liability for costs associated with exit or disposal activities at fair value when they are incurred, as defined in SFAS No. 146, rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. Accordingly, SFAS 146 will impact White Mountains prospectively for all exit or disposal activities initiated after December 31, 2002.

Note 2. Acquisition of OneBeacon and Related Transactions

        On June 1, 2001, White Mountains acquired OneBeacon from London-based Aviva plc ("Aviva") (formerly CGNU plc) for $2,114.3 million (the "Acquisition"), of which $260.0 million consisted of a convertible note (the "Seller Note") with the balance paid in cash. Also, as part of the financing of the Acquisition, White Mountains issued $437.6 million of a new class of non-voting convertible preference shares of the Company (the "Convertible Preference Shares"), which were subsequently converted into common shares upon shareholder approval on August 23, 2001, and issued warrants (the "Warrants") to Berkshire Hathaway, Inc. ("Berkshire") to acquire 1,714,285 common shares at an exercise price of $175.00 per common share. (See Note 11). Of the total Warrants purchased by Berkshire, Warrants to purchase 1,170,000 common shares (the "Series A Warrants") were immediately exercisable and Warrants to purchase 544,285 common shares (the "Series B Warrants") became exercisable upon shareholder approval at the 2001 Annual Meeting.

        In connection with the Acquisition, Aviva caused OneBeacon to purchase reinsurance contracts with two reinsurance companies rated "AAA" (Extremely Strong) by Standard & Poor's and "A++" (Superior) by A.M. Best: a full risk-transfer cover from National Indemnity Company ("NICO") for up to $2.5 billion in old asbestos and environmental claims (the "NICO Cover") and an adverse development cover from General Reinsurance Corporation ("GRC") for up to $400.0 million of adverse development on losses occurring in years 2000 and prior (the "GRC Cover").

        On November 1, 2001, OneBeacon transferred its regional agency business, agents and operations in 42 states and the District of Columbia to Liberty Mutual Insurance Group ("Liberty Mutual") pursuant to a renewal rights agreement (the "Renewal Rights Agreement"). This transfer amounted to approximately $1.5 billion in net written premiums, or approximately 45% of OneBeacon's total business at the time the agreement was put in place. A reinsurance agreement between OneBeacon and Liberty Mutual pro-rates results so that OneBeacon shares in approximately two-thirds and one-third of the operating results of the transferred business corresponding to renewal premiums written in the first and second years following the execution of the Renewal Rights Agreement, respectively.

Pro Forma Financial Information for the Acquisition—Nine Months Ended September 30, 2001

        Supplemental pro forma condensed combined income statement information for the nine months ended September 30, 2001, which gives effect to the Acquisition as if it had occurred on January 1, 2001, follows:

	For the Nine Months Ended September 30, 2001
	Amounts as Reported	Pro forma effect of the Acquisition	Pro forma Amounts
	Millions, except per share amounts
Total revenues	$2,046.2	$2,495.0	$4,541.2
Net loss from continuing operations	$(132.5)	$14.2	$(118.3)
Net loss from continuing operations available to common shareholders	$(437.9)	$12.4	$(425.5)
Net loss from continuing operations per common share—basic and diluted	$(70.82)	$2.02	$(68.80)

        The pro forma information presented above for the nine months ended September 30, 2001 has been supplied for comparative purposes only and does not purport to reflect the actual results that would have been reported had the Acquisition been consummated at January 1, 2001. Additionally, such pro forma financial information is not expected to be reflective of results that may occur in the future, particularly in light of significant non-recurring transactions such as the NICO Cover and the GRC Cover, which are not included therein, and $323 million in realized investment gains which are included therein. The NICO Cover and the GRC Cover would have reduced revenues by $1.5 billion and increased the net loss from continuing operations by $307 million during the pro forma period presented. In addition, the pro forma results presented above do not reflect the effects of the Renewal Rights Agreement as if it had it occurred on January 1, 2001 rather than November 1, 2001, which would have reduced revenues by approximately $255 million and reduced expenses by approximately $293 million during the pro forma period presented.

Note 3. Loss and Loss Adjustment Expense Reserves and Reinsurance Recoverable on Unpaid Losses

Insurance

        White Mountains' insurance subsidiaries establish loss and loss adjustment expense reserves ("LAE") that are estimates of amounts needed to pay claims and related expenses in the future for insured events that have already occurred. Reinsurance is an arrangement in which a reinsurance company (a "reinsurer") contractually agrees to indemnify an insurance company for all or a portion of the insurance risks underwritten by the insurance company. White Mountains establishes estimates of amounts recoverable from its reinsurers in a manner consistent with the claim liability covered by the reinsurance contracts, net of an allowance for uncollectible amounts. Net insurance loss reserves represent loss and loss adjustment expense reserves reduced by reinsurance recoverable on unpaid losses.

        In a broad sense, loss and loss adjustment expense reserves have two components: (i) case reserves, which are reserves established within the claims function for claims that have been reported to White Mountains and (ii) reserves established by management for claims incurred but not reported to White Mountains and for future development on claims that have been reported (collectively, "IBNR"). Case reserves are estimated based on the experience and knowledge of claims staff regarding the nature and potential cost of each claim. White Mountains' claims staff periodically adjusts case reserves as additional information becomes known or payments are made. Generally accepted actuarial methods are used to project estimates of IBNR. Actuaries use a variety of statistical and analytical methods to determine estimates of IBNR, which are based, in part, on historical claim reporting and payment patterns. In estimating IBNR, actuaries consider all available information, including historical experience, changes in business mix, coverage limits, changes in claims handling practices, pricing, reinsurance protections, inflation and the effects of legal, social and legislative trends on future claim payments. Management exercises judgment based upon its knowledge of its business, review of the outcome of actuarial studies, historical experience and other factors to record an estimate it believes reflects White Mountains' expected ultimate unpaid loss and loss adjustment expenses and related reinsurance recoverables.

        Regardless of the techniques used, estimation is inherent in the process of establishing unpaid loss reserves and related reinsurance recoverables as of any given date. Uncertainties in projecting ultimate claim amounts are magnified by the time lag between when a claim actually occurs and when it becomes reported and settled. This time lag is sometimes referred to as the "claim-tail". The claim-tail for most property coverages is typically short. The claim-tail for liability coverages, such as general and product liability, directors and officers liability, medical malpractice and workers' compensation, can be especially long as claims are often reported or settled years after the related occurrences. During the claims reporting and settlement period, additional facts regarding claims and trends become known which may cause White Mountains to adjust its estimate of its ultimate net loss and loss adjustment expense liability.

        Loss and loss adjustment expense reserve estimates at OneBeacon are subject to additional uncertainty as a consequence of numerous factors that occurred prior to White Mountains' acquisition of OneBeacon on June 1, 2001. As discussed in the Business section of our Form S-3 Registration Statement beginning on page 33, OneBeacon is the result of the 1998 merger (the "Merger") of the U.S. operations of General Accident plc and Commercial Union plc, two companies with different underwriting and claims management philosophies and practices. Beginning in the mid-1990s, and continuing through the Merger, the subsequent operational integration of General Accident plc and Commercial Union plc and the Acquisition, OneBeacon experienced an environment of significant change, both in its business and operations. Generally accepted actuarial techniques used to estimate reserves rely in large degree on projecting historical trends (such as patterns of claim development (i.e., reported claims and paid losses)) into the future. Accordingly, estimating reserves becomes more uncertain if business mix, case reserve adequacy, claims payment rates, coverage limits and other factors change over time. The breadth and depth of the business and operational changes that occurred at OneBeacon (1) led to a wider range in the reserve estimates produced by a variety of actuarial loss reserving techniques, especially those that rely upon consistent claim development patterns, and (2) introduced greater complexity to the judgments required to be made by management in determining the impact of the business and operational changes on the development patterns used to estimate reserves.

        White Mountains has taken significant actions with respect to OneBeacon since it completed the Acquisition including (1) shedding non-core businesses through the Liberty Mutual transaction (as described herein), (2) increasing prices, (3) reevaluating the risks, terms and conditions associated with renewing certain policies (and in appropriate cases declining to issue a renewal policy), (4) eliminating unprofitable products, accounts and agents, (5) improving the claims adjudication, settlement, administration and processing functions and (6) improving management information systems. Management believes that OneBeacon's reserves are reasonably stated; however, ultimate loss and loss adjustment expenses for past accident years may deviate, perhaps materially, from the amounts currently reflected in the reserve balance. Further adverse development, if any, would impact OneBeacon's future results of operations.

Reinsurance

        White Mountains' reinsurance subsidiaries establish loss and loss adjustment expense reserves that are estimates of amounts needed to pay claims and related expenses in the future for reinsured events that have already occurred. White Mountains' reinsurance subsidiaries also obtain reinsurance whereby another reinsurer contractually agrees to indemnify White Mountains for all or a portion of the reinsurance risks underwritten by White Mountains. Such arrangements, where one reinsurer provides reinsurance to another reinsurer, are usually referred to as "retrocessional reinsurance" arrangements. White Mountains establishes estimates of amounts recoverable from retrocessional reinsurance in a manner consistent with the loss and loss adjustment expense liability associated with reinsurance contracts offered to its customers (the "ceding companies"), net of an allowance for uncollectible amounts. Net reinsurance loss reserves represent loss and loss adjustment expense reserves reduced by retrocessional reinsurance recoverable on unpaid losses.

        Reinsurance loss and loss adjustment expense reserve estimates reflect the judgement of both the ceding companies and White Mountains, based on the experience and knowledge of their respective claims personnel, regarding the nature and value of the claims. The ceding companies may periodically adjust the amount of the case reserves as additional information becomes known or partial payments are made. Upon notification of a loss from a ceding company, White Mountains establishes case reserves, including loss adjustment expense reserves, based upon White Mountains' share of the amount of reserves established by the ceding company and White Mountains' independent evaluation of the loss. In cases where available information indicates that reserves established by the ceding company are inadequate, White Mountains establishes reserves in excess of its share of the reserves established by the ceding company.

        White Mountains uses a combination of actuarial methods to determine its reinsurance IBNR reserves. These methods fall into two general categories: (1) methods by which ultimate claims are estimated based upon historical patterns of paid and reported claim development experienced by White Mountains, as supplemented by reported industry patterns, and (2) methods in which the level of White Mountains' reinsurance IBNR claim reserves are established based upon the application of expected loss ratios relative to earned premium by accident year, line of business and type of reinsurance written.

        The estimation of net reinsurance loss and loss adjustment expense reserves is subject to the same factors as the estimation of insurance loss and loss adjustment expense reserves. In addition to those factors which give rise to inherent uncertainties in establishing insurance loss and loss adjustment expense reserves, the claim-tail for reinsurers is further extended because claims are first reported through one or more intermediary insurers or reinsurers.

        As a result of the uncertainties in the determination of insurance and reinsurance loss and loss adjustment expense reserves and related reinsurance recoverables described above, White Mountains' actual net loss and loss adjustment expenses paid may deviate, perhaps materially, from estimates reflected in the consolidated financial statements. Changes to prior year net reserves are booked in the current accounting period in accordance with GAAP. Accordingly, if net loss and loss adjustment expense reserves develop adversely from amounts currently established, future results of operations would be negatively impacted.

Asbestos and environmental loss and loss adjustment expense reserve activity

        White Mountains' insurance and reinsurance subsidiaries have estimated asbestos and environmental loss and loss adjustment expense liabilities based upon several factors including facts surrounding reported cases and exposures such as policy limits and deductibles, current law, past and projected claim activity and past settlement values for similar claims. White Mountains' reserves for environmental and asbestos losses at September 30, 2002 represent management's best estimate of White Mountains' ultimate liability based on information currently available. However, if case law expands, White Mountains may be subject to environmental and asbestos loss and loss adjustment expense liabilities beyond that intended by policy coverage. Furthermore, in the event that current case law expands to include claims not contemplated in the establishment of White Mountains' recorded environmental and asbestos loss and loss adjustment expense reserves, White Mountains believes that it is unlikely that these claims will have a material adverse effect on its financial condition or liquidity. Nonetheless, due to the expansion of coverage and liability allowed under case law in the past and the possibilities of similar interpretations in the future, additional increases in environmental and asbestos loss reserves may emerge which could adversely affect the

Company's financial position and/or cash flows. Loss reserve additions arising from such future unfavorable case law interpretations cannot be reasonably estimated at the present time.

Loss and loss adjustment expense reserve summary

        The following table summarizes the loss and loss adjustment expense reserve activities of White Mountains' insurance and reinsurance subsidiaries for the nine months ended September 30, 2002 and 2001:

	Nine Months Ended September 30,
	2002	2001
	Millions
Gross beginning balance	$9,527.6	$1,556.3
Less beginning reinsurance recoverable on unpaid losses	(4,203.5)	(726.5)

Net loss and LAE reserves	5,324.1	829.8
Net loss and LAE reserves acquired—OneBeacon(1)	—	4,394.4
Net loss and LAE reserves acquired—Imperial Casualty	11.0	—
Net loss and LAE reserves acquired—Folksam Singapore	17.5	—
Net loss and LAE reserves acquired—C-F	—	2.3
Loss and loss adjustment expenses incurred relating to:
Current year losses	2,003.4	1,493.7
Prior year losses	24.1	22.2
Other adjustments	(17.0)	—

Total incurred loss and loss adjustment expenses	2,010.5	1,515.9
Accretion of fair value adjustment to loss and LAE reserves	65.6	40.0
Loss and loss adjustment expenses paid relating to:
Current year losses	(787.3)	(635.2)
Prior year losses	(1,685.5)	(832.2)

Total loss and loss adjustment expense payments	(2,472.8)	(1,467.4)
Net ending balance	4,955.9	5,315.0
Plus ending reinsurance recoverable on unpaid losses	4,177.3	2,863.1

Gross ending balance	$9,133.2	$8,178.1

(1)
Reinsurance recoverable on unpaid losses acquired in the Acquisition was $1,969.8 million.

        Incurred losses and loss adjustment expenses related to prior accident years of $24.1 million for the nine months ended September 30, 2002 primarily represent $21.2 million of additional reported losses at Folksamerica from aviation insurance coverage, the largest of which was from the October 2000 Singapore Air crash in Taiwan. The majority of prior year reserve development recorded by Folksamerica during the three months ended September 30, 2002 related to business ceded to Imagine Insurance Company, Ltd. of

Barbados ("Imagine") as part of a retroactive reinsurance agreement entered into during 2000 (the "Imagine Cover"). The prior year reserve development for the nine months ended September 30, 2002 also included $10.9 million of asbestos and environmental development and $4.0 million of adverse development related to the remaining business from the USF Re acquisition. The offsetting benefit resulting from this agreement with Imagine was deferred and is being recognized into underwriting income over the expected settlement period of the underlying claims in accordance with GAAP. Additionally, incurred losses and loss adjustment expenses related to prior accident years of $1.4 million for the nine months ended September 30, 2002 related to reserves acquired by Fund American Re from Folksam. The development recorded by Fund American Re is fully offset by acquisition protections from the seller in the form of a "disappearing note" issued by Folksam, whereby Fund American Re is not required to repay the loan should amounts in the acquired balance sheet develop adversely. Amounts applied to reduce the note are recorded in other revenues. Favorable incurred loss and loss adjustment expenses in the nine months ended September 30, 2002 include $17.0 million relating to the reversal of an allowance for doubtful reinsurance recoveries relating to of PCA Property and Casualty Insurance Company ("PCA"). The collection experience and financial stability of the reinsurance facility for which this allowance was established have improved significantly since the acquisition and the allowance was determined to be unnecessary.

        Incurred losses and loss adjustment expenses related to prior accident years of $22.2 million for the nine months ended September 30, 2001 primarily represent: (i) higher than expected reported losses in Folksamerica's property excess line recorded during the 2001 first quarter and (ii) strengthening recorded in the 2001 second quarter related to business ceded to Imagine. The offsetting benefit resulting from this agreement with Imagine Re was deferred and is being recognized into underwriting income over the expected settlement period of the underlying claims in accordance with GAAP.

        In connection with purchase accounting for the Acquisition, White Mountains was required to adjust to fair value OneBeacon's loss and loss adjustment expense reserves and the related reinsurance recoverables by $646.9 million and $346.9 million, respectively, on OneBeacon's acquired balance sheet. This net reduction to loss and loss adjustment expense reserves of $300.0 million at June 1, 2001 ($178.4 million at September 30, 2002) is being recognized through an income statement charge ratably with, and over the period the claims are settled. As such, White Mountains recognized $65.6 million of such charges, recorded as loss and loss adjustment expenses, for the nine months ended September 30, 2002 and $40.0 million for the nine months ended September 30, 2001.

Note 4. Third Party Reinsurance

        In the normal course of business, White Mountains' insurance and reinsurance subsidiaries seek to limit losses that may arise from catastrophes or other events by reinsuring with third party reinsurers. White Mountains remains liable for risks reinsured even if the reinsurer is unable to honor its obligations under reinsurance contracts.

OneBeacon

        OneBeacon cedes various risks to high-quality, highly rated, third party reinsurers in order to provide greater diversification of risk and minimize its net loss arising from large risks or catastrophic events.

        Catastrophe losses are unpredictable and the level of catastrophic losses experienced in any year could potentially be material to OneBeacon's results of operations and financial position. Examples of catastrophes include losses caused by earthquakes, wildfires, hurricanes and other types of storms, tornadoes and terrorist acts. The extent of losses caused by a catastrophic event is both a function of the total amount of insured exposures in areas affected by the event and the severity of the event.

        OneBeacon continually assesses and implements programs to manage its exposure to catastrophe losses through individual risk selection, by limiting its concentration of insurance written in catastrophe-prone areas (such as coastal regions) and through the purchase of catastrophe reinsurance. OneBeacon has entered into a property catastrophe reinsurance program for the 2002 calendar year whereby the first $125.0 million of losses resulting from any single catastrophe are retained by OneBeacon. Property catastrophe losses from a single event in excess of $125.0 million, up to $200.0 million, are reinsured with a syndicate of reinsurers for 75% of the loss in excess of $125.0 million. Property catastrophe losses from a single event in excess of $200.0 million, up to $850.0 million, are reinsured with a group of reinsurers for 95% of the loss in excess of $200.0 million. OneBeacon's 2002 property catastrophe reinsurance program does not cover personal or commercial property losses resulting from nuclear, biological or chemical terrorist attacks and is limited to 30% of commercial property losses resulting from other types of terrorist attacks from $125.0 million to $650.0 million and 95% of such losses from $650.0 million to $750.0 million. In the event of a 2002 catastrophe, OneBeacon can reinstate its property catastrophe reinsurance program for the remainder of 2002 by paying a reinstatement premium which is based on the product of the percentage of coverage reinstated and its original property catastrophe coverage premium of $34.7 million. Additionally, in June 2002, OneBeacon supplemented its existing property catastrophe reinsurance program through a new contract with Folksamerica which was subsequently reinsured to Olympus Reinsurance Ltd. ("Olympus Re") through a 75% quota share retrocessional arrangement. Pursuant to the terms of this arrangement, Folksamerica and Olympus Re are responsible for 25% and 75%, respectively, of any losses incurred by OneBeacon related to a catastrophic event which causes OneBeacon to incur ultimate losses between $100.0 million and $125.0 million. All balances related to the Folksamerica portion of the reinsurance cover have been eliminated in consolidation. OneBeacon also purchases reinsurance coverage for certain specific risks below $100.0 million where appropriate.

        In connection with the Acquisition, OneBeacon obtained the NICO Cover for a premium of $1.3 billion under which OneBeacon is entitled to recover up to $2.5 billion in ultimate losses and loss adjustment expenses incurred related to asbestos claims arising from business written by OneBeacon prior to 1992, environmental claims arising from business written by OneBeacon prior to 1987 and certain other exposures. Under the terms of the NICO Cover, in addition to the reinsurance premium, NICO received the benefit of reinsurance recoverables from certain of OneBeacon's third party reinsurers in existence at the time the NICO Cover was executed. Third party reinsurance collected on the claims covered by this agreement serve to protect the $2.5 billion limit of NICO coverage for the benefit of OneBeacon. During the fourth quarter of 2001, OneBeacon increased its reserves for gross asbestos and environmental reserves so that its reserve levels are more closely aligned with industry-wide survival ratios, substantially all of which was covered under the NICO Cover. As a result, OneBeacon estimates that on an incurred basis it has exhausted approximately $1,771 million of the coverage provided by the NICO Cover after estimating amounts that will be recovered by NICO from other third party reinsurers at September 30, 2002. Approximately $395 million of the estimated $1,771 million of incurred losses has been paid by NICO through September 30, 2002. To the extent that OneBeacon's estimate of ultimate asbestos and environmental losses and NICO's third-party recoverables differs from actual experience, the amount of coverage remaining under the NICO Cover could be higher or lower than $729 million.

        In connection with the Acquisition, OneBeacon obtained the GRC Cover which provided up to $570.0 million of reinsurance protection, consisting of $400.0 million of adverse development coverage on losses occurring in years 2000 and prior, in addition to $170.0 million of reserves ceded as of the date of the Acquisition. Pursuant to the GRC Cover, OneBeacon is not entitled to recover losses to the full contract limit if such losses are reimbursed by GRC more quickly than anticipated at the time the contract was signed. As a result, OneBeacon has recorded $531.7 million in recoverables due from GRC at September 30, 2002 and December 31, 2001, which represents management's best estimate of the total ultimate recoveries under the GRC Cover. OneBeacon will only seek reimbursement from GRC for claims which result in payment patterns similar to those supporting its recoverables recorded pursuant to the GRC Cover. The economic cost of not submitting certain other eligible claims to GRC is primarily the investment spread between the rate credited by GRC and the rate achieved by OneBeacon on its own investments. This cost, if any, is expected to be small.

        Reinsurance contracts do not relieve OneBeacon of its primary obligation to its policyholders. Therefore, the financial position and solvency of OneBeacon's reinsurers is critical to the collectibility of its reinsurance coverages. OneBeacon is selective with regard to its reinsurers, placing reinsurance with only those reinsurers with strong financial strength ratings. Reinsurance recoverables from Berkshire (NICO and GRC's ultimate parent) represented 61% of White Mountains' total reinsurance recoverables at September 30, 2002. (See Note 11 for a discussion of Berkshire's relationship with the Company). Both NICO and GRC have "A++" (Superior) ratings from A.M. Best. The remaining reinsurers generally are rated "A" (Excellent) or better by A.M. Best. OneBeacon monitors the financial strength of its reinsurers on an ongoing basis. As a result, uncollectible amounts have not historically been significant.

Folksamerica

        Folksamerica has exposure to losses assumed from primary insurers including losses caused by hurricanes, earthquakes, winter storms, windstorms and other catastrophic events. In the normal course of business, Folksamerica seeks to reduce the risk of loss that may arise from catastrophes or other events that cause unfavorable underwriting results by closely monitoring aggregate exposures and related probable maximum losses (PMLs), and by reinsuring excess risks with other reinsurers. Folksamerica's catastrophe management strategy is to limit its net loss to less than 10% of surplus for a 1 in 250 year event. Annually, Folksamerica purchases catastrophe protection with top quality reinsurers to assist in achieving this strategy.

        In the fourth quarter of 2000 Folksamerica purchased the Imagine Cover which was designed to reduce its statutory operating leverage and to provide adverse development protection of up to $115.0 million on (i) loss and loss adjustment expense reserves remaining from its acquisition of the Risk Capital Operations; (ii) loss and loss adjustment expense reserves remaining from the USF Re acquisition; (iii) adverse development protection on Folksamerica's remaining asbestos and environmental exposures and (iv) prospective reinsurance coverage for losses in excess of premiums earned on policies which Folksamerica was contractually bound to write as a result of the Risk Capital Operations. In connection with the Imagine Cover, Folksamerica transferred loss and loss adjustment expense reserves of $250.0 million and unearned premium reserves of $65.0 million to Imagine for consideration of $315.0 million.

        In accordance with SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts", amounts related to reserves transferred to Imagine for liabilities incurred as a result of past insurable events have been accounted for as retroactive reinsurance. At September 30, 2002 and December 31, 2001, Folksamerica's reinsurance recoverables included $378.8 million and $442.3 million, respectively, recorded under the Imagine Cover. All balances due from Imagine are fully collateralized, either with Folksamerica as the beneficiary of invested assets in a trust, with funds held, or through a letter of credit. As of September 30, 2002, there was approximately $12 million of coverage remaining under this contract. At September 30, 2002 and December 31, 2001, Folksamerica had also recorded $57.3 million and $40.0 million in deferred gains, respectively, related to adverse development on loss reserves transferred to Imagine at the inception of the Imagine Cover. Folksamerica is recognizing these deferred gains into income over the expected settlement period of the underlying claims, and accordingly recognized $5.6 million of such deferred gains during the nine months ended September 30, 2002.

        Annually, Folksamerica also purchases whole-account, accident year stop loss coverage from London Life and General Reinsurance Company Ltd. and its affiliates ("London Life"). For the 2002 accident year, Folksamerica's limit of coverage under this contract is $50 million attaching at a 78% loss ratio. All balances due from London Life are fully collateralized, either in the form of funds held or a letter of credit. At both September 30, 2002 and December 31, 2001, Folksamerica had reinsurance recoverables with a carrying value of $141.7 million associated with London Life.

Note 5. Investment Securities

        White Mountains' net investment income is comprised primarily of interest income associated with the fixed maturity investments of its consolidated insurance and reinsurance operations, dividend income from its equity investments and interest income from its short-term investments. Net investment income for the nine months ended September 30, 2002 and 2001 consisted of the following:

	Nine Months Ended September 30
	2002	2001
	Millions
Investment income:
Fixed maturity investments	$264.6	$186.2
Short-term investments	3.2	11.3
Common equity securities	13.8	3.6
Other	(2.5)	1.8

Total investment income	279.1	202.9
Less investment expenses and other charges	(2.9)	(1.4)

Net investment income, before tax	$276.2	$201.5

        The composition of realized investment gains (losses) for the nine months ended September 30, 2002 and 2001 consisted of the following:

	Nine Months Ended September 30,
	2002	2001
	Millions
Fixed maturity investments	$125.9	$146.5
Common equity securities	3.7	20.8
Other investments	(12.9)	(19.0)

Net realized investment gains, before tax	116.7	148.3
Income taxes attributable to realized investment gains and losses	(26.9)	(46.3)

Net realized investment gains, after tax	$89.8	$102.0

        In addition to the net realized investment gains reflected above, net realized gains reported on the accompanying Consolidated Statements of Income and Comprehensive Income also include gains and losses from the sale of real estate and insurance subsidiaries.

        In 2001, for its efforts in forming Montpelier, the Company received warrants to acquire 4,871,572 common shares of Montpelier at $16.67 per share (as adjusted for stock splits) that are exercisable approximately ten years from the date of grant. White Mountains' investment in the Montpelier warrants constitutes a derivative security under SFAS No. 133, thereby requiring the instruments to be recorded at fair value with the resulting gain or loss recognized currently through the income statement as a realized investment gain. In accordance with SFAS No. 133, White Mountains has determined the fair value of the Montpelier warrants based on the Black Scholes option pricing model and has correspondingly recognized realized investment gains of $36.3 million for the nine months ended September 30, 2002. This valuation would imply a value per warrant of approximately $8.

        Net realized investment gains were reduced by mark-to-market realized losses of $46.3 million for the nine months ended September 30, 2002 and $15.6 million for the nine months ended September 30, 2001, in connection with White Mountains' interest rate swap agreements, which were undertaken to achieve a fixed interest rate on the Bank Facility.

        White Mountains' portfolio of fixed maturity investments is comprised primarily of investment grade corporate debt securities, U.S. government and agency securities and mortgage-backed securities (i.e., greater than 99% of such securities received a rating from the National Association of Insurance Commissioners of 1 or 2) and are classified as being available for sale. Nearly all of the fixed maturity securities currently held by White Mountains are publicly traded.

        The cost or amortized cost, gross unrealized gains and losses, and carrying values of White Mountains' investment securities (excluding short-term investments and investments in unconsolidated insurance affiliates) by category as of September 30, 2002 were as follows:

	September 30, 2002
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Carrying Value
	Millions
Fixed maturity investments	$6,620.8	$281.9	$(35.0)	$6,867.7
Common equity securities	254.9	43.0	(25.2)	272.7
Other investments	166.9	22.2	(4.6)	184.5

Total	$7,042.6	$347.1	$(64.8)	$7,324.9

        Temporary losses on investment securities are recorded as unrealized losses. Temporary losses do not impact net income and earnings per common share but serve to reduce comprehensive net income, shareholders' equity and tangible book value. Unrealized losses subsequently identified as other-than-temporary impairments are recorded as realized losses. Other-than-temporary impairments previously recorded as unrealized losses do not impact comprehensive net income, shareholders' equity and tangible book value but serve to reduce net income and earnings per common share.

        White Mountains' methodology of assessing other-than-temporary impairments is based on security-specific facts, circumstances and intentions as of the balance sheet date. As a result, subsequent adverse changes in an issuers' credit quality or subsequent weakening of market conditions that differ from expectations could result in additional other-than-temporary impairments. In addition, the sale of a fixed maturity security with a previously recorded unrealized loss would result in a realized loss. Either of these situations would adversely impact net income and earnings per common share but would not impact comprehensive net income, shareholders' equity or tangible book value.

        During the nine months ended September 30, 2002, White Mountains experienced $9.6 million in pretax other-than-temporary impairment charges. Of the charge recorded in 2002, $3.5 million was related to White Mountains' investment in the Conning Connecticut Insurance Fund, a limited partnership carried in other investments, and $5.2 million related primarily to White Mountains' investment in Insurance Partners, another limited partnership carried in other investments. White Mountains did not experience any material impairment charges relating to any other individual investment security during the 2002 and 2001 periods presented.

        White Mountains believes that the gross unrealized losses relating to its fixed maturity investments at September 30, 2002 resulted primarily from increases in market interest rates from the dates that certain investments within that portfolio were acquired as opposed to fundamental changes in the credit quality of the issuers of such securities. Therefore, these decreases in value are viewed as being temporary as White Mountains has the ability to retain such investments for a period of time sufficient to allow for any anticipated recovery in market value. White Mountains also believes that the gross unrealized losses recorded on its common equity securities and its other investments at September 30, 2002 resulted primarily from decreases in quoted market values from the dates that certain investments securities within that portfolio were acquired as opposed to fundamental changes in the issuer's financial performance and near-term financial prospects. Therefore, these decreases are also viewed as being temporary. As of September 30, 2002, White Mountains' investment portfolio did not include any investment securities with after tax unrealized loss of more than $3.0 million.

        As of September 30, 2002, White Mountains reported $1,271.0 million in accounts payable on unsettled investment purchases and $484.1 million in accounts receivable on unsettled investment sales, of which $1,150.3 million and $447.8 million, respectively, are related to agreements to purchase or sell "TBA" mortgage-backed securities. A TBA trade represents a contract for the purchase or sale of mortgage-backed securities to be delivered at a specified settlement date upon identification of the specific pools of mortgage loans that will collateralize the securities, which are unknown at the time of the trade. Mortgage pools (including fixed rate or variable rate mortgages) guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac are subsequently allocated to the TBA transactions.

Note 6. Debt

        White Mountains' debt outstanding as of September 30, 2002 and December 31, 2001 consisted of the following:

	September 30, 2002	December 31, 2001
	Millions
Bank Facility:
Revolving loan	$125.0	$125.0
Term loans	622.8	700.0

Total	747.8	825.0

Other Debt:
Seller Note	$260.0	$260.0
Other debt	39.4	40.4

Total debt	$1,047.2	$1,125.4

Seller Note

        On June 1, 2001, White Mountains issued the Seller Note of $260.0 million to Aviva. The Seller Note has an eighteen-month term and bears interest at a rate equal to 50 basis points over the rate on White Mountains' Bank Facility described below. The Seller Note may be settled in cash, or at White Mountains' option, with common shares valued at $245.00 per common share. White Mountains has classified this obligation as debt since management believes it has the ability to settle this obligation with cash rather than through the issuance of common shares. The Seller Note matures on November 29, 2002.

Note 6. Debt (Continued)

Bank Facility

General

        In connection with the Acquisition, Fund American Companies, Inc. ("Fund American"), a wholly-owned subsidiary of the Company, borrowed $825.0 million from a banking syndicate arranged by Lehman Brothers, Inc. (the "Bank Facility"), which is comprised of two term loan facilities (subsequently refinanced into three term loan facilities, as described below) and a revolving credit facility. As of September 30, 2002, the term loan facilities were comprised of a $228.8 million amortizing Tranche A term loan with a final maturity in March 2006 and a $394.0 million amortizing Tranche B term loan with a final maturity in March 2007. The revolving credit facility provides for revolving credit loans of up to $175.0 million, including up to $25.0 million available for the issuance of letters of credit. The revolving credit facility expires on June 1, 2006.

        The Bank Facility contains various affirmative, negative and financial covenants which are considered to be customary for such borrowings and include meeting certain minimum net worth and financial ratio standards. Failure to meet one or more of these covenants could result in an event of default which ultimately could accelerate required principal repayments. At September 30, 2002, White Mountains was in compliance with all of the covenants under the Bank Facility, and anticipates it will continue to meet the financial covenants under the Bank Facility for the foreseeable future.

Subsequent Refinancing

        On October 31, 2002, Fund American completed an amendment of the Bank Facility, which included the issuance of a new $143.8 million Tranche C term loan that was utilized to refinance a portion of the existing $228.8 million Tranche A term loan. The new Tranche C term loan is an amortizing loan with a final maturity in March 2007. The refinancing reduces the amount of quarterly amortization payments Fund American must make over the next four years (see amortization table below). The refinancing increases the applicable eurodollar rate margin on the new Tranche C term loan by 87.5 basis points over the existing Tranche A term loan eurodollar rate margin, and increases the applicable eurodollar rate margin on the existing and unchanged Tranche B term loan by 12.5 basis points. The remaining $85.0 million outstanding under the Tranche A term loan will continue to bear interest at its current rate. In connection with the amendment, certain financial and other covenants that currently govern the Bank Facility were relaxed or eliminated, thereby increasing the Company's operational and financial flexibility.

        The following table illustrates the amortization of the Bank Facility after September 30, 2002; both before and after giving effect to the refinancing (in millions):

	As of September 30, 2002			After the Effects of the Refinancing
Year Ended								Annual Change
	Tranche A	Tranche B	Total	Tranche A	Tranche B	Tranche C	Total
2002	$13.1	$1.0	$14.1	$—	$1.0	$.4	$1.4	$(12.7)
2003	58.1	4.0	62.1	22.9	4.0	1.4	28.3	(33.8)
2004	65.6	4.0	69.6	25.9	4.0	1.4	31.3	(38.3)
2005	73.2	4.0	77.2	28.8	4.0	1.4	34.2	(43.0)
2006	18.8	4.0	22.8	7.4	4.0	1.4	12.8	(10.0)
2007	—	377.0	377.0	—	377.0	137.8	514.8	137.8

Total	$228.8	$394.0	$622.8	$85.0	$394.0	$143.8	$622.8	$—

Interest Rate and Related Swaps

        As of September 30, 2002, interest on all borrowings under the Bank Facility was calculated at a rate per annum equal to the eurodollar rate (the rate based on a formula relating to the rate for dollar deposits in the interbank eurodollar market for a given interest period) plus (i) 2.125%, for borrowings under the revolving credit facility and the Tranche A term loan, and (ii) 2.875%, for borrowings under the Tranche B term loan. As of September 30, 2002, the weighted average interest rate for the $622.8 million outstanding under the term portion and $77.2 million of the revolving portion of the Bank Facility, after giving effect to the interest rate swaps described below, was approximately 7.04% (7.29% after giving effect to the rate increases resulting from the Bank Facility refinancing). As of September 30, 2002, the interest rate on the remaining $47.8 million outstanding under the revolving portion of the Bank Facility was based on the eurodollar rate in effect at that time plus 2.125%, or 3.939% and is not affected by the refinancing.

        During 2001, Fund American entered into a series of interest rate swaps with large financial institutions that were undertaken to achieve a fixed interest rate on the term loans under the Bank Facility. The interest rate swaps consist of a $200.0 million notional contract that is indexed to a 6.050% ten-year rate, a $200.0 million notional contract that is indexed to a 3.955% three-year rate, and $300.0 million of notional contracts that are indexed to a 3.825% three-year rate.

        The swap investments do not match the duration of the Bank Facility, and as a result do not satisfy the criteria for hedge accounting under SFAS No. 133. Pursuant to SFAS No. 133, the interest rate swaps are carried at fair value on White Mountains' balance sheet as other invested assets, with changes in their fair value reported directly through the income statement as realized gains or losses. For the nine months ended September 30, 2002, White Mountains recorded realized losses of $46.3 million representing the decrease in fair value of the swap investments as a result of decreases in market interest rates. As of September 30, 2002, the aggregate fair value of the interest rate swaps was a net liability of $51.2 million.

Other Debt

        White Mountains' other debt of $39.4 million at September 30, 2002 consisted of a $25.0 million seller note issued in connection with Folksamerica's 2001 acquisition of C-F, $2.3 million outstanding under a seller note issued in connection with Fund American Re's 2001 acquisition of Folksam's international reinsurance business, $5.1 million in prepaid medium term notes and $7.0 million in other debt. Both of the seller notes contain acquisition protection clauses whereby the amounts due under the notes may be reduced by post-acquisition adverse loss development.

Note 7. Income Taxes

        White Mountains' U.S.-based subsidiaries are subject to United States income taxes. Prior to its 1999 redomestication to Bermuda, the Company filed a consolidated United States Federal income tax return with its subsidiaries. The White Mountains' U.S.-based subsidiaries continue to file United States tax returns but may no longer do so on a group-wide consolidated basis. As a result, the aggregate United States income tax liability of White Mountains' U.S.-based subsidiaries may be higher than it otherwise would have been if part of a consolidated tax return.

        The Company is not subject to United States income taxes on its direct earnings. White Mountains' operations in Barbados, Canada, Ireland, Singapore and Sweden are subject to income and other taxes in their respective jurisdiction. Dividends from U.S. subsidiaries to the Company or other non-U.S. subsidiaries are also generally subject to a U.S. withholding tax.

        The non-United States component of pretax earnings (loss) was $66.6 million for the nine months ended September 30, 2002 and was ($14.0) million for the nine months ended September 30, 2001.

        A reconciliation of taxes calculated using the 35% United States statutory rate (the tax rate at which the majority of the Company's worldwide operations are taxed) to the income tax provision (benefit) on pretax earnings follows:

	Nine Months Ended September 30,
	2002	2001
	Millions
Tax provision (benefit) at the United States statutory rate	$25.1	$(65.2)
Differences in taxes resulting from:
Deferred credit amortization and purchase price adjustments	—	(12.3)
Tax reserve adjustments	4.0	3.8
Non-United States net earnings	(20.5)	6.3
Other, net	(3.1)	.6

Total income tax provision (benefit) on pretax earnings	$5.5	$(66.8)

Note 8. Earnings Per Share

        Basic earnings per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per common share is computed using the weighted average number of common shares and the net effect of dilutive equivalent common shares outstanding, which consist of the Warrants and options to acquire common shares ("Options") held by management. The Warrants were expensed upon their issuance in June 2001. Options and restricted common shares are expensed over their vesting period. The following table details the Company's computation of earnings per common share for the nine months ended September 30, 2002 and 2001:

	Nine Months Ended September 30,
	2002	2001
Basic earnings per common share numerators (in millions):
Net income (loss) from continuing operations	$35.9	$(132.5)
Redemption value adjustment—Convertible Preference Shares(1)	—	(305.1)
Dividends on Convertible Preference Shares(1)	—	(.3)

Net income (loss) from continuing operations available to common shareholders	$35.9	$(437.9)

Cumulative effect of changes in accounting principles	660.2	—
Extraordinary gain—excess of fair value of net assets acquired over cost	7.1	13.6
Extraordinary loss—early extinguishment of debt	—	(4.8)

Net income (loss) available to common shareholders	$703.2	$(429.1)

Diluted earnings per common share numerators (in millions):
Net income (loss) from continuing operations available to common shareholders	$35.9	$(437.9)
Other effects on diluted earnings(2)	(.9)	—

Adjusted net income (loss) from continuing operations available to common shareholders	$35.0	$(437.9)

Cumulative effect of changes in accounting principles	660.2	—
Extraordinary gain—excess of fair value of net assets acquired over cost	7.1	13.6
Extraordinary loss—early extinguishment of debt	—	(4.8)

Adjusted net income (loss) available to common shareholders	$702.3	$(429.1)

Earnings per common share denominators (in thousands):
Basic earnings per Share denominator (average shares outstanding)	8,187	6,185
Dilutive options and warrants to acquire shares(3)	856	—

Diluted earnings per Share denominator	9,043	6,185

Basic earnings per common share (in dollars):
Net income (loss) from continuing operations	$4.38	$(70.82)
Cumulative effect of changes in accounting principles	80.65	—
Extraordinary gain—excess of fair value of net assets acquired over cost	.87	2.20
Extraordinary loss—early extinguishment of debt	—	(.77)

Net income (loss)	$85.90	$(69.39)

Diluted earnings per common share (in dollars):
Net income (loss) from continuing operations	$3.87	$(70.82)
Cumulative effect of changes in accounting principles	73.01	—
Extraordinary gain—excess of fair value of net assets acquired over cost	.79	2.20
Extraordinary loss—early extinguishment of debt	—	(.77)

Net income (loss)	$77.67	$(69.39)

(1)
On June 1, 2001, the Company issued the Convertible Preference Shares which were subsequently converted into common shares upon shareholder approval on August 23, 2001. Absent shareholder approval, each holder had the right to require the Company to repurchase, for cash, the Convertible

  Preference Shares on an "as converted" basis at a future date. For this reason, the Convertible Preference Shares were deemed to have a beneficial conversion feature which required the instrument to be marked-to-market through the date of shareholder approval. This charge represents the excess of the market value of common shares at August 23, 2001 over the investors' cost of the Convertible Preference Shares on June 1, 2001 and did not impact White Mountains' tangible book value.

(2)
Includes an adjustment to White Mountains' equity in earnings recorded on its investment in the common shares of Montpelier, which is reflective of dilution in Montpelier's earnings brought about by outstanding options and warrants to acquire common shares of Montpelier that are currently in-the-money. Also includes an adjustment for compensation charges taken with respect to options which were dilutive for the period and have been included in the diluted earnings per common share denominator.

(3)
The diluted earnings per common share denominator for the nine months ended September 30, 2001 excludes the net anti-dilutive effects of Options to acquire 81,000 common shares at an average price per share of $113.99.

Note 9. Employee Share-Based Compensation Plans

White Mountains' Incentive Plan (the "Incentive Plan")

        The Incentive Plan provides for granting to certain officers of the Company, and certain of its subsidiaries, various types of share-based incentive awards including performance shares, restricted shares and Options. On August 23, 2001, the Company's shareholders approved an amendment to the Incentive Plan which provided a fresh inventory of 300,000 common shares available for grant thereunder over a ten-year period.

        Performance shares are conditional grants of a specified maximum number of common shares or an equivalent amount of cash. Grants are generally earned, subject to the attainment of pre-specified performance goals, at the end of a three-year period or as otherwise determined by the Compensation Committee of the Board of Directors ("Compensation Committee"). The Company's return on equity used to determine awards includes the cost of all projected compensation awards. For the three-year performance periods beginning 2002, 2001 and 2000, White Mountains granted a total of 66,000, 85,600 and 34,000 performance shares, respectively, under the Incentive Plan. As of September 30, 2002, there were 234,000 common shares remaining available for grant under the Incentive Plan.

        For 2001 the Compensation Committee made a one-time award of restricted common shares ("Restricted Shares") to key officers of the Company. Pursuant to the Incentive Plan, White Mountains issued 94,500 Restricted Shares, of which 21,000 vest in December 2002 and 73,500 vest in June 2003. Vesting of Restricted Share awards is dependent on continuous service by the employee throughout the award period. There are no other restrictions on the Restricted Shares once they have become fully vested.

        At September 30, 2002, the Company had outstanding 63,865 Options (4,825 of which were exercisable) issued to certain key employees which vest incrementally over a ten year period. The Options had a weighted average exercise price of $123.51 per common share at September 30, 2002. During the nine months ended September 30, 2002, Options to acquire 9,600 common shares were exercised at a weighted average exercise price of $119.61 per common share.

OneBeacon Performance Plan

        OneBeacon's Performance Plan (the "Performance Plan") provides for granting of performance shares to certain key employees of OneBeacon. During 2001, an initial inventory of 500,000 common shares was made available for grant under the Performance Plan. For the three-year performance period beginning January 1, 2002 and the thirty-month performance period from July 1, 2001 to December 31, 2003, OneBeacon granted a total of 123,081 and 170,803 performance shares, respectively, to its key employees. As of September 30, 2002, there were 206,116 performance shares remaining available for grant under the Performance Plan.

Other Share-Based Compensation

        The defined contribution plans of OneBeacon and Folksamerica (the "401(k) Plans") offer its participants the ability to invest their balances in several different investment options, including the Company's common shares. As of September 30, 2002 and December 31, 2001, the 401(k) Plans held less than 1% of the total common shares outstanding. In connection with the Acquisition, eligible OneBeacon employees received a one-time contribution of two common shares which resulted in the issuance of 11,980 common shares.

Share-Based Compensation Expense

        White Mountains expenses its performance shares awarded under the Incentive Plan and the Performance Plan over the relevant performance period assuming full vesting at the current market value of common shares. During the nine months ended September 30, 2002, White Mountains recorded compensation charges of $9.7 million for outstanding performance shares. White Mountains accrued liabilities of $69.7 million and $56.4 million as of September 30, 2002 and December 31, 2001, respectively, related to performance shares outstanding under both the Incentive Plan and the Performance Plan.

        The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its Options and Restricted Shares and accounts for them at intrinsic value over the relevant vesting period. For the nine months ended September 30, 2002, the Company recognized $12.2 million in compensation charges for its outstanding Restricted Shares. For the nine months ended September 30, 2002, the Company recognized ($.9) million in compensation credits for its outstanding Options.

Note 10. Segment Information

        White Mountains has determined that its reportable segments include "OneBeacon" (consisting solely of the operations of OneBeacon), "Reinsurance" (consisting of Folksamerica, Fund American Re, WMU and White Mountains' investment in Montpelier) and "Other Operations" (consisting of PIC, ACIC, BICC, Esurance and the operations of the Company and its intermediate subsidiary holding companies).

        White Mountains has made its segment determination based on consideration of the following criteria: (i) the nature of the business activities of each of the Company's subsidiaries and affiliates; (ii) the manner in which the Company's subsidiaries and affiliates are organized; (iii) the existence of primary managers responsible for specific subsidiaries and affiliates; and (iv) the organization of information provided to its Board of Directors. All significant intercompany transactions among White Mountains' segments have been eliminated.

Nine Months Ended September 30, 2002

	OneBeacon	Reinsurance	Other Operations	Total
	Millions
Earned insurance and reinsurance premiums	$2,241.4	$472.8	$22.1	$2,736.3
Net investment income	235.6	43.1	(2.5)	276.2
Net realized gains (losses)	98.5	26.5	(19.8)	105.2
Other revenue	(2.6)	50.4	31.2	79.0

Total revenues	$2,572.9	$592.8	$31.0	$3,196.7

Pretax earnings (loss)	$135.2	$102.1	$(165.5)	$71.8

Tax benefit (provision)	(47.4)	(22.5)	64.4	(5.5)
Minority interest charges	—	—	(30.4)	(30.4)

Net income (loss) from continuing operations	$87.8	$79.6	$(131.5)	$35.9

Nine Months Ended September 30, 2001
Millions	OneBeacon	Reinsurance	Other Operations	Total
Earned insurance and reinsurance premiums	$1,302.1	$295.2	$19.1	$1,616.4
Net investment income	145.4	40.6	15.5	201.5
Net realized gains (losses)	169.7	23.8	(33.1)	160.4
Other revenue	1.4	10.5	56.0	67.9

Total revenues	$1,618.6	$370.1	$57.5	$2,046.2

Pretax earnings (loss)	$(53.5)	$(12.2)	$(120.7)	$(186.4)
Tax benefit (provision)	19.9	$7.6	39.3	66.8
Minority interest charges	—	—	(12.9)	(12.9)

Net loss from continuing operations	$(33.6)	$(4.6)	$(94.3)	$(132.5)

Ending assets
September 30, 2002	$12,598.1	$3,894.9	$576.7	$17,069.7
December 31, 2001	$12,729.7	$3,346.1	$492.2	$16,568.0

        The following table provides further information on OneBeacon's four distinct underwriting sub-segments consisting of its Personal, Commercial, Specialty and Non-core insurance products. OneBeacon's non-core businesses consist of business transferred to Liberty Mutual under the Renewal

Rights Agreement, the operations of National Farmers Union and certain other operations in run-off. Discrete financial information for these sub-segments is limited to the information provided below:

Nine Months Ended September 30, 2002
	OneBeacon
	Personal	Commercial	Specialty	Total Core	Non-Core	Total
	Millions
Net written premiums	$877.5	$362.5	$214.7	$1,454.7	$583.5	$2,038.2

Earned insurance premiums	$757.7	$411.5	$181.4	$1,350.6	$890.8	$2,241.4
Loss and loss adjustment expenses	(567.3)	(290.4)	(102.9)	(960.6)	(702.8)	(1,663.4)
Other underwriting expenses	(197.1)	(145.4)	(59.8)	(402.3)	(385.5)	(787.8)

Net underwriting gain (loss)	$(6.7)	$(24.3)	$18.7	$(12.3)	$(197.5)	$(209.8)

Note 11. Related Party Transactions

Berkshire

        NICO and GRC are wholly-owned subsidiaries of Berkshire. Through the Warrants, at September 30, 2002, Berkshire had the right to acquire 1,714,285 common shares at an exercise price of $175.00 per common share which represented approximately 17.0% of the total outstanding common shares on a fully-converted basis. On October 24, 2002, White Mountains issued $225.0 million of equity in a private transaction (See Note 14). As a result of customary anti-dilution provisions applicable to the Warrants, the number of common shares purchasable on exercise of the Warrants was increased to 1,724,200 and the exercise price per common share of the Warrants was reduced to $173.99. Reinsurance recoverable from Berkshire is shown as a separate line item in White Mountains' consolidated balance sheet.

Olympus Re

        In January 2002, Folksamerica entered into a quota share retrocessional arrangement with Olympus Re, a Bermuda-domiciled reinsurer, which is designed to increase Folksamerica's ability to capitalize on the industry-wide enhanced reinsurance fundamentals during 2002 and beyond by writing additional property excess of loss business. Under the quota share treaty, effective January 1, 2002, Folksamerica cedes 75% of all of its short-tailed excess of loss business to Olympus Re. During the first nine months of 2002, Folksamerica ceded approximately $133.5 million in earned premiums and approximately $41.2 million in losses and loss adjustment expenses to Olympus Re.

        White Mountains, through either Folksamerica or WMU, receives fee income on reinsurance placements referred to Olympus Re and is entitled to additional fees based on net underwriting profits on referred business. During the nine months ended September 30, 2002, White Mountains earned $32.6 million from management and service fee revenues on business referred to Olympus Re.

        In June 2002, OneBeacon supplemented its existing catastrophe reinsurance protection through a new contract with Folksamerica which was subsequently reinsured to Olympus Re through the 75% quota share retrocessional arrangement. Pursuant to the terms of this arrangement, Folksamerica and Olympus Re are responsible for 25% and 75%, respectively, of any losses incurred by OneBeacon related to a catastrophic event which causes OneBeacon to incur ultimate losses between $100.0 million and $125.0 million. Under this arrangement, Olympus will receive $2.6 million in premiums. All balances related to the Folksamerica portion of the reinsurance cover have been eliminated in consolidation.

        Certain directors, officers and affiliates of White Mountains own approximately 5% of the common shares of Olympus Re Holdings Ltd. ("Olympus Holdings"), Olympus Re's parent. Mr. Joseph S. Steinberg, a director of the Company, is Chairman of Olympus Holdings. White Mountains does not have an ownership stake in Olympus Holdings.

Montpelier

        In December 2001, White Mountains invested $180.0 million in Montpelier, which was formed to respond to the favorable underwriting and pricing environment in the reinsurance industry with approximately $1.0 billion of capital. As of September 30, 2002, as adjusted for stock splits, White Mountains' investment in Montpelier consisted of 10,800,000 common shares and warrants to acquire 4,781,572 common shares at $16.67 per share that are exercisable over ten years from the date of grant. On October 9, 2002, Montpelier completed an IPO whereby it sold 10,952,600 of its common shares for total proceeds of $201.2 million. White Mountains did not acquire or sell any shares through the IPO. Through its holdings of common shares and warrants, White Mountains owns approximately 21% of Montpelier on a fully-converted basis, as adjusted for the IPO.

        K. Thomas Kemp, a Director and President of the Company, is a Director and the Chief Financial Officer of Montpelier. Certain directors, officers and affiliates of White Mountains own approximately 3% of the common shares of Montpelier.

        OneBeacon Asset Management, a wholly owned indirect subsidiary of White Mountains, provides investment advisory and management services to Montpelier's subsidiary, Montpelier Reinsurance Ltd. ("Montpelier Re") and Olympus Re. Montpelier Re and Olympus Re pay investment management fees based on month-end market values of investments held under custody to OneBeacon Asset Management. The fees, which vary depending on the amount of assets under management, are between 0.15% and 0.30%. This agreement may be terminated by either party upon 30 days written notice. At September 30, 2002, OneBeacon Asset Management had $1.1 billion and $576 million of assets under management from Montpelier Re and Olympus Re, respectively. In the nine months ended September 30, 2002, OneBeacon Asset Management had received $1.5 million and $.8 million in fees from Montpelier Re and Olympus Re, respectively.

Other relationships

        Mr. Howard Clark, a Director of the Company, is Vice Chairman of Lehman Brothers Inc. ("Lehman"). Lehman has, from time to time, provided various services to White Mountains including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services. Lehman is the arranger, the administrative agent and a lender under the $875.0 million Bank Facility. In addition, Fund American paid Lehman approximately $1.5 million in fees related to the October 2002 refinancing of the Bank Facility. See Note 6.

        Mr. George Gillespie, a Director of the Company, is a Partner at Cravath, Swaine & Moore which has been retained by White Mountains from time to time to perform legal services.

        Pursuant to an employment agreement with White Mountains, Mr. John Gillespie, a Director of the Company and an Officer of OneBeacon, may continue his active involvement with his investment management business, Prospector Partners, LLC ("Prospector"), so long as Mr. Gillespie devotes the requisite time required to fulfill his responsibilities to OneBeacon. The agreement specifies procedures pursuant to which Prospector's funds have the ability to invest first in opportunities appropriate for both White Mountains and such funds. Pursuant to revenue sharing agreements, Mr. Gillespie has agreed to pay White Mountains a portion of the revenues and distributions allocable to him in connection with Prospector, in return for White Mountains agreeing to pay the operational expenses of his investment management companies. At September 30, 2002, White Mountains had $62.9 million invested in funds managed by Prospector.

        At September 30, 2002, White Mountains had $9.1 million in limited partnership investment interests in High Rise Partners, L.P. White Mountains also owns investments that are managed by High Rise Capital Management L.P., of which Mr. Zankel, a Director of the Company, is the senior Managing Member. At September 30, 2002, White Mountains had $41.1 million in investments (excluding the limited partnership interests) managed by High Rise Capital Management L.P.

Note 12. Commitments and Contingencies

        As a condition of its license to do business in certain states, White Mountains' insurance operations are required to participate in mandatory shared market mechanisms. Each state dictates the types of insurance and the level of coverage that must be provided. The total amount of such business an insurer is required to accept is based on its market share of voluntary business in the state. In certain cases, White Mountains is obligated to write business from mandatory shared market mechanisms at some time in the future based on the market share of voluntary policies it is currently writing. Underwriting results related to assigned risk plans are typically adverse and are not subject to the predictability associated with White Mountains' voluntarily written business.

        The New York Automobile Insurance Plan ("NYAIP") is a residual insurance market that obtains personal automobile insurance for those individuals who cannot otherwise obtain it in the voluntary insurance market. The NYAIP assigns such individuals to insurers to underwrite and service policies based on the proportion of the automobile insurance premiums each company voluntarily wrote in New York two years prior. The NYAIP allows insurers to either provide insurance coverage to these individuals or to transfer their NYAIP obligation to certain other insurance companies approved by the New York State Insurance Department. This latter process is referred to as a Limited Assigned Distribution ("LAD") and the companies that assume this obligation are referred to as "LAD servicing carriers". Companies who transfer their NYAIP business pay a fee to LAD servicing carriers in addition to the policy premium. To mitigate some of its NYAIP exposure, OneBeacon entered the LAD servicing business in December 2001 through the formation of its wholly owned subsidiary, General Assurance Company, which does business under the trade name "AutoOne".

        Several of OneBeacon's insurance subsidiaries write voluntary automobile insurance in the state of New York. In doing so, they are obligated to accept NYAIP assignments during the next two years. At September 30, 2002 and December 31, 2001, White Mountains' liabilities for discharging its obligations associated with NYAIP assignments resulting from voluntary business written by OneBeacon in the preceding two-year period were $108.0 million and $131.1 million, respectively. This estimate is based on projections of the total NYAIP assigned premiums over the next two years, OneBeacon's share of such assignments, fees charged by LAD servicing carriers to transfer NYAIP business and credits OneBeacon is able to generate for its own use as a result of being a LAD servicing carrier (i.e., AutoOne).

        Under existing guaranty fund laws in all states, insurers licensed to do business in those states can be assessed for certain obligations of insolvent insurance companies to policyholders and claimants. In accordance with SOP 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments", White Mountains' insurance subsidiaries record guaranty fund assessments when such assessments are billed by the respective guaranty funds. In addition, each insurance subsidiary's policy is to accrue for any significant insolvencies when all of the following occur: (1) when an assessment is imposed or it is probable that an assessment will be imposed, (2) when the event obligating an entity to pay an assessment occurs and (3) when the amount of the assessment can be reasonably estimated. The actual amount of such assessments will depend upon the final outcome of rehabilitation proceedings and will be paid over several years. At September 30, 2002, the reserve for such assessments at White Mountains' insurance subsidiaries totaled $32.7 million, of which $15.4 million related to the insolvency of Reliance Insurance Company.

        On May 15, 2002, The Robert Plan Corporation and several of its subsidiaries filed a lawsuit against the Company, certain of its subsidiaries and several individuals employed by such subsidiaries. The suit alleges that the defendants misappropriated confidential information of the plaintiffs and used such information to enter into the New York automobile assigned risk business in direct competition with the plaintiffs. The plaintiffs seek approximately $120 million in damages which they allege represents three years of their lost profits in the subject business. The Company, its named subsidiaries and its named employees do not believe they engaged in any improper or actionable conduct. White Mountains believes it has meritorious defenses to The Robert Plan Corporation lawsuit and intends to vigorously defend it.

        In June 1999, White Mountains sold the Valley Group, Inc. to Unitrin (the "VGI Sale"). As part of the VGI Sale, White Mountains has provided Unitrin, Inc. ("Unitrin") with adverse loss development protection of up to $50.0 million on loss reserves sold to Unitrin.

Note 13. Investments in Unconsolidated Affiliates

        In December 2001, White Mountains, the Benfield Group plc and several other private investors established Montpelier and its wholly owned subsidiary Montpelier Re. Montpelier Re is a Bermuda-domiciled insurance and reinsurance company which was formed with approximately $1.0 billion in capital to respond to the then current favorable underwriting and pricing environment in the reinsurance industry. Montpelier is rated "A-" (Excellent) by A.M. Best. At September 30, 2002 and December 31, 2001, as adjusted for stock splits, White Mountains' investment in Montpelier consisted of 10,800,000 common shares and warrants to acquire 4,781,572 common shares at $16.67 per share that are exercisable over ten years from the date of grant. On October 9, 2002, Montpelier completed an IPO whereby it sold 10,952,600 of its common shares for total proceeds of $201.2 million. White Mountains did not acquire or sell any shares through the IPO.

        Through its holdings of common shares, White Mountains owns approximately 17% of the outstanding common shares of Montpelier and accounts for this investment using the equity method. White Mountains' ownership in Montpelier when considering its warrants is approximately 21% on a fully-

converted basis. White Mountains accounts for its warrants in Montpelier as derivative instruments and recognizes changes in the fair value of the warrants during a given period in its income statement as a realized gain or loss. The fair value of the warrants to acquire Montpelier common stock was immaterial at December 31, 2001, as the book value of Montpelier at that time was less than the Company's exercise price. No dividends were declared or paid by Montpelier during the nine months ended September 30, 2002.

        The following table summarizes financial information for Montpelier:

Millions	Nine months ended September 30, 2002	Period ended December 31, 2001
Montpelier balance sheet data:
Total cash and investments	$1,286.5	$991.0
Premiums receivable	213.1	0.1
Total assets	1,587.6	1,021.8
Unearned premium	287.7	0.2
Long-term debt	150.0	150.0
Loss and loss adjustment expense reserve	132.5	0.0
Total liabilities	619.6	161.1
Common shareholders' equity	968.0	860.7
Montpelier income statement data:
Net premiums written	$494.0	$0.2
Net premiums earned	224.5	0.0
Net investment income	31.5	1.1
Loss and loss adjustment expenses	122.4	0.0
Net income	78.3	(61.6)
Comprehensive net income (loss)	103.8	(59.7)
Amounts recorded by White Mountains:
Investment in Montpelier common stock and warrants	$235.6	$177.4

Realized gains from Montpelier warrants	$36.3	$—
Equity in earnings from Montpelier common stock	10.9	(2.0)
Equity in net unrealized investment gains (losses) from Montpelier's investment portfolio(a)	3.4	.3

Comprehensive net income from Montpelier	$50.6	(1.7)

(a)
Recorded directly to shareholders' equity (after tax) as a component of other comprehensive income.

Note 14. Subsequent Events

Equity Issuance

        On October 24, 2002, White Mountains sold $225.0 million of its equity securities in a private transaction. Investment funds managed by Franklin Mutual Advisers, LLC ("Franklin Mutual"), existing shareholders of White Mountains, purchased $200.0 million of convertible preference shares based on a value of $295.00 per common share, which had the effect of increasing the Franklin Mutual-managed investment funds' ownership in White Mountains from 12% to 17% on a fully converted basis. The convertible preference shares bear an annual dividend of $2.95 per share, payable in installments on June 30 and December 31, and will be automatically converted at a conversion price of $295.00 into 677,966 common shares of the Company upon approval by shareholders. White Mountains intends to seek shareholder approval at its 2003 Annual General Meeting of Members (Shareholders). If shareholder approval has not been obtained prior to March 31, 2005, each holder of convertible preference shares will thereafter have the right to require the Company to repurchase for cash the convertible preference shares on an "as converted" basis at the then-current price of a common share. In addition, investment funds managed by Highfields Capital Management LP purchased 84,745 common shares for $25.0 million, also based on a value of $295.00 per common share.

Debt Refinancing

        On October 31, 2002, White Mountains completed an amendment of the Bank Facility. See Note 6 for a detailed discussion of this transaction.

Employee Benefits

        During October 2002, OneBeacon management announced that OneBeacon's Pension Plan will be frozen, effective December 31, 2002, as part of a restructuring of its retirement benefit programs. OneBeacon will also discontinue the retiree medical plan for all but a small transition group of current employees and retirees. As a result, OneBeacon expects to recognize the impact of the curtailment beginning in the fourth quarter and is currently determining the amount of such gain or loss. Effective January 1, 2003, OneBeacon will institute a company-funded employee stock ownership plan covering all OneBeacon employees.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
of White Mountains Insurance Group, Ltd.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, common shareholders' equity, and cash flows present fairly, in all material respects, the financial position of White Mountains Insurance Group, Ltd. and subsidiaries (the "Company") at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

        As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for business combinations in 2001.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 1, 2002

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONSOLIDATED BALANCE SHEETS

	Year Ended December 31,
	2001	2000
	Dollars in millions, except share amounts
Assets
Fixed maturity investments, at fair value (cost $6,156.5 and $1,063.0)	$6,128.3	$1,078.6
Short-term investments, at amortized cost (which approximated fair value)	2,545.8	735.9
Common equity securities, at fair value (cost $155.1 and $127.5)	173.6	144.8
Other investments (cost $150.0 and $117.3)	158.0	142.9

Total investments	9,005.7	2,102.2
Cash	67.4	4.4
Reinsurance recoverable on paid and unpaid losses	4,342.0	777.2
Insurance and reinsurance balances receivable	1,062.0	105.7
Deferred tax asset	696.4	105.1
Deferred acquisition costs	313.3	27.2
Investments in unconsolidated insurance affiliates	311.1	130.6
Investment income accrued	99.9	20.1
Goodwill	22.3	25.4
Other assets	572.7	247.3

Total assets	$16,492.8	$3,545.2

Liabilities
Loss and loss adjustment expense reserves	$9,527.6	$1,556.3
Unearned insurance and reinsurance premiums	1,814.5	182.0
Debt	1,125.4	96.0
Deferred credits	682.5	92.2
Funds held under reinsurance treaties	361.7	420.0
Other liabilities	1,366.2	152.2

Total liabilities	14,877.9	2,498.7

Minority interest—mandatorily redeemable preferred stock of subsidiaries	170.3	—

Common shareholders' equity
Common Shares at $1 par per share—authorized 50,000,000 Common Shares, issued and outstanding 8,264,681 and 5,880,115 Common Shares	8.3	5.9
Paid-in surplus	1,098.3	66.2
Retained earnings	355.1	927.5
Accumulated other comprehensive income, after tax	4.4	46.9
Unearned compensation—Restricted Share awards	(21.5)	—

Total common shareholders' equity	1,444.6	1,046.5

Total liabilities, minority interest and common shareholders' equity	$16,492.8	$3,545.2

See Notes to Consolidated Financial Statements including Note 18 for Commitments and Contingencies.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Year Ended December 31,
	2001	2000	1999
	Millions, except per share amounts
Revenues:
Earned insurance and reinsurance premiums	$2,656.1	$334.4	$283.2
Net investment income	284.5	85.9	61.9
Net gains (losses) on investments	173.1	(8.8)	69.6
Amortization of deferred credits and other benefits	91.6	41.4	25.8
Net gains on sales of subsidiaries and other assets	20.2	386.2	103.9
Other revenue	8.1	9.1	34.8

Total revenues	3,233.6	848.2	579.2

Expenses:
Losses and loss adjustment expenses	2,493.9	287.7	242.3
Insurance and reinsurance acquisition expenses	584.3	101.1	73.4
General and administrative expenses	417.1	87.9	87.3
Share appreciation expense for Series B Warrants	58.8	—	—
Accretion of fair value adjustment to loss and loss adjustment expense reserves	56.0	—	—
Interest expense	45.7	16.1	14.7

Total expenses	3,655.8	492.8	417.7

Pretax earnings (loss)	(422.2)	355.4	161.5
Tax benefit (provision)	174.3	(42.5)	(53.1)

Net income (loss) before minority interest and extraordinary items	(247.9)	312.9	108.4
Accretion of preferred stock of subsidiaries to face value	(5.1)	—	—
Dividends on preferred stock of subsidiaries	(18.1)	—	—

Net income (loss) from continuing operations	(271.1)	312.9	108.4
Net income from discontinued operations	—	95.0	12.6

Net income (loss) before extraordinary items	(271.1)	407.9	121.0
Excess of fair value of acquired net assets over cost	16.6	—	—
Loss on early extinguishment of debt	(4.8)	—	—

Net income (loss)	(259.3)	407.9	121.0

Net change in unrealized gains for investments held	(4.5)	56.3	(73.7)
Net change in foreign currency translation	(2.0)	(.7)	.9
Recognition of net unrealized gains for investments sold	(36.0)	(15.9)	(45.2)

Comprehensive net income (loss)	$(301.8)	$447.6	$3.0

Computation of net income (loss) available to common shareholders:
Net income (loss)	$(259.3)	$407.9	$121.0
Redemption value adjustment—Convertible Preference Shares	(305.1)	—	—
Dividends on Convertible Preference Shares	(.3)	—	—

Net income (loss) available to common shareholders	$(564.7)	$407.9	$121.0

Basic earnings per share:
Net income (loss) from continuing operations	$(86.52)	$53.08	$19.25
Net income (loss)	(84.75)	69.19	21.50
Diluted earnings per share:
Net income (loss) from continuing operations	$(86.52)	$52.84	$17.66
Net income (loss)	(84.75)	68.89	19.73

See Notes to Consolidated Financial Statements.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDERS' EQUITY

	Total	Common Shares and paid-in surplus	Retained earnings	Common Shares in Treasury	Accumulated other comprehensive income	Unearned compensation
	Millions
Balances at January 1, 1999	$702.5	$385.1	$1,063.2	$(871.0)	$125.2	$—

Net income	121.0	—	121.0	—	—	—
Net unrealized investment losses	(118.9)	—	—	—	(118.9)	—
Foreign currency translation adjustments	.9	—	—	—	.9	—
Dividends declared to common shareholders	(8.8)	—	(8.8)	—	—	—
Issuances of Common Shares	57.1	—	(58.8)	115.9	—	—
Repurchases and retirements of Common Shares	(139.5)	(312.2)	(582.4)	755.1	—	—

Balances at December 31, 1999	614.3	72.9	534.2	—	7.2	—

Net income	407.9	—	407.9	—	—	—
Net unrealized investment gains	40.4	—	—	—	40.4	—
Foreign currency translation adjustments	(.7)	—	—	—	(.7)	—
Dividends declared to common shareholders	(7.1)	—	(7.1)	—	—	—
Repurchases and retirements of Common Shares	(8.3)	(.8)	(7.5)	—	—	—

Balances at December 31, 2000	1,046.5	72.1	927.5	—	46.9	—

Net loss	(259.3)	—	(259.3)	—	—	—
Net unrealized investment losses	(40.5)	—	—	—	(40.5)	—
Foreign currency translation adjustments	(2.0)	—	—	—	(2.0)	—
Dividends on Convertible Preference Shares	(.3)	—	(.3)	—	—	—
Dividends declared to common shareholders	(5.9)	—	(5.9)	—	—	—
Issuances of Common Shares	779.6	779.6	—	—	—	—
Redemption value adjustment—Convertible Preference Shares	(305.1)	—	(305.1)	—	—	—
Repurchases and retirements of Common Shares	(1.9)	(.1)	(1.8)	—	—	—
Issuance of Warrants	213.6	213.6	—	—	—	—
Issuance of unearned Restricted Shares	—	31.9	—	—	—	(31.9)
Amortization of earned Restricted Shares	10.4	—	—	—	—	10.4
Accrued Option expense	9.5	9.5	—	—	—	—

Balances at December 31, 2001	$1,444.6	$1,106.6	$355.1	$—	$4.4	$(21.5)

See Notes to Consolidated Financial Statements.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2001	2000	1999
	Millions
Net (loss) income	$(259.3)	$407.9	$121.0
Reconciliation of net income to cash flows from operating activities:
Dividends on preferred stock of subsidiaries	18.1	—	—
Excess of fair value of acquired net assets over cost	(16.6)	—	—
Loss on early extinguishment of debt	4.8	—	—
Share appreciation expense for Series B Warrants	58.8	—	—
Accretion of fair value adjustment to loss and loss adjustment expenses reserves	56.0	—	—
Share appreciation expense for Options and Restricted Shares	20.0	—	—
Net income from discontinued operations	—	(95.0)	(12.6)
Net gains on sales of subsidiaries and other assets	(20.2)	(386.2)	(103.9)
Net (gains) losses on investments	(173.1)	8.8	(69.6)
Amortization of deferred credits and other benefits	(91.6)	(41.4)	(25.8)
Deferred income tax (benefit) expense	(186.0)	(18.1)	38.7
Net change in other operating items:
Net change in reinsurance recoverable on paid and unpaid losses	(1,410.1)	(367.2)	5.7
Net change in insurance loss and loss adjustment expense reserves	1,500.4	(72.4)	(69.2)
Net change in funds held and insurance and reinsurance premiums receivable	331.8	432.8	28.9
Net change in unearned insurance and reinsurance premiums	(247.0)	(19.9)	(7.8)
Net change in other assets and liabilities, net	113.3	36.7	(113.7)

Net cash used for operating activities	(300.7)	(114.0)	(208.3)

Cash flows from investing activities:
Net (increase) decrease in short-term investments	(979.2)	(614.6)	75.5
Sales of common equity securities and other investments	246.9	204.0	256.4
Sales of fixed maturity investments	7,603.6	315.1	237.7
Maturities of fixed maturity investments	1,121.1	63.0	36.0
Purchases of common equity securities and other investments	(233.8)	(205.6)	(71.1)
Purchases of fixed maturity investments	(6,897.3)	(159.0)	(89.4)
Purchases of consolidated and unconsolidated affiliates	(1,979.8)	60.1	(234.3)
Proceeds from sales of consolidated and unconsolidated affiliates	23.6	570.4	144.5
Net (purchases) sales of fixed assets	(7.7)	1.0	(1.0)

Net cash (used for) provided from investing activities	(1,102.6)	234.4	354.3

Cash flows from financing activities:
Issuances of debt	832.0	15.0	100.0
Repayments of debt	(103.9)	(119.0)	(138.0)
Proceeds from issuances of Common Shares and Convertible Preference Shares	444.4	—	—
Proceeds from issuances of preferred stock of subsidiaries	245.0	—	—
Proceeds from issuances and exercises of warrants to acquire Common Shares	75.0	—	21.7
Common Shares repurchased and retired	(1.9)	(8.8)	(139.4)
Cash dividends to preferred shareholders	(18.4)	—	—
Cash dividends paid to holders of Common Shares	(5.9)	(7.1)	(8.8)

Net cash provided from (used for) financing activities	1,466.3	(119.9)	(164.5)

Net increase (decrease) in cash during year	63.0	.5	(18.5)
Cash balance at beginning of year	4.4	3.9	22.4

Cash balance at end of year	$67.4	$4.4	$3.9

See Notes to Consolidated Financial Statements.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. Summary of Significant Accounting Policies

Basis of presentation

        The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries and have been prepared in accordance with GAAP in the United States. Previously defined terms used within these financial statements have the same meaning as they appear elsewhere within this report. The Company is a Bermuda limited liability company with its headquarters located at Crawford House, 23 Church Street, Hamilton, Bermuda HM 11. The Company's principal executive office is located at 28 Gates Street, White River Junction, Vermont, 05001-7066 and its registered office is located at Clarendon House, 2 Church Street, Hamilton, Bermuda HM DX.

        The Company's consolidated property and casualty insurance operations are conducted primarily through OneBeacon, which was acquired on June 1, 2001. Therefore, the Company's 2001 consolidated financial results include OneBeacon's results only for the seven months ended December 31, 2001. The Company's consolidated property and casualty reinsurance operations are conducted through Folksamerica. Folksamerica, which is owned by OneBeacon, also owns Peninsula Insurance Company, American Centennial and British Insurance Company. All significant intercompany transactions have been eliminated in consolidation. The financial statements include all adjustments considered necessary by management to fairly present the Company's financial position, its results of operations and its cash flows.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts in the prior period financial statements have been reclassified to conform with the current presentation. White Mountains has completed numerous significant transactions during the periods presented that have affected the comparability of the financial statement information presented herein.

Investment securities

        White Mountains' portfolio of fixed maturity investments, common equity securities and other investments are classified as available for sale and are reported at fair value as of the balance sheet date as determined by quoted market values. Net unrealized investment gains and losses, after tax, associated with such investments are reported as a net amount as a separate component of shareholders' equity. Changes in net unrealized investment gains and losses, after tax, are reported as a component of other comprehensive income. Investment securities are regularly reviewed for impairment based on criteria that include the extent to which cost exceeds market value, the duration of the market decline, and the financial health of and specific prospects for the issuer. Investment losses that are other than temporary are recognized in earnings. Realized gains and losses resulting from sales of investment securities are accounted for using the specific identification method.

        Premiums and discounts on fixed maturity investments are accreted to income over the anticipated life of the investment.

        Other investments principally include investments in limited partnership interests which are recorded using the equity method of accounting.

        Short-term investments consist of money market funds, certificates of deposit and other securities which mature or become available for use within one year. Short-term investments are carried at amortized cost, which approximated fair value as of December 31, 2001 and 2000.

Cash

        Cash includes amounts on hand and demand deposits with banks and other financial institutions. Amounts presented in the statement of cash flows are shown net of balances acquired and sold in the purchase or sale of the Company's consolidated subsidiaries.

Insurance and reinsurance operations

        Premiums written are recognized as revenues and are earned ratably over the terms of the related policies or reinsurance treaties. Unearned premiums represent the portion of premiums written that are applicable to future insurance or reinsurance coverage provided by policies or treaties in force.

        Deferred acquisition costs represent commissions, premium taxes, brokerage expenses and other costs which are directly attributable to and vary with the production of new business. These costs are deferred and amortized over the applicable premium recognition period as insurance and reinsurance acquisition expenses. Deferred acquisition costs are limited to the amount expected to be recovered from future earned premiums and anticipated investment income.

        Losses and loss adjustment expenses are charged against income as incurred. Unpaid insurance losses and loss adjustment expenses are based on estimates (generally determined by claims adjusters, legal counsel and actuarial staff) of the ultimate costs of settling claims, including the effects of inflation and other societal and economic factors. Unpaid reinsurance losses and loss adjustment expenses are based primarily on reports received from ceding companies and actuarial projections. Unpaid loss and loss adjustment expense reserves represent management's best estimate of ultimate losses and loss adjustment expenses, net of estimated salvage and subrogation recoveries, if applicable. Such estimates are regularly reviewed and updated and any adjustments resulting therefrom are reflected in current operations. The process of estimating loss and loss adjustment expenses involves a considerable degree of judgement by management and the ultimate amount of expense to be incurred could be considerably greater than or less than the amounts currently reflected in the financial statements.

        In connection with purchase accounting for the Acquisition, White Mountains was required to adjust to fair value OneBeacon's loss and loss adjustment expense reserves and the related reinsurance recoverables by $646.9 million and $346.9 million, respectively, on OneBeacon's acquired balance sheet. This net reduction to loss and loss adjustment expense reserves of $300.0 million will be accreted through an income statement charge ratably with, and over the period of the payment of, the loss and loss adjustment expense reserves acquired in connection with the Acquisition. See Note 3.

        White Mountains' insurance and reinsurance subsidiaries enter into reinsurance contracts from time to time to protect their businesses from losses due to concentration of risk, to manage their operating leverage ratios and to limit losses arising from catastrophic events. The majority of such reinsurance contracts are executed through excess of loss treaties and catastrophe contracts under which the reinsurer indemnifies for a specified part or all of certain types of losses over stipulated amounts arising from any one occurrence or event. To a lesser extent, White Mountains has entered into quota share treaties with reinsurers under which all risks meeting prescribed criteria are covered on a pro-rata basis. The amount of each risk ceded by White Mountains is subject to maximum limits which vary by line of business and type of coverage. Amounts related to reinsurance contracts are recorded in accordance with SFAS No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts" and EITF Topic D-54, as applicable.

        Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. The collectibility of reinsurance recoverables is subject to the solvency of the reinsurers. White Mountains is selective in regard to its reinsurers, placing reinsurance with only those reinsurers with a strong financial condition, industry ratings and underwriting ability. Management monitors the financial condition and ratings of its reinsurers on an ongoing basis.

        Reinsurance premiums, commissions, expense reimbursements and reserves related to reinsured business are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Premiums ceded to other companies are reported as a reduction of premiums written. Amounts applicable to reinsurance ceded for unearned premium reserves (i.e., prepaid reinsurance premiums) have been included as a component of other assets. Expense allowances received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly. Funds held under reinsurance treaties represent contractual payments due to the reinsurer that White Mountains has retained to secure obligations of the reinsurer. Such amounts are recorded as liabilities in the consolidated financial statements.

Accounting for Mandatory Shared Market Mechanisms

        Premiums associated with market assignments to be written in the current period are recognized as revenues and are earned ratably over the terms of the related policies. Acquisition costs such as commissions, premium taxes, brokerage expenses and other costs which are directly attributable to and vary with the production of new business are deferred and amortized over the applicable premium recognition period. Deferred acquisition costs are limited to the amount expected to be recovered from future earned premiums and anticipated investment income. This limitation is referred to as a premium deficiency. A premium deficiency is recognized if the sum of expected loss and loss adjustment expenses, expected dividends to policyholders, unamortized acquisition costs, and maintenance costs exceeds related unearned premiums. A premium deficiency is recognized by charging any unamortized acquisition costs to expense to the extent required in order to eliminate the deficiency. If the premium deficiency exceeds unamortized acquisition costs then a liability is accrued for the excess deficiency. Losses and loss adjustment expenses are charged to income as incurred. Unpaid loss and loss adjustment expense reserves are based on estimates of the ultimate costs of settling claims, including the effects of inflation and other societal and economic factors. Unpaid loss and loss adjustment expense reserves represent management's best estimate of ultimate losses and loss adjustment expenses, net of estimated salvage and subrogation recoveries, if applicable. Such estimates are regularly reviewed and updated and any adjustments to such estimates are reflected in current operations.

        OneBeacon's market assignments are typically required to be written in the current period, however, in certain special cases OneBeacon is required to accept policy assignments at a future date. OneBeacon's residual market assignments to be written in the future primarily relate to private passenger automobile assigned risk exposures within the state of New York where several of OneBeacon's insurance subsidiaries write voluntary automobile insurance. In doing so, these subsidiaries are obligated to accept assignments from the New York Automobile Insurance Plan ("NYAIP"), a residual insurance market that obtains personal automobile insurance for those individuals who cannot otherwise obtain insurance coverage in the voluntary insurance market. The share of involuntary written premium for policies assigned by the NYAIP to a particular insurer in a given year is based on the proportion of the total voluntary writings in the state of New York two years prior. Under the NYAIP, an insurance company can contractually transfer its NYAIP obligation to another insurance company. This process is called Limited Assigned Distribution ("LAD"), and the companies that assume this obligation are called LAD servicing carriers. LAD servicing carriers are paid fees to assume the insurance risk of NYAIP obligations, which are typically a percentage of the total premiums the LAD servicing carrier must write to fulfill the NYAIP obligation of the transferor company. In return, the LAD servicing carrier is contractually obligated to pay all loss and loss adjustment and other underwriting expenses related to the NYAIP assigned premiums of the transferor company, with no recourse to the transferor. Anticipated losses associated with future market assignments are recognized when the amount of such anticipated losses is determined to be probable and can be reasonably estimatable.

        The ultimate amount of loss in the case of an NYAIP obligation is either (1) the total fees paid to a LAD servicing carrier to transfer the NYAIP obligation, (2) the excess of loss and loss adjustment expenses and other underwriting expenses to be paid over premiums to be collected from NYAIP assigned policies (if OneBeacon decided to write the assigned policies itself) net of applicable credits available under the program resulting from voluntary writings of qualifying policies or (3) some combination of (1) and (2). The ultimate amount of the loss is dependent on both direct and indirect future factors, including the claims experience of NYAIP policyholders, future increases or decreases in the premium rates which New York allows companies to charge NYAIP assigned policyholders, and the future entrance or exit of LAD servicing carriers to the LAD servicing market. Management regularly reviews and updates this obligation and any adjustments to the obligation are reflected in current operations.

Accounting for Insurance-Related Assessments

        Charges associated with insurance-related assessments are recognized as underwriting expenses when all of the following occur: (1) when an assessment is imposed or it is probable that an assessment will be imposed, (2) when the event obligating an entity to pay an assessment occurs and (3) when the amount of the assessment can be reasonably estimated.

        While most guaranty associations and second injury funds provide for recovery of assessments through rate increases, surcharges or premium tax credits, there is no assurance that insurers will ultimately recover these assessments, and such amounts are generally not used to reduce current assessment costs.

Federal and foreign income and withholding taxes

        As a result of the Redomestication, income earned by the Bermuda and Barbados Companies will generally be subject to an effective overall tax rate lower than that imposed by the United States, however, no tax benefits will be obtained in the event of net losses incurred by such companies. The U.S. Companies are subject to United States income taxes. Prior to the Redomestication, the Company filed a consolidated United States Federal income tax return with its subsidiaries. The U.S. Companies continue to file United States tax returns but may no longer do so on a group-wide consolidated basis. As a result, the aggregate United States income tax liability of the U.S. Companies may be higher than it otherwise would have been if part of a consolidated tax return.

        The Company is no longer subject to United States income taxes on its direct earnings. The Company's Barbados subsidiaries are generally subject to a 5% United States withholding tax on dividends received from its subsidiaries as well as a 1% Barbados income tax on taxable earnings (which include dividends received from its subsidiaries). These taxes are recorded in addition to United States income taxes accrued by its U.S. Companies.

        Deferred tax assets and liabilities are recorded when a difference between an asset or liability's financial statement value and its tax reporting value exists, and for other temporary differences as defined by SFAS No. 109, "Accounting for Income Taxes". The deferred tax asset or liability is recorded based on tax rates expected to be in effect when the difference reverses.

Foreign currency translation

        Net after tax unrealized losses from foreign currency fluctuations associated with Fund American Re's operations, Folksamerica's Canadian operations and certain of British Insurance Company's loss reserves totaled $2.7 million and $.7 million at December 31, 2001 and December 31, 2000, respectively. These net after tax losses are recorded in shareholders' equity as a component of accumulated other comprehensive income and changes in these values are reported on the Company's statement of income and comprehensive income as a component of other comprehensive income.

Accounting standards recently adopted and issued

        During 2001, White Mountains adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which requires companies to record all derivatives on the balance sheet as either assets or liabilities and measure those instruments at fair value. The manner in which companies are to record gains and losses resulting from changes in the values of those derivatives depends on the use of the derivative and whether it qualifies for hedge accounting. Upon its adoption on January 1, 2001, SFAS No. 133 had no impact on White Mountains' financial condition. During 2001, White Mountains entered into various interest rate swap agreements which were undertaken to achieve a fixed interest rate on the Bank Facility. Pursuant to SFAS No. 133, these contracts are carried at fair value on the balance sheet which constituted an obligation by White Mountains of $4.9 million at December 31, 2001. Changes in the fair value of these financial instruments are reported directly through the income statement as they do not qualify for hedge accounting since their duration is dissimilar to that of the Bank Facility. White Mountains is not currently invested in any other traditional or embedded derivative financial instruments for hedging or for any other purpose.

        In June 2001 the FASB issued SFAS No. 141 entitled "Business Combinations". SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. With respect to deferred credits (i.e., negative goodwill), SFAS No. 141 calls for the recognition of all existing deferred credits arising from business combinations prior to July 1, 2001 through the income statement as a change in accounting principle on the first day of the fiscal year beginning after December 15, 2001, and requires deferred credits arising from business combinations on or after July 1, 2001 to be immediately recognized through the income statement as an extraordinary gain. As of December 31, 2001 and December 31, 2000, White Mountains had deferred credits of $682.5 million and $92.2 million, respectively. In accordance with SFAS No. 141, White Mountains recognized extraordinary gains of $16.6 million during 2001 in connection with business combinations that it initiated after July 1, 2001 and it will recognize its entire December 31, 2001 unamortized deferred credit balance on January 1, 2002 as the effect of a change in accounting principle. For the years ended December 31, 2001, 2000 and 1999, White Mountains recognized revenue of $91.6 million, $34.6 million and $11.8 million, respectively from the amortization of its deferred credits.

        In June 2001 the FASB issued SFAS No. 142 entitled "Goodwill and Other Intangible Assets". SFAS No. 142 sets forth new standards concerning accounting for deferred credits, goodwill and other intangible assets arising from business combinations. With respect to goodwill, SFAS No. 142 calls for the amortization of existing and prospective goodwill only when the asset acquired is deemed to have been impaired rather than systematically over a perceived period of benefit. SFAS No. 142 is effective for interim and annual periods beginning after December 15, 2001. As of December 31, 2001 and December 31, 2000, unamortized goodwill amounted to $22.3 million and $25.4 million, respectively. For the years ended December 31, 2001, 2000 and 1999, White Mountains recognized goodwill amortization of $3.1 million, $3.5 million and $1.3 million, respectively. Pursuant to the requirements of SFAS No. 142, upon implementation on January 1, 2002, White Mountains will cease amortization of the unamortized goodwill balance. The Company is currently evaluating the effect of the impairment testing requirements of SFAS No. 142, however, the impact is not anticipated to be material to its results of operations or financial position.

        In August 2001 the FASB issued SFAS No. 144 entitled "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement supercedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". This statement requires that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and it broadens the presentation of discontinued operations to include more disposal transactions. The provisions of this statement are effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the effect of SFAS No. 144.

        Effective January 1, 2001, insurance companies domiciled in the United States were required to adopt new regulations implementing a codification of statutory accounting principles for insurers ("Codification"). The purpose of Codification was to enhance the consistency of the accounting treatment of assets, liabilities, reserves, income and expenses of insurers, by setting forth the accounting practices and procedures to be followed in completing annual and quarterly financial statements required by state law. Codification served to reduce Folksamerica's statutory surplus by $.5 million at January 1, 2001.

Earnings (loss) per share

        Basic earnings (loss) per share amounts are based on the weighted average number of Common Shares outstanding. Diluted earnings per share amounts are based on the weighted average number of Common Shares and the net effect of potentially dilutive Common Shares outstanding. In 1999 net income is reduced by an amount deemed to be reflective of the dilution to FSA's reported net income caused by its investment in FSA Preferred Stock. The following table outlines the Company's computation of earnings (loss) per share for the years ended December 31, 2001, 2000 and 1999:

	Year Ended December 31,
	2001	2000	1999
Earnings (loss) per share numerators (in millions):
Net income (loss) from continuing operations	$(271.1)	$312.9	$108.4
Redemption value adjustment—Convertible Preference Shares	(305.1)	—	—
Dividends on Convertible Preference Shares	(.3)	—	—
Dilution to earnings resulting from FSA Preferred Stock	—	—	(.6)

Diluted income (loss) from continuing operations available to common shareholders	$(576.5)	$312.9	$107.8

Net income from discontinued operations	—	95.0	12.6
Extraordinary income items	11.8	—	—

Diluted net income (loss) available to common shareholders	$(564.7)	$407.9	$120.4

Earnings (loss) per share denominators (in thousands):
Basic earnings (loss) per share denominator (average Common Shares outstanding)	6,663	5,895	5,630
Average outstanding dilutive Options and warrants to acquire Common Shares(a),(b)	—	26	472

Diluted earnings (loss) per share denominator	6,663	5,921	6,102

Basic earnings (loss) per share (in dollars):
Net income (loss) from continuing operations	$(86.52)	$53.08	$19.25
Net income from discontinued operations	—	16.11	2.25
Extraordinary income items	1.77	—	—

Net income (loss)	$(84.75)	$69.19	$21.50

Diluted earnings (loss) per share (in dollars):
Net income (loss) from continuing operations	$(86.52)	$52.84	$17.66
Net income from discontinued operations	—	16.05	2.07
Extraordinary income items	1.77	—	—

Net income (loss)	$(84.75)	$68.89	$19.73

(a)
See Note 9 for detailed information concerning outstanding dilutive Options and warrants to acquire Common Shares

(b)
During the 2001 period, Options and warrants to acquire Common Shares are not included in the dilutive share calculation as the impact of their inclusion would serve to be antidilutive to the calculation of net loss per share.

NOTE 2. Significant Transactions

ONEBEACON

        On June 1, 2001, White Mountains acquired OneBeacon from CGNU for $2,114.3 million, of which $260.0 million consisted of the Seller Note with the balance paid in cash. White Mountains and OneBeacon undertook a series of related pre-closing transactions prior to the Acquisition as follows:

White Mountains Pre-closing Transactions

        Debt Tender and Debt Escrow Transactions.    Prior to the Acquisition, the Company completed the Debt Tender and repurchased and retired $90.9 million of Notes and subsequently prepaid, through the Debt Escrow, the balance of the Notes. The Company recorded a $4.8 million extraordinary loss on extinguishment of debt in connection with the Debt Tender and the Debt Escrow during 2001.

        Equity Financing.    On June 1, 2001, a small group of private investors purchased 2,184,583 Convertible Preference Shares, a newly-issued class of non-voting convertible preference shares of the Company that contained a mandatory redemption feature. Upon approval by shareholders at the 2001 Annual Meeting, the Convertible Preference Shares were converted into 2,184,583 Common Shares pursuant to the terms of the Convertible Preference Share agreement. Had shareholder approval not been obtained by March 31, 2003, the holders of Convertible Preference Shares would not have been entitled to conversion, but would have had the right to require the Company to redeem for cash the Convertible Preference Shares on an "as converted" basis with the redemption price equal to the then-current price of a Common Share. This conversion right caused the Convertible Preference Shares to have a redemption value in excess of cash received upon issuance, which resulted in a net charge to retained earnings of $305.1 million for the brief period from issuance until conversion, with an offsetting increase to paid-in surplus. While outstanding, the Company declared and paid dividends on Convertible Preference Shares of $.3 million.

        On June 1, 2001, Berkshire purchased the Warrants from the Company for $75.0 million in cash. The Warrants entitle Berkshire to acquire 1,714,285 Common Shares at an exercise price of $175.00 per Common Share. Of the total Warrants purchased by Berkshire, Series A Warrants to purchase 1,170,000 Common Shares were immediately exercisable and Series B Warrants to purchase 544,285 Common Shares became exercisable upon approval by shareholders at the 2001 Annual Meeting. From the period June 1, 2001 through the date of the 2001 Annual Meeting, the Series B Warrants constituted a contingent put liability (similar in nature to a stock appreciation right) which was carried at fair value through a periodic charge or credit to the income statement. The income statement charge recorded by the Company during 2001 associated with Series B Warrants totaled $58.8 million. Upon shareholder approval, the Series B Warrants were converted to common shareholders' equity. The Warrants have a term of seven years from the date of issuance although the Company has the right to call the Warrants for $60.0 million in cash commencing on the fourth anniversary of their issuance.

        On June 1, 2001, Berkshire purchased the Berkshire Preferred Stock for $225.0 million. The Berkshire Preferred Stock was issued by a subsidiary of the Company and is a cumulative non-voting instrument with a face value of $300.0 million. The Berkshire Preferred Stock is entitled to a dividend of no less than 2.35% per quarter and is mandatorily redeemable after seven years.

        As previously mentioned, White Mountains received a total of $300.0 million in cash from Berkshire in full payment for the Warrants and the Berkshire Preferred Stock. The proceeds received were allocated to each instrument based on their relative estimated fair values on June 1, 2001. As a result, $154.8 million of such proceeds were allocated to the Warrants (and therefore recorded to common shareholders' equity)

and $145.2 million of such proceeds were allocated to the Berkshire Preferred Stock. White Mountains is accreting the Berkshire Preferred Stock's recorded value to its face value of $300.0 million using the interest method of amortization over the instrument's seven-year term through an income statement charge. During 2001, White Mountains recorded $5.1 million of accretion charges on the Berkshire Preferred Stock.

        On June 1, 2001, Zenith purchased the Zenith Preferred Stock for $20.0 million. The Zenith Preferred Stock was issued by a subsidiary of the Company and is a cumulative non-voting instrument with a face value of $20.0 million. The Zenith Preferred Stock is entitled to a dividend of no less than 2.5% per quarter through June 30, 2007 and a dividend of no less than 3.5% per quarter thereafter and is mandatorily redeemable after ten years.

        Bank Financing.    On June 1, 2001, a subsidiary of the Company borrowed $825.0 million under the Bank Facility consisting of $700.0 million in term loans and $125.0 million in revolving loans (of a $175.0 million revolving loan facility). The term loans are repayable in quarterly installments with a final maturity on March 31, 2007. The revolving loan facility is available from the closing date until the fifth anniversary of the closing. The loans are variable rate instruments which are currently tied to a rate based on short-term eurodollar rates. White Mountains subsequently entered into various interest rate swap agreements which were undertaken to achieve a fixed interest rate on the term loans. See Note 6.

        Seller Note.    On June 1, 2001, White Mountains issued the Seller Note of $260.0 million to CGNU. The Seller Note has an eighteen-month term and bears interest at a rate equal to 50 basis points over the rate on White Mountains' revolving loan facility described above. The Seller Note may be settled in cash, or at White Mountains' option, with Common Shares valued at $245.00 per Common Share. White Mountains has classified this obligation as debt since management believes it has the ability to settle this obligation in a form other than pursuant to the Note Purchase Option Agreement that governs the Seller Note.

OneBeacon Pre-closing Transactions

        National Indemnity Cover.    Immediately prior to the Acquisition, CGNU caused OneBeacon to purchase a reinsurance contract for a premium of $1,322.3 million under which OneBeacon is entitled to recover up to $2.5 billion in ultimate losses and loss adjustment expenses incurred related to asbestos claims arising from business written by OneBeacon prior to 1992, environmental claims arising from business written by OneBeacon prior to 1987 and certain other exposures.

        Under the terms of the National Indemnity Cover, in addition to the reinsurance premium, National Indemnity received the benefit of reinsurance recoverables from certain of OneBeacon's third party reinsurers in existence at the time the National Indemnity Cover was executed. Third party reinsurance collected on the claims covered by this agreement serve to protect the $2.5 billion limit of National Indemnity coverage for the benefit of OneBeacon.

        General Reinsurance Cover.    Immediately prior to the Acquisition, CGNU caused OneBeacon to obtain $570.0 million of reinsurance protection through the General Reinsurance Cover consisting of $400.0 million of adverse development coverage on losses related to its years 2000 and prior, in addition to $170.0 million of loss reserves ceded to General Reinsurance.

NOTE 2. Significant Transactions (Continued)

        The National Indemnity Cover and the General Reinsurance Cover, which were contingent on, and occurred contemporaneously with the Acquisition, qualify for prospective reinsurance accounting treatment under EITF Topic D-54 which characterizes the protections as an indemnification by the seller for increases in the liabilities for losses and loss adjustment expenses that existed at the acquisition date. See Notes 3 and 4.

Purchase Accounting Associated with the Acquisition

        The Acquisition was accounted for by the purchase method of accounting in accordance with the treatment of a purchase business combination under the APB No. 16 (APB No. 16), "Business Combinations" and, therefore, the assets and liabilities of OneBeacon were recorded by White Mountains at their fair values on June 1, 2001. The process of determining the fair value of such assets and liabilities acquired, as required under purchase accounting, was undertaken as follows: (i) the purchase price of OneBeacon was preliminarily allocated to the acquired assets and liabilities, based on their respective estimated fair values at June 1, 2001; (ii) the excess of the fair value of acquired net assets over the purchase price was used to reduce the estimated fair values of all non-current, non-financial assets acquired to zero; and (iii) the remaining $682.0 million excess of the estimated fair value of net assets over the purchase price was recorded as a deferred credit. The purchase price allocation is final. In accordance with the purchase method of accounting, on June 1, 2001, White Mountains increased the net assets of OneBeacon by $134.0 million ($87.1 million after taxes) representing adjustments to reflect the estimated fair value of OneBeacon's assets and liabilities assumed. This increase was primarily comprised of a pretax adjustment of $300.0 million resulting from fair value adjustments made to OneBeacon's loss and loss adjustment expense reserves and related reinsurance recoverables, offset by (i) $28.0 million of liabilities associated with the fair value of obligations under National Accounts and National Programs contracts (ii) $15.3 million in liabilities associated with the expected costs to exit certain business activities of OneBeacon and (iii) $86.0 million to recognize the fair value of employee benefit obligations. White Mountains also decreased the net assets of OneBeacon by an additional $246.5 million ($175.0 million after tax) representing an allocation of the excess of acquired net assets over the purchase price to OneBeacon's non-current, non-financial assets existing at the time of the Acquisition, primarily its property, plant and equipment.

        Additional information regarding the purchase accounting adjustments related to business activities of OneBeacon that will not be continued post-acquisition is as follows:

        Liabilities associated with obligations under National Accounts and National Programs contracts ($28.0 million):

        Prior to its acquisition by White Mountains, OneBeacon had an operating unit dedicated to writing National Accounts and National Programs business whereby OneBeacon entered into contractual arrangements to participate in programs run by a managing general agent or a broker. This operating unit had a location, management team, distribution process, systems and customers that were different and separate from those in other units. Managing general agents or brokers placed individual policies with OneBeacon and also acted as a liaison between OneBeacon and "risk purchasing groups". A managing general agent or broker typically formed a risk purchasing group by establishing a legal entity comprised of several homogeneous businesses in order to enable the group to purchase insurance at rates and for periods that were more attractive than each individual business could obtain separately. Typically, the risk purchasing group and OneBeacon entered into a contract (usually with a term of three years) brokered by the managing general agent or broker, under which OneBeacon agreed to provide insurance to any members of the risk purchasing group who met specified underwriting criteria at a fixed premium rate for the life of the contract. At the Acquisition, White Mountains determined that these contracts were unfavorable as the contractually specified premium rates were less than prevailing rates for similar contracts at June 1, 2001. Accordingly, White Mountains was required to record the difference between the contractually specified premium rates and prevailing premium rates at June 1, 2001 as a liability in purchase accounting. Where rates for similar contracts were unavailable, White Mountains used its best estimate of such difference.

        Liabilities associated with the expected costs to exit certain business activities of OneBeacon ($15.3 million):

        In connection with the acquisition, White Mountains determined that certain geographic locations, agents and employees were not critical to OneBeacon's ongoing operations. Accordingly, White Mountains put a plan in place to terminate certain employees as a result of branch closings and management restructuring. These costs have been accounted for in accordance with EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination".

        A rollforward of these liabilities for the period from June 1, 2001 to December 31, 2001 is as follows:

	Total	Branch Closing Costs	Severance	National Accounts
Exit costs	$15.3	$.6	$14.7	$—
National accounts	28.0	—	—	28.0

6/1/01 balances	$43.3	$.6	$14.7	$28.0
Costs charged against liability	(44.9)	(.1)	(13.8)	(31.0)
Costs charged to income	3.0	—	—	3.0

12/31/01 balances	$1.4	$.5	$.9	$—

        The fair value of assets and liabilities acquired on June 1, 2001 were as follows ($ in millions):

Fair value of assets acquired	$11,895.1
Fair value of liabilities acquired	9,098.8

Fair value of net assets acquired	2,796.3
Total purchase price, including expenses	(2,114.3)

Resulting deferred credit	$682.0

        Significant assets and liabilities acquired through OneBeacon included $34.0 million of cash, $7,408.6 million of investments, $2,448.9 million of reinsurance recoverable on paid and unpaid losses, $1,267.3 million of insurance balances receivable, $6,364.2 million of loss and loss adjustment expense reserves and $1,897.7 million of unearned insurance premiums.

        In conjunction with its adoption of SFAS No. 141 entitled "Business Combinations", White Mountains will recognize its entire unamortized deferred credit balance on January 1, 2002, including its unamortized deferred credit balance relating to OneBeacon of $625.1 million at December 31, 2001, as a change in accounting principle. Had the Acquisition occurred on or after July 1, 2001, White Mountains would have immediately recognized this deferred credit on its income statement as an extraordinary gain as was the case with its acquisitions of C-F and the Folksam net assets.

Post-Acquisition Transaction—Renewal Rights Agreement

        On November 1, 2001, OneBeacon transferred its regional agency business, agents and operations in 42 states and the District of Columbia to Liberty Mutual. Service agreements have been put in place to ensure a smooth transition. The operating results and cash flows of the renewed policies will be shared between OneBeacon and Liberty Mutual over a two year period though a reinsurance agreement whereby OneBeacon will assume two-thirds of the operating results on renewals for the first year (ending October 31, 2002) and one-third of the operating results on renewals for the second year (ending October 31, 2003). OneBeacon retained substantially all of the existing assets and liabilities related to the transferred business including all loss and loss adjustment expenses and unearned premium reserves.

        The Renewal Rights Agreement with Liberty Mutual is being accounted for as a prospective quota share reinsurance contract in accordance with SFAS No. 113 entitled "Accounting and Reporting for Reinsurance for Short-Duration and Long-Duration Contracts". Pursuant to the Renewal Rights Agreement, OneBeacon will retain approximately two-thirds of all premiums, loss and loss adjustment expenses and other underwriting expenses incurred from renewal policies underwritten by Liberty Mutual during the one-year period ending October 31, 2002 and will retain approximately one-third of all such premiums, loss and loss adjustment expenses and other underwriting expenses incurred during the subsequent one-year period ending October 31, 2003. The ceding commission paid by OneBeacon to Liberty Mutual under this agreement during these periods will not exceed 35% of the premiums retained by OneBeacon. OneBeacon is not required to retain any premiums and loss and loss adjustment expenses incurred from renewal policies underwritten by Liberty Mutual after October 31, 2003.

Unaudited Pro Forma Financial Information for the Acquisition—Years Ended December 31, 2001 and 2000

        Supplemental unaudited pro forma condensed combined income statement information for the years ended December 31, 2001 and 2000, which assumes that the Acquisition had occurred as of January 1, 2001 and 2000, respectively, follows:

	Pro Forma Year Ended December 31,
	2001	2000
	(Unaudited)
	Millions, except per share amounts
Total revenues as reported	$3,233.6	$848.2
Pro forma effect of the Acquisition	2,495.0	5,518.6

Total pro forma revenues	$5,728.6	$6,366.8

Net loss from continuing operations	$(256.9)	$(59.0)

Loss per share numerator:
Net loss from continuing operations available to common shareholders	$(564.1)	$(368.5)
Loss per share:
Net loss from continuing operations	$(84.66)	$(62.51)

        The unaudited pro forma information presented above for the years ended December 31, 2001 and 2000 has been supplied for comparative purposes only and does not purport to reflect the actual results that would have been reported had the Acquisition been consummated at January 1, 2001 and 2000, respectively. Additionally, such pro forma financial information is not expected to be reflective of results that may occur in the future, particularly in light of significant non-recurring transactions such as the National Indemnity Cover and the General Reinsurance Cover which are not included therein. These transactions would have served to reduce revenues during the pro forma periods presented by approximately $1.5 billion and would have served to increase net loss from continuing operations by approximately $306.9 million. In addition, the pro forma results presented above do not reflect the effects of the Renewal Rights Agreement, which would have served to reduce revenues by $277.5 million and $474.5 million, respectively, and to reduce expenses by $322.9 million and $547.5 million, respectively, during the 2001 and 2000 pro forma periods presented.

OTHER ACQUISITIONS AND DISPOSITIONS

        In December 2001 Fund American Re acquired substantially all of the international reinsurance operations of Folksam. The $64.0 million purchase price was paid in a combination of cash, a note and Common Shares. At December 31, 2001, Fund American Re had $126.3 million of total assets and $63.9 million of shareholder's equity. In accordance with SFAS No. 141, White Mountains recognized a $3.0 million extraordinary gain during 2001 representing the excess of the fair value of Folksam's net assets over its cost.

        In September 2001 Folksamerica acquired C-F Insurance Company for total consideration of $49.2 million plus related expenses. The purchase consideration included the issuance of a $25.0 million, five-year note by Folksamerica which may be reduced by adverse loss development experienced by C-F Insurance Company post-acquisition. In accordance with SFAS No. 141, White Mountains recognized a $13.6 million extraordinary gain during 2001 representing the excess of the fair value of C-F Insurance Company's net assets over its cost.

        In January 2001 the Company sold Waterford to a third party for consideration of $23.6 million in cash, net of transaction related expenses. White Mountains recognized a $12.4 million pretax gain on the sale of Waterford in 2001.

        In October 2000, Folksamerica purchased an 80% majority interest in Esurance for $9.0 million. During the fourth quarter of 2001, Folksamerica purchased the remaining 20% minority interest in Esurance for $1.5 million, thereby making Esurance a wholly owned subsidiary as of December 31, 2001. At and for the year ended December 31, 2001, Esurance had total assets of $9.6 million, total revenues of $3.2 million and an accumulated shareholder's deficit of $16.1 million.

        In October 2000 the Company was informed that the Internal Revenue Service agreed with its position taken in its 1991 tax return concerning the sale of Fireman's Fund and, accordingly, released a $95.0 million reserve during 2000 to income which is presented as a gain from discontinued operations.

        In July 2000 White Mountains sold its indirect, wholly-owned subsidiary, White Mountains Holdings, Inc. (which controlled a substantial amount of its holdings of Financial Security Assurance) and all its other holdings of FSA Common Stock to Dexia for proceeds of $620.4 million. White Mountains recognized a $391.2 million pretax gain on the Dexia Sale in 2000.

        In May 2000 Folksamerica completed its acquisition of the Risk Capital Operations for $20.3 million in cash plus related expenses. Because the cost of the Risk Capital Operations was more than the fair value of its net identifiable assets at that date, White Mountains recorded $24.9 million in goodwill at acquisition ($22.3 million and $23.3 million at December 31, 2001 and 2000, respectively) which was being amortized to income over the estimated period of benefit of ten years.

        In March 2000 Folksamerica acquired PCA Property & Casualty for $122.3 million in cash. Because the cost of PCA Property & Casualty was less than the fair value of its net identifiable assets acquired at that date, White Mountains recorded a $37.9 million deferred credit at acquisition ($26.8 million and $33.0 million at December 31, 2001 and 2000, respectively) which was being amortized to income over the estimated period of benefit of six years.

        In October 1999 the Company acquired International American Group (which consisted primarily of Peninsula, American Centennial and British Insurance Company) for $86.7 million in cash. Because the cost of acquiring Peninsula, American Centennial and British Insurance Company was less than the value of their net identifiable assets, the Company recorded a $62.0 million deferred credit at acquisition ($16.3 million and $37.0 million at December 31, 2001 and 2000, respectively) which was being amortized to income over the estimated period of benefit of three years.

        In June 1999 Folksamerica acquired USF Re Insurance Co. The purchase consideration included the issuance of a $20.8 million, five-year note (which was reduced to zero by post-acquisition adverse loss development at USF Re Insurance Co. of $6.8 million and $14.0 million during 2000 and 1999, respectively).

        In June 1999 White Mountains sold Valley Group and received net proceeds of $139.0 million in cash after receiving a special dividend prior to the closing of $76.6 million (net of related tax liabilities) consisting of cash, investment securities and the common stock of Waterford. White Mountains recorded a pretax gain of $88.1 million in 1999 on the transaction. As part of the Valley Group Sale, White Mountains has provided Unitrin, Inc. with certain adverse loss development protections that will be settled as of December 31, 2002. During 2001 and 2000 White Mountains provided $5.9 million and $5.4 million, respectively, in reserves for such adverse loss development protections.

        In May 1999 White Mountains concluded the Mortgage Banking Sale and received net proceeds totaling $180.6 million. White Mountains recorded a $19.4 million pretax ($12.6 million after tax) net income on the sale of its mortgage banking net assets which is presented as net income from discontinued operations.

        In August 1998 White Mountains acquired all the outstanding common stock of Folksamerica thereby causing Folksamerica to become a consolidated subsidiary as of that date. Because the cost of White Mountains' investment in Folksamerica was less than the value of Folksamerica's net identifiable assets at that date, White Mountains recorded a $39.8 million deferred credit ($14.3 million and $22.2 million at December 31, 2001 and 2000, respectively) which was being amortized to income ratably over the estimated period of benefit of five years.

NOTE 3. Reserves for Unpaid Losses and Loss Adjustment Expenses

OneBeacon

        White Mountains' insurance subsidiaries establish loss and loss adjustment expense reserves ("LAE") that are estimates of amounts needed to pay claims and related expenses in the future for insured events that have already occurred. Reinsurance is an arrangement in which a reinsurance company (a "reinsurer") contractually agrees to indemnify an insurance company for all or a portion of the insurance risks underwritten by the insurance company. White Mountains establishes estimates of amounts recoverable from its reinsurers in a manner consistent with the claim liability covered by the reinsurance contracts, net of an allowance for uncollectible amounts. Net insurance loss reserves represent loss and loss adjustment expense reserves reduced by reinsurance recoverable on unpaid losses.

        In a broad sense, loss and loss adjustment expense reserves have two components: (i) case reserves, which are reserves established within the claims function for claims that have been reported to White Mountains and (ii) reserves established by management for claims incurred but not reported to White Mountains and for future development on claims that have been reported (collectively, "IBNR"). Case reserves are estimated based on the experience and knowledge of claims staff regarding the nature and potential cost of each claim. White Mountains' claims staff periodically adjusts case reserves as additional information becomes known or payments are made. Generally accepted actuarial methods are used to project estimates of IBNR. Actuaries use a variety of statistical and analytical methods to determine estimates of IBNR, which are based, in part, on historical claim reporting and payment patterns. In estimating IBNR, actuaries consider all available information, including historical experience, changes in business mix, coverage limits, changes in claims handling practices, pricing, reinsurance protections, inflation and the effects of legal, social and legislative trends on future claim payments. Management exercises judgment based upon its knowledge of its business, review of the outcome of actuarial studies, historical experience and other factors to record an estimate it believes reflects White Mountains' expected ultimate unpaid loss and loss adjustment expenses and related reinsurance recoverables.

        Regardless of the techniques used, estimation is inherent in the process of establishing unpaid loss reserves and related reinsurance recoverables as of any given date. Uncertainties in projecting ultimate claim amounts are magnified by the time lag between when a claim actually occurs and when it becomes reported and settled. This time lag is sometimes referred to as the "claim-tail". The claim-tail for most property coverages is typically short. The claim-tail for liability coverages, such as general and product liability, directors and officers liability, medical malpractice and workers' compensation, can be especially long as claims are often reported or settled years after the related occurrences. During the claims reporting and settlement period, additional facts regarding claims and trends become known which may cause White Mountains to adjust its estimate of its ultimate net loss and loss adjustment expense liability.

        Loss and loss adjustment expense reserve estimates at OneBeacon are subject to additional uncertainty as a consequence of numerous factors that occurred prior to White Mountains' acquisition of OneBeacon on June 1, 2001. OneBeacon is the result of the 1998 merger (the "Merger") of the U.S. operations of General Accident plc and Commercial Union plc, two companies with different underwriting and claims management philosophies and practices. Beginning in the mid-1990s, and continuing through the Merger, the subsequent operational integration of General Accident plc and Commercial Union plc and the Acquisition, OneBeacon experienced an environment of significant change, both in its business and operations. Generally accepted actuarial techniques used to estimate reserves rely in large degree on projecting historical trends (such as patterns of claim development (i.e., reported claims and paid losses)) into the future. Accordingly, estimating reserves becomes more uncertain if business mix, case reserve adequacy, claims payment rates, coverage limits and other factors change over time. The breadth and depth of the business and operational changes that occurred at OneBeacon (1) led to a wider range in the reserve estimates produced by a variety of actuarial loss reserving techniques, especially those that rely upon consistent claim development patterns, and (2) introduced greater complexity to the judgments required to be made by management in determining the impact of the business and operational changes on the development patterns used to estimate reserves.

        White Mountains has taken significant actions with respect to OneBeacon since it completed the Acquisition including (1) shedding non-core businesses through the Liberty Mutual transaction (as described herein), (2) increasing prices, (3) reevaluating the risks, terms and conditions associated with renewing certain policies (and in appropriate cases declining to issue a renewal policy), (4) eliminating unprofitable products, accounts and agents, (5) improving the claims adjudication, settlement, administration and processing functions and (6) improving management information systems. Management believes that OneBeacon's reserves are reasonably stated; however, ultimate loss and loss adjustment expenses for past accident years may deviate, perhaps materially, from the amounts currently reflected in the reserve balance. Further adverse development, if any, would impact OneBeacon's future results of operations.

        The following table summarizes the loss and loss adjustment expense reserve activities of OneBeacon for the seven months ended December 31, 2001:

Period Ended December 31, 2001
Millions
Loss and loss adjustment expense reserves acquired—OneBeacon(1)	$4,394.4
Losses and loss adjustment expenses incurred relating to:
Current year losses	2,009.2
Prior year losses	64.6

Total incurred losses and loss adjustment expenses	2,073.8
Accretion of fair value adjustment of loss and loss adjustment expense reserves	56.0
Loss and loss adjustment expenses paid relating to:
Current year losses	(989.9)
Prior year losses	(962.8)

Total loss and loss adjustment expense payments	(1,952.7)
Net ending balance	4,571.5

Plus ending reinsurance recoverable on unpaid losses	3,285.9

Gross ending balance	$7,857.4

(1)
Reinsurance recoverable on unpaid losses acquired in the Acquisition were $1,969.8 million.

        In connection with purchase accounting for the Acquisition, White Mountains was required to adjust to fair value OneBeacon's loss and loss adjustment expense reserves and the related reinsurance recoverables by $646.9 million and $346.9 million, respectively, on OneBeacon's acquired balance sheet. This reduction to net loss and loss adjustment expense reserves of $300.0 million is being accreted through an income statement charge over the period that the claims are expected to be settled. As such, White Mountains recognized $56.0 million of loss and loss adjustment expenses for the seven months ended December 31, 2001. The fair values of OneBeacon's loss and loss adjustment expense reserves and related reinsurance recoverables acquired on June 1, 2001 were based on the present value of their expected cash flows with consideration for the uncertainty inherent in both the timing of, and the ultimate amount of, future payments for losses and receipts of amounts recoverable from reinsurers. In estimating fair value, management adjusted OneBeacon's nominal loss reserves (net of the effects of reinsurance obtained from the National Indemnity Cover and the General Reinsurance Cover) and discounted them to their present value using an applicable risk-free discount rate. The series of future cash flows related to such loss payments and reinsurance recoveries were developed using OneBeacon's historical loss data. This discount was subsequently reduced by the "price" for bearing the uncertainty inherent in OneBeacon's net loss reserves. This was assumed to be approximately 11% of the present value of the expected underlying cash flows of the loss reserves and reinsurance recoverables, which is believed to be reflective of the cost OneBeacon would incur if it had attempted to reinsure the full amount of its net loss and loss adjustment expense reserves with a third party reinsurer.

        OneBeacon increased reserves for prior accident years by $65 million during 2001 ($426 million before recoveries of approximately $361 million under the GRC Cover). The reserve increase recorded in 2001 was for long-tail lines of business as illustrated in the following table:

Workers compensation	$205
General liability	34
Multiple peril	152
Commercial automobile liability	59
Other lines	(24)

426
General Reinsurance Cover recoveries	(361)

Total reserves	$65

        OneBeacon discounts certain of its long-term workers compensation loss and loss adjustment expense reserves when such liabilities constitute unpaid but settled claims under which the payment pattern and ultimate costs are fixed and determinable on an individual claim basis. OneBeacon discounts these reserves using a discount rate which is determined based on the facts and circumstances applicable at the time the claims are settled (currently 6.3%).

Reinsurance and Other Insurance Operations

        White Mountains' reinsurance subsidiaries establish loss and loss adjustment expense reserves that are estimates of amounts needed to pay claims and related expenses in the future for reinsured events that have already occurred. White Mountains' reinsurance subsidiaries also obtain reinsurance whereby another reinsurer contractually agrees to indemnify White Mountains for all or a portion of the reinsurance risks underwritten by White Mountains. Such arrangements, where one reinsurer provides reinsurance to another reinsurer, are usually referred to as "retrocessional reinsurance" arrangements. White Mountains establishes estimates of amounts recoverable from retrocessional reinsurance in a manner consistent with the loss and loss adjustment expense liability associated with reinsurance contracts offered to its customers (the "ceding companies"), net of an allowance for uncollectible amounts. Net reinsurance loss reserves represent loss and loss adjustment expense reserves reduced by retrocessional reinsurance recoverable on unpaid losses.

        Reinsurance loss and loss adjustment expense reserve estimates reflect the judgement of both the ceding companies and White Mountains, based on the experience and knowledge of their respective claims personnel, regarding the nature and value of the claims. The ceding companies may periodically adjust the amount of the case reserves as additional information becomes known or partial payments are made. Upon notification of a loss from a ceding company, White Mountains establishes case reserves, including loss adjustment expense reserves, based upon White Mountains' share of the amount of reserves established by the ceding company and White Mountains' independent evaluation of the loss. In cases where available information indicates that reserves established by the ceding company are inadequate, White Mountains establishes reserves in excess of its share of the reserves established by the ceding company.

        White Mountains uses a combination of actuarial methods to determine its reinsurance IBNR reserves. These methods fall into two general categories: (1) methods by which ultimate claims are estimated based upon historical patterns of paid and reported claim development experienced by White

Mountains, as supplemented by reported industry patterns, and (2) methods in which the level of White Mountains' reinsurance IBNR claim reserves are established based upon the application of expected loss ratios relative to earned premium by accident year, line of business and type of reinsurance written.

        The estimation of net reinsurance loss and loss adjustment expense reserves is subject to the same factors as the estimation of insurance loss and loss adjustment expense reserves. In addition to those factors which give rise to inherent uncertainties in establishing insurance loss and loss adjustment expense reserves, the claim-tail for reinsurers is further extended because claims are first reported through one or more intermediary insurers or reinsurers.

        As a result of the uncertainties in the determination of insurance and reinsurance loss and loss adjustment expense reserves and related reinsurance recoverables described above, White Mountains' actual net loss and loss adjustment expenses paid may deviate, perhaps materially, from estimates reflected in the consolidated financial statements. Changes to prior year net reserves are booked in the current accounting period in accordance with GAAP. Accordingly, if net loss and loss adjustment expense reserves develop adversely from amounts currently established, future results of operations would be negatively impacted.

        The following table summarizes loss and loss adjustment expense reserve activity relating to White Mountains' reinsurance and other insurance operations for the years ended December 31, 2001, 2000 and 1999:

	Year Ended December 31,
	2001	2000	1999
	Millions
Gross beginning balance	$1,556.3	$851.0	$811.7
Less beginning reinsurance recoverable on unpaid losses	(726.5)	(169.0)	(137.9)

Net loss and loss adjustment expense reserves	829.8	682.0	673.8
Loss and loss adjustment expense reserves acquired—Fund American Re(1)	4.4	—	—
Loss and loss adjustment expense reserves acquired—C-F Insurance Company(1)	2.3	—	—
Loss and loss adjustment expense reserves transferred(2)	(22.2)	(270.6)	—
Loss and loss adjustment expense reserves acquired—PCA Property & Casualty(1)	—	253.8	—
Loss and loss adjustment expense reserves acquired—Risk Capital Operations(1)	—	312.6	—
Loss and loss adjustment expense reserves acquired—USF Re Insurance Co.(1)	—	—	106.5
Loss and loss adjustment expense reserves acquired—International American Group	—	—	22.5
Loss and loss adjustment expense reserves sold—Valley Group	—	—	(87.8)
Losses and loss adjustment expenses incurred relating to:
Current year losses	381.4	264.1	210.4
Prior year losses	38.7	23.6	31.9

Total incurred losses and loss adjustment expenses	420.1	287.7	242.3
Loss and loss adjustment expenses paid relating to:
Current year losses	(103.5)	(16.0)	(55.4)
Prior year losses	(378.3)	(419.7)	(219.9)

Total loss and loss adjustment expense payments	(481.8)	(435.7)	(275.3)
Net ending balance	752.6	829.8	682.0
Plus ending reinsurance recoverable on unpaid losses	917.6	726.5	169.0

Gross ending balance	$1,670.2	$1,556.3	$851.0

(1)
Reinsurance recoverables on unpaid losses acquired in the Fund American Re, Risk Capital Operations, PCA Property & Casualty and USF Re Insurance Co. acquisitions were $21.0 million, $59.1 million, $153.3 million and $21.8 million, respectively.

(2)
Represents $22.2 million and $270.6 million of loss reserves ceded to Imagine Re during 2001 and 2000, respectively. See Note 4.

        Prior accident year losses of $38.7 million incurred in 2001 consisted primarily of $22.2 million in reserve strengthening on business ceded under a retroactive reinsurance agreement entered into during the 2000 fourth quarter—See Note 4 for details of this agreement. Because the reinsurance cover was retroactive, the offsetting benefit (reinsurance recoverable) of $22.2 million has been deferred and is being recognized into underwriting income over the expected settlement period of the underlying claims. The remaining $16.5 million in prior accident year losses incurred in 2001 were primarily due to higher than expected reported losses in Folksamerica's property excess line.

        Incurred losses for the years ended December 31, 2000 and 1999 related to prior accident years of $23.6 million and $31.9 million, respectively, were principally from the portfolios acquired with USF Re Insurance Co. and the Risk Capital Operations. In connection with the USF Re Insurance Co. acquisition, Folksamerica issued the USF Re Seller Note for $20.8 million under which Folksamerica was not required to repay the loan should loss and loss adjustment expenses acquired in the acquisition develop adversely. In response to adverse development experienced on reserves acquired in the USF Re Insurance Co. acquisition, the USF Re Seller Note was reduced by $6.8 million and $14.0 million, which was recorded to "Amortization of deferred credits and other benefits" in the Company's income statement during the periods ended December 31, 2000 and 1999, respectively.

Asbestos and environmental loss and loss adjustment expense reserve activity

        White Mountains estimates its asbestos and environmental loss and loss adjustment expense liabilities based upon several factors, including facts surrounding reported cases and exposures to claims (such as policy limits and deductibles), current law, past and projected claim activity and past settlement values for similar claims.

        During the fourth quarter of 2001, OneBeacon increased its reserves for gross asbestos and environmental reserves so that its reserve levels are more closely aligned with industry-wide survival ratios, substantially all of which was covered under the National Indemnity Cover. As a result, OneBeacon estimates that it has exhausted approximately $1,771 million of the coverage provided by the National Indemnity Cover after estimating amounts that will be recovered by National Indemnity from other third party reinsurers at December 31, 2001. To the extent that OneBeacon's estimate of ultimate asbestos and environmental losses and National Indemnity's third-party recoverables differs from actual experience, the amount of coverage remaining under the National Indemnity Cover could be higher or lower than

$729 million. The following table summarizes reported asbestos and environmental loss and loss adjustment expense reserve activities (gross and net of reinsurance) for White Mountains' consolidated insurance and reinsurance operations for the years ended December 31, 2001, 2000 and 1999, respectively.

	Year Ended December 31,
	2001		2000		1999
	Gross	Net	Gross	Net	Gross	Net
	Millions
Asbestos:
Beginning balance	$51.0	$37.2	$53.4	$40.0	$47.5	$35.2
Loss and loss adjustment expense reserves acquired	222.0	6.9	—	—	—	—
Incurred losses and loss adjustment expenses	1,064.5	12.8	5.5	4.3	16.5	11.9
Paid losses and loss adjustment expenses	(90.6)	(10.0)	(7.9)	(7.1)	(10.6)	(7.1)

Ending balance	1,246.9	46.9	51.0	37.2	53.4	40.0

Environmental:
Beginning balance	18.6	16.9	20.1	18.1	27.6	23.2
Loss and loss adjustment expense reserves acquired	779.7	25.4	—	—	—	—
Incurred losses and loss adjustment expenses	.4	.1	2.9	2.2	(0.9)	(2.0)
Paid losses and loss adjustment expenses	(32.2)	(8.9)	(4.4)	(3.4)	(6.6)	(3.1)

Ending balance	766.5	33.5	18.6	16.9	20.1	18.1

Total asbestos and environmental:
Beginning balance	69.6	54.1	73.5	58.1	75.1	58.4
Loss and loss adjustment expense reserves acquired	1,001.7	32.3	—	—	—	—
Incurred losses and loss adjustment expenses	1,064.9	12.9	8.4	6.5	15.6	9.9
Paid losses and loss adjustment expenses	(122.8)	(18.9)	(12.3)	(10.5)	(17.2)	(10.2)

Ending balance	$2,013.4	$80.4	$69.6	$54.1	$73.5	$58.1

        White Mountains' insurance and reinsurance subsidiaries have estimated asbestos and environmental loss and loss adjustment expense liabilities based upon several factors including facts surrounding reported cases and exposures (such as policy limits and deductibles), current law, past and projected claim activity and past settlement values for similar claims. White Mountains' reserves for environmental and asbestos losses at December 31, 2001 represent management's best estimate of White Mountains' ultimate liability based on information currently available. However, as case law expands, White Mountains may be subject to environmental and asbestos loss and loss adjustment expense liabilities beyond that intended by policy coverage. Furthermore, in the event that current case law is expanded to include claims not contemplated in the establishment of White Mountains' recorded environmental and asbestos loss and loss adjustment expense reserves, White Mountains believes that it is unlikely that these claims will have a material adverse effect on its financial condition or liquidity. Nonetheless, due to the expansion of coverage and liability allowed under case law in the past and the possibilities of similar interpretations in the future, additional increases in environmental and asbestos loss reserves may emerge which would adversely affect the Company's financial position and/or cash flows. Loss reserve additions arising from such future unfavorable case law interpretations cannot be reasonably estimated at the present time.

NOTE 4. Third Party Reinsurance

        In the normal course of business, White Mountains' insurance and reinsurance subsidiaries seek to limit losses that may arise from catastrophes or other events by reinsuring with third party reinsurers. White Mountains remains liable for risks reinsured even if the reinsurer is unable to honor its obligations under reinsurance contracts. The effects of reinsurance on White Mountains' insurance and reinsurance subsidiaries' written and earned premiums and on loss and loss adjustment expenses were as follows:

	OneBeacon	Folksamerica	Other Insurance Operations	Total
	Millions
Year ended December 31, 2001
Gross written premiums:
Direct	$2,104.6	$6.0	$32.0	$2,142.6
Assumed	174.7	636.4	1.3	812.4
Ceded	(401.1)	(183.5)	(5.0)	(589.6)

Net written premiums	$1,878.2	$458.9	$28.3	$2,365.4

Gross earned premiums:
Direct	$2,374.2	$6.0	$30.7	$2,410.9
Assumed	64.2	648.8	—	713.0
Ceded	(230.2)	(233.3)	(4.3)	(467.8)

Net earned premiums	$2,208.2	$421.5	$26.4	$2,656.1

Losses and loss adjustment expenses:
Direct	$3,379.5	$(5.4)	$21.8	$3,395.9
Assumed	68.6	661.5	15.5	745.6
Ceded	(1,374.3)	(271.1)	(2.2)	(1,647.6)

Net losses and loss adjustment expenses	$2,073.8	$385.0	$35.1	$2,493.9

Year ended December 31, 2000
Gross written premiums:
Direct	$—	$6.3	$25.9	$32.2
Assumed	—	484.7	—	484.7
Ceded	—	(158.4)	(3.3)	(161.7)

Net written premiums	$—	$332.6	$22.6	$355.2

Gross earned premiums:
Direct	$—	$4.1	$28.4	$32.5
Assumed	—	476.1	.4	476.5
Ceded	—	(167.7)	(6.9)	(174.6)

Net earned premiums	$—	$312.5	$21.9	$334.4

Losses and loss adjustment expenses:
Direct	$—	$(.6)	$20.6	$20.0
Assumed	—	468.5	.3	468.8
Ceded	—	(197.1)	(4.0)	(201.1)

Net losses and loss adjustment expenses	$—	$270.8	$16.9	$287.7

Year ended December 31, 1999
Gross written premiums:
Direct	$—	$2.2	$62.6	$64.8
Assumed	—	236.2	33.9	270.1
Ceded	—	(36.7)	(23.5)	(60.2)

Net written premiums	$—	$201.7	$73.0	$274.7

Gross earned premiums:
Direct	$—	$2.4	$61.4	$63.8
Assumed	—	241.0	39.6	280.6
Ceded	—	(32.4)	(28.8)	(61.2)

Net earned premiums	$—	$211.0	$72.2	$283.2

Losses and loss adjustment expenses:
Direct	$—	$7.8	$47.5	$55.3
Assumed	—	205.4	29.1	234.5
Ceded	—	(31.0)	(16.5)	(47.5)

Net losses and loss adjustment expenses	$—	$182.2	$60.1	$242.3

OneBeacon

        In the ordinary course of its business, OneBeacon cedes various risks to highly rated, third party reinsurers (rated "A" (Excellent) or better by A.M. Best Company) in order to provide greater diversification of risk and minimize its net loss arising from large risks or catastrophic events.

        Catastrophe losses are unpredictable and the level of catastrophic losses experienced in any year could potentially be material to OneBeacon's results of operations and financial position. Examples of catastrophes include losses caused by earthquakes, wildfires, hurricanes and other types of storms, tornadoes and terrorist acts. The extent of losses caused by catastrophes is both a function of the total amount of insured exposure in an area affected by the event and the severity of the event.

        OneBeacon continually assesses and implements programs to manage its exposure to catastrophe losses through individual risk selection, by limiting its concentration of insurance written in catastrophe-prone areas (such as coastal regions) and through the purchase of catastrophe reinsurance. OneBeacon has entered into a property catastrophe reinsurance program for the 2002 calendar year whereby the first $125.0 million of losses resulting from any single catastrophe are retained by OneBeacon. Property catastrophe losses from a single event in excess of $125.0 million, up to $200.0 million, are reinsured with a syndicate of reinsurers for 75% of the loss. Property catastrophe losses from a single event in excess of $200.0 million, up to $750.0 million, are reinsured with a group of reinsurers for 95% of the loss. OneBeacon's 2002 property catastrophe reinsurance program does not cover personal or commercial property losses resulting from nuclear, biological or chemical terrorist attacks and its property catastrophe program only covers 30% of commercial property losses resulting from other types of terrorist attacks from

$125.0 million to $650.0 million and 95% of such losses from $650 million to $750 million. In the event of a 2002 catastrophe, OneBeacon can reinstate property catastrophe coverage for the remainder of 2002 by paying a reinstatement premium which is based on the product of the percentage of coverage reinstated and its original property catastrophe coverage premium of $34.7 million. OneBeacon also purchases reinsurance coverage for certain specific risks below $125.0 million where appropriate.

        Reinsurance contracts do not relieve OneBeacon of its primary obligation to its policyholders. Therefore, the financial position and solvency of OneBeacon's reinsurers is critical to the collectibility of its reinsurance coverages. OneBeacon is selective with regard to its reinsurers, placing reinsurance with only those reinsurers with strong financial strength ratings. Reinsurance recoverables from Berkshire (National Indemnity and General Reinsurance's ultimate parent) under the National Indemnity Cover and the General Reinsurance Cover represented 62.0% of White Mountains' total reinsurance recoverables at December 31, 2001. Both National Indemnity and General Reinsurance have "A++" (Superior) ratings from A.M. Best. The remaining reinsurers generally are rated "A" (Excellent) or better by A.M. Best. OneBeacon monitors the financial strength of its reinsurers on an ongoing basis. As a result, uncollectible amounts have not historically been significant.

        In connection with the Acquisition, OneBeacon obtained the General Reinsurance Cover which provided $570.0 million of reinsurance protection, consisting of $400.0 million of adverse development coverage on losses occurring in years 2000 and prior, in addition to $170.0 million of reserves ceded as of the date of the Acquisition. During the fourth quarter of 2001, OneBeacon increased its estimate of gross prior year loss reserves which exhausted the total coverage available under the General Reinsurance Cover. The General Reinsurance Cover contains a feature whereby OneBeacon may not be entitled to recover losses to the full contract limit should such losses be paid out more quickly than expected. OneBeacon has estimated that approximately $38.3 million of the total $570.0 million of available coverage is subject to such limitation at December 31, 2001. Accordingly, OneBeacon has recorded $531.7 million in recoverables due from General Reinsurance at December 31, 2001.

Folksamerica

        Folksamerica has exposure to losses assumed from primary insurers including losses caused by hurricanes, earthquakes, winter storms, windstorms and other catastrophic events. In the normal course of business, Folksamerica seeks to reduce the risk of loss that may arise from catastrophes or other events that cause unfavorable underwriting results by closely monitoring aggregate exposures and related probable maximum losses (PMLs), and by reinsuring excess risks with other reinsurers. Folksamerica's catastrophe management strategy is to limit its net loss to less than 10% of surplus for a 1 in 250 year event. Folksamerica's current catastrophe protection program includes 85% of $35 million of protection in excess of a $25 million retention for the first loss and additional coverage for a second loss. The contract is 100% placed with a top quality reinsurer, and has reinstatement provision whereby, in the event of one loss, the coverage is reinstated for additional premium.

        In the fourth quarter of 2000 Folksamerica purchased reinsurance coverage (the "Imagine Cover") from Imagine Insurance Company, Ltd. of Barbados ("Imagine") which was designed to reduce its statutory operating leverage and to provide adverse development protection of up to $115.0 million on (i) loss and loss adjustment expense reserves remaining from the Risk Capital Operations; (ii) loss and loss adjustment expense reserves remaining from the USF Re Insurance Co. acquisition; (iii) adverse development protection on Folksamerica's remaining asbestos and environmental exposures and (iv) prospective reinsurance coverage for losses in excess of premiums earned on policies which Folksamerica was contractually bound to write as a result of the Risk Capital Operations. In connection with the Imagine Cover, Folksamerica transferred loss and loss adjustment expense reserves of $250.0 million and unearned premium reserves of $65.0 million to Imagine for consideration of $315.0 million. $212.3 million of the consideration due under the Imagine Cover is included as a liability entitled "Funds held under reinsurance treaties" on White Mountains' December 31, 2001 balance sheet. Folksamerica holds a letter of credit and funds held as collateral for amounts due from Imagine.

        In accordance with SFAS No. 113, amounts related to reserves transferred to Imagine for liabilities incurred as a result of past insurable events have been accounted for as retroactive reinsurance. At December 31, 2001 and 2000, Folksamerica's reinsurance recoverables include $442.3 million and $321.7 million, respectively, recorded under the Imagine Cover. At December 31, 2001 and December 31, 2000, Folksamerica has also recorded $40.0 million and $20.6 million in deferred gains, respectively, related to adverse development on loss reserves transferred to Imagine at the inception of the Imagine Cover. Folksamerica is recognizing these deferred gains into income over the expected settlement period of the underlying claims, and accordingly recognized $2.8 million of such deferred gains during the year ended December 31, 2001.

        At December 31, 2001 and 2000, Folksamerica had reinsurance recoverables with a carrying value of $141.7 million and $116.7 million, respectively, associated with London Life and Casualty Reinsurance Corporation. Folksamerica holds a letter of credit and funds held as collateral for amounts due from London Life and Casualty.

        During the years ended December 31, 2001 and 2000, Folksamerica received approximately 54.4% and 56.4%, respectively, of its gross reinsurance premiums written from three major reinsurance brokers as follows: (1) AON Re, Inc.—21.3% and 17.2%, respectively; (2) Benfield Blanch—17.2% and 21.6%, respectively; and (3) Guy Carpenter—15.9% and 17.6%, respectively.

NOTE 5. Investment Securities

        White Mountains' net investment income is comprised primarily of interest income associated with the fixed maturity investments of its consolidated insurance and reinsurance operations, dividend income from its equity investments and interest income from its short-term investments. Net investment income for 2001, 2000 and 1999 consisted of the following:

	Year Ended December 31,
	2001	2000	1999
	Millions
Investment income:
Fixed maturity investments	$276.1	$63.1	$53.6
Short-term investments	12.2	19.9	6.1
Common equity securities	4.7	2.8	3.2
Other	.8	.7	.3

Total investment income	293.8	86.5	63.2
Less investment expenses and other charges	(9.3)	(.6)	(1.3)

Net investment income, before tax	$284.5	$85.9	$61.9

        The composition of realized investment gains (losses) for investments sold consisted of the following:

	Year Ended December 31,
	2001	2000	1999
	Millions
Fixed maturity investments	$170.4	$(9.2)	$.7
Common equity securities	10.3	(4.7)	61.3
Other investments	(7.6)	5.1	7.6

Net realized investment gains (losses), before tax	173.1	(8.8)	69.6
Income taxes attributable to realized investment gains and losses	(55.1)	4.2	(24.8)

Net realized investment gains (losses), after tax	$118.0	$(4.6)	$44.8

        White Mountains recognized gross realized investment gains of $290.8 million, $22.3 million and $90.4 million and gross realized investment losses of $117.7 million, $31.1 million and $20.8 million on sales of investment securities during 2001, 2000 and 1999, respectively. The components of White Mountains' change in unrealized investment gains, after tax, as recorded on the statements of income and comprehensive income were as follows:

	Year Ended December 31,
	2001	2000	1999
	Millions
Net change in pretax unrealized gains for investments securities held	$(13.9)	$65.1	$(11.7)
Net change in pretax unrealized gains from investments in unconsolidated affiliates held	.3	6.2	(98.9)

Net change in pretax unrealized investment gains for investments held	(13.6)	71.3	(110.6)
Income taxes attributable to investments held	9.1	(15.0)	36.9

Net change in unrealized gains for investments held, after tax	(4.5)	56.3	(73.7)

Recognition of pretax net unrealized gains for investments sold	(46.3)	(23.7)	(69.6)
Income taxes attributable to investments sold	10.3	7.8	24.4

Recognition of net unrealized gains for investments sold, after tax	(36.0)	(15.9)	(45.2)

Change in net unrealized investment gains, after tax	(40.5)	40.4	(118.9)
Net realized investment gains (losses), after tax	118.0	(4.6)	44.8

Total investment gains (losses) recorded during the period, after tax	$77.5	$35.8	$(74.1)

        The components of White Mountains' ending net unrealized investment gains and losses on its investment portfolio and its investments in unconsolidated insurance affiliates were as follows:

	Year Ended December 31,
	2001	2000
	Millions
Investment securities:
Gross unrealized investment gains	$108.4	$70.5
Gross unrealized investment losses	(110.1)	(12.0)

Net unrealized gains (losses) from investment securities	(1.7)	58.5
Net unrealized gains from investments in unconsolidated insurance affiliates	3.2	2.9

Total net unrealized investment gains, before tax	1.5	61.4
Income taxes attributable to such gains	5.6	(13.8)

Total net unrealized investment gains, after tax	$7.1	$47.6

        The cost or amortized cost, gross unrealized investment gains and losses, and carrying values of White Mountains' fixed maturity investments as of December 31, 2001 and 2000, were as follows:

	December 31, 2001
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Carrying value
	Millions
U. S. Government and agency obligations	$1,846.0	$18.7	$(17.7)	$1,847.0
Debt securities issued by industrial corporations	3,512.5	12.7	(54.3)	3,470.9
Municipal obligations	69.1	1.5	(.3)	70.3
Mortgage-backed securities	468.0	4.2	(1.7)	470.5
Foreign government obligations	66.3	1.1	(.4)	67.0
Preferred stocks	194.6	30.0	(22.0)	202.6

Total fixed maturity investments	$6,156.5	$68.2	$(96.4)	$6,128.3

	December 31, 2000
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Carrying value
	Millions
U. S. Government and agency obligations	$309.4	$9.5	$(.7)	$318.2
Debt securities issued by industrial corporations	310.6	3.9	(1.6)	312.9
Municipal obligations	265.7	3.0	(.2)	268.5
Mortgage-backed securities	102.4	1.3	(.4)	103.3
Foreign government obligations	52.2	.3	(.1)	52.4
Preferred stocks	22.7	.6	—	23.3

Total fixed maturity investments	$1,063.0	$18.6	$(3.0)	$1,078.6

        The cost or amortized cost and carrying value of White Mountains' fixed maturity investments at December 31, 2001 is presented below by contractual maturity. Actual maturities could differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

	December 31, 2001
	Cost or amortized cost	Carrying value
	Millions
Due in one year or less	$112.6	$114.3
Due after one year through five years	1,885.0	1,891.0
Due after five years through ten years	2,598.5	2,571.2
Due after ten years	897.8	878.8
Mortgage-backed securities	468.0	470.5
Preferred stocks	194.6	202.5

Total	$6,156.5	$6,128.3

        The cost or amortized cost, gross unrealized investment gains and losses, and carrying values of White Mountains' common equity securities and other investments as of December 31, 2001 and 2000, were as follows:

	December 31, 2001
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Carrying value
	Millions
Common equity securities	$155.1	$26.0	$(7.5)	$173.6

Other investments	$150.0	$14.2	$(6.2)	$158.0

	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Carrying value
	Millions
Common equity securities	$127.5	$21.1	$(3.8)	$144.8

Other investments	$117.3	$30.8	$(5.2)	$142.9

        White Mountains' consolidated insurance and reinsurance operations are required to maintain deposits with certain insurance regulatory agencies in order to maintain their insurance licenses. The fair value of such deposits totaled $510.1 million and $69.1 million as of December 31, 2001 and 2000, respectively.

        Sales and maturities of investments, excluding short-term investments, totaled $8,971.6 million, $582.1 million and $530.1 million for the years ended December 31, 2001, 2000 and 1999, respectively. There were no non-cash exchanges or involuntary sales of investment securities during 2001, 2000 or 1999.

        OneBeacon participates in a securities lending program whereby it loans investment securities to other institutions for short periods of time. OneBeacon receives a fee from the borrower in return for the use of its assets. OneBeacon's policy is to require collateral equal to approximately 102% of the fair value of the loaned securities, which is held by a third party. All securities loaned can be redeemed on short notice. The total market value of OneBeacon's securities on loan at December 31, 2001 was $1,766.9 million with corresponding collateral of $1,800.1 million.

NOTE 6. Debt

Short-term debt

        At December 31, 2001 the Company had $358.4 million of short-term debt outstanding, consisting of the $260.0 million Seller Note, which bears interest at a rate equal to 50 basis points over the rate on the Bank Facility, $91.4 million representing the current portion of term loans under the Bank Facility and $7.0 million in other short-term borrowings. At December 31, 2000 the Company had no short-term debt outstanding.

Long-term debt

        Long-term debt outstanding as of December 31, 2001 and 2000 consisted of the following:

	December 31,
	2001	2000
	Millions
Bank Facility:
Revolving loan	$125.0	$—
Term loans	608.6	—

Total	733.6	—

Other Debt:
Medium-term notes	$5.1	$96.0
C-F Insurance Company seller note	25.0	—
Folksam seller note	3.3	—

Total long-term debt	$767.0	$96.0

        A schedule of contractual repayments of White Mountains' debt as of December 31, 2001 follows:

December 31, 2001
Millions
Due in one year or less	$358.4
Due in 2 to 3 years	136.9
Due in four to five years	253.1
Due after five years	377.0

Total	$1,125.4

Bank Facility

General

        In connection with the Acquisition, the Bank Facility was provided to Fund American Companies, Inc. ("Fund American"), a wholly-owned subsidiary of the Company, as the borrower. The Bank Facility is comprised of two term loan facilities and a revolving credit facility. The term loan facilities are comprised of a $300.0 million Tranche A Loan with a five-year maturity and a $400.0 million Tranche B Loan with a six-year maturity. The revolving credit facility provides for revolving credit loans of up to $175.0 million, including up to $25.0 million available for the issuance of letters of credit. The revolving credit facility expires on June 1, 2006.

Interest Rate, Fees

        All borrowings under the Bank Facility bear interest, at Fund American's election, at a rate per annum equal to either: (a) the base rate (generally, the higher of (x) the prime lending rate of the British Banking Association and (y) the Federal funds rate as established by the Federal Reserve Bank of New York plus 0.50%) plus (i) 0.50% to 1.75%, in the case of the revolving credit facility and the Tranche A Loan, and (ii) 1.50% to 2.50%, in the case of the Tranche B Loan, or (b) the eurodollar rate (the rate based on a formula relating to the rate for dollar deposits in the interbank eurodollar market for a given interest period) plus (i) 1.50% to 2.75%, in the case of the revolving credit facility and the Tranche A Loan, and (ii) 2.50% to 3.50%, in the case of the Tranche B Loan.

        A commitment fee calculated at a rate of between 0.25% and 0.375% per annum is payable on the average daily unused portion of the revolving credit facility.

Interest Rate Swaps

        Since June 2001, Fund American has entered into a series of interest rate swaps with large financial institutions that were undertaken to achieve a fixed interest rate on the term loans under the Bank Facility. The interest rate swaps consist of a $200.0 million notional contract that was executed in June 2001, which is indexed to a 6.050% ten-year rate, a $200.0 million notional contract that was executed in September 2001, which is indexed to a 3.955% three-year rate, and $100.0 million and $200.0 million notional contracts that were executed in October 2001, which are indexed to a 3.825% three-year rate.

        Pursuant to SFAS No. 133, the interest rate swaps are carried at fair value on White Mountains' balance sheet with changes in their fair value reported directly through the income statement as the swap investments do not match the duration of the Bank Facility. As a result, the swaps do not satisfy the criteria for hedge accounting under SFAS No. 133. As of December 31, 2001, the aggregate market value of the interest rate swaps was a net liability of $4.9 million.

        As of December 31, 2001, the weighted average interest rate for the $700.0 million outstanding under the term portion of the Bank Facility, after giving effect to the interest rate swaps, was fixed at approximately 7.05%. As of December 31, 2001, the interest rate on the $125.0 million outstanding under the revolving portion of the Bank Facility was based on the eurodollar rate in effect at that time plus 2.13%, or 4.13%.

Repayments and Prepayments

        The Tranche A Loan and the Tranche B Loan are repaid quarterly in amounts equal to a specified percentage rate multiplied by the principal amount borrowed.

        The term loans may be prepaid at any time without premium or penalty with the exception that any payments on the Tranche B Loan on or prior to December 1, 2002, shall include a prepayment premium ranging from 0.5% to 1.5%.

        The credit facilities are subject to mandatory prepayments with (i) 50% of the net proceeds in excess of $5.0 million from certain equity issuances and (ii) 100% of the net proceeds in excess of $10.0 million from certain asset sales.

Guarantees

        The obligations of Fund American with respect to the Bank Facility are unconditionally guaranteed by OneBeacon, each of its subsidiaries (other than insurance company subsidiaries, certain foreign subsidiaries, and A.W.G. Dewar) and Fund American Enterprises Holdings, Inc., a wholly owned subsidiary of White Mountains.

        The obligations of Fund American and each guarantor with respect to the Bank Facility are secured by a perfected first priority security interest in all their assets including the capital stock of their non-insurance company subsidiaries (other than A.W.G. Dewar) and each of their first-tier insurance company subsidiaries.

Certain Covenants

        The Bank Facility contains affirmative covenants which include:

  •
  reporting requirements;

  •
  conduct of business and compliance with laws;

  •
  requirements to maintain properties and insurance; and

  •
  requirements to maintain interest rate protection.

        The Bank Facility also contains negative covenants that restrict the ability to:

  •
  incur indebtedness and issue preferred stock;

  •
  incur liens;

  •
  engage in certain mergers, acquisitions, consolidations and asset sales;

  •
  declare dividends or redeem or repurchase capital stock;

  •
  make certain investments;

  •
  make payments in respect of, or modify the terms of, subordinated indebtedness and other debt instruments;

  •
  transact with affiliates; and

  •
  enter into sale and leaseback transactions.

        In addition, the Bank Facility requires compliance with various financial covenants, including minimum interest and fixed charge coverage, maximum financial leverage, minimum net worth and statutory surplus and minimum risk-based capital ratios. At December 31, 2001, White Mountains was in compliance with all of the covenants under the Bank Facility.

Events of Default

        The Bank Facility contains customary events of default including payment defaults, breaches of representations and warranties, covenant defaults, cross-default to certain other indebtedness, bankruptcy and insolvency events, ERISA violations, material judgments, invalidity of any guarantee or security document and a change of control.

Other Debt

        At December 31, 2000 the Company had $96.0 million in medium-term notes outstanding. Pursuant to the Debt Tender, the Company repurchased and retired $90.9 million of Notes and subsequently prepaid the $5.1 million balance of the Notes through the Debt Escrow. The Company recorded a $4.8 million extraordinary loss on extinguishment of debt in connection with the Debt Tender and the Debt Escrow during 2001.

        In September 2001 Folksamerica acquired C-F Insurance Company, an inactive insurance company in run-off, for total consideration of $49.2 million plus related expenses. The purchase consideration included the issuance of a $25.0 million, five-year note by Folksamerica which may be reduced by adverse loss development experienced by C-F Insurance Company post-acquisition.

        Fund American Re acquired substantially all of the international reinsurance operations of Folksam. The $64.0 million purchase price was paid in a combination of cash, Common Shares and a $3.0 million note (denominated in Swedish Kronor) due in 2006.

        Total interest expense incurred by White Mountains for its indebtedness was $45.7 million, $16.1 million and $14.7 million in 2001, 2000 and 1999, respectively. Total interest paid by White Mountains for its indebtedness was $35.0 million, $16.1 million and $15.6 million in 2001, 2000 and 1999, respectively.

NOTE 7. Income Taxes

        In connection with the Redomestication, the Company and certain of its subsidiaries changed their domicile to either Bermuda or Barbados while certain other subsidiaries remained domiciled in the United States. As a result, income earned by the US Companies will generally be subject to an effective overall tax rate lower than that imposed by the United States, however, no tax benefits will be attained in the event of net losses incurred by such companies. These factors may serve to increase or decrease White Mountains' effective tax rate for 1999 and beyond, depending on the events and circumstances occurring during such periods.

        In connection with the Redomestication, the Company was treated as if it sold all of its directly owned assets in a fully taxable transaction in which gains, but not losses, were recognized. The Company incurred a tax liability upon the Redomestication of approximately $13.5 million.

        The total income tax provision (benefit) consisted of the following:

	Year Ended December 31,
	2001	2000	1999
	Millions
United States income tax provision (benefit)	$(175.4)	$38.0	$47.0
State and local income tax provision	2.0	1.7	6.0
United States withholding tax and foreign income tax provision (benefit)	(.9)	2.8	.1

Total income tax provision (benefit)	$(174.3)	$42.5	$53.1

Net income tax payments	$8.4	$54.5	$14.1

Income taxes recorded directly to shareholders' equity related to:
Changes in net unrealized investment gains and losses	$19.4	$(7.2)	$61.3
Changes in net foreign currency translation gains and losses	$.8	$.4	$(.5)

        The components of the income tax provision (benefit) on pretax earnings follow:

	Year Ended December 31,
	2001	2000	1999
	Millions
Current	$11.7	$58.2	$14.3
Deferred	(186.0)	(15.7)	38.8

Total income tax provision (benefit) on pretax earnings	$(174.3)	$42.5	$53.1

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts received for tax purposes. Deferred income tax assets and liabilities are shown net in circumstances where a consolidated income tax return is filed. An outline of the significant components of White Mountains' deferred tax assets and liabilities follows:

	December 31,
	2001	2000
	Millions
Deferred income tax assets related to:
Net operating loss and tax credit carryforwards	$363.2	$29.3
Discounting of loss reserves	122.8	60.3
Compensation and benefit accruals	121.0	4.1
Unearned insurance and reinsurance premiums	114.5	7.2
Involuntary pool and guaranty fund accruals	51.3	—
Fixed assets	43.5	—
Deferred gain on reinsurance contract	16.3	7.1
Allowance for doubtful accounts	14.0	1.0
Other items	44.9	5.9

Total deferred income tax assets	$891.5	$114.9
Deferred income tax liabilities related to:
Deferred acquisition costs	107.0	9.6
Prepaid pension cost	18.9	—
Net unrealized investment gains	3.3	.2
Other items	10.9	—

Total deferred income tax liabilities	140.1	9.8
Net deferred tax assets before valuation allowance	751.4	105.1
Valuation allowance	(55.0)	—

Net deferred tax assets	$696.4	$105.1

        The Company believes that it is more likely than not that results of future operations will generate sufficient taxable income to realize the deferred tax asset balances carried as of December 31, 2001 and 2000. The valuation allowance at December 31, 2001 reflects management's assessment that it is more likely than not that the benefit related to certain foreign tax credit carryforwards may not be realized before expiration of the carryforward period.

        A reconciliation of taxes calculated using the 35% United States statutory rate (the tax rate at which the majority of the Company's worldwide operations are taxed) to the income tax provision on pretax earnings follows:

	Year Ended December 31,
	2001	2000	1999
	Millions
Tax (benefit) provision at the United States statutory rate	$(147.8)	$124.4	$56.5
Differences in taxes resulting from:
Deferred credit amortization and purchase price adjustments	(23.8)	(6.3)	(7.9)
Tax reserve adjustments	5.1	5.5	6.1
State income taxes, net	1.3	1.2	3.9
Non-United States net earnings	1.8	(88.6)	(3.6)
United States income tax incurred upon the Redomestication	—	11.0	2.5
Tax exempt interest and dividends	(4.5)	(3.9)	(3.6)
Foreign and withholding taxes	(.9)	2.8	.1
Non deductible interest expense	3.6	—	—
Other, net	(9.1)	(3.6)	(.9)

Total income tax (benefit) provision on pretax earnings	$(174.3)	$42.5	$53.1

        The non-United States component of pretax earnings (loss) was $(5.1) million, $395.9 million and $9.0 million for the years ended December 31, 2001, 2000 and 1999, respectively.

        During 2000, the Company released a $95.0 million tax reserve relating to its 1991 sale of Fireman's Fund.

        At December 31, 2001, there were net operating loss carryforwards of approximately $800.0 million available, the majority of which will expire in 2020. Certain of these tax losses are subject to an annual limitation on utilization under Internal Revenue Code Section 382.

        At December 31, 2001, there were foreign tax credit carryforwards and alternative tax credit carryforwards available of approximately $55.0 million and $27.0 million, respectively. The foreign tax credits begin to expire in 2002. The alternative minimum tax credits do not expire.

        The United States federal income tax returns of the US Companies are routinely audited by taxing authorities. In management's opinion, adequate tax liabilities have been established for all open tax years.

        On March 9, 2002, President Bush signed into law the Job Creation and Worker Assistance Act of 2002. Pursuant to the Act, subsidiaries of White Mountains will be allowed to carryback losses from 2001 and 2002 an additional three years. Federal taxes incurred and available for recoupment in the extended carryback period total approximately $250.0 million. White Mountains is in the process of calculating the potential refund it will receive under this new provision.

NOTE 8. Retirement and Postretirement Plans

        Certain subsidiaries of the Company offer various retirement and postretirement benefits to its employees. Under the terms of these plans, White Mountains reserves the right to change, modify or discontinue the plans. Prior to the purchase of OneBeacon, the cost associated with the retirement and postretirement benefits was not material to White Mountains' financial statements.

        Certain subsidiaries of the Company sponsor qualified and non-qualified, non-contributory, defined benefit plans covering substantially all employees. The benefits for the plans are based primarily on years of service and employees' pay near retirement. Participants generally vest after five years of continuous service. White Mountains' funding policy is consistent with the funding requirements of federal laws and regulations.

        In addition to the defined benefit plans, certain of the Company's subsidiaries have multiple contributory postretirement benefit plans which provide medical and life insurance benefits to pensioners and survivors. White Mountains' funding policy is to make contributions to the Plan that are necessary to cover its current obligations.

        The following table sets forth (i) the change in the benefit obligation, (ii) the change in the fair value of plan assets, (iii) the resulting funded status reconciled with amounts reported in White Mountains' consolidated financial statements, and (iv) the weighted average assumptions associated with the various pension plan and postretirement benefits as of December 31, 2001:

	Pension Benefits	Other Postretirement Benefits
	Millions
Benefit obligation in respect of companies acquired	$552.3	$137.6
Service cost	12.0	2.1
Interest cost	21.8	5.6
Curtailment	(15.1)	(15.7)
Plan amendments	15.1	—
Actuarial loss	9.0	11.4
Benefits and expenses paid, net of participant contributions	(28.7)	(4.4)

Benefit obligation as of December 31, 2001	$566.4	$136.6

Fair value of plan assets in respect of companies acquired	$540.0	$—
Actual return on plan assets	7.5	—
Employer contributions	2.5	4.4
Benefits and expenses paid, net of participant contributions	(28.7)	(4.4)

Fair value of plan assets as of December 31, 2001	$521.3	$—

Funded status as of December 31, 2001	$(45.1)	$(136.6)
Unrecognized actuarial loss	15.1	11.4
Unrecognized prior service cost	15.1	—

Net liability as of December 31, 2001	$(14.9)	$(125.2)

Weighted average assumptions:
Effective discount rate	6.50%	6.50%
Expected return on plan assets	7.50%	—
Rate of compensation increase	4.00%	—

        The components of net pension costs were as follows:

	Pension Benefits	Other Postretirement Benefits
	Millions
Service cost	$12.0	$2.1
Interest cost	21.8	5.6
Expected return on plan assets	(28.7)	—

Net periodic pension cost	$5.1	$7.7

        For measurement purposes, a 10.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually to 5% over a six year period and remain constant thereafter.

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percent change in assumed health care cost trend rates would have the following effects:

	One Percent Increase	One Percent Decrease
	Millions
Effect on total service and interest cost components	$1.3	$(1.1)
Effect on postretirement benefit obligation	17.0	(15.0)

        Certain of the Company's subsidiaries sponsor various employee savings plans (defined contribution plans) covering the majority of employees. The plans provide for salary reduction contributions by qualifying employees and matching contributions of up to six percent of qualifying employees' salary. Total expense for the plans was $9.6 million and $1.5 million in 2001 and 2000, respectively.

        OneBeacon has a post-employment benefit liability of $16.6 million related to its long-term disability plan at December 31, 2001.

NOTE 9. Employee Share-Based Compensation Plans

White Mountains' Incentive Plan (the "Incentive Plan")

        The Incentive Plan provides for granting to certain officers of the Company, and certain of its subsidiaries, various types of share-based incentive awards including performance shares, Restricted Shares and Options. On August 23, 2001, the Company's shareholders approved an amendment to the Incentive Plan which provided a fresh inventory of 300,000 Common Shares available for grant thereunder over a ten year period. As a result, 300,000 Common Shares were available for grant under the Incentive Plan at December 31, 2001.

        Performance shares are conditional grants of a specified maximum number of Common Shares or an equivalent amount of cash. Grants are generally earned, subject to the attainment of pre-specified performance goals, at the end of a three-year period or as otherwise determined by the Compensation Committee of the Board. The performance goal for full payment of performance shares issued during 1999 and 2000 is the achievement of a 13% annual after tax return on equity (as specifically defined by the Company's Compensation Committee) as measured over the applicable performance periods. These performance shares can double if after-tax returns on equity significantly exceed 13% over the performance periods. The performance goal for full payment of performance shares issued during 2001 is, in whole or in part, based on the achievement of a 12.1% annual after tax return on equity. The Company's return on equity used to determine awards includes the cost of all projected compensation awards. For certain officers, the performance goal for full payment of performance shares issued during 2001 is, in part, based on the achievement of a 105% core insurance operations trade ratio for the period July 1, 2001 to December 31, 2003 (as specifically defined by the Company's Compensation Committee). These performance shares can double if the trade ratio is 101% or less.

        For the three-year performance periods beginning 2001, 2000 and 1999, White Mountains granted a total of 84,600, 34,000 and 31,300 performance shares, respectively, under the Incentive Plan. No performance share awards were paid during 2001 or 2000. During 1999 White Mountains paid a total of 141,650 performance shares to its participants in Common Shares and cash. Performance shares paid during 1999 included 58,100 performance shares relating to the period from 1996 to 1998, 40,300 performance shares paid early relating to the period from 1997 to 1999 and 43,250 performance shares paid early relating to the period from 1998 to 2000.

        For 2001 the Compensation Committee made a one time award of Restricted Shares to key officers of the Company. Pursuant to the Incentive Plan, White Mountains issued 94,500 Restricted Shares, of which 21,000 vest in December 2002 and 73,500 vest in June 2003. Vesting of Restricted Share awards is dependent on continuous service by the employee throughout the award period. There are no other restrictions on the Restricted Shares once they have become fully vested.

        At December 31, 2001, the Company had outstanding 80,665 Options (15,865 of which were exercisable) issued to certain key employees which vest incrementally over a ten year period. The Options had a weighted average exercise price of $118.22 per Common Share at December 31, 2001. During 2001, 335 Options were exercised at an exercise price of $118.15 per Common Share.

OneBeacon Performance Plan

        OneBeacon's Performance Plan (the "Performance Plan") provides for granting of performance shares to certain key employees of OneBeacon. The performance goals for full payment of performance shares issued under the Performance Plan are similar to those of the Incentive Plan.

        For the thirty-month performance period from July 1, 2001 to December 31, 2003, OneBeacon granted a total of 148,100 performance shares to its key employees. No performance shares were paid during 2001 under the Performance Plan.

Other Share-Based Compensation

        The defined contribution plans of OneBeacon and Folksamerica (the "401(k) Plans") offer its participants the ability to invest their balances in several different investment options, including the Company's Common Shares. As of December 31, 2001 and 2000, the 401(k) Plans owned less than 1% of the total Common Shares outstanding. In connection with the Acquisition, eligible OneBeacon employees received a one-time contribution of two Common Shares which resulted in the issuance of 11,980 Common Shares.

        The Company's Chairman formerly held warrants to acquire Common Shares entitling him to buy 1,000,000 Common Shares for $21.66 per Common Share. During 1999 the Chairman exercised the warrants early in exchange for a one-time payment of $6.0 million. This one-time payment compensated the Chairman for the estimated interest cost of borrowing the strike price and the amounts required to prematurely pay his income taxes. The 1999 exercise of warrants provided the Company with increased tax deductible expenses.

Share-Based Compensation Expense

        White Mountains expenses its performance shares awarded under the Incentive Plan and the Performance Plan over the relevant performance period assuming full vesting at the current market value of Common Shares. During 2001, 2000 and 1999, White Mountains recorded compensation charges of $31.6 million, $25.8 million, and $6.1 million, respectively, for outstanding performance shares. White Mountains' performance share expense in 2001 was higher than 2000 as a result of performance shares issued to OneBeacon employees post-acquisition. White Mountains' performance share expense in 2000 was higher than that of 1999 due to a significant increase in the value of Common Shares during that year and the recording of additional performance share expense in expectation of the 1999 and 2000 performance share awards vesting at an amount greater than 100% in light of above target results for those award periods.

        The Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its Options and Restricted Shares. During 2001 the Company recognized a $9.5 million compensation charge for its outstanding Options and recognized a $10.4 million compensation charge for its outstanding Restricted Shares.

        White Mountains has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock Based Compensation" with respect to its outstanding Options and Restricted Shares. Had share-based compensation expense been determined based on the fair value at the grant dates for these awards using a Black-Scholes option valuation model, consistent with the provisions of SFAS No. 123, the compensation charge for the Options and Restricted Shares would have been less than the amount actually recognized by the Company under APB No. 25 for the year ended December 31, 2001. This would have had an anti-dilutive effect on the pro forma results of operations for the year ended December 31, 2001. The pro forma effect of recognizing compensation charge for its vested Options under SFAS No. 123 for the year ended December 31, 2000 would have been $.3 million, or $.06 per diluted Common Share. There were no

Restricted Shares outstanding during 2000 and there were no Restricted Shares or Options outstanding during 1999.

NOTE 10.  Minority Interest—Mandatorily Redeemable Preferred Stock of Subsidiaries and Convertible Preference Shares

Berkshire Preferred Stock

        On June 1, 2001, Berkshire purchased for $225.0 million, $300.0 million in face value of cumulative non-voting preferred stock of a subsidiary of the Company. The Berkshire Preferred Stock is entitled to a dividend of no less than 2.35% per quarter and is mandatorily redeemable after seven years. During 2001, White Mountains declared and paid dividends of $16.4 million on the Berkshire Preferred Stock and recorded $5.1 million of related accretion charges (See Note 2).

Zenith Preferred Stock

        On June 1, 2001, Zenith purchased $20.0 million in cumulative non-voting preferred stock of a subsidiary of the Company. The Zenith Preferred Stock is entitled to a dividend of no less than a 2.5% per quarter through June 30, 2007 and a dividend of no less than 3.5% per quarter thereafter and is mandatorily redeemable after ten years. During 2001, White Mountains declared and paid dividends of $1.7 million on the Zenith Preferred Stock.

Convertible Preference Shares

        On June 1, 2001, a small group of private investors purchased 2,184,583 Convertible Preference Shares. Upon approval by shareholders at the 2001 Annual Meeting, the Convertible Preference Shares were repurchased and cancelled in consideration of 2,184,583 Common Shares. This required the Convertible Preference Shares to be marked-to-market, (i.e., redemption value) until the date the Convertible Preference Shares were converted to shareholders' equity, which occurred on August 23, 2001. This resulted in a $305.1 million charge to retained earnings, with an offsetting increase to paid-in surplus. During 2001, White Mountains declared and paid dividends of $.3 million on the Convertible Preference Shares.

NOTE 11. Common Shareholders' Equity

Common Shares repurchased and retired

        During 2001, 2000 and 1999 the Company repurchased 6,000 Common Shares for $1.9 million, 65,838 Common Shares for $8.3 million and 1,020,150 Common Shares for $139.5 million, respectively. In conformance with Bermuda law, the Company retires all Common Shares it repurchases.

Common Shares issued

        During 2001 the Company issued a total of 2,390,566 Common Shares which consisted of 2,184,583 Common Shares issued in connection with the conversion of the Convertible Preference Shares, 86,385 Common Shares issued in connection the purchase of the Folksam net assets, 94,500 Restricted Shares issued to key employees and 25,098 Common Shares issued to employees in connection with various White Mountains share-based compensation plans. No Common Shares were issued during 2000. During 1999 the Company issued a total of 1,137,495 Common Shares to its employees and Directors in satisfaction of the Chairman's warrant exercise and various employee benefit plan obligations.

Dividends on Common Shares

        During 2001, 2000 and 1999 the Company declared and paid cash dividends totaling $5.9 million (or $1.00 per Common Share), $7.1 million (or $1.20 per Common Share) and $8.8 million (or $1.60 per Common Share), respectively.

Warrants to Acquire Common Shares

        On June 1, 2001, Berkshire purchased the Warrants from the Company for $75.0 million in cash entitling it to acquire 1,714,285 Common Shares at an exercise price of $175.00 per Common Share. The Warrants have a term of seven years from the date of issuance although the Company has the right to call the Warrants for $60.0 million in cash commencing on the fourth anniversary of their issuance. See Note 2.

NOTE 12. Statutory Capital and Surplus

        White Mountains' insurance and reinsurance operations are subject to regulation and supervision in each of the jurisdictions where they are domiciled and licensed to conduct business. Generally, regulatory authorities have broad supervisory and administrative powers over such matters as licenses, standards of solvency, premium rates, policy forms, investments, security deposits, methods of accounting, form and content of financial statements, reserves for unpaid loss and loss adjustment expenses, reinsurance, minimum capital and surplus requirements, dividends and other distributions to shareholders, periodic examinations and annual and other report filings. In general, such regulation is for the protection of policyholders rather than shareholders. Over the last several years most states have implemented laws that establish standards for current, as well as continued, state accreditation. In addition, the National Association of Insurance Commissioners uses risk-based capital standards for property and casualty companies as a means of monitoring certain aspects affecting the overall financial condition of insurance companies. At December 31, 2001, White Mountains' active insurance and reinsurance subsidiaries met their respective risk-based capital requirements.

        OneBeacon's consolidated combined policyholders' surplus, as reported to various regulatory authorities as of December 31, 2001, was $2,406.5 million. OneBeacon's consolidated combined statutory net loss for the year ended December 31, 2001 was $408.4 million. The principal differences between OneBeacon's combined statutory amounts and the amounts reported in accordance with GAAP include deferred acquisition costs, gains recognized under retroactive reinsurance contracts and market value adjustments for debt securities. OneBeacon's insurance subsidiaries' statutory policyholders' surplus at December 31, 2001 was in excess of the minimum requirements of relevant state insurance regulations. Further, the amount of minimum statutory capital and surplus necessary to satisfy regulatory requirements was not significant in relation to each insurance subsidiaries' statutory capital and surplus.

        Under the insurance laws of the states under which OneBeacon's insurance subsidiaries are domiciled, OneBeacon's insurance subsidiaries may pay dividends only from earned surplus as determined on a statutory basis. Generally, the maximum amount of cash dividends that OneBeacon's insurance subsidiaries may pay out of their statutory earned surplus without prior regulatory approval in any twelve month period is the greater of the company's prior year statutory net income or 10% of prior year end statutory surplus. Accordingly, there is no assurance that dividends may be paid by OneBeacon's insurance subsidiaries in the future. At December 31, 2001, OneBeacon's insurance subsidiaries have the ability to pay dividends to its shareholder of $235.6 million in 2002 without prior approval of regulatory authorities.

        Folksamerica's policyholders' surplus, as reported to various regulatory authorities as of December 31, 2001, and 2000, was $804.8 million and $443.9 million, respectively. The large increase in surplus from 2000 to 2001 resulted principally from a $400.0 million capital contribution it received from it's parent, OneBeacon, in the form of cash to permit Folksamerica to further capitalize on improved pricing trends emerging after the Attacks. Folksamerica's statutory net income (loss) for the years ended December 31, 2001, 2000 and 1999 was $(35.3) million, $(20.0) million and $48.6 million, respectively. The principal differences between Folksamerica's statutory amounts and the amounts reported in accordance with GAAP include deferred taxes, deferred acquisition costs, gains recognized under retroactive reinsurance contracts and market value adjustments for debt securities. Folksamerica's statutory policyholders' surplus at December 31, 2001 was in excess of the minimum requirements of relevant state insurance regulations. Further, the amount of minimum statutory capital and surplus necessary to satisfy regulatory requirements was not significant in relation to Folksamerica's statutory capital and surplus.

        Under the insurance laws of the state of New York, Folksamerica may pay dividends only from earned surplus as determined on a statutory basis. Generally, the maximum amount of cash dividends that a New York-domiciled company may pay out of its statutory earned surplus without prior regulatory approval in any twelve month period is the lesser of the company's statutory net investment income or 10% of statutory surplus. Accordingly, there is no assurance that dividends may be paid by Folksamerica in the future. At December 31, 2001, Folksamerica has the ability to pay a dividend to its shareholder of approximately $30 million in 2002 without prior approval of regulatory authorities.

        The aggregate policyholders' surplus of Peninsula Insurance Company ("Peninsula") and American Centennial at December 31, 2001 and 2000, as reported to regulatory authorities, was $54.0 million and $60.5 million, respectively. Statutory net loss for the years ended December 31, 2001 and 2000 and the period from October 16, 1999 to December 31, 1999 for Peninsula and American Centennial totaled $6.2 million, $1.7 million and $3.9 million, respectively. The principal differences between Peninsula and American Centennial's statutory amounts and the amounts reported in accordance with GAAP include deferred taxes, deferred acquisition costs and market value adjustments for debt securities. Peninsula and American Centennial's statutory policyholders' surplus at December 31, 2001 was in excess of the minimum requirements of relevant state insurance regulations. Further, the amount of minimum statutory capital and surplus necessary to satisfy regulatory requirements was not significant in relation to Peninsula and American Centennial statutory capital and surplus.

        Under the insurance laws of the states under which Peninsula and American Centennial are domiciled, Peninsula and American Centennial may pay dividends only from earned surplus as determined on a statutory basis. Generally, the maximum amount of cash dividends that Peninsula and American Centennial may pay out of their statutory earned surplus without prior regulatory approval in any twelve month period is the greater of the company's statutory net income or 10% of statutory surplus. Accordingly, there is no assurance that dividends may be paid by Peninsula and American Centennial in the future. At December 31, 2001, $1.9 million of Peninsula's total statutory surplus was available for the payment of dividends in 2002 to its shareholder without prior approval of regulatory authorities. At December 31, 2001, no dividends could be paid from American Centennial to its shareholder without prior approval of regulatory authorities.

NOTE 13. Segment Information

        White Mountains has determined that its reportable segments include OneBeacon, Folksamerica and Other Insurance Operations and Holding Company (consisting of American Centennial, British Insurance Company, Peninsula, Esurance, Fund American Re and the operations of the Company and certain of its intermediate subsidiary holding companies). OneBeacon's operations further include four distinct underwriting sub-segments consisting of Personal, Commercial, Specialty and Non-core insurance products. The Personal and Commercial sub-segments consist of agency-produced business in New England, New York and New Jersey. Personal products include auto, homeowners and Custom-Pac products (combination policies offering home and auto coverage with optional umbrella, ocean marine and inland marine coverages). Commercial products include package (combination policies offering property and liability coverage), commercial auto and workers compensation. Specialty products principally include non-crop farm and ranch business, ocean marine and tuition reimbursement. Non-core products include business assumed from Liberty Mutual in connection with the Renewal Rights Agreement, business in territories subject to the Renewal Rights Agreement written prior to November 1, 2001, premiums generated from National Farmers Union and national programs and national accounts and certain other insurance products in run-off.

        White Mountains has made its segment determination based on consideration of the following criteria: (i) the nature of the business activities of each of the Company's subsidiaries and affiliates; (ii) the manner in which the Company's subsidiaries and affiliates are organized; (iii) the existence of primary managers responsible for specific subsidiaries and affiliates; and (iv) the organization of information provided to the Board. There are no significant intercompany transactions among White Mountains' segments other than occasional intercompany sales and transfers of investment securities (gains and losses resulting from such transfers have been eliminated herein).

        Certain amounts in the prior periods have been reclassified to conform with the current presentation. Selected financial information for White Mountains' segments follows:

	OneBeacon	Folksamerica	Other Insurance Operations and Holding Company	Total
	Millions
Year ended December 31, 2001
Earned insurance and reinsurance premiums	$2,208.2	$421.5	$26.4	$2,656.1
Net investment income	228.4	45.6	10.5	284.5
Net realized gains (losses) on sales of investments	183.1	23.9	(33.9)	173.1
Gains on sales of subsidiaries and other assets	—	—	20.2	20.2
Amortization of deferred credits and other benefits and other revenue	(3.4)	17.7	85.4	99.7

Total revenues	$2,616.3	$508.7	$108.6	$3,233.6

Pretax loss	$(269.2)	$(42.2)	$(110.8)	$(422.2)
Income tax benefit	113.0	14.1	47.2	174.3
Accretion and dividends on preferred stock	—	—	(23.2)	(23.2)

Net loss from continuing operations	$(156.2)	$(28.1)	$(86.8)	$(271.1)

Year ended December 31, 2000
Earned insurance and reinsurance premiums	$—	$312.5	$21.9	$334.4
Net investment income	—	57.6	28.3	85.9
Net realized gains (losses) on sales of investments	—	(12.3)	3.5	(8.8)
Gains on sales of subsidiaries and other assets	—	—	386.2	386.2
Amortization of deferred credits and other benefits and other revenue	—	20.1	30.4	50.5

Total revenues	$—	$377.9	$470.3	$848.2

Pretax earnings (loss)	$—	$(29.5)	$384.9	$355.4
Income tax benefit (provision)	—	19.4	(61.9)	(42.5)

Net income (loss) from continuing operations	$—	$(10.1)	$323.0	$312.9

Year ended December 31, 1999
Earned insurance and reinsurance premiums	$—	$211.0	$72.2	$283.2
Net investment income	—	49.9	12.0	61.9
Net realized gains on sales of investments	—	28.0	41.6	69.6
Gains on sales of subsidiaries and insurance assets	—	15.8	88.1	103.9
Amortization of deferred credits and other benefits and other revenue	—	20.3	40.3	60.6

Total revenues	$—	325.0	254.2	579.2

Pretax earnings	$—	$54.7	$106.8	$161.5
Income tax provision	—	(9.8)	(43.3)	(53.1)

Net income from continuing operations	$—	$44.9	$63.5	$108.4

Ending assets
December 31, 2001	$12,831.9	$3,042.4	$618.5	$16,492.8
December 31, 2000	$—	$2,769.5	775.7	$3,545.2

        The following table provides financial information on OneBeacon's four distinct underwriting sub-segments consisting of its Personal, Commercial, Specialty and Non-core insurance products. Discrete financial information for these sub-segments is limited to the information provided below:

	OneBeacon
	Personal	Commercial	Specialty	Non-core	Total
	Millions
Seven months ended December 31, 2001
Earned insurance premiums	$521.5	$427.5	$127.0	$1,132.2	$2,208.2
Loss and loss adjustment expenses (a)	(445.6)	(449.6)	(79.9)	(1,098.7)	(2,073.8)
Other underwriting expenses	(134.1)	(173.8)	(41.0)	(439.1)	(788.0)

Net underwriting gain (loss)	$(58.2)	$(195.9)	$6.1	$(405.6)	$(653.6)

(a)
Loss and loss adjustment expenses include losses, net of reinsurance, associated with the Attacks of $2.8 million, $98.1 million and $4.1 million     in the Personal, Commercial and Non-core lines, respectively.

NOTE 14. Investments in Unconsolidated Insurance Affiliates

        White Mountains' investments in unconsolidated insurance affiliates represent operating investments in other insurers in which White Mountains has a significant voting and economic interest but does not own more than 50.0% of the entity. White Mountains' voting percentages and directorships in its unconsolidated affiliates do not provide White Mountains the ability to exercise significant influence over the operating and financial policies of its investees.

Investment in Montpelier

        In December 2001 White Mountains, the Benfield Group plc and several other private investors established Montpelier and Montpelier Re. OneBeacon invested $180.0 million in Montpelier consisting of 1,800,000 common shares of Montpelier valued at $100 per share and the Company received warrants to acquire an additional 797,088 common shares at $100 per share over the next ten years. At December 31, 2001, OneBeacon owned 20.6% of the outstanding common shares of Montpelier and accounts for this investment using the equity method. At December 31, 2001, White Mountains carried its investment in Montpelier common shares at $177.4 million. Amounts recorded by White Mountains during 2001 relating to its investment in Montpelier consisted of a $3.0 million equity in loss from Montpelier's operations and a $.4 million equity in net unrealized gains from Montpelier's investment portfolio. The fair value of the warrants to acquire Montpelier common stock was immaterial at December 31, 2001, as the book value of Montpelier at that time was less than the Company's exercise price. No dividends were declared or paid by Montpelier during 2001.

Investment in Main Street America Holdings, Inc.

        At December 31, 2001, 2000 and 1999, White Mountains owned 222,093 shares of the common stock of Main Street America. This represented 50.0% of the total shares of Main Street America common stock outstanding at those times. White Mountains' investment in Main Street America is accounted for using the equity method. The following table provides summary financial amounts recorded by White Mountains relating to its investment in Main Street America common stock:

	2001	2000	1999
	Millions
Amounts recorded by White Mountains:
Investment in Main Street America Common Stock (a)	$133.7	$130.6	$119.3
Equity in earnings from Main Street America Common Stock (b)	2.2	1.0	11.6
Equity in net unrealized investment gains (losses) from Main Street America's investment portfolio (c)	.9	6.2	(12.5)

(a)
Includes related goodwill of $2.5 million, $3.7 million and $2.6 million at December 31, 2001, 2000 and 1999, respectively.

(b)
Recorded net of related amortization of goodwill.

(c)
Recorded directly to shareholders' equity (after tax) as a component of other comprehensive income.

        At December 31, 2001 and 2000, White Mountains' consolidated retained earnings included $28.9 million and $26.7 million, respectively, of accumulated undistributed earnings of Main Street America (net of related amortization of goodwill). No dividends were declared or paid by Main Street America during 2001, 2000 and 1999.

Investment in Financial Security Assurance

        During 2000 White Mountains concluded the Dexia Sale, which included all its holdings of Financial Security Assurance at that time, for proceeds of $620.4 million and recognized a pretax gain of $391.2 million.

        White Mountains owned 6,943,316 shares of FSA Common Stock at December 31, 1999. This represented approximately 21.2% of the total shares of FSA Common Stock outstanding at that time. At December 31, 1999, White Mountains also owned FSA Preferred Stock which provided White Mountains the right to acquire 2,000,000 additional shares of FSA Common Stock for net consideration of $59.3 million.

        Prior to the Dexia Sale, White Mountains' accounted for its investment in FSA Common Stock using the equity method. White Mountains' accounted for its investment in FSA Preferred Stock and FSA Options under the provisions SFAS No. 115 whereby the investment was reported at fair value as of the balance sheet date, with related unrealized investment gains and losses, after tax, reported as a net amount in a separate component of shareholders' equity and reported on the income statement as a component of other comprehensive income. The following table provides summary financial amounts recorded by White Mountains during 2000 and 1999 relating to its investment in Financial Security Assurance:

	2000	1999
	Millions
Amounts recorded by White Mountains:
Investment in FSA Common Stock	$—	$262.2
Investment in FSA Options and Preferred Stock	—	41.1

Total investment in Financial Security Assurance	$—	$303.3

Equity in earnings (loss) from FSA Common Stock (a)	$(3.6)	$19.5
Dividends received from FSA Common Stock	1.4	2.1
Equity in net unrealized investment gains (losses) from Financial Security Assurance's investment portfolio (b)	—	(14.0)
Unrealized investment gains (losses) on FSA Options and Preferred Stock (b)	—	(4.1)
Write-down from fair value to equity value upon exercise of FSA Options, before tax	—	(45.8)

(a)
Recorded net of related amortization of goodwill.

(b)
Recorded directly to shareholders' equity (after tax) as a component of other comprehensive income.

        At December 31, 1999, White Mountains' consolidated retained earnings included $53.3 million of accumulated undistributed earnings of Financial Security Assurance (net of related amortization of goodwill).

NOTE 15. Fair Value of Financial Instruments

        White Mountains carries its financial instruments on its balance sheet at fair value with the exception of its fixed-rate, long-term indebtedness. At December 31, 2001, White Mountains had no significant fixed-rate, long-term indebtedness as a result of the Debt Tender and the Debt Escrow which extinguished or prepaid its outstanding Notes. At December 31, 2000, the market value of the Notes was $97.2 million which compared to a carrying value of $96.0 million. The fair value of the Notes outstanding in 2000 was estimated by discounting future cash flows using incremental borrowing rates for similar types of borrowing arrangements or quoted market prices.

NOTE 16. Related Party Transactions

        National Indemnity and General Reinsurance are wholly-owned subsidiaries of Berkshire. Through the Warrants, Berkshire has the right to acquire 1,714,285 Common Shares at an exercise price of $175.00 per Common Share which represented approximately 17.1% of the total outstanding Common Shares at December 31, 2001 on a fully-converted basis.

        Mr. Howard Clark, a Director of the Company, is Vice Chairman of Lehman Brothers Inc. ("Lehman"). Lehman has, from time to time, provided various services to White Mountains including investment banking services, brokerage services, underwriting of debt and equity securities and financial consulting services. Lehman is the arranger, the administrative agent and a lender under the $875.0 million Bank Facility. See Note 6.

        Mr. George Gillespie, a Director of the Company, is a Partner at Cravath, Swaine & Moore which has been retained by White Mountains from time to time to perform legal services.

        Pursuant to an employment agreement with White Mountains, Mr. John Gillespie, a Director of the Company and an Officer of OneBeacon, may continue his active involvement with his investment management business, Prospector Partners, LLC ("Prospector"), so long as Mr. Gillespie devotes the requisite time required to discharge his responsibilities to OneBeacon. The agreement specifies procedures pursuant to which Prospector's funds have the ability to invest first in opportunities appropriate for both White Mountains and such funds. Pursuant to revenue sharing agreements, Mr. Gillespie has agreed to pay White Mountains a portion of the revenues and distributions allocable to him in connection with Prospector, in return for White Mountains agreeing to pay the operational expenses of his investment management companies. At December 31, 2001, White Mountains had $82 million invested in funds managed by Prospector.

        At December 31, 2001, White Mountains had limited partnership investment interests in High Rise Partners, L.P. White Mountains also owns investments that are managed by High Rise Capital Management L.P., of which Mr. Zankel, a director of the Company, is the senior Managing Member.

        White Mountains formerly owned two short-range aircraft jointly with Haverford Utah, LLC ("Haverford"). Messrs. Jack Byrne, Patrick Byrne and Thomas Kemp (each Directors of the Company and, in the case of Messrs. Jack Byrne and Kemp, each Officers of the Company) were principals of Haverford. Both aircraft were acquired from unaffiliated third parties during 1996. In exchange for Haverford's 20% ownership interest in the aircraft, Haverford contributed capital equal to 20% of the total initial cost of the aircraft and paid its pro rata share of all fixed costs plus the direct operating costs for its use pursuant to a Joint Ownership Agreement. The aircraft were sold to a third party during 2000 which resulted in Haverford receiving 20% of the cash proceeds.

        White Mountains believes that the above transactions were on terms that were reasonable and competitive and, in the case of Lehman, were obtained through a competitive bid process. White Mountains believes that such transactions did not serve to impair the independence of any of the parties involved. Additional transactions of this nature may be expected to take place in the ordinary course of business in the future.

NOTE 17. Estimated Charges Incurred in Connection with the Tragedies of September 11, 2001

        In connection with the Attacks, White Mountains recorded approximately $130.0 million of pretax charges during 2001. Gross and net of reinsurance losses from the Attacks were approximately $248.0 million and $105.0 million, respectively, at OneBeacon and $104.0 million and $25.0 million, respectively, at Folksamerica. White Mountains has evaluated each of its significant reinsurers and believes its provision for uncollectible reinsurance, with respect to reinsurance relating to the Attacks and otherwise, to be adequate.

NOTE 18. Commitments and Contingencies

        White Mountains leases certain office space under noncancellable operating leases expiring at various dates through 2010. Rental expense for all of White Mountains' locations was approximately $22.3 million,

$2.1 million and $1.6 million for the years ended December 31, 2001, 2000 and 1999, respectively. White Mountains also has various other lease obligations which are immaterial in the aggregate.

        White Mountains' future annual minimum rental payments required under noncancellable leases for office space are $33.5 million, $28.7 million, $19.9 million, $16.8 million and $43.1 million for the 2002, 2003, 2004, 2005 and 2006 and thereafter, respectively.

        As a condition of its license to do business in certain states, White Mountains' insurance operations are required to participate in mandatory shared market mechanisms. Each state dictates the types of insurance and the level of coverage that must be provided. The total amount of such business an insurer is required to accept is based on its market share of voluntary business in the state. In certain cases, White Mountains is obligated to write business from mandatory shared market mechanisms at some time in the future based on the market share of voluntary policies it is currently writing. Underwriting results related to assigned risk plans are typically adverse and are not subject to the predictability associated with White Mountains' voluntarily written business.

        As described in Note 1, the New York Automobile Insurance Plan ("NYAIP") is a residual insurance market that obtains personal automobile insurance for those individuals who cannot otherwise obtain it in the voluntary insurance market. The NYAIP assigns such individuals to insurers to underwrite and service policies based on the proportion of the automobile insurance premiums each company voluntarily wrote in New York two years prior. The NYAIP allows insurers to either provide insurance coverage to these individuals or to transfer their NYAIP obligation to certain other insurance companies approved by the New York State Insurance Department. This latter process is referred to as a Limited Assigned Distribution ("LAD") and the companies that assume this obligation are referred to as "LAD servicing carriers". Companies who transfer their NYAIP business pay a fee to LAD servicing carriers in addition to the policy premium. To mitigate some of its NYAIP exposure, OneBeacon entered the LAD servicing business in December 2001 through the formation of its wholly owned subsidiary, General Assurance Company, which does business under the trade name "AutoOne".

        Several of OneBeacon's insurance subsidiaries write voluntary automobile insurance in the state of New York. In doing so, they are obligated to accept assignments from the NYAIP during the next two years. At December 31, 2001, White Mountains' liability for discharging its obligations associated with NYAIP assignments resulting from voluntary business written by OneBeacon in the preceding two-year period was $131.1 million. This estimate is based on projections of the total NYAIP assigned premiums over the next two years, OneBeacon's share of such assignments, fees charged by LAD servicing carriers to transfer NYAIP business and credits OneBeacon is able to generate for its own use as a result of being a LAD servicing carrier (i.e., AutoOne).

        Under existing guaranty fund laws in all states, insurers licensed to do business in those states can be assessed for certain obligations of insolvent insurance companies to policyholders and claimants. In accordance with SOP 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments", White Mountains' insurance subsidiaries record guaranty fund assessments when such assessments are billed by the respective guaranty funds. In addition, each insurance subsidiary's policy is to accrue for any significant insolvencies when all of the following occur: (1) when an assessment is imposed or it is probable that an assessment will be imposed, (2) when the event obligating an entity to pay an assessment occurs and (3) when the amount of the assessment can be reasonably estimated. The actual amount of such assessments will depend upon the final outcome of rehabilitation proceedings and will be paid over several years. At December 31, 2001, the reserve for such assessments at White Mountains'

insurance subsidiaries totaled $39.6 million, of which $26.3 million related to the insolvency of Reliance Insurance Company.

        Various claims have been made against White Mountains in the normal course of its business. Based on all information available at the date of this report, management believes that the outcome of such claims will not, in the aggregate, have a material effect on White Mountains' financial position or results of operations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Securities and Exchange Commission Registration Fee	$45,675
National Association of Securities Dealers, Inc. filing fee	30,500
New York Stock Exchange listing fee	3,500
Printing	150,000
Accounting Fees	250,000
Legal Fees	400,000
Transfer Agent Fees	2,500
Miscellaneous	100,000

Total(1)	$982,175

(1)
All amounts except the SEC filing fee, the NASD filing fee and the NYSE listing fee are estimated. White Mountains will pay all expenses.

Item 15. Indemnification of Officers and Directors.

        Bye-law 33 of the Bye-laws of White Mountains states:

          "(1) The Company shall indemnify its officers and directors to the fullest extent possible except as prohibited by the Act. Without limiting the foregoing, the Directors, Secretary and other Officers (such term to include, for the purposes of this Bye-law, any Alternate Director or any person appointed to any committee by the Board or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan)) and every one of them, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted (actual or alleged) in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of which such person is, or may be, found guilty of fraud or dishonesty.

          (2)  The Company may purchase and maintain insurance to protect itself and any Director, Officer or other person entitled to indemnification pursuant to this Bye-law to the fullest extent permitted by law.

          (3)  All reasonable expenses incurred by or on behalf of any person entitled to indemnification pursuant to Bye-law 33(1) in connection with any proceeding shall be advanced to such person by the Company within twenty (20) business days after the receipt by the Company of a statement or statements from such person requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by such person and, if required by law or requested by the Company at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of such person to repay the amounts advanced if it should ultimately be determined that such person is not entitled to be indemnified against such expenses pursuant to this Bye-law.

          (4)  The right of indemnification and advancement of expenses provided in this Bye-law shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of this Bye-law shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under this Bye-law and shall be applicable to proceedings commenced or continuing after the adoption of this Bye-law, whether arising from acts or omissions occurring before or after such adoption. Any repeal or modification of the foregoing provisions of this section shall not adversely affect any right or protection existing at the time of such repeal or modification".

        Reference is made to Section 98 of the Bermuda Companies Act of 1981 (the "Act"). The Act provides that a company may, in its bye-laws or in any contract or arrangement between the company and any officer or person employed as an auditor, exempt such officer or person from, or indemnify him in respect of, any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof.

        The Act further provides that any provision, whether contained in the bye-laws of a company or in any contract or arrangement between the company and any officer or person employed as an auditor, exempting such officer or person from or indemnifying him against any liability which by virtue of any rule of law would otherwise attach to him in respect of any fraud or dishonesty of which he may be guilty in relation to the company shall be void; provided, however, that

  (a)
  nothing in Section 98 of the Act shall operate to deprive any person of any exemption or right to be indemnified in respect of anything done or omitted to be done while any such provision was in force; and

  (b)
  notwithstanding anything in Section 98 of the Act, a company may, in pursuance of any such provision as aforesaid, indemnify any such officer or auditor against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when relief is granted to him by the Supreme Court under Section 281 of the Act.

Item 16. Exhibits.

  (a)
  Exhibits

1.1	Form of Underwriting Agreement. †
4.1	Memorandum of Continuance of White Mountains Insurance Group, Ltd. (incorporated by reference herein to White Mountains Insurance Group, Ltd.'s registration statement on Form S-4 (no. 333- 87649), dated September 23, 1999).
4.2	Bye-Laws of White Mountains Insurance Group, Ltd. (incorporated by reference herein to White Mountains Insurance Group, Ltd.'s registration statement on Form S-4 (no. 333-87649), dated September 23, 1999).
5.1	Opinion of Cravath, Swaine & Moore. *
5.2	Opinion of Conyers Dill & Pearman. *
23.1	Consent of PricewaterhouseCoopers LLP.
23.3	Consent of Cravath, Swaine & Moore (contained in Exhibit 5.1).
23.4	Consent of Conyers Dill & Pearman (contained in Exhibit 5.2).
24.1	Powers of Attorney (included on signature pages).†

*
To be filed by amendment.

†
Previously filed.

Item 17. Undertakings.

  (a)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (b)
  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d)
  The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hanover, State of New Hampshire, on March 14, 2003.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
By:	/s/ J. BRIAN PALMER J. Brian Palmer Chief Accounting Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ RAYMOND BARRETTE Raymond Barrette	Director and Chief Executive Officer (Principal Executive Officer)	March 14, 2003
* Dennis P. Beaulieu	Corporate Secretary and Treasurer (Principal Financial Officer)	March 14, 2003
* John J. Byrne	Chairman	March 14, 2003
* Mark J. Byrne	Director	March 14, 2003
* Patrick M. Byrne	Director	March 14, 2003
* Howard L. Clark, Jr.	Director	March 14, 2003
* Robert P. Cochran	Director	March 14, 2003
* Steven E. Fass	Director	March 14, 2003

* George J. Gillespie, III	Director	March 14, 2003
* John D. Gillespie	Director	March 14, 2003
/s/ K. THOMAS KEMP K. Thomas Kemp	Director	March 14, 2003
* Gordon S. Macklin	Director	March 14, 2003
* Frank A. Olson	Director	March 14, 2003
/s/ J. BRIAN PALMER J. Brian Palmer	Chief Accounting Officer (Principal Accounting Officer)	March 14, 2003
* Joseph S. Steinberg	Director	March 14, 2003
* Arthur Zankel	Director	March 14, 2003
By:	/s/ K. THOMAS KEMP K. Thomas Kemp Attorney-in-fact

EXHIBIT INDEX

1.1	Form of Underwriting Agreement. †
4.1	Memorandum of Continuance of White Mountains Insurance Group, Ltd. (incorporated by reference herein to White Mountains Insurance Group, Ltd.'s registration statement on Form S-4 (no. 333- 87649), dated September 23, 1999).
4.2	Bye-Laws of White Mountains Insurance Group, Ltd. (incorporated by reference herein to White Mountains Insurance Group, Ltd.'s registration statement on Form S-4 (no. 333-87649), dated September 23, 1999).
5.1	Opinion of Cravath, Swaine & Moore. *
5.2	Opinion of Conyers Dill & Pearman. *
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Cravath, Swaine & Moore (contained in Exhibit 5.1).
23.3	Consent of Conyers Dill & Pearman (contained in Exhibit 5.2).
24.1	Powers of Attorney (included on signature pages).†

*
To be filed by amendment.

†
Previously filed.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
THE OFFERING
SUMMARY CONSOLIDATED FINANCIAL DATA
OTHER DATA
RISK FACTORS
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
INFORMATION ABOUT THIS PROSPECTUS
USE OF PROCEEDS
PRICE RANGE OF COMMON SHARES
DIVIDEND POLICY
CAPITALIZATION
BUSINESS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
KEY MANAGEMENT
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF OUR COMMON SHARES
BERMUDA TAXATION
U.S. FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ENFORCEMENT OF JUDGMENTS AND OTHER MATTERS
REPORT OF INDEPENDENT ACCOUNTANTS
PART II
SIGNATURES
EXHIBIT INDEX